Exhibit 10.5

Execution Version

17 July 2023

AMER SPORTS HOLDING OY (FORMERLY MASCOT BIDCO OY)

(as the Company and Obligors’ Agent)

and

J.P. MORGAN SE (FORMERLY J.P. MORGAN EUROPE LIMITED)

(as Agent)

and

WILMINGTON TRUST(LONDON) LIMITED

(as Security Agent)

AMENDMENT AND RESTATEMENT AGREEMENT

related to

the Senior Facilities Agreement originally dated 20 March 2019 as amended and/or amended and restated from time to time including pursuant to an amendment and restatement agreement dated 28 August 2019

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

THIS AGREEMENT (this “Agreement”) is dated 17 July 2023 and made

BETWEEN:

(1)            AMER SPORTS HOLDING OY (FORMERLY MASCOT BIDCO OY), a limited liability company organised under the laws of Finland with registration number 2952089-4 (the “Company” and “Obligors’ Agent”);

(2)            J.P. MORGAN SE (FORMERLY J.P. MORGAN EUROPE LIMITED) as agent of the other Finance Parties (the “Agent”); and

(3)            WILMINGTON TRUST (LONDON) LIMITED as security agent for the Secured Parties (the “Security Agent”).

WHEREAS:

(A)          This Agreement is supplemental to and amends and restates the senior facilities agreement originally dated 20 March 2019 between, among others, the Company and the Agent, as amended, amended and restated or supplemented from time to time including pursuant to an amendment and restatement agreement dated 28 August 2019 (the “Senior Facilities Agreement”).

(B)            Pursuant to clause 41.9 (Replacement of Screen Rate) of the Senior Facilities Agreement, the Agent is authorised, on behalf of the other Finance Parties and with the consent of the Majority Lenders (being, for the purposes of this Agreement, the Majority Revolving Facility Lenders in accordance with paragraph (g) of clause 41.4 (Other exceptions) of the Senior Facilities Agreement), to enter into an amendment agreement to the Senior Facilities Agreement (and/or such other applicable documentation as may be requested by the Company) to reflect any amendment contemplated by that clause. The Company and the Majority Lenders have consented to the amendment and restatement of the Senior Facilities Agreement as contemplated by this Agreement and accordingly the Agent is authorised and has been instructed to execute this Agreement on behalf of the Finance Parties.

(C)            Pursuant to clause 2.5 (Obligors’ Agent) and clause 41 (Amendments and Waivers) of the Senior Facilities Agreement, each Obligor (other than the Company) by its execution of that agreement or an Accession Deed (as applicable) has irrevocably (to the extent permitted by law) appointed the Company to act severally on its behalf as its agent in relation to the Finance Documents.

IT IS AGREED as follows:

1.             INTERPRETATION

1.1            Definitions

In this Agreement:

“Amendment Documents” means this Agreement, the Restated Facilities Agreement and each other document or agreement to be entered into by an Obligor in connection with the terms of this Agreement.

“Effective Date” means the date on which the Agent has confirmed to the Lenders and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to it (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Lenders (acting reasonably).

“Restated Facilities Agreement” means the Senior Facilities Agreement, as amended and restated by this Agreement, in the form set out in Schedule 2 (Restated Facilities Agreement).

1.2          Defined terms and construction

In this Agreement, unless the context otherwise requires:

(a)             capitalised terms shall have the meaning given to them in the Restated Facilities Agreement;

(b)             references to Clauses are to Clauses of this Agreement unless otherwise stated; and

(c)             the provisions of clause 1.2 (Construction) to clause 1.12 (US terms) of the Restated Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement, mutatis mutandis, and except that references therein to “this Agreement” are to be construed as references to this Agreement.

2.             AMENDMENT AND RESTATEMENT

2.1            With effect from the Effective Date, the Senior Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Facilities Agreement) to this Agreement.

2.2            Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the confirmation described in the definition of Effective Date, the Lenders authorise (but do not require) the Agent to give that confirmation and the Agent shall give such confirmation to the Company and the Lenders promptly upon being so satisfied. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such confirmation.

3.              REPRESENTATIONS

The Repeating Representations are made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and on the Effective Date, in each case as if references therein to the Finance Documents include references to this Agreement and, on the Effective Date, to the Restated Facilities Agreement.

4.              GUARANTEE

On the Effective Date, the Company (for itself and as Obligors’ Agent for and on behalf of each other Obligor):

(a)             confirms its acceptance of the Restated Facilities Agreement;

(b)             agrees that it is bound as an Obligor by the terms of the Restated Facilities Agreement; and

(c)             if a Guarantor, confirms that the guarantees and indemnities provided under clause 23 (Guarantees and Indemnity) of the Senior Facilities Agreement:

(i)              continue in full force and effect on the terms of the Restated Facilities Agreement and any Accession Deed applicable to that Guarantor notwithstanding the amendments referred to in Clause 2 (Amendment and restatement); and

(ii)              extend to the obligations of the Obligors under the Finance Documents (including, without limitation, the Restated Facilities Agreement and notwithstanding the imposition of any amended, additional or more onerous obligations), in each case, subject to any limitations set out in clause 23.11 (Guarantee Limitations: General) to clause 23.19 (Additional Guarantee Limitations) of the Restated Facilities Agreement and any relevant Accession Deed applicable to that Guarantor.

5.              SECURITY

5.1            Confirmation

On the Effective Date, the Company (for itself and as Obligors’ Agent for and on behalf of each other Obligor) confirms that, subject to the Legal Reservations and the Perfection Requirements:

(a)             the Security created under the Transaction Security Documents continues in full force and effect on the terms of such Transaction Security Documents notwithstanding the amendments referred to in Clause 2 (Amendment and restatement);

(b)             any Security created by it under the Transaction Security Documents extends to the obligations of the Obligors under the Finance Documents (including the Restated Facilities Agreement and notwithstanding any amended, additional or more onerous obligations) subject to any limitations set out in the Transaction Security Documents and/or the Intercreditor Agreement; and

(c)             the obligations of the Obligors arising under the Restated Facilities Agreement (including, for the avoidance of doubt, any new obligations under the Restated Facilities Agreement) are included in the Secured Obligations (as defined in the Intercreditor Agreement) or similar terms under the Transaction Security Documents subject to any limitations set out in the Transaction Security Documents and/or the Intercreditor Agreement.

5.2             No New Security Interest

No part of this Agreement is intended to or will create a registrable Security.

6.               EFFECT OF AMENDMENT

(a)             In accordance with the Senior Facilities Agreement and the Restated Facilities Agreement, each of the Agent and the Company designates this Agreement as a Finance Document.

(b)             The Senior Facilities Agreement and this Agreement will, from the Effective Date, be read and construed as one document.

(c)             Except as otherwise provided in this Agreement, the Finance Documents are confirmed and remain in full force and effect.

(d)             Each of the parties to this Agreement confirms that the amendment of the Senior Facilities Agreement pursuant to this Agreement shall not constitute a novation of the Senior Facilities Agreement.

(e)             No waiver or compromise of any term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them is given by this Agreement and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(f)            The parties to this Agreement agree that this Agreement is a Finance Document.

7.             MISCELLANEOUS

7.1            Further assurance

Each Obligor shall, at the request of the Agent (acting reasonably) and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

7.2            Incorporation of terms

The provisions of clauses 37 (Notices), 39 (Partial Invalidity), 40 (Remedies and Waivers) and 45 (Enforcement) of the Restated Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement, mutatis mutandis, and except that references in those clauses to “the Finance Documents” and “this Agreement” (or similar expressions) are to be construed as references to this Agreement.

7.3            Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

7.4            Governing law

This Agreement and any non-contractual obligations arising out of or in relation to it are governed by English law.

IN WITNESS whereof the parties have caused this Agreement to be duly executed as a deed by the Company (for itself and its capacity as Obligors’ Agent) on the date first written above.

SCHEDULE 1

CONDITIONS PRECEDENT

1.             CORPORATE APPROVALS

In respect of the Company:

1.1            its articles of association and trade register extract or analogous documents;

1.2            a certified copy of a resolution of the board of directors (or equivalent) of the Company:

(a)            approving the terms of, and the transactions contemplated by, the Amendment Documents to which it is a party and resolving that it execute, deliver and perform the Amendment Documents to which it is a party; and

(b)            authorising a specified person or persons to execute the Amendment Documents to which it is a party on its behalf;

1.3            a certified copy of a resolution signed by all the holders of the issued shares of the Company approving the terms of, and the transactions contemplated by the Amendment Documents;

1.4            a specimen of the signature of each person authorised to sign and/or dispatch all documents and notices in relation to the Amendment Documents and related documents to which it is a party; and

1.5            a certificate of the Company (signed by a director or an authorised signatory) certifying that each copy document provided by it specified in this paragraph 1 (Corporate Approvals) is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the date of the certificate.

2.             FINANCE DOCUMENTS

A copy of this Agreement duly executed by each of the parties thereto.

3.             LEGAL OPINIONS

3.1            A legal opinion addressed to the Finance Parties from Latham & Watkins LLP, legal advisers to the Agent as to matters of English law.

3.2            A Finnish law capacity and enforceability opinion from Hannes Snellman Attorneys Ltd as to matters of Finnish law.

SCHEDULE 2

RESTATED FACILITIES AGREEMENT

Amended and Restated Senior Facilities Agreement

20 March 2019 (as amended by an amendment agreement dated 28 August
2019 and an amendment and restatement agreement dated 17 July 2023)

Amer Sports Holding 1 Oy (formerly Mascot Midco 1 Oy)
as the Parent

Amer Sports Holding Oy (formerly Mascot Bidco Oy)
as the Company

Mascot Bidco Canada Inc.
as Canada Bidco

arranged by

J.P. Morgan Securities plc, Deutsche Bank AG, London Branch, Bank of
America Merrill Lynch International Designated Activity Company, Barclays
Bank PLC, Morgan Stanley Bank International Limited and Citigroup Global
Markets Limited
as Mandated Lead Arrangers

with

J.P. Morgan S.E.
as Agent

and

Wilmington Trust (London) Limited
as Security Agent

SENIOR FACILITIES AGREEMENT

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate

London EC2P 2SR

CONTENTS

CLAUSE		PAGE

1.	Definitions and Interpretation	1

2.	The Facilities	138

3.	Purpose	153

4.	Conditions of Utilisation	155

5.	Utilisation – Loans	160

6.	Utilisation – Letters of Credit	167

7.	Letters of Credit	173

8.	Optional Currencies	178

9.	Ancillary Facilities	179

10.	Repayment	192

11.	Illegality, Voluntary Prepayment and Cancellation	195

12.	Mandatory Prepayment	199

13.	Restrictions	208

14.	Interest	209

15.	Interest Periods	216

16.	Changes to the Calculation of Interest	218

17.	Fees	220

18.	Taxes	225

19.	Increased Costs	242

20.	Other Indemnities	245

21.	Mitigation by the Lenders	248

22.	Costs and Expenses	249

23.	Guarantees and Indemnity	249

24.	Representations and Warranties	263

25.	Information and Accounting Undertakings	271

26.	Financial Covenant	282

27.	General Undertakings	307

28.	Events of Default	322

29.	Changes to the Lenders	333

30.	Restriction on Debt Purchase Transactions	347

31.	Changes to the Obligors	351

-i-

32.	Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and Others	357

33.	Conduct of Business by the Finance Parties	371

34.	Sharing among the Finance Parties	372

35.	Payment Mechanics	374

36.	Set-Off	378

37.	Notices	378

38.	Calculations and Certificates	382

39.	Partial Invalidity	382

40.	Remedies and Waivers	383

41.	Amendments and Waivers	383

42.	Confidentiality	399

43.	Counterparts	404

44.	Governing Law	404

45.	Enforcement	404

46.	Contractual recognition of bail-in	405

47.	USA PATRIOT ACT; Beneficial Ownership Regulation	406

-ii-

THIS AGREEMENT is dated 20 March 2019.

BETWEEN

(1)            AMER SPORTS HOLDING 1 OY (FORMERLY MASCOT MIDCO 1 OY), a limited liability company organised under the laws of Finland with registration number 2952088-6 (the Parent);

(2)            AMER SPORTS HOLDING OY (FORMERLY MASCOT BIDCO OY), a limited liability company organised under the laws of Finland with registration number 2952089-4 (the Company);

(3)            MASCOT BIDCO CANADA INC., a corporation incorporated under the laws of the Province of British Columbia with incorporation number BC1200574 (Canada Bidco);

(4)            THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the Original Borrowers);

(5)            THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the Original Guarantors);

(6)            J.P. MORGAN SECURITIES PLC, DEUTSCHE BANK AG, LONDON BRANCH, BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY, BARCLAYS BANK PLC, MORGAN STANLEY BANK INTERNATIONAL LIMITED and CITIGROUP GLOBAL MARKETS LIMITED as mandated lead arrangers (the Mandated Lead Arrangers);

(7)            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as Lenders (the Original Lenders);

(8)            J.P. MORGAN S.E. as agent of the other Finance Parties (the Agent); and

(9)            WILMINGTON TRUST (LONDON) LIMITED as security agent for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

2023 Amendment and Restatement Agreement means the amendment and restatement agreement relating to this Agreement dated 17 July 2023 between, among others, the Company and the Agent;

2023 Effective Date has the meaning given to the phrase “Effective Date” in the 2023 Amendment and Restatement Agreement;

Acceptable Bank means:

(a)            a bank or financial institution which has a long term unsecured credit rating of at least BBB- by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa3 by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) consecutive Months;

(b)	any Finance Party or any Affiliate of a Finance Party;

(c)	any other bank or financial institution included in the list of banks provided by the Company to the Agent in the agreed form or which otherwise provides banking services to the Group (including the Target Group) and is notified in writing to the Agent on or before the Closing Date; and

(d)	any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within six (6) months of completion of the relevant acquisition;

Acceptable Funding Sources means without duplication (including no duplication (x) in respect of any amounts applied towards a permitted purpose as an Available Amount; or (y) in respect of Retained Cash where the CNI Growth Amount is part of the same permission):

(a)            Excluded Disposal Proceeds (and other proceeds of Permitted Disposals to the extent not required to be applied in prepayment of the Facilities) and proceeds received by the Group of any insurance claim (or series of related insurance claims) or any claim in respect or in connection with the Reports or the Acquisition;

(b)            New Shareholder Injections (excluding: (i) any amounts contributed to the Parent in accordance with paragraph (u) of the definition of Permitted Payment; and (ii) any New Shareholder Injections which have been applied to cure a Financial Covenant Event of Default pursuant to Clause 26.4(b)(i) (Equity Cure Rights));

(c)            Permitted Financial Indebtedness (other than for determining amounts available to be used in making Permitted Payments);

(d)            Retained Cash;

(e)            IPO Proceeds;

(f)            Closing Overfunding; and

(g)            cash and Cash Equivalent Investments held by members of the Group provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment, in each case to the extent any such amount is Not Otherwise Applied;

2 | 407

Acceptable Nation has the meaning given to that term in the definition of Cash Equivalent Investments;

Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed between the Agent and the Company (each acting reasonably);

Accounting Principles means, in respect of the Company, another member of the Group or Target Group, IFRS or the accounting principles applicable to it in its jurisdiction of incorporation (including IFRS and generally accepted accounting principles in Finland (if applicable)), in each case to the extent applicable to the relevant financial statements and as applied by the Company or such other member of the Group or Target Group from time to time;

Accounting Reference Date means 31 December (unless changed in accordance with Clause 25.6 (Agreed Accounting Principles) in which case the new date will apply);

Acquired Indebtedness means indebtedness incurred by an Acquired Person or Asset (whether or not incurred by such person in connection with such person becoming a Restricted Subsidiary of the Parent or such acquisition);

Acquired Person or Asset means:

(a)            a person or any of its Subsidiaries that becomes a Restricted Subsidiary after the Closing Date;

(b)            a person which is not a Restricted Subsidiary that merges with or into or consolidates or otherwise combines with any Restricted Subsidiary after the Closing Date; or

(c)            assets of any person listed in paragraph (a) or (b) above or otherwise acquired after the Closing Date;

Acquisition means the acquisition by the Company of all or part of the Target Shares to be consummated: (i) by way of Offer in accordance with and on the terms of the Acquisition Documents; (ii) provided that the Minimum Acceptance Threshold has been achieved, any Subsequent Offer (iii) by way of purchases of Target Shares on the open market or from the Investors; and/or (iv) in accordance with the Squeeze-Out Procedure;

Acquisition Costs means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Parent or any other member of the Group in connection with the Acquisition or the negotiation, preparation, execution, notarisation and registration of the Transaction Documents together with all fees, commissions, costs and expenses incurred by the Group (including the Target Group) in connection with the Acquisition (including any costs, fees and expenses incurred in connection with the Offer) or the Transaction Documents (including the payment of any make-whole costs and other costs in relation thereto, Hedging Costs and all payments made to any Hedge Counterparty, and all fees, costs and expenses incurred, by any member of the Group (including the Target Group) in connection with the close-out or termination on or about the Closing Date of any financing agreements or hedging arrangements in respect of which any member of the Group (including the Target Group) was a party (including in respect of interest rate, exchange rate and commodity price risk hedging));

3 | 407

Act means the Finnish Securities Market Act (746/2012, as amended; arvopaperimarkkinalaki);

Acquisition Documents means:

(a)            the Combination Agreement;

(b)            the Offer Document; and

(c)            any other document designated in writing as an “Acquisition Document” by (i) the Parent or the Company and (ii) the Agent.

Acquisition Tax Structure Memorandum has the meaning given to that term in paragraph 7 (Structure Memorandum) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);

Additional Borrower means a person which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors);

Additional Business Day means any day specified as such in the applicable Compounded Rate Terms;

Additional Facility means one or more additional facilities made available pursuant to Clause 2.2 (Additional Facility) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Additional Facility (including, in each case, term or revolving facilities, and including any Additional Revolving Facility);

Additional Facility Borrower means any member of the Group which is specified as a borrower under an Additional Facility in the applicable Additional Facility Notice and which (a) is a Borrower under this Agreement or (b) accedes as an Additional Borrower in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors);

Additional Facility Commencement Date means in respect of an Additional Facility, the date, as elected by the Company, specified as the Additional Facility Commencement Date (being any date when the relevant Additional Facility is committed or available for utilisation) in the Additional Facility Notice relating to that Additional Facility;

Additional Facility Commitment means:

(a)            in relation to an Additional Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Facility Lender and the amount of any other Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

4 | 407

(b)            in relation to any other Lender, the amount in the Base Currency of any Additional Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent:

(i)            not cancelled, reduced or transferred by it under this Agreement; and

(ii)          not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

Additional Facility Lender means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Facility;

Additional Facility Lender Accession Notice means a notice substantially in the form set out in Part I of Schedule 14 (Additional Facility) or any other form agreed between the Agent and the Parent (each acting reasonably);

Additional Facility Loan means a loan made or to be made under any Additional Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the relevant Additional Facility Commencement Date);

Additional Facility Notice means, in respect of an Additional Facility, a notice substantially in the form set out in Part II of Schedule 14 (Additional Facility) or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.2 (Additional Facility);

Additional Guarantor means an entity which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors);

Additional Obligor means an Additional Borrower or an Additional Guarantor;

Additional Revolving Facility means any Additional Facility which is designated as a Revolving Facility in an Additional Facility Notice;

Additional Revolving Facility Borrower means an Original Borrower or any member of the Group which (a) is specified as a borrower under an Additional Revolving Facility in the applicable Additional Facility Notice and which is a Borrower under this Agreement or (b) accedes as an Additional Borrower under the Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors);

Additional Revolving Facility Commitment means:

(a)             in relation to an Additional Revolving Facility Lender, the amount in the Base Currency set out in each Additional Facility Notice signed by that Additional Revolving Facility Lender and the amount of any other Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

5 | 407

(b)            in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent:

(i)            not cancelled, reduced or transferred by it under this Agreement; and

(ii)            not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

Additional Revolving Facility Lender means any Lender or other bank, financial institution, fund, entity or other person which signs an Additional Facility Notice and confirms its willingness to provide all or a part of an Additional Revolving Facility;

Additional Revolving Facility Loan means a loan made or to be made under any Additional Revolving Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the relevant Additional Facility Commencement Date);

Additional Revolving Facility Utilisation means an Additional Revolving Facility Loan or a Letter of Credit issued or to be issued under an Additional Revolving Facility;

Affiliate means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

Agency Fee Letter means the fee letter dated on or about the date of this Agreement from the Agent to the Company;

Agent’s Spot Rate of Exchange means:

(a)            the spot rate of exchange as displayed by ICE Data Services; or

(b)            any other commercially available spot rate of exchange selected by the Agent (acting reasonably),

in each case for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00am on a particular day;

Agreed Certain Funds Obligor means the Parent, the Company and any member of the Group designated as an “Agreed Certain Funds Obligor” by the Company and the relevant Revolving Facility Lenders or Additional Facility Lenders who have agreed to provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period);

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Agreed Certain Funds Period means:

(a)            in respect of any Revolving Facility which all of the relevant Revolving Facility Lenders have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in a notice delivered by the Company and the relevant Revolving Facility Lenders to the Agent; and

(b)            in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), the period specified in the relevant Additional Facility Notice;

Agreed Certain Funds Utilisation means:

(a)            in respect of any Revolving Facility which all of the relevant Revolving Facility Lenders have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Revolving Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Revolving Facility Lenders; and

(b)            in respect of an Additional Facility which all of the Additional Facility Lenders providing such Additional Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the relevant Additional Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Additional Facility Lenders providing such Additional Facility;

Agreed Security Principles means the principles set out in Schedule 11 (Agreed Security Principles);

Amortising Facility means an Additional Facility which is a Term Facility which is repayable by instalments (as set out in the applicable Additional Facility Notice);

Amortising Facility Commitment means any Commitment under an Amortising Facility;

Amortising Facility Loan means a Loan made or to be made under an Amortising Facility;

Amortising Facility Repayment Date means each date set out in the relevant Additional Facility Notice for that Additional Facility which is an Amortising Facility;

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Amortising Facility Repayment Instalment means each repayment instalment in relation to an Amortising Facility calculated and payable in accordance with the provisions of paragraph (a)(i) of Clause 10.2 (Repayment of Additional Facility Loans);

Ancillary Commencement Date means, in relation to an Ancillary Facility or Fronted Ancillary Facility (as the case may be), the date on which that Ancillary Facility or Fronted Ancillary (as the case may be) is first made available whether or not drawn, which date shall be a Business Day within the Availability Period for the relevant Revolving Facility;

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility;

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility or a Fronted Ancillary Facility (as the case may be);

Ancillary Facility has the meaning given to that term in Clause 9.2 (Availability);

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities);

Ancillary Outstandings means, at any time:

(a)            in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(i)             the principal amount under each overdraft facility and on-demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by an Ancillary Lender shall be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Company and the relevant Ancillary Lender);

(ii)             the principal face value amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(iii)            the amount fairly representing the aggregate principal or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility,

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(b)            in relation to a Fronted Ancillary Facility and Fronting Ancillary Lender or Fronted Ancillary Lender, the aggregate amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender or Fronted Ancillary Lender) outstanding as referred to in paragraphs (a)(i), (ii) and (iii) above (where, for this purpose, references in paragraph (a) above to Ancillary Lender shall be read as Fronting Ancillary Lender and Fronted Ancillary Lender, and references to Ancillary Facility should be read as Fronted Ancillary Facility) under that Fronted Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility or Fronted Ancillary Facility with the Ancillary Lender or Fronting Ancillary Lender making available that Ancillary Facility or Fronted Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender or Fronting Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility or Fronted Ancillary Facility and in each case as determined by such Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lender(s), acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(a)             in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (b) above) shall be used; and

(b)            in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender or Fronting Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (b) above) shall be used;

Annual Compliance Certificate means a certificate substantially in the form set out in Part II of Schedule 8 (Form of Annual Compliance Certificate) and delivered by the Parent to the Agent under paragraph (b) of Clause 25.3 (Compliance Certificates);

Annual Financial Statements has the meaning given to it in Clause 25.1 (Financial statements);

Anti-Bribery Laws means: (i) the US Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; and (iii) any other law, regulation or other legally binding measure of any Relevant Jurisdiction applicable to an Obligor that relates to bribery or corruption;

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Applicable Test Date means, in relation to determining or testing any financial covenant, ratio or incurrence based permission, test or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated Pro Forma EBITDA, the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or LTM EBITDA of the Group) for the purposes of this Agreement and at the option of the Company the following basis, testing date and relevant information shall apply:

(a)            the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated Pro Forma EBITDA, the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or LTM EBITDA) provided that such information is provided to the Finance Parties); or

(b)            in respect of any Additional Facility, Permitted Alternative Debt, Permitted Acquired Indebtedness, Permitted Payment, Permitted Junior Debt Payment or other incurrence based permission, the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement (or, at the option of the Company, in relation to the most recently completed Relevant Period for which the Company has sufficient available information to be able to determine any such financial covenant, ratio or incurrence based permission, test or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated Pro Forma EBITDA, the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or LTM EBITDA), provided that such information is provided to the Finance Parties) prior to, at the election of the Company (to the extent applicable to the relevant incurrence test): (i) the Additional Facility Commencement Date, Permitted Alternative Debt Commencement Date, Permitted Acquired Indebtedness Commencement Date or the date on which the relevant Permitted Payment, Permitted Junior Debt Payment or other action based on an incurrence based permission, is committed to be made (as applicable); or (ii) the date of any incurrence of all or part of such Additional Facility, Permitted Alternative Debt, Permitted Acquired Indebtedness or the making of any such Permitted Payment, Permitted Junior Debt Payment or other action based on an incurrence based permission is taken, as the case may be, provided that if no Financial Statements have yet been delivered since the Closing Date, references above to the most recent Quarter Date shall be replaced with the Closing Date, using the financial information as set out in the Base Case Model and for any testing of any such financial covenant, ratio or incurrence based permission, test or basket (including any financial definitions or components thereof and any basket based on the calculation of Consolidated Pro Forma EBITDA, the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio or LTM EBITDA) Consolidated EBITDA shall be determined by reference to the Opening Consolidated EBITDA and Consolidated Financial Interest Expenses shall be determined by reference to projected Consolidated Financial Interest Expenses, for the first 12 Months following the Closing Date as set out in the Base Case Model;

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Approved Existing Ancillary Facility means the ancillary facilities or other facilities of the type described in Clause 9.1 (Type of Facility) made available to the Group (including the Target Group) by a Lender or its Affiliate which prior to the Control Date are agreed and designated in writing as Approved Existing Ancillary Facilities by the Company and the Lender or its Affiliate which will provide those ancillary facilities as Ancillary Facilities under this Agreement in place of a corresponding part of that Lender’s unutilised Revolving Facility Commitments and promptly notified to the Agent;

Approved List means the list of lenders and potential lenders agreed by the Company and the Mandated Lead Arrangers before the date of this Agreement and held by the Agent (as the same may be amended from time to time pursuant to paragraph (cc) of Clause 29.3 (Conditions of assignment or transfer));

Arc’teryx Brand means the Arc’teryx trade marks to the extent registered with, or subject to an application to register with, a national or international registry (including the European Union Intellectual Property Office);

Arrangement Fee Letter means the fee letter dated on or about the date of this Agreement from the Mandated Lead Arrangers to the Company;

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain an undertaking substantially similar to the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement;

Auditors means any firm of independent accountants appointed by the Parent (or, if applicable, the relevant member of the Group, or a Holding Company of the Parent) as its auditors from time to time;

Auditors’ Determination has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

Austrian Guarantor has the meaning given to that term in Clause 23.18 (Austrian Guarantee Limitation);

Austrian Capital Maintenance Rules has the meaning given to that term in Clause 23.18 (Austrian Guarantee Limitation);

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Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation;

Availability Period means:

(a)            in relation to Facility B, the period from and including the date of this Agreement to (and including) the last day of the Certain Funds Period applicable to it;

(b)            in relation to the Original Revolving Facility the period from (and including) the first utilisation of Facility B to (and including) the date falling one Month prior to the Termination Date applicable to the Original Revolving Facility: and

(c)            in relation to any Additional Facility Commitments, the period specified in the notice delivered by the Company in accordance with Clause 2.2 (Additional Facility) for those Additional Facility Commitments;

Available Amount means at any time, an amount equal to, without duplication (including no duplication (x) in respect of any amounts applied towards a permitted purpose as Acceptable Funding Sources; or (y) in respect of Retained Cash where the CNI Growth Amount is part of the same permission) the sum of:

(a)            €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA; plus

(b)            Retained Cash; plus

(c)            the amount of any New Shareholder Injection made after the Closing Date (excluding: (i) any amounts contributed to the Parent in accordance with paragraph (u) of the definition of Permitted Payment; and (ii) any New Shareholder Injections which have been applied to cure a Financial Covenant Event of Default pursuant to Clause 26.4(b)(i) (Equity Cure Rights)); plus

(d)            Closing Overfunding; plus

(e)            IPO Proceeds; plus

(f)             Permitted Financial Indebtedness (other than for determining amounts to be used in making Permitted Payments); plus

(g)            Excluded Disposal Proceeds (and other proceeds of Permitted Disposals to the extent not required to be applied in prepayment of the Facilities) and proceeds received by the Group of any insurance claim (or series of related insurance claims) or any claim in respect or in connection with the Reports or the Acquisition; plus

(h)            cash and Cash Equivalent Investments held by members of the Group provided that such cash and Cash Equivalent Investments would otherwise have been able to be used at that time to make a Permitted Payment (excluding any permissions to the extent required to be funded from the Available Amount); plus

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(i)             the aggregate principal amount of any Financial Indebtedness of the Parent or any Restricted Subsidiary issued after the Closing Date (other than Financial Indebtedness issued to the Parent or a Restricted Subsidiary), which has been converted into or exchanged for equity and/or Shareholder Loans, together with the fair market value of any Cash Equivalent Investments and the fair market value (as reasonably determined by the Company) of any property or assets received by the Group upon such exchange or conversion, in each case, during the period from (and including) the day immediately following the Closing Date through (and including) such time; plus

(j)             the aggregate amount of Net Cash Proceeds received by the Parent or any Restricted Subsidiary during the period from (and including) the day immediately following the Closing Date through (and including) such time in connection with the disposal to a person (other than the Parent or any Restricted Subsidiary) of any investment funded using the Available Amount (in whole or in part); plus

(k)            to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, the aggregate amount of proceeds received by the Parent or any Restricted Subsidiary during the period from (and including) the day immediately following the Closing Date through (and including) such time in connection with cash returns, cash profits, cash distributions and similar cash amounts (including cash interest and/or principal repayments of loans), in each case received in respect of any investment made after the Closing Date using the Available Amount (in whole or in part) (in an amount not to exceed the original amount of such investment); plus

(l)            an amount equal to the sum of:

(i)             the amount of any investment made by the Parent or any Restricted Subsidiary using the Available Amount in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent or any Restricted Subsidiary; and

(ii)            the fair market value (as reasonably determined by the Company) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the investment in such Unrestricted Subsidiary) to the Parent or any Restricted Subsidiary;

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in each case, during the period from (and including) the day immediately following the Closing Date through (and including) such time and to the extent such amount is Not Otherwise Applied;

Available Ancillary Commitment means in relation to an Ancillary Facility or a Fronted Ancillary Facility, an Ancillary Lender’s Ancillary Commitment or a Fronted Ancillary Lender’s Fronted Ancillary Commitment or a Fronting Ancillary Lender’s Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, otherwise agreed between the Company and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility or, in the case of a Fronted Ancillary Facility, that Fronted Ancillary Lender’s or Fronting Ancillary Lender’s proportion of the Ancillary Outstandings;

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders) and as set out below):

(a)            the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments; and

(b)            in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment, Fronted Ancillary Commitments and Fronting Ancillary Commitments (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility or Fronted Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(i)             that Lender’s (or its Affiliate’s) participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)            that Lender’s (or its Affiliate’s) Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date;

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Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility;

Bank Levy means any amount payable by any Finance Party or any of its Affiliates:

(a)            on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011);

(b)            pursuant to the tax surcharge on banking companies as set out in Chapter 14 of Part 7A of the UK’s Corporation Tax Act 2010; and

(c)            any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011,

and in each case, any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose which has been enacted and/or which has been formally announced as proposed as at the date of this Agreement, or (if applicable), in respect of any party that accedes as a Lender after the date of this Agreement, as at the date of such accession;

Base Case Model means the financial model relating to the Group and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent);

Base Currency means:

(a)            for Facility B and the Original Revolving Facility, euro; and

(b)            in relation to any Additional Facility, as agreed between the Company and the applicable Additional Facility Lenders;

Base Currency Amount means:

(a)            in relation to a Utilisation of Facility B or the Original Revolving Facility, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement);

(b)            in relation to an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment or Fronted Ancillary Commitment and Fronting Ancillary Commitment in accordance with the terms of this Agreement); and

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(c)            in relation to an Additional Facility Commitment, the amount specified as such in the Additional Facility Notice delivered to the Agent by the Company pursuant to Clause 2.2 (Additional Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Additional Facility converted into the Base Currency at an exchange rate used by the Company (acting reasonably and in good faith) and notified to the Agent or if the Company has not notified to the Agent, such conversion rate at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Additional Facility Commencement Date for that Additional Facility or, if later, the Applicable Test Date in relation thereto, as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or utilisation under an Ancillary Facility or Fronted Ancillary Facility or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility;

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230;

Board of Directors means:

(a)            with respect to the Company or any company or corporation, the board of directors or managers, as applicable, of that company or corporation, or any duly authorised committee thereof;

(b)            with respect to any partnership, the board of directors or other governing body of the general partner of that partnership or any duly authorised committee thereof; and

(c)            with respect to any other person, the board or any duly authorised committee of that person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval);

Borrower means:

(a)            in the case of Facility B, the Facility B Borrowers;

(b)            in the case of a Revolving Facility, a Revolving Facility Borrower;

(c)            in the case of an Additional Facility, the relevant Additional Facility Borrower(s); and

(d)            in the case of a Replacement Facility, the relevant Replacement Facility Borrower(s);

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Break Costs means, in respect of any Loan, the amount (if any) by which:

(a)            the interest (excluding the Margin and the effect of any applicable Term Reference Rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)            the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

Bridging Debt means any Financial Indebtedness which is incurred or committed with an initial maturity of, or about, one (1) year or less as a bridge to the incurrence of any other indebtedness which is (x) permitted by the terms of this Agreement and (y) is intended to be in the form of bonds, notes or other equivalent security issuance, and which is intended to be:

(a)            repaid in full with the proceeds of such bonds, notes or other equivalent securities; or

(b)            converted or exchanged on or about (or prior to) one year from the incurrence of the relevant Bridging Debt on terms customary for an instrument of that type into term loans or other bonds, notes or other equivalent securities;

Budget means:

(a)            in relation to the period ending on 31 December 2019, the Base Case Model until such time (if any) as such Budget is replaced in accordance with the provisions of paragraph (b) of Clause 25.2 (Budget); and

(b)            in relation to any Financial Year commencing on or after 1 January 2020, any budget delivered to the Agent in respect of that period as contemplated in paragraph (a) of Clause 25.2 (Budget), in each case in relation to the Group;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Helsinki, Hong Kong and Dublin and:

(a)            (in relation to any date for payment or purchase in respect of a Term Rate Loan denominated in a currency other than euro) the principal financial centre of the country of that currency;

(b)            (in relation to any date for payment or purchase of euro) any TARGET Day;

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(c)            (in relation to the fixing of an interest rate in relation to Term SOFR), any US Government Securities Business Day; or

(d)            (in relation to:

(i)            any date for payment or purchase of a Compounded Rate Currency; or

(ii)            the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period), an Additional Business Day relating to that currency or that Loan or Unpaid Sum;

Canadian Obligor means any Obligor incorporated, formed or otherwise organized under the laws of Canada or any province or territory thereof;

Capital Impairment has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

Cash Equivalent Investments means, at any time:

(a)            debt securities or other investments in marketable debt obligations issued or guaranteed by the United States, the United Kingdom, Switzerland, Japan, Canada, any member state of the European Union, Australia or any other state which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or by an instrumentality or agency of any such government having an equivalent credit rating or which state has been approved by the Agent (acting on the instructions of the Majority Lenders) (each an Acceptable Nation) or any agency thereof and having not more than one year to final maturity;

(b)            certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(c)            any investment in marketable debt obligations issued or guaranteed by any government of any Acceptable Nation, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)            commercial paper not convertible or exchangeable to any other security:

(i)            for which a recognised trading market exists;

(ii)            which matures within one year after the relevant date of calculation; and

(iii)            which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

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(e)            bills of exchange issued in the United States, the United Kingdom, Switzerland, Japan, Canada, any member state of the European Union, Australia or any other Acceptable Nation or, in each case, any agency thereof and eligible for rediscount at the relevant central bank and accepted by a bank (or their dematerialised equivalent);

(f)            any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited; (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or (iii) can be turned into cash on not more than thirty (30) days’ notice; or

(g)            any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Permitted Security);

CEO means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group;

Central Bank Rate has the meaning given to that term in the applicable Compounded Rate Terms;

Central Bank Rate Adjustment has the meaning given to that term in the applicable Compounded Rate Terms;

Certain Funds Entities means the Parent, the Company and Canada Bidco;

Certain Funds Period means the period from and including the date of this Agreement until the earliest of:

(a)            11.59 pm (Helsinki time) on the date 10 months plus 15 Business Days (as defined in the Combination Agreement) after the date of the Combination Agreement;

(b)            the date on which the Company confirms to the Agent in writing (which confirmation shall be given as soon as reasonably practicable after the Company becomes aware of each of the following events) that the Offer has permanently lapsed (and that the Company does not intend to extend or otherwise amend the Offer) or been withdrawn by the Company (and, in each case, no new, amended or replacement Offer has been or is intended to be made or such new, amended or replacement Offer is made or intended to be made with a minimum acceptance threshold of ninety (90) per cent. or less or the offer price in respect of such new, amended or replacement offer is increased above the level contemplated in the Combination Agreement immediately prior to such lapse unless such increase is funded by equity in and/or Shareholder Loans advanced to the Parent); and

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(c)            11.59pm (UK time) on the Closing Date (or, in respect of the Original Revolving Facility only, 11.59pm (UK time) on the date five Business Days after the Closing Date), provided that, for the avoidance of doubt, any amendments to the terms or conditions of an Offer permitted by this Agreement shall not constitute a lapse, termination or withdrawal for the purposes of this definition;

Certain Funds Utilisation means a Utilisation made or to be made during the Certain Funds Period;

CFC means a member of the Group that is a non-US Subsidiary of a US Obligor and a “controlled foreign corporation” within the meaning of section 957 of the Internal Revenue Code; provided, however, that notwithstanding anything to the contrary, any Obligor (or its successor) that is not a CFC on the date it becomes an Obligor (or its successor) shall not be treated as CFC even if it otherwise meets the definition (including as a result of a restructuring) after such date;

CFO means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group;

Change of Control means:

(a)            at any time prior to a Listing, the Relevant Holders, taken together, cease to:

(i)             beneficially own (directly or indirectly) share capital providing the right to cast at least 50.1 per cent. of the votes that may be cast at a shareholder meeting of the Parent; or

(ii)            directly or indirectly have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to appoint directors or other equivalent officers of the Parent which control the majority of the votes which may be cast at a meeting of the Board of Directors of the Parent; or

(b)            on and from the date of a Listing, any person or group of persons acting in concert (other than the Relevant Holders (or any person controlled by any of the Relevant Holders)) gains control of share capital providing the right to cast more than 50 per cent. of the votes at a general meeting of the Parent; or

(c)            the Parent ceases to own (directly) all of the issued shares in the Company,

other than pursuant to a Permitted Reorganisation or a Permitted Transaction or with the consent of the Majority Lenders, and for the purposes of this definition, acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition and/or ownership of voting shares in the Parent, to obtain or consolidate control (directly or indirectly) of the Parent provided that any persons voting in the same or consistent manner at any shareholder or general meeting of the Parent will not be considered to be acting in concert by virtue only of exercising their votes in such manner;

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Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

Clean-up Period has the meaning given to it in Clause 28.16 (Clean-Up Period);

Closing Date means the date on which first payment is made to the shareholders of the Target as required by the Offer in accordance with the Acquisition Documents provided that the Closing Date shall, for the purposes of this Agreement, be deemed not to have occurred unless and until first drawdown under Facility B has occurred;

Closing Date Shareholder Loan means any loans, notes, bonds or like instruments issued by, or made to, the Parent constituting part of the Minimum Sponsor Equity Investment and/or Closing Overfunding which are subordinated to the Facilities as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably) and which in any case (but subject to the Agreed Security Principles) are subject to Transaction Security on terms substantially the same as any other Transaction Security governing the assignment of rights over shareholder loans, notes, bonds or like instruments governed by the same law or, otherwise, on terms in accordance with the Agreed Security Principles or otherwise satisfactory to the Majority Lenders (acting reasonably);

Closing Overfunding means the aggregate amount invested in the Parent by way of:

(a)            any subscription for shares issued by, and any capital contributions to, the Parent; and/or

(b)            any amount made available by way of Closing Date Shareholder Loans,

on or around the Closing Date and identified as “Closing Overfunding” in the Funds Flow Statement to the extent Not Otherwise Applied provided that no amounts that are identified as being invested for the purposes of financing the Acquisition of any Target Shares or repaying Financial Indebtedness of the Target Group may be identified as “Closing Overfunding”;

CNI Growth Amount means, at any date of determination, an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the first Quarter Date following the Closing Date to the end of the most recent Quarter Date prior to such date of determination, to the extent any such amount is Not Otherwise Applied;

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Combination Agreement means the combination agreement between the Company and the Target in connection with or in relation to the Offer dated 7 December 2018;

Commitment means a Facility B Commitment, a Revolving Facility Commitment and an Additional Facility Commitment;

Commitment Letter means the commitment letter dated 19 December 2018 between, among others, the Mandated Lead Arrangers and the Company entitled “Project Babylon – Commitment Letter”;

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

Compliance Certificate means an Annual Compliance Certificate, a Quarterly Compliance Certificate or a Margin Compliance Certificate;

Compounded Rate Currency means:

(a)            any Rate Switch Currency in respect of which the Rate Switch Date has occurred; and

(b)            in circumstances where Term SOFR is unavailable in accordance with the terms of Clause 16.5 (Unavailability of Term SOFR), USD;

Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)            is, or is scheduled to become, payable under any Finance Document; and

(b)            relates to a Compounded Rate Loan;

Compounded Rate Loan means any Loan or, if applicable, Unpaid Sum in a Compounded Rate Currency which is, or becomes, a “Compounded Rate Loan”;

Compounded Rate Supplement means, in relation to any currency, a document which:

(a)            is delivered by the Company to the Agent; and

(b)            specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms,

provided that no Majority Lender Objection has occurred and is continuing in respect of such document and the Agent (acting reasonably and in good faith) has confirmed that it is practicable for the Agent to administer the terms contemplated in such document;

Compounded Rate Terms means, in relation to a currency and:

(a)            a Loan or an Unpaid Sum in that currency;

(b)            an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in respect of that currency); or

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(c)            any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum in that currency, the terms set out for that currency (if any) in Schedule 19 (Compounded Rate Terms) or in any Compounded Rate Supplement;

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)            the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)            the applicable Credit Adjustment Spread;

Confidential Information means all information relating to the Parent, any Obligor, the Group, the Target Group, the Investors, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)            the Parent, any member of the Group, any Investor, the Target Group or any of their respective advisers; or

(b)            another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Parent, any member of the Group, any Investor, the Target Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)            is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality);

(ii)            is identified in writing at the time of delivery as non-confidential by the Parent, any member of the Group, the Target Group or any of its advisers; or

(iii)            is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Parent, the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Company;

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Consolidated EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Financial Interest Expenses has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Net Income has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Net Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Pro Forma EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Senior Secured Net Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Senior Secured Net Debt has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Total Net Debt has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Total Secured Net Debt has the meaning given to that term in Clause 26.1 (Financial definitions);

Consolidated Total Secured Net Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions);

Constitutional Documents means the constitutional documents of the Parent;

Contingent Obligations means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Financial Indebtedness (primary obligations) of any other person (the primary obligor), including any obligation of such person, whether or not contingent:

(a)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)            to advance or supply funds:

(i)            for the purchase or payment of any such primary obligation; or

(ii)            to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof;

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Control Date means the date on which the Company acquires all of the Target Shares (including, if applicable, pursuant to the Squeeze-Out Procedure), provided that the Control Date shall be deemed not to have occurred unless the Closing Date has occurred on or prior to such date;

Credit Adjustment Spread means, in relation to a Compounded Rate Loan, any rate which is either:

(a)            specified as such in the applicable Compounded Rate Terms; or

(b)            determined by the Agent (or by any other Finance Party or other person which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Compounded Rate Terms;

CRR means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012;

CTA means the Corporation Tax Act 2009.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 20 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Methodology Supplement;

Daily Rate means the rate specified as such in the applicable Compounded Rate Terms;

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)            purchases by way of assignment or transfer;

(b)            enters into any sub-participation in respect of; or

(c)            enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement;

Debt Push Down has the meaning given to it in Clause 5.8 (Debt Push Down);

Debt Push Down Loans has the meaning given to it in Clause 5.8 (Debt Push Down);

Debt Push Down Notice means a notice substantially in the form set out in Schedule 16 (Debt Push Down Notice) given in accordance with Clause 5.8 (Debt Push Down);

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Declared Default means the giving of notice by the Agent under paragraph (a)(ii) of Clause 28.15 (Acceleration) and such notice has not been withdrawn;

Default means an Event of Default or an event or circumstance which would (with the expiry of a grace period, the making of a determination, or the giving of notice provided for in Clause 28 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied;

Defaulting Lender means any Lender (other than a Lender which is a member of the Group or a Sponsor Affiliate):

(a)            which has failed to make its participation in a Loan available or has notified the Agent or the Parent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Prefunding), Clause 5.5 (Lenders’ participation) or Clause 7.3 (Indemnities) or has failed to provide cash collateral (or has notified the Issuing Bank or the Parent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender);

(b)            which has otherwise disaffirmed, rescinded or repudiated a Finance Document or any term thereof or is a Non Consenting Defaulting Lender (as defined in Clause 41.6(b) (Excluded Commitments)); or

(c)            with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing,

unless, other than in respect of a proposed Utilisation on or prior to the Closing Date, in the case of paragraph (a) above:

(i)            its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)            the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent;

Designated Gross Amount has the meaning given to that term in Clause 9.2 (Availability);

Designated Lender has the meaning given to that term in Clause 2.7 (Designated Affiliates);

Designated Loan has the meaning given to that term in Clause 2.7 (Designated Affiliates);

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Designated Net Amount has the meaning given to that term in Clause 9.2 (Availability);

Disposal Threshold Amount means €32,000,000 or, if higher, an amount equal to 10 per cent of LTM EBITDA;

Disregarded US Subsidiary means a direct, wholly-owned Subsidiary of a US Obligor that is treated as an entity “disregarded as an entity separate from its owner” within the meaning of section 301.7701-3 of the Treasury Regulations;

Disruption Event means either or both of:

(a)            a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)            the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)             from performing its payment obligations under the Finance Documents; or

(ii)            from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

DPTA has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

EBITDA based basket has the meaning given to that term in paragraph (a) of Clause 1.14 (Baskets and Basket Testing);

Economic Sanctions Laws means any economic or financial sanctions administered by OFAC, the US State Department, any other agency of the US government, the United Nations, the European Union or any member state thereof;

Employee Advances means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Parent, any Restricted Subsidiary or any Holding Company of the Parent (or to any trust or other entity holding shares or other investments in connection with any incentive scheme or similar arrangement) provided that the aggregate outstanding principal amount (excluding capitalised interest) does not in aggregate exceed the Employee Loan Basket at any time;

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Employee Loan Basket means, at any time, the sum of:

(a)            €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA; plus

(b)            an amount equal to the amount which would (at such time) otherwise be capable of being paid as a dividend, distribution or other payment (howsoever described) pursuant to paragraphs (i), (j) and (w) of the definition of Permitted Payment to the extent Not Otherwise Applied, and for the purposes of calculating the amount utilised under the Employee Loan Basket, if previously acquired shares or an equivalent number of shares have been acquired from the Parent, any Restricted Subsidiary or any Holding Company of the Parent by, or issued to, a new director, officer, employee or consultant of such persons (or by or to any trust or other entity holding shares or other investments in connection with any MEP, incentive scheme or similar arrangement) for cash, the amount which is the lower of (x) that cash and (y) the original consideration paid for such shares by the Parent, any Restricted Subsidiary or any Holding Company shall be taken into account for the purposes of calculating the amount utilised under this Employee Loan Basket;

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)            air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)            water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)            land (including, without limitation, land under water);

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

Environmental Law means any applicable law or regulation binding upon a member of the Group in the jurisdiction in which it operates which relates to:

(a)            the pollution or protection of the Environment;

(b)            the conditions of the workplace; or

(c)            the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group;

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Equity Contribution means:

(a)            any New Shareholder Injections; and/or

(b)            any amount made available by way of Subordinated Indebtedness;

Equity Documents means the Constitutional Documents and any document evidencing a Shareholder Loan;

EURIBOR means, in relation to any Term Rate Loan in euro:

(a)            the applicable Screen Rate;

(b)            (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)            if:

(i)            no Screen Rate is available for the Interest Period of that Loan; and

(ii)            it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and (x), if any such rate applicable to a Facility B Loan is below zero per cent, EURIBOR for such Facility B Loan will be deemed to be zero per cent, (y) if any such rate applicable to an Original Revolving Facility Loan is below zero, EURIBOR for such Original Revolving Facility Loan will be deemed to be zero and (z), in the case of an Additional Facility, if any such rate is below the percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, EURIBOR will be deemed to be such percentage rate specified in such Additional Facility Notice;

Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default);

Excess Cash Flow has the meaning given to that term in Clause 26.1 (Financial definitions);

Excess Cash Flow De Minimis means €78,750,000 or, if higher, an amount equal to 25 per cent of LTM EBITDA;

Excluded Asset means:

(a)            any asset or undertaking which a member of the Group is prohibited from creating Security on or over by reason of any contract, license, lease, instrument or other arrangement which has been entered into with a third party on arms’ length terms in relation to that asset or undertaking and which contract, license, lease, instrument or other arrangement is otherwise permitted or not prohibited by the terms of the Finance Documents (including any asset or undertaking which the member of the Group is precluded from creating Security over without the prior consent of a third party), in each case (i) to the extent of that prohibition and for so long as such prohibition is in existence or until consent has been received from the third party and (ii) other than, on and from the Specified Target Indebtedness Longstop Date, under the terms of any Specified Target Indebtedness;

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(b)            any asset or undertaking which a member of the Group is not prohibited from creating Security on or over by the relevant contract, license, lease, instrument or other arrangement but which would, if subject to any Transaction Security, give a third party the right under any contract, license, lease, instrument or other arrangement which has been entered into with a third party on arms’ length terms in relation to that asset or undertaking and which contract, license, lease, instrument or other arrangement is otherwise permitted or not prohibited by the terms of the Finance Documents to amend any rights, benefits and/or obligations of a member of the Group in respect of that asset or undertaking or require a member of the Group to take any action which, in each case, would be materially adverse to the interests of a member of the Group, in each case to the extent of that right and for so long as such right is in existence or until a waiver of the relevant term has been received from the third party;

(c)            any asset or undertaking to the extent that any such Transaction Security would be unlawful under the laws of the jurisdiction in which such asset or undertaking is situated (or would present a material risk of liability for any director or officer of a member of the Group or give rise to a material risk of breach of fiduciary or statutory duty by any such director or officer) provided that the relevant member of the Group has used its commercially reasonable efforts to overcome such obstacles, in each case to the extent of that unlawfulness or to the extent required to avoid the relevant liability or breach of duty and for so long as such unlawfulness, risk of liability or risk of breach of duty is in existence; and

(d)            any asset that is not required to be or to become subject to Transaction Security in accordance with the Agreed Security Principles;

Excluded Disposal Proceeds has the meaning given to that term in Clause 12.2 (Disposal);

Excluded Lender has the meaning given to that term in paragraph (b)(i) of Clause 41.6 (Excluded Commitments);

Excluded Swap Obligation means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal;

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Exclusion Date has the meaning given to that term in paragraph (a) of Clause 41.6 (Excluded Commitments);

Existing Target Ancillary Facility means an ‘Ancillary Facility’ under and as defined in any Existing Target Debt Financing;

Existing Target Debt means the outstanding indebtedness of the members of the Target Group existing immediately prior to the Closing Date under an Existing Target Debt Financing or any hedging agreements in relation to an Existing Target Debt Financing;

Existing Target Debt Financing means any debt financing made available to any member of the Target Group and existing immediately prior to the Closing Date;

Existing Target Letter of Credit means any “Letter of Credit” or “Bank Guarantee” under and as defined in any Existing Target Debt Financing which is issued on behalf of any member of the Target Group by a Lender which is an Issuing Bank under this Agreement, and which is, (x) on or prior to the Control Date and/or (y) at any time during the period from the Closing Date up to and including the Control Date (as the context requires), agreed and designated in writing as an Existing Target Letter of Credit by the Issuing Bank (which will provide such Letter of Credit under a Revolving Facility) and the Company and promptly notified to the Agent;

Exit Event has the meaning given to that term in Clause 12.1 (Exit);

Expiry Date means, for a Letter of Credit, the last day of its Term;

Facility means a Term Facility, a Revolving Facility and any Additional Facility;

Facility B means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities);

Facility B Borrowers means, subject to Clause 5.8 (Debt Push Down), the Company and Canada Bidco;

Facility B Commitment means:

(a)            in relation to an Original Lender, the amount in the Base Currency set out in Part II of Schedule 1 (The Original Parties) as its Facility B Commitment and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

(b)            in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

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to the extent:

(i)            not cancelled, reallocated, reduced or transferred by it under this Agreement; and

(ii)            not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

Facility B Lender means any Lender who makes available a Facility B Commitment or a Facility B Loan;

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

Facility Office means the office or offices notified by a Lender, Finance Party or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender, Finance Party or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

FATCA means:

(a)            sections 1471 to 1474 of the Internal Revenue Code or any associated regulations;

(b)            any treaty, law, or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)            any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

FATCA Application Date means:

(a)            in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)            in relation to a “passthru payment” described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA;

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction;

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Fee Letter means:

(a)            the Agency Fee Letter;

(b)            the Arrangement Fee Letter;

(c)            the Security Agency Fee Letter;

(d)            any letter or letters dated on or before the date of this Agreement between any of (i) the Mandated Lead Arrangers and the Company, (ii) the Agent and the Company, (iii) the Issuing Bank and the Company, or (iv) the Security Agent and the Company, setting out any of the fees referred to in Clause 17 (Fees); and

(e)            any agreement setting out fees payable to a Finance Party referred to in paragraph (n) of Clause 2.2 (Additional Facility), paragraph (e) of Clause 2.3 (Increase), Clause 17.5 (Agent and Security Agent fees) or Clause 17.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document;

Finance Document means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, each Increase Confirmation, each Additional Facility Notice and Additional Facility Lender Accession Notice, any Refinancing Amendment, the Intercreditor Agreement, any Selection Notice, any Transaction Security Document, any Utilisation Request, any TEG Letter, any Compounded Rate Supplement, any Methodology Supplement and any other document designated as a “Finance Document” by the Agent and the Company, provided that, where the term “Finance Document” is used in and construed for the purposes of this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)            the definition of Material Adverse Effect and then only in respect of those Hedging Agreements referred to in paragraph (a) of the definition of Hedging Agreements;

(b)            paragraph (a) of the definition of Permitted Transaction;

(c)            the definition of Transaction Security Document and for the purpose of defining “secured obligations” in any Transaction Security Document;

(d)            paragraph (a)(xi) of Clause 1.2 (Construction);

(e)            Clause 23 (Guarantees and Indemnity); and

(f)            Clause 28 (Events of Default) (other than Clauses 28.5 (Invalidity, Unlawfulness) and 28.15 (Acceleration));

Finance Lease means any lease or hire purchase contract which would, in accordance with the Original Accounting Principles, be treated as a finance or capital lease and, for the avoidance of doubt, excluding any operating lease entered into which is required to be classified as a finance or capital lease as a result of the application of IFRS 16 or any other change in the Accounting Principles or accounting practices after the date of the Original Financial Statements;

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Finance Party means the Agent, the Mandated Lead Arrangers, each Underwriter, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender, provided that where the term “Finance Party” is used in and construed for the purposes of this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)            the definition of Secured Parties;

(b)            paragraph (a)(i) of Clause 1.2 (Construction);

(c)            Clause 23 (Guarantees and Indemnity);

(d)            paragraph (a) of Clause 28.14 (Intercreditor); and

(e)            Clause 33 (Conduct of Business by the Finance Parties);

Financial Covenant Event of Default means the occurrence of an Event of Default under Clause 28.2 (Financial covenant);

Financial Indebtedness means, with respect to any person on any date of determination (without duplication):

(a)            the principal or equivalent amount of any outstanding indebtedness of such person for borrowed money;

(b)            the principal or equivalent amount of obligations of such person evidenced by bonds, debentures, notes or other similar instruments (other than Trade Instruments);

(c)            the principal or equivalent amount of all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments issued by a bank or financial institution (except to the extent such reimbursement obligations relate to Trade Instruments or trade payables), in each case only to the extent that the underlying obligation in respect of which the instrument was issued is not an obligation of a member of the Group and would be treated as Financial Indebtedness;

(d)            the principal component or equivalent amount of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto (or if the relevant supplier customarily allows a period for payment, if later the date one hundred and eighty (180) days after the expiry of that period), for the avoidance of doubt excluding where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier, from a dispute carried out in good faith or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures and excluding earn outs and other contingent consideration arrangements;

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(e)            the capitalised value of any Finance Lease obligations of such person;

(f)            the principal or equivalent amount payable by any member of the Group to any person which is not a member of the Group in respect of the redemption of any share capital or other securities convertible into share capital issued by it or any other member of the Group (other than in connection with any incentive scheme or similar arrangement) and, in each case, only to the extent the share capital or other securities convertible into share capital are redeemable at the option of the holder or if the relevant member of the Group is otherwise obliged to redeem it, in each case, on or prior to the Termination Date for Facility B;

(g)            the principal component or equivalent amount of all Financial Indebtedness of other persons secured by Security on any asset of such person, whether or not such Financial Indebtedness is assumed by such person, provided that the amount of such Financial Indebtedness will be the lesser of:

(i)            the fair market value of such asset at such date of determination (as determined in good faith by the Company); and

(ii)            the amount of such Financial Indebtedness of such other persons;

(h)            guarantees by such person of the principal component of Financial Indebtedness for any of the items referred to in paragraphs (a) to (g) above of other persons to the extent guaranteed by such person; and

(i)            solely for the purposes of Clause 28.6 (Cross-Acceleration), any Treasury Transaction and, when calculating the value of any Treasury Transaction, only the marked to market net obligations of such person under such Treasury Transaction (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time) shall be taken into account.

The amount of Financial Indebtedness of any person at any time in the case of a revolving credit or similar facility (including the Original Revolving Facility) shall be the total amounts of cash funds borrowed and then outstanding. In relation to any Financial Indebtedness in respect of bank accounts subject to netting, cash pooling, net balance, balance transfer or similar arrangements, only the net balance shall be used. The amount of Financial Indebtedness of any person at any date shall be determined as set forth above or as otherwise provided in this Agreement, and (other than with respect to letters of credit or guarantees or Financial Indebtedness specified in paragraph (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of the Accounting Principles.

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Notwithstanding the above provisions, in no event shall the following constitute Financial Indebtedness:

(a)            any amount due or outstanding in respect of any Equity Contribution;

(b)            any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles and, for the avoidance of doubt, to the extent such Operational Leases are subsequently treated as a finance lease or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles as opposed to operating leases, such obligations shall be treated in accordance with the Original Accounting Principles;

(c)            Financial Indebtedness arising under Treasury Transactions except to the extent included in paragraph (i) above;

(d)            any asset retirement obligations;

(e)            any prepayments of deposits received from clients or customers in the ordinary course of business;

(f)            obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business;

(g)            Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Permitted Factoring;

(h)            inter-company guarantees incurred in the ordinary course of business and accrued liabilities in the ordinary course of business;

(i)            in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller (or an affiliate thereof) may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (including, for the avoidance of doubt, earn outs and other contingent consideration arrangements);

(j)            any Trade Instruments, trade credit on normal commercial terms or intra-day exposures;

(k)            for the avoidance of doubt, any obligations in respect of workers’ compensation claims, any pension scheme operated by any member of the Group from time to time, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes or any Tax Sharing Agreement; or

(l)            any amount which would be Financial Indebtedness as a result of giving effect to the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Financial Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Financial Indebtedness and any such amounts that would constitute Financial Indebtedness under this Agreement but for the application of this paragraph.

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For the purpose of calculating the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and/or any other financial covenant, ratio or incurrence based permission, test or basket under the Finance Documents, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established, Financial Indebtedness owed by one member of the Group to another member of the Group shall not be taken into account;

Financial Quarter has the meaning given to that term in Clause 26.1 (Financial definitions);

Financial Statements means Annual Financial Statements or Quarterly Financial Statements;

Financial Year has the meaning given to that term in Clause 26.1 (Financial definitions);

Freely Disposable Amount has the meaning given to that term in Clause 23.17 (Swiss Guarantee Limitation);

French Borrower means a Borrower incorporated under French law;

French Civil Code means the French Code Civil;

French Commercial Code means the French Code de Commerce;

French Consumer Code means the French Code de la consommation;

French Guarantor means a Guarantor incorporated in France and tax resident in France;

French Monetary and Financial Code means the French Code Monetaire et Financier;

French Obligor means a French Borrower or a French Guarantor;

French Tax Code means the French Code général des impôts;

French Transaction Security Document means any Transaction Security Document governed by French law;

Fronted Ancillary Commitment means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of the Revolving Commitment of that Fronted Ancillary Lender that is fronted under the Fronted Ancillary Facility as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability), such Fronted Ancillary Portion being equal to the proportion borne by that Fronted Ancillary Lender’s Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) on the date of such notification, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility;

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Fronted Ancillary Facility has the meaning given to that term in Clause 9.2 (Availability);

Fronted Ancillary Facility Fee has the meaning given to that term in Clause 17.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities);

Fronted Ancillary Facility Fee Period has the meaning given to that term in Clause 17.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities);

Fronted Ancillary Lender has the meaning given to that term in Clause 9.2 (Availability);

Fronted Ancillary Portion means, in relation to a Fronted Ancillary Lender, the proportion which that Fronted Ancillary Lender’s commitment under a Fronted Ancillary Facility bears to all commitments under that Fronted Ancillary Facility;

Fronting Ancillary Commitment means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronted Ancillary Facility for which it is not indemnified by other Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 9.15 (Fronted Ancillary Commitment Indemnities), as notified by the Fronting Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not increased, cancelled or reduced under this Agreement or the Ancillary Documents relating to that Fronted Ancillary Facility;

Fronting Ancillary Lender has the meaning given to that term in Clause 9.2 (Availability);

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 16.2 (Market Disruption);

Funds Flow Statement means the funds flow statement delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent);

German Guarantor has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

GmbH has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

GmbH & Co. KG has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

GmbHG has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

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Gross Outstandings means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft but calculated on the basis that the wording in the definition of Ancillary Outstandings permitting the netting of credit balances were deleted;

Group means the Parent and each of its Restricted Subsidiaries from time to time including on and from the Closing Date the Target Group (unless any subsidiary of a Target Group is designated an Unrestricted Subsidiary on or after the Closing Date);

Group Initiatives has the meaning given to that term in Clause 26.1 (Financial definitions);

Guarantee Limitations means, in respect of any Obligor and any payments such Obligor is required to make in its capacity as a guarantor or as the provider of an indemnity or as debtor of costs or disbursements under this Agreement or any other Finance Document, the limitations and restrictions applicable to such entity pursuant to Clause 23.11 (Guarantee Limitations: General) to Clause 23.19 (Additional Guarantee Limitations);

Guarantee Obligation has the meaning given to that term in paragraph (a) of Clause 23.11 (Guarantee Limitations: General);

Guarantor means the Original Guarantors or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors);

Guarantor Coverage Test means the confirmation that:

(a)            the aggregate (without double counting) earnings before interest, tax depreciation and amortisation (calculated on an LTM basis on the same basis as Consolidated EBITDA) of the members of the Group which are Guarantors (for this purpose: (i) calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group; and (ii) any Guarantor having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation); equals or exceeds:

(b)            80 per cent of the aggregate (without double counting) earnings before interest, tax depreciation and amortisation (calculated on an LTM basis on the same basis as Consolidated EBITDA) of the wholly owned members of the Group incorporated in Security Jurisdictions (for this purpose disregarding: (i) on balance sheet joint ventures; and (ii) any member of the Group that is otherwise not required to (or cannot) become a Guarantor due to legal prohibitions or the provisions of the Agreed Security Principles;

Hedge Counterparty means any person which has become a party as a Hedge Counterparty in accordance with Clause 29.12 (Accession of Hedge Counterparties) or otherwise receives the benefit of and reliance on the guarantee contained in Clause 23 (Guarantees and Indemnity) or the Intercreditor Agreement, to such Hedge Counterparty’s satisfaction which, in each case, is or has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement;

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Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into by an Obligor with a Hedge Counterparty:

(a)             for the purpose of hedging interest rate risks, cross currency risks or other risks in relation to the Facilities, any Ancillary Facility or Fronted Ancillary Facility, any Additional Facility, any Permitted Acquired Indebtedness, any Refinancing Debt, any Permitted Alternative Debt or any other Permitted Financial Indebtedness; or

(b)            in respect of (i) interest rate hedging transactions in the ordinary course of business, (ii) spot and forward foreign exchange hedging transactions and (iii) other hedging transactions, in each case, not for speculative purposes, provided that, in each case, to the extent such Hedge Counterparty is to share in the Transaction Security, the Hedge Counterparty is a party to the Intercreditor Agreement as a Hedge Counterparty;

Hedging Costs means any costs incurred by a member of the Group in connection with the putting in place of any Hedging Agreements;

Holding Company means, in relation to a company, corporation or any other entity, any other company, corporation or entity in respect of which it is a Subsidiary;

Hypothecary Representative has the meaning given to such term in Clause 32.22 (Quebec Security);

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

Illegality Notice has the meaning given to such term in paragraph (a) of Clause 11.1 (Illegality);

Impaired Agent means the Agent at any time when:

(a)             it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)            the Agent otherwise disaffirms, rescinds or repudiates a Finance Document or any term thereof;

(c)            (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)            an Insolvency Event has occurred and is continuing with respect to the Agent,

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unless, in the case of paragraph (a) above:

(i)              its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)            the Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

Increase Confirmation means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Company (acting reasonably);

Increase Lender has the meaning given to that term in Clause 2.3 (Increase);

Industry Competitor means any person or entity (or any of its Affiliates) which is a competitor of a member of the Group or the Target Group or whose business is similar or related to a member of the Group or the Target Group (including any supplier or sub-contractor) and any controlling shareholder of such persons, provided that this shall not include any person or entity which is a bank (or any of its Affiliates, unless that Affiliate is otherwise an Industry Competitor), financial institution (or any of its Affiliates, unless that Affiliate is otherwise an Industry Competitor) or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt;

Insolvency Regulation means the Regulation (EU) No 2015/848 of the European Parliament and of the Council of the European Union of 20 May 2015 on insolvency proceedings (recast);

Information Memorandum means the document in the form approved by the Company concerning the Group and the Target Group in relation to the Facilities and distributed by the Mandated Lead Arrangers on a confidential basis prior to the date of launch of primary syndication in connection with the syndication of the Facilities;

Initial Investors means: (a) FountainVest Partners (Asia) Limited and any funds, limited partnerships or other entities managed, controlled or advised by FountainVest Partners (Asia) Limited; (b) ANTA Sports Products Limited (and its Subsidiaries from time to time); (c) Anamered Investments Inc (and its Affiliates from time to time); (d) any co-investor which becomes a co-investor on or prior to the Closing Date and which is a limited partner or other (direct or indirect) investor in any one or more of the entities referred to in (a) above; and (e) any other co-investor approved by the Majority Lenders (acting reasonably);

Insolvency Event means, in relation to a Finance Party, the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step being taken in any jurisdiction with respect to that Finance Party;

Intellectual Property means:

(a)            any patents, utility models, trade marks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, industrial designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights and interests throughout the world (which may now or in the future subsist), whether registered or unregistered; and

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(b)            the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist;

Intercreditor Agreement means the intercreditor agreement to be entered into on or around the date of this Agreement and made between among others, the Company, the Original Debtors (as defined therein), the Agent, the Security Agent and the Original Lenders;

Intercreditor Class means, in respect of any Permitted Alternative Debt which has been designated in the relevant Permitted Alternative Debt Notice as being subject to the Intercreditor Agreement, the applicable intercreditor ranking (by reference to the Intercreditor Agreement in effect at such time) thereof as specified in such Permitted Alternative Debt Notice;

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.4 (Default interest);

Interim Facilities Agreement means the interim facilities agreement entered into between, amongst others, the Company, the Parent, the Agent (as Interim Agent) and the Security Agent (as Interim Security Agent) on 6 December 2018;

Internal Revenue Code means the US Internal Revenue Code of 1986;

Interpolated Screen Rate means, in relation to the applicable Term Reference Rate for any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)            the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)            the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan;

Investment means, in respect of a Joint Venture, Unrestricted Subsidiary or third party at any time, the making of any equity investment or similar in it (valued at the cash consideration paid in connection therewith), the making of any loan to it, the giving of any guarantee, indemnity or other credit support or security in respect of its obligations (valued by reference to the outstanding principal amount of any Financial Indebtedness supported thereby from time to time) or the transfer of other assets to it (valued at the date of the transfer, and equal to zero (if on at least arms’ length terms) or (if worse than arms’ length terms from the perspective of the Group) valued at the amount equal to the difference (if positive) between arms’ length consideration therefore and the agreed consideration received by the Group), in each case to the extent the transfer of such other assets or other contribution, if any, results in an actual loss of value to the Group;

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Investors means the Initial Investors and any other person holding (directly or indirectly) any issued share capital of the Parent from time to time;

IPO Entity has the meaning given to such term in paragraph (d) of Clause 2.6 (IPO Pushdown);

IPO Event means (a) a Listing or (b) a listing of all or any part of the share capital of the Parent, any Holding Company of the Parent or any other member of the Group (other than the listing of the Target as at the date of this Agreement) on Euronext, the New York Stock Exchange, NASDAQ, Deutsche Borse, the London Stock Exchange Group or on any other recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other sale or issue by way of flotation or public offering in relation to the Parent, any such Holding Company of the Parent or any other member of the Group in any jurisdiction or country;

IPO Proceeds means the net cash proceeds received by members of the Group or any Holding Company of the Parent from a Listing or a primary issue of shares in connection with such a Listing;

IPO Pushdown Notice has the meaning given to such term in paragraph (a) of Clause 2.6 (IPO Pushdown);

IPO Pushdown Date has the meaning given to such term in paragraph (a) of Clause 2.6 (IPO Pushdown);

Issuing Bank means any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit;

ITA means the Income Tax Act 2007;

Joint Venture means any joint venture entity or minority interest of a member of the Group, whether in or relating to a company, unincorporated firm, undertaking, association, joint venture or partnership or any other person in which a member of the Group directly or indirectly holds (or, upon making an initial investment, will hold) shares or other applicable ownership interests, but, for the avoidance of doubt, not including members of the Group;

Joint Venture Basket means, at any time, €48,000,000 or, if higher, 15 per cent of LTM EBITDA (provided that any amount in respect of a Permitted Joint Venture which is taken into account when calculating whether the Joint Venture Basket is exceeded shall be restored to the Joint Venture Basket if that Permitted Joint Venture becomes a member of the Group and ceases to be a Joint Venture);

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Junior Debt Payment has the meaning given to such term in Clause 27.27 (Junior Debt Payments);

L/C Proportion means, in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility (in each case) under a Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or under Clause 31 (Changes to the Obligors) or at any other time in connection with the Finance Documents;

Legal Reservations means:

(a)            the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, debt compromise, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)            the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)            the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)            the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)            the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)              the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)            the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(h)            the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

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(i)              similar principles, rights and defences under the laws of any relevant jurisdiction;

(j)              the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment; and

(k)            any other matters which are set out as qualifications or reservations (however described) in the Legal Opinions;

Lender means:

(a)            an Original Lender; or

(b)            any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Additional Facility), Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to any Facility and (ii) payment in full of all amounts which are then due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with;

Letter of Credit means:

(a)            a letter of credit, substantially in the agreed form set out in Schedule 10 (Form of Letters of Credit) or in any other form requested by the Company and agreed by the Issuing Bank acting reasonably and without undue delay; or

(b)            any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Issuing Bank acting reasonably and without undue delay;

Liabilities has the meaning given to that term in the Intercreditor Agreement;

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

Limited Condition Transaction means any corporate transaction entered into on an arm’s length basis with a person outside the Group including by way of acquisition, joint venture, merger, amalgamation, consolidation, investment or similar or equivalent transaction, by a member of the Group, the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing;

Listing means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company (the only material assets of which are shares or other investments (directly or indirectly in the Group)) of a member of the Group (other than the Initial Investors and the listing of the Target as at the date of this Agreement) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any such Holding Company of any member of the Group (other than the Initial Investors and their Holding Companies) in any jurisdiction or country;

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LMA means the Loan Market Association;

Loan means a Term Loan or a Revolving Facility Loan;

Loan to Own/Distressed/Equity Investor means any person (including an Affiliate or a Related Fund of a Lender or any other proposed transferee) whose principal business or material activity is in investment strategies whose primary purpose is (x) the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly) and/or (y) investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly), provided that in each case any Affiliate of such persons which are a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd. which are managed and controlled independently where any information made available under the Finance Documents is not disclosed or made available to other Affiliates shall not, in each case, be a Loan to Own/Distressed/Equity Investor, and any person that is not itself a Loan to Own/Distressed/Equity Investor whose principal business is investing in debt and who is (i) acting on the other side of appropriate information barriers implemented or maintained as required by law, regulation or internal policy from the entity which constitutes a Loan to Own/Distressed/Equity Investor and (ii) has separate personnel responsible for its interests under the Finance Documents, such personnel are independent from its interests as a Loan to Own/Distressed/Equity Investor and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for its interests as a Loan to Own/Distressed/Equity Investor shall not be a Loan to Own/Distressed/Equity Investor under limb (y) above;

Lookback Period means the number of days specified as such in the applicable Compounded Rate Terms;

LTM means last twelve Months;

LTM EBITDA means, on any day, Consolidated Pro Forma EBITDA as at the Applicable Test Date provided that in the event any indebtedness, loan, investment, disposal, guarantee, payment or other transaction is committed, incurred or made by any member of the Group based on the amount of LTM EBITDA as at that Applicable Test Date, that indebtedness, loan, investment, disposal, guarantee, payment or other transaction shall not constitute, or be deemed to constitute, or result in, a breach of any provision of this Agreement or the other Finance Documents if there is a subsequent change in the amount of LTM EBITDA;

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Major Brands means:

(a)            the Principal Brands; and

(b)            the Atomic and Precor trade marks to the extent registered with, or subject to an application to register with, a national or international registry (including the European Union Intellectual Property Office);

Major Default means any event or circumstance constituting an Event of Default that is continuing under:

(a)            Clause 28.1 (Payment Default) in so far as it relates to a failure to pay principal or interest when due;

(b)            Clause 28.3 (Other obligations) insofar as it relates to a breach of any Major Undertaking;

(c)            Clause 28.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect;

(d)            Clause 28.5 (Invalidity, Unlawfulness);

(e)            Clauses 28.7 (Insolvency);

(f)              Clause 28.8 (Insolvency Proceedings); or

(g)            Clause 28.10 (Attachment or process),

in each case as it relates to:

(i)              the Acquisition and the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any other member of the Group (including the Target Group) and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)            any other Permitted Acquisition and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group);

Major Representation means a representation or warranty under:

(a)            Clause 24.1 (Status);

(b)            Clause 24.2 (Binding obligations);

(c)            Clause 24.3 (Non-conflict with other obligations);

(d)            Clause 24.4 (Power and authority); and

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(e)            paragraph (a) of Clause 24.5 (Validity and admissibility in evidence),

in each case as it relates to:

(i)              the Acquisition and the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any other member of the Group (including the Target Group) and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)            any other Permitted Acquisition and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group);

Major Undertaking means an undertaking under:

(a)            Clause 27.8 (Mergers);

(b)            Clause 27.10 (Disposals);

(c)            Clause 27.12 (Negative Pledge);

(d)            Clause 27.13 (Indebtedness);

(e)            Clause 27.14 (Guarantees);

(f)              Clause 27.15 (Loans);

(g)            Clause 27.16 (Joint Ventures);

(h)            Clause 27.17 (Acquisitions and Investments); and

(i)              Clause 27.20 (Distributions out of Restricted Group),

in each case as it relates to:

(i)              the Acquisition and the Certain Funds Entities only (and excluding: (x) any procurement obligations on the part of the Certain Funds Entities with respect to any other member of the Group (including the Target Group) and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group); and

(ii)            any other Permitted Acquisition and the applicable Agreed Certain Funds Obligor(s) only (and excluding: (x) any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group and/or any of their assets, liabilities or obligations; and (y) any failure to comply, breach or Default by any other member of the Group);

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Majority Lenders means:

(a)            in the context of a proposed amendment or waiver in relation to (i) a proposed Utilisation of the Original Revolving Facility (other than a Utilisation on the Closing Date) or any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), the Majority Revolving Facility Lenders under paragraph (a) of that definition and (ii) the requirements of Clause 26.2 (Financial Condition) and/or paragraph (b) of Clause 28.15 (Acceleration), the Majority Revolving Facility Lenders;

(b)            in the context of a proposed amendment or waiver in relation to a proposed Utilisation of an Additional Facility or any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), a Lender or Lenders whose Additional Facility Commitments in that Additional Facility aggregate more than 50 per cent of the Additional Facility Commitments in that Additional Facility;

(c)            in the context of a proposed amendment or waiver in relation to a proposed Utilisation of a Replacement Facility or any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), a Lender or Lenders whose Replacement Facility Commitments in that Replacement Facility aggregate more than 50 per cent of the Replacement Facility Commitment in that Replacement Facility; and

(d)            otherwise a Lender or Lenders whose Commitments aggregate more than 50 per cent of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment) (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent of the Total Commitments immediately prior to that reduction);

Majority Lender Objection means, in respect of a document or proposal referred to in this Agreement which is expressed as being subject to no Majority Lender Objection, that such document or proposal has been rejected by the Majority Lenders (or, if applicable and the Company so elects, the Majority Lenders in respect of any relevant or applicable Facility(ies) or Utilisation(s)) in each case by 11:00 am on the date falling ten Business Days (or such longer period which the Company proposes) after the date on which the Company (or other member of the Group) delivers the relevant document or proposal to the Agent;

Majority Mandated Lead Arrangers means a Mandated Lead Arranger or Mandated Lead Arrangers whose Commitments in their (or their Affiliate’s) capacity as an Original Lender as at the date of the relevant determination aggregate more than fifty (50) per cent. of the Total Commitments of all of the Mandated Lead Arrangers in their (or their Affiliate’s) capacity as Original Lender under the Facilities as at such date;

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Majority Revolving Facility Lenders means:

(a)            in the case of the Original Revolving Facility, an Original Revolving Facility Lender or Original Revolving Facility Lenders whose Original Revolving Facility Commitments aggregate more than 50 per cent of the Total Original Revolving Facility Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment) (or, if the total Original Revolving Facility Commitments have been reduced to zero, aggregated more than 50 per cent of the Total Original Revolving Facility Commitments immediately prior to that reduction); and

(b)            in the case of a Springing Covenant Revolving Facility, the relevant Additional Revolving Facility Lender or Additional Revolving Facility Lenders whose relevant Additional Revolving Facility Commitments aggregate more than 50 per cent of the Total Additional Revolving Facility Commitments for that Additional Revolving Facility (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment) (or, if the total Additional Revolving Facility Commitments have been reduced to zero, aggregated more than 50 per cent of the Total Additional Revolving Facility Commitments for that Additional Revolving Facility immediately prior to that reduction), provided that, save where used in respect of a particular Facility, Lenders under paragraphs (a) and (b) above shall be combined into a single voting class;

Management Investors means (a) the directors, officers, management and/or employees of the Group including the Target Group (or any Holding Company of the Group) invested, investing or committing to invest, directly or indirectly, in the Parent from time to time and, in each case, any trust set up for the benefit of such person or their spouses or their descendants or dependants and (b) any director, officer or manager of the Target Group (or any member of the Target Group) prior to the Closing Date who reinvests in the Parent (or any Holding Company of the Parent) including on a non-cash basis;

Management Notification has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

Margin means:

(a)            in relation to any Facility B Loan, 4.50 per cent per annum;

(b)            in relation to any Original Revolving Facility Loan, 3.25 per cent per annum;

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(c)            in relation to any Additional Facility Loan, the percentage rate per annum specified by the Company in the relevant Additional Facility Notice;

(d)            in relation to any Replacement Facility Loan, the percentage rate per annum specified by the Company in the relevant Refinancing Amendment;

(e)            in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(f)            in relation to any other Unpaid Sum, the highest rate specified above,

but if, at any time on or after the date six (6) months after the Closing Date:

(i)              no Event of Default under Clauses 28.1 (Payment Default), 28.3 (Other Obligations) (but only in so far as it relates to a failure by the Company to deliver a Compliance Certificate to the Agent in accordance with the terms of this Agreement), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) is continuing; and

(ii)            the Consolidated Senior Secured Net Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility B and the Original Revolving Facility will be the percentage per annum set out below in the column in the relevant table for that Facility opposite that range:

Consolidated Senior Secured Net Leverage Ratio	Facility B Margin (per cent per annum)	Original Revolving Facility Margin (per cent per annum)
Greater than 4.30:1	4.50	3.25
Less than or equal to 4:30:1 but greater than 3.80:1	4.25	3.00
Less than or equal to 3.80:1 but greater than 3.30:1	4.00	2.75
Equal to or less than 3.30:1	4.00	2.50

and (x) the Margin for each Loan under an Additional Facility will be the percentage per annum agreed with the Additional Facility Lenders and as indicated for that range in the Additional Facility Notice for those Additional Facility Commitments and (y) the Margin for each Replacement Facility Loan will be the percentage per annum agreed with the Replacement Facility Lenders and as indicated for that range in the relevant Refinancing Amendment.

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However:

(A)            any increase or decrease in the Margin for a Loan shall take effect on the date of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.3 (Compliance Certificates) (or if later the date falling six (6) months after the Closing Date) and there shall be no limit to the amount by which the Margin may reduce through the Margin ratchet on any relevant date;

(B)            if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Margin should have been reduced in accordance with the above table or as indicated in the applicable Additional Facility Notice or Refinancing Amendment or (2) the Margin should not have been reduced or should have been increased in accordance with the above table or applicable Additional Facility Notice or Refinancing Amendment, the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made). The Agent’s determination (acting reasonably and in good faith) of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Company, provide the Company with reasonable details of the calculation of such adjustments;

(C)            while an Event of Default under any of Clauses 28.1 (Payment Default), 28.3 (Other Obligations) (but only in so far as it relates to a failure by the Company to deliver a Compliance Certificate to the Agent in accordance with the terms of this Agreement), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) is continuing, the Margin for each Loan under each of Facility B and the Original Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Additional Facility, the highest percentage rate per annum set out in the applicable Additional Facility Notice in respect of the relevant Additional Facility Commitments). Once that Event of Default has been remedied or waived, the Margin for each Loan will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Event of Default under any of Clauses 28.1 (Payment Default), 28.3 (Other Obligations) (but only in so far as it relates to a failure by the Company to deliver a Compliance Certificate to the Agent in accordance with the terms of this Agreement), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver and the terms of this definition “Margin” shall apply (on the assumption that no such Event of Default has occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver; and

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(D)            for the purpose of determining the Margin, the Consolidated Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26 (Financial Covenant) provided that no amounts to the extent added to Consolidated EBITDA pursuant to Clause 26.4(b)(i) (Equity Cure Rights) shall be taken into account for this purpose;

Margin Compliance Certificate means a compliance certificate substantially in the agreed form set out in Part III (Form of Margin Compliance Certificate) of Schedule 8 (Compliance Certificates) and delivered by the Company (at its election) to the Agent under paragraph (d) of Clause 25.3 (Compliance Certificates);

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System, as from time to time in effect and all official rulings and interpretations thereunder or thereof, or any successor thereto;

Margin Stock has the meaning given to that term in the Margin Regulations;

Material Adverse Effect means any event or circumstance which (after taking account of all relevant circumstances) is materially adverse to:

(a)            the consolidated business, assets or financial condition of the Group taken as a whole such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under any of the Finance Documents; or

(b)            subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of any Security granted pursuant to any of the Finance Documents in any way which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole, and without duplication of any other cure period, if capable of remedy, is not remedied within 20 Business Days of the Parent becoming aware of the issue or being given written notice of the issue by the Agent.

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Material Subsidiary means:

(a)            prior to the Closing Date, the Company, Canada Bidco and the Parent; and

(b)            on and after the Closing Date:

(i)              each Obligor;

(ii)            each wholly-owned member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) (calculated on an unconsolidated basis and excluding intra-Group items and investments in Subsidiaries (in each case to the extent applicable)) representing 5 per cent or more of Consolidated Pro Forma EBITDA of the Group as determined by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent provided that, any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation and provided further that between the Closing Date and the Control Date the Target and each wholly-owned Subsidiary of the Target shall be deemed to be a wholly-owned member of the Group; and

(iii)          each wholly-owned member of the Group which is a direct Holding Company of an Obligor (unless such Obligor itself became an Obligor by reason of being a Material Subsidiary under this paragraph (b)(iii) and provided that between the Closing Date and the Control Date the Target and each wholly- owned Subsidiary of the Target shall be deemed to be a wholly owned member of the Group).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties;

Maximum Guaranteed Amount has the meaning given to that term in Clause 23.14 (French Guarantee Limitation);

MEP means any management incentive or employee benefit scheme (or other similar arrangement) implemented or to be implemented with respect to shares in the Parent or any of its Subsidiaries or Holding Companies;

Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or any other applicable rate, a document which:

(a)            is delivered by the Company to the Agent; and

(b)            specifies a calculation methodology for that rate,

provided that no Majority Lender Objection has occurred and is continuing in respect of such document and the Agent (acting reasonably and in good faith) has confirmed that it is practicable for the Agent to administer the terms contemplated in such document;

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MFN Rate means in respect of an Additional Facility or any other relevant Permitted Alternative Debt, 1.00 per cent per annum;

Minimum Acceptance Threshold means a minimum acceptance threshold in respect of the Offer of more than ninety (90) per cent. of the Target Shares and voting rights attached to the Target Shares (including, in each case, any Target Shares otherwise held by the Company or to be acquired by it on the Closing Date) or such lower acceptance threshold agreed by the Mandated Lead Arrangers (if any);

Minimum Sponsor Equity Investment means the aggregate amount of (i) direct or indirect investment in cash or in kind in the form of equity (including, without limitation, share capital, premium and/or contribution to capital reserve) made in the Parent; (ii) any Subordinated Liabilities (as defined in the Intercreditor Agreement); and/or (iii) any Rolled Proceeds;

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)            other than where paragraph (b) below applies:

(i)             subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)           if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)            in relation to an Interest Period for any Compounded Rate Loan (or any other period for the accrual of commission or fees) for which there are rules specified as “Business Day Conventions” in respect of that currency in the applicable Compounded Rate Terms, those rules shall apply;

The rules in paragraphs (a) and (b) above will only apply to the last month of any period;

Net Assets has the meaning given to that term in Clause 23.15 (German Guarantee Limitation);

Net Outstandings means, in relation to a multi-account overdraft, the Ancillary Outstandings of that multi-account overdraft;

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New Debt Financing has the meaning given to that term in the Intercreditor Agreement;

New Lender has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders);

New Shareholder Injection means:

(a)            any subscription for shares issued by, and any capital contributions to, the Parent after the Closing Date for any Permitted Share Issue of the Parent or by way of payment into the capital reserves; and/or

(b)            any amount made available by way of New Shareholder Loans,

that, if and to the extent required by the Agreed Security Principles, are subject to Transaction Security on terms substantially the same as any other Transaction Security governing the security over shareholder injections governed by the same law or, otherwise on terms in accordance with the Agreed Security Principles or otherwise satisfactory to the Majority Lenders (acting reasonably);

New Shareholder Loan means any loans, notes, bonds or like instruments issued by, or made to, the Parent after the Closing Date which are subordinated to the Facilities as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably) and which (subject to the Agreed Security Principles) are subject to Transaction Security on terms substantially the same as any other Transaction Security governing the assignment of rights over shareholder loans, notes, bonds or like instruments governed by the same law or, otherwise, on terms in accordance with the Agreed Security Principles or otherwise satisfactory to the Majority Lenders (acting reasonably);

Non-Acceptable L/C Lender means a Lender under a Revolving Facility which:

(a)            is not an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank (other than (i) a Mandated Lead Arranger or any of its Affiliates, (ii) an Original Lender or any of its Affiliates or (iii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)            is a Defaulting Lender; or

(c)            has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 20.3 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i) to (ii) of the definition of Defaulting Lender;

Non-Consenting Lender has the meaning given to that term in Clause 41.5 (Replacement of Lender);

Non-Cooperative Jurisdiction means a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time;

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Non-Obligor means a member of the Group that is not an Obligor;

Not Otherwise Applied means, in relation to any amount which is proposed to be included, applied, designated or taken into account, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission;

Notice Date has the meaning given to that term in Clause 17.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities);

Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (h) of Clause 30.1 (Permitted Debt Purchase Transactions);

Obligor means a Borrower or a Guarantor;

Obligors’ Agent means the Company or such other person appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent);

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto);

Offer means a voluntary takeover offer (ostotarjous) (as defined in the Act and other applicable laws and regulations, including the Helsinki Takeover Code (ostotarjouskoodi) that entered into force on January 1, 2014) to the holders of the Target Shares with a minimum acceptance threshold of the Minimum Acceptance Threshold to be made by the Company pursuant to the terms of the Acquisition Documents as that Offer and/or the Acquisition Documents may from time to time be amended, extended, revised, waived or replaced in accordance with the Finance Documents.

Offer Document means the tender offer document (tarjousasiakirja) delivered or to be delivered by the Company to the shareholders of the Target;

Officer means, with respect to any person:

(a)            the chairman of the Board of Directors, the CEO, the president, the CFO, any vice president, the treasurer, any director or the company secretary (or, in each case, any person holding a similar or equivalent role):

(i)            of such person; and/or

(ii)            if such person is owned or managed by a single entity, of such entity; and/or

(b)            any other individual designated as an “Officer” by the Board of Directors of such person;

Officer’s Certificate means, with respect to any person, a certificate signed by one Officer of such person;

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Opening Consolidated EBITDA means €303,600,000;

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies);

Original Accounting Principles means the accounting principles and related accounting practices and financial reference periods consistent with those applied in the Original Financial Statements and the Base Case Model;

Original Financial Statements means the consolidated annual financial statements of the Target for the year ending 31 December 2017;

Original Obligor means the Original Borrowers or the Original Guarantors;

Original Revolving Facility means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities);

Original Revolving Facility Borrower means the Company or any member of the Group which accedes as an Additional Borrower under the Original Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be an Original Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors);

Original Revolving Facility Commitment means:

(a)            in relation to an Original Lender, the amount in the Base Currency set out in Part II of Schedule 1 (The Original Parties) as its Original Revolving Facility Commitment and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase); and

(b)            in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Additional Facility) or Clause 2.3 (Increase),

to the extent:

(i)              not cancelled, reduced or transferred by it under this Agreement; and

(ii)            not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

Original Revolving Facility Lender means any Lender who makes available an Original Revolving Facility Commitment or an Original Revolving Facility Loan;

Original Revolving Facility Loan means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan;

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Original Revolving Facility Utilisation means an Original Revolving Facility Loan or a Letter of Credit issued or to be issued under the Original Revolving Facility;

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

Party means a party to this Agreement;

Perfection Requirements means the making or the procuring of the appropriate registrations, filing, publication, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein;

Permitted Acquired Indebtedness means:

(a)            Acquired Indebtedness, provided that:

(i)              such Financial Indebtedness is discharged within six (6) Months of the date on which the Acquired Person or Asset becomes a Subsidiary or is otherwise acquired (as the case may be); or

(ii)            where the Company has confirmed to the Agent that, at the election of the Company in relation to all or part of any Permitted Acquired Indebtedness, either:

(A)            as at the Permitted Acquired Indebtedness Commencement Date (to the extent incurred on or before such date or otherwise pro forma for its incurrence in full (and pro forma for the incurrence in full of any other Term Facility or Permitted Alternative Debt that constitutes term debt of the Group which has been committed but not incurred (and treating any Acquired Indebtedness that constitutes revolving debt as provided for in paragraph (1) of the definition of Permitted Indebtedness Cap))) by reference to the Applicable Test Date in paragraph (b)(i) of the definition thereof; and/or

(B)            (to the extent not already confirmed on the Permitted Acquired Indebtedness Commencement Date pursuant to paragraph (A) above), on the date of any incurrence of any Acquired Indebtedness (and pro forma for the incurrence in full of any other Term Facility or Permitted Alternative Debt that constitutes term debt of the Group which has been committed but not incurred (and treating any Acquired Indebtedness that constitutes revolving debt as provided for in paragraph (1) of the definition of Permitted Indebtedness Cap))) as at the Applicable Test Date in paragraph (b)(ii) of the definition thereof,

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(in each case after giving pro forma effect to the proposed use of proceeds thereof (save in respect of Acquired Indebtedness that constitutes revolving debt which shall be treated as provided for in paragraph (1) of the definition of Permitted Indebtedness Cap and any other adjustments permitted by this Agreement), such Acquired Indebtedness either:

(1)            falls within indebtedness permitted under paragraph (a) or any other limb of the definition of the Permitted Indebtedness Cap at such time; and/or

(2)            otherwise constitutes Permitted Financial Indebtedness; and

(b)            any Refinancing Debt where such Acquired Indebtedness (or Refinanced Debt thereof) constitutes the Refinanced Debt,

and provided that, there shall be no requirement for the provider(s) of Acquired Indebtedness (or any agent or trustee in respect of such Permitted Acquired Indebtedness) to accede to or be subject to the terms of the Intercreditor Agreement (or any other intercreditor arrangements);

Permitted Acquired Indebtedness Commencement Date means in respect of any Acquired Indebtedness, as elected by the Company, either: (a) the date upon which the relevant Acquired Person or Asset becomes or combines with a member of the Group or is otherwise acquired as the case may be; (b) the date upon which a member of the Group enters into a legally binding commitment for the relevant acquisition or such other transaction relating to such Acquired Indebtedness; (c) any date when such Acquired Indebtedness is committed or available for utilisation by a member of the Group; or (d) any date selected by the Company in the period between: (x) the date upon which such Acquired Person or Asset becomes or combines with a member of the Group or is otherwise acquired as the case may be; and (y) the date on which the period contemplated by paragraph (a)(i) of the definition of ‘Permitted Acquired Indebtedness’ expires;

Permitted Acquired Indebtedness Documents means each document which relates to or evidences the terms of any Permitted Acquired Indebtedness (including any credit or loan agreement, indenture, notes, fee letter, closing payment letter, syndication letter, engagement letter, hedging letter, guarantee, security document and any other instrument or document) designated as a Permitted Acquired Indebtedness Document by the Company;

Permitted Acquisition means:

(a)            the Acquisition;

(b)            any acquisition of any shares, securities or minority equity interests in any person that is not a member of the Group so long as:

(i)            such acquisition is funded with the CNI Growth Amount to the extent Not Otherwise Applied;

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(ii)            the Consolidated Net Leverage Ratio as at the Applicable Test Date (taking into account such acquisition on a pro forma basis) is equal to or less than 4.30:1 and such acquisition is funded with Acceptable Funding Sources or (without double counting) the Available Amount, in each case, to the extent Not Otherwise Applied; or

(iii)          to the extent not funded from Acceptable Funding Sources, the Available Amount and/or the CNI Growth Amount pursuant to (i) or (ii) above, the aggregate amount funded does not exceed €32,000,000 or, if higher, an amount equal to 10 per cent of LTM EBITDA per Financial Year;

(c)            any acquisition by a member of the Group pursuant to a Permitted Disposal by another member of the Group;

(d)            any acquisition of cash or Cash Equivalent Investments;

(e)            an acquisition by way of an Investment in a Joint Venture that is a Permitted Joint Venture to the extent permitted under Clause 27.16 (Joint Ventures);

(f)             an acquisition by a member of the Group (i) of shares (or other equity or ownership interests), provided that following that acquisition, such member of the Group has a controlling interest in that person (and, for this purpose, control means holding more than 50 per cent. of the voting shares or equivalent voting interests in the relevant person), or (ii) of a business or undertaking, in each case carrying on a Similar Business and, in each case, no Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) has occurred and is continuing on the date of the Group’s entry into of a legally binding commitment to make the acquisition;

(g)            any acquisition pursuant to a Permitted Transaction;

(h)            an acquisition constituting a Permitted Share Issue;

(i)             an acquisition or redemption of Employee Advances;

(j)             any acquisition or redemption of shares or other ownership interests held directly or indirectly by current or former employees or members of management or any trust or other person in respect of, or in connection with, any MEP, incentive scheme or similar arrangement which does not at any time exceed the Employee Loan Basket;

(k)            any acquisition of shares following the conversion of an intra-Group loan into equity;

(l)             an acquisition of the share capital or analogous ownership interests in, or the incorporation of a limited liability entity (including by way of formation) which has not traded in any material respect prior to the close of the acquisition;

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(m)           any acquisition of shares in any member of the Group provided that the Parent may only acquire shares in the Company; and

(n)            any acquisition to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior consent;

Permitted Alternative Debt means one or more facilities incurred or borrowed by a member of the Group which are not documented under this Agreement but which are incurred by way of loans, notes or other financing or debt arrangements (whether term or revolving and including any guarantee, letter of credit or ancillary facility), including as new or existing facility commitments, loans, or note issuance and/or as an additional tranche or class of, or an increase of, or an extension of, any facilities which are not documented under this Agreement, loans, notes or other financing or debt arrangements (in each case, whether or not in existence at the Permitted Alternative Debt Commencement Date and including arrangements existing at the time a person becomes a member of the Group (whether by acquisition, merger, consolidation or combination) or assumed in connection with the acquisition of assets, merger, consolidation or combination or otherwise); including by way of any loan, note (including senior or second lien secured, senior unsecured, senior subordinated or subordinated notes, whether in each case in a public or private offering, Rule 144A or other offering), bond or otherwise (including, in each case, term or revolving); issued or incurred, guaranteed or secured by any member of the Group or by a Holding Company thereof or any person which becomes a member of the Group or unsecured; and with such ranking, recourse and security as specified by the Company and agreed with the Permitted Alternative Debt Creditors (including unsecured, pari passu, second lien, mezzanine or junior to other indebtedness of the Group but (for the avoidance of doubt) not senior to or in priority to the Facilities with respect to payment or its claim from the proceeds of enforcement of any Transaction Security) provided that (unless otherwise agreed by the Majority Lenders) the Company confirms to the Agent that each of the following applicable conditions are met:

(a)            the repayment profile for such Permitted Alternative Debt shall be, at the option of the Company, a bullet repayment or an amortising repayment, provided that the following conditions shall apply, as applicable:

(i)              for so long as any Signing Date Facility B Commitments remain in place, if the Permitted Alternative Debt is term indebtedness (excluding Bridging Debt, Refinancing Debt and debt which is unsecured or secured on assets which are not subject to the Transaction Security but for the avoidance of doubt including indebtedness incurred by the Parent or any Topco Borrower and secured on the Topco Shared Security), the final maturity date for such Permitted Alternative Debt, must fall on or after the Termination Date for Facility B as at the date of this Agreement (or, if at such time Facility B has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date); or

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(ii)            for so long as any Signing Date Facility B Commitments remain in place, if the Permitted Alternative Debt is term indebtedness (excluding Bridging Debt, Refinancing Debt and debt which is unsecured or secured on assets which are not subject to the Transaction Security but for the avoidance of doubt including indebtedness incurred by the Parent or any Topco Borrower and secured on the Topco Shared Security) and includes amortising or staggered repayments, such indebtedness may only amortise prior to the Termination Date for Facility B as at the date of this Agreement at a rate not exceeding three (3) per cent per annum of the principal amount of the term indebtedness (or, if at such time Facility B has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any amortisation profile) unless the Facility B Lenders are also offered by the Company the same percentage amortisation repayment per annum for each corresponding year to the extent the rate exceeds three (3) per cent per annum, provided that, for the purposes of this paragraph (ii), each individual Facility B Lender will be deemed to have rejected such offer unless such Facility B Lender notifies the Agent that it has accepted such offer by 11am five (5) Business Days (or such longer period which the Company agrees) after the date of such offer; or

(iii)          for so long as any Signing Date Original Revolving Facility Commitments remain in place, if the Permitted Alternative Debt is a revolving credit facility ranking pari passu with the Facilities (excluding Bridging Debt, Refinancing Debt and debt which is unsecured or secured on assets which are not subject to the Transaction Security), the final maturity date for such Permitted Alternative Debt must fall on or after the Termination Date for the Original Revolving Facility as at the date of this Agreement (or, if at such time the Original Revolving Facility has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Permitted Alternative Debt, any termination date);

(b)            save in respect of Refinancing Debt, the Company has confirmed to the Agent that, at the election of the Company in relation to all or part of any Permitted Alternative Debt, either:

(i)              as at the Permitted Alternative Debt Commencement Date (to the extent incurred on or before such date or otherwise pro forma for its incurrence in full (or in part as elected by the Company)) by reference to the Applicable Test Date in paragraph (b)(i) of the definition thereof; and/or

(ii)            (to the extent not already confirmed on the Permitted Alternative Debt Commencement Date pursuant to paragraph (i) above), on the date of any incurrence of any Permitted Alternative Debt as at the Applicable Test Date in paragraph (b)(ii) of the definition thereof,

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the Permitted Indebtedness Cap would not be exceeded; or to the extent it is exceeded, would otherwise constitute Permitted Financial Indebtedness;

(c)            (unless such Permitted Alternative Debt is Bridging Debt, Refinancing Debt, unsecured debt or debt secured on assets which are not subject to the Transaction Security) provided that any Signing Date Facility B Commitments remain in place, in relation to any Permitted Alternative Debt denominated in euro which is incurred within the period from the date of this Agreement until the period ending 12 Months after the Closing Date; and which is in the form of a term loan which ranks pari passu with the Facilities and has a maturity date less than 12 Months later than the Termination Date applicable to Facility B, the Yield applicable to such Permitted Alternative Debt does not exceed the MFN Rate above the highest Yield potentially applicable to Facility B hereunder on the Permitted Alternative Debt Commencement Date (including any increase to the Margin of Facility B that became effective prior to the Permitted Alternative Debt Commencement Date, and ignoring any step down on the ratchet in the definition of Margin which has been implemented prior to the Permitted Alternative Debt Commencement Date) unless the Yield applicable to Facility B is increased (including, if Yield is increased by increasing the applicable Margin, at each level of the applicable Margin ratchet) by an amount equal to the amount by which the Yield for such euro denominated Permitted Alternative Debt which is in the form of a term loan ranking pari passu with the Facilities and has a maturity date less than 12 Months later than the Termination Date applicable to Facility B exceeds the aggregate of the MFN Rate plus the highest applicable Yield referred to above (and for the avoidance of doubt there shall be no cap on the Yield of (i) any Permitted Alternative Debt which is not in the form of a loan or which is denominated in a currency other than euro, or (ii) any Bridging Debt or Refinancing Debt, or (iii) any Permitted Alternative Debt which would be included in the definition of Second Lien Lender Liabilities or Second Lien Notes Liabilities (as each such term is defined in the Intercreditor Agreement), or (iv) Permitted Alternative Debt which is secured on assets which are not subject to Transaction Security or which is unsecured or which is incurred by the Parent or any Topco Borrower and secured on the Topco Shared Security);

(d)            the Permitted Alternative Debt (excluding any unsecured Permitted Alternative Debt or Permitted Alternative Debt which is secured on assets which are not subject to Transaction Security and which, when aggregated with any other unsecured Permitted Alternative Debt or Permitted Alternative Debt which is secured on assets which are not subject to Transaction Security, does not exceed €157,500,000 (or its equivalent in any other currency or currencies) or if higher, an amount equal to 50 per cent of LTM EBITDA, at any time) shall be subject to either:

(i)            the Intercreditor Agreement, in which case, if the Permitted Alternative Debt Creditor is not already a party to the Intercreditor Agreement in the relevant capacity as a “Creditor” under (and as defined) therein for the relevant Intercreditor Class which applies to the Permitted Alternative Debt, such person has (or will) become a party to the Intercreditor Agreement as a “Creditor” in accordance with and pursuant to the terms of the Intercreditor Agreement by the Permitted Alternative Debt Commencement Date; or

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(ii)            a customary intercreditor agreement, the terms of which shall be reasonably satisfactory to the Agent and the Company,

and, if (i) or (ii) above applies, subject to the Agreed Security Principles (but for these purposes without regard to any of the Agreed Security Principles that has the effect of limiting security to Security Jurisdictions or restricting the granting of security or guarantees by non-Obligors or non-wholly owned Subsidiaries), the Finance Parties shall be offered the benefit of any guarantees or security granted to the creditors of the proposed Permitted Alternative Debt on the same terms as have been made available to the relevant Permitted Alternative Debt Creditors;

(e)            if the Permitted Alternative Debt is permitted to be secured on Transaction Security it shall (following accession by the relevant Permitted Alternative Debt Creditors to the Intercreditor Agreement) constitute Secured Liabilities (as defined in the Intercreditor Agreement) and if the Permitted Alternative Debt:

(i)              ranks pari passu with the Facilities in right of payment and security, it shall be incurred by an Obligor;

(ii)            would be included in the definition of Second Lien Lender Liabilities or Second Lien Notes Liabilities (as such terms are defined in the Intercreditor Agreement) it shall be incurred by the Company or the Parent or a special purpose vehicle which is a Subsidiary of the Parent and which is established for the incurrence of such Permitted Alternative Debt; and

(iii)            would be included in the definition of Topco Group Liabilities or is unsecured or secured on assets not subject to the Transaction Security (excluding, for the avoidance of doubt, any Permitted Alternative Debt that is not subject to paragraph (d) above, which may be incurred by any member of the Group or any Holding Company thereof) it shall be incurred by the Parent (or any Holding Company of the Parent) or a special purpose vehicle established for the incurrence of such Permitted Alternative Debt, provided that if any such Permitted Alternative Debt is incurred outside of the Group, it is guaranteed by one or more members of the Group and the proceeds of such Permitted Alternative Debt are contributed to the Group by way of a New Shareholder Injection (and for the avoidance of doubt there shall be no restriction in the Finance Documents on the incurrence of any indebtedness by any Holding Company of the Parent that is not guaranteed by one or more members of the Group);

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(f)            the Permitted Alternative Debt may share: (i) rateably, where ranking pari passu with the Facilities; (ii) less than rateably; or (iii) in the circumstances permitted by this Agreement (or if no Signing Date Facility B Commitments or Signing Date Original Revolving Facility Commitments (as applicable) remain in place) greater than rateably, in any mandatory prepayments;

(g)            no Event of Default is continuing on the relevant Permitted Alternative Debt Commencement Date; and

(h)            the Company has delivered to the Agent a duly completed Permitted Alternative Debt Notice signed by an authorised signatory, within ten (10) Business Days of the Permitted Alternative Debt Commencement Date, specifying the following matters in respect of such Permitted Alternative Debt:

(i)              the proposed issuer or borrower(s) and guarantor(s) in respect of the Permitted Alternative Debt;

(ii)            the aggregate amount of the commitments of the Permitted Alternative Debt Creditors and the currency being made available and any other optional currency or currencies which are available for utilisation under such Permitted Alternative Debt;

(iii)          the Permitted Alternative Debt Commencement Date and (if applicable) the availability period; and

(iv)          the maturity date, amortisation schedule (if any), any mandatory prepayment provisions, security (if any), ranking and intercreditor position (and whether it is governed by the Intercreditor Agreement, and if applicable, the Intercreditor Class or other position) for the Permitted Alternative Debt, and such Permitted Alternative Debt Notice shall be deemed to have been duly completed for the purposes of this paragraph (h) if it is signed by the Company and specifies the matters in paragraphs (h)(i) to (h)(iv) above in respect of such Permitted Alternative Debt, provided that

(A)            the terms applicable to any Permitted Alternative Debt (including ranking, security (if any) and intercreditor rights) will be those agreed between the Company and the Permitted Alternative Debt Creditors (subject to the conditions above and the Intercreditor Agreement); and

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(B)            notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Permitted Alternative Debt;

Permitted Alternative Debt Commencement Date means, in respect of any Permitted Alternative Debt, the date, as elected by the Company, specified as the Permitted Alternative Debt Commencement Date (being any date on which the Permitted Alternative Debt has been (or will be) issued or available for utilisation) in the Permitted Alternative Debt Notice relating to that Permitted Alternative Debt;

Permitted Alternative Debt Creditor means the person or persons making available the Permitted Alternative Debt;

Permitted Alternative Debt Notice means, in respect of any Permitted Alternative Debt, a notice substantially in the form set out in Part III of Schedule 14 (Additional Facility) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with paragraph (h) of the definition of Permitted Alternative Debt;

Permitted Alternative Finance Documents means each document which relates to or evidences the terms of any Permitted Alternative Debt (including any credit or loan agreement, indenture, notes, fee letter, syndication letter, engagement letter, hedging letter, guarantee, security document and any other instrument or document) designated as a “Permitted Alternative Finance Document” by the Company and the Permitted Alternative Debt Creditors as set out in the Permitted Alternative Debt Notice in respect of that Permitted Alternative Debt;

Permitted Cash Management Facilities means (a) overdraft facilities and local working capital facilities; or (b) other facilities or accommodation comprising or substantially similar to those described in Clause 9.1 (Type of Facility), in each case, provided to members of the Group in an aggregate amount of up to €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA at any time;

Permitted Disposal means:

(a)            any disposal made in the ordinary course of business of the disposing entity;

(b)            any disposal of cash and Cash Equivalent Investments in a manner not prohibited by the Finance Documents;

(c)            any disposal of assets (other than shares and/or, businesses and undertakings) in exchange or replacement for other assets (other than cash or Cash Equivalent Investments) which are, in the reasonable opinion of the entity effecting the acquisition, comparable or superior as to type, quality and value;

(d)            any disposal by a member of the Group to another member of the Group;

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(e)            any disposal of assets which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(f)              any disposal of any business, assets or shares permitted by Clause 27.8 (Mergers);

(g)            disposals of assets which are seized, expropriated or acquired by compulsory purchase by or by the order of any central or local governmental agency or authority which would not result in a breach of Clause 28.11 (Expropriation);

(h)            disposals pursuant to the grant or termination of leasehold interests in, or licences of, property in the ordinary course of business;

(i)              any disposal made pursuant to a contractual arrangement already in existence on the Closing Date;

(j)              any disposal of assets subject to Permitted Factoring, a Permitted Finance Lease or a Permitted Sale and Leaseback;

(k)            any disposal of assets arising as a result of a Permitted Share Issue or Permitted Security;

(l)              any disposal of assets arising as a result of a Permitted Transaction;

(m)          any disposal of an intra-Group loan as a result of the conversion of such intra-Group loan into equity pursuant to paragraph (k) of Permitted Acquisition;

(n)            any disposals of assets to a Joint Venture that is a Permitted Joint Venture or otherwise permitted under Clause 27.16 (Joint Ventures) or of an interest in a Joint Venture to the extent required by the terms of the arrangements in relation to that Joint Venture between the Joint Venture parties;

(o)            any disposal of Treasury Transactions or giving effect to a Debt Purchase Transaction;

(p)            any disposal to which the Majority Lenders shall have given their prior written consent;

(q)            any disposal required by law or regulation or any order of any governmental entity and/or required in order to comply with any ruling or request of, or condition imposed by, any relevant competition authority;

(r)              any disposal of assets in order to comply with the requirements of section 7f of the Fourth Book of the German Social Code (Sozialgesetzbuch IV) or section 4 of the German Company Pensions Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung);

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(s)            disposals of fixed or long term assets other than shares (or the disposal of shares in a company whose material assets are limited to fixed or long term assets);

(t)              disposals among the Parent and its Restricted Subsidiaries;

(u)            any disposal of assets (including, any shares or other equity interests in or business, undertakings or divisions of any member of the Group) provided that:

(i)              no Event of Default has occurred and is continuing at the time the relevant member of the Group legally commits to the disposal of such asset; and

(ii)            any such disposal with a purchase price in excess of the Disposal Threshold Amount is for fair market value (as reasonably determined by the Company) with at least 75 per cent of the consideration for such disposal consisting of cash or Cash Equivalent Investments at the time of such disposal and provided that for the purposes of the 75 per cent cash consideration requirement only, the following items shall be deemed to be cash:

(A)            the amount of any indebtedness or other liabilities (other than indebtedness or other liabilities that are subordinated as “Subordinated Liabilities” (under and as defined in the Intercreditor Agreement) or that are owed to any member of the Group) of any member of the Group (as shown on such person’s most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the relevant member of the Group has been validly released by all relevant creditors in writing;

(B)            the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposal;

(C)            any shares or securities received by the Parent or any other member of the Group from such transferee that are converted by such person into cash or Cash Equivalent Investments (to the extent of the cash or Cash Equivalent Investments received) within one hundred and eighty (180) days following the closing of the applicable disposal; and

(D)            the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any other member of the Group in connection with any disposal that is designated as such in a certificate from the Company (signed by an authorised signatory), setting out the basis of such valuation (which will be reduced by the amount of cash and Cash Equivalent Investments received in connection with a subsequent sale or conversion of such designated non-cash consideration into cash or Cash Equivalent Investments) (the Designated Non-Cash Consideration) having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph that is at that time outstanding does not exceed €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA;

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(v)            disposals of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise of such accounts receivables;

(w)           disposals of shares of, or sales of indebtedness or other securities of, Unrestricted Subsidiaries;

(x)            disposals of assets where the aggregate net cash consideration for the assets so disposed of (ignoring any earn out which may become payable) does not in any Financial Year in aggregate exceed the Permitted Disposals Basket;

(y)            disposals of inventory or equipment in the ordinary course of business (including on an inter-company basis);

(z)            disposals constituting a license or sub-license of Intellectual Property rights not prohibited under Clause 27.7 (Intellectual Property);

(aa)          disposals and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), which (i) do not materially interfere with the business of any member of the Group; or (ii) relate to closed facilities or the discontinuation of any product line;

(bb)          any disposal of assets (including, any shares or equity interests in or business, undertakings or divisions of any member of the Group), including by way of public or private offerings, sales or otherwise, provided that:

(i)              at least 50% of the relevant Net Cash Proceeds received by the Group from such disposal or sale (the Specified Asset Sale Proceeds) are used to voluntarily prepay the Facilities in accordance with Clause 11.4 (Voluntary prepayment of Term Loans);

(ii)            the assets and equity interests disposed of pursuant to this paragraph (bb) do not in aggregate generate more than 15% of Opening Consolidated EBITDA or, if higher, LTM EBITDA; and

(iii)          such disposal is in connection with or relates to the Acquisition as a result of feedback from the regulatory or anti-trust authorities or advice from lawyers of the Initial Investors or the Group;

(cc)          the Specified Disposals; and

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(dd)         disposals of assets which are permitted to be disposed of as a Permitted Disposal under paragraphs (a) to (cc) above to a special purpose vehicle which is a member of the Group and the subsequent disposal of that special purpose vehicle provided that the assets transferred to the special purpose vehicle are the only material assets of that special purpose vehicle and such assets are similarly able to be disposed of in accordance with paragraphs (a) to (cc) above;

Permitted Disposals Basket means €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA;

Permitted Factoring means any recourse or non-recourse sales or disposals pursuant to factoring, receivables financings or similar arrangements on arm’s length terms provided that:

(a)            if such arrangements are on a recourse basis, the maximum aggregate amount of cash consideration for such receivables which have been sold or disposed of and which remain outstanding (other than as a result of a default by the relevant debtor) does not (without double counting) pursuant to such factoring, receivables financing or similar arrangements (other than where recourse pursuant to such arrangements is limited to customary indemnities, warranties and/or security) exceed €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA (plus any available amount under paragraph (v) of Permitted Financial Indebtedness) at any time; and

(b)            if such arrangements are on a non-recourse basis, an unlimited amount of such factoring, receivables financings or similar arrangements so long as any recourse pursuant to such arrangements is limited to customary indemnities, warranties and/or security;

Permitted Finance Leases means any Finance Leases where:

(a)            such Finance Leases existed on or prior to the Closing Date (and any replacement thereof to the extent not exceeding the amount of the Finance Lease being replaced or refinanced or, if greater, the amount of such Finance Lease on the Closing Date);

(b)            any other Finance Lease or vendor finance not permitted by the preceding paragraphs in relation to:

(i)              vehicles, plant, equipment or computers, the aggregate capital element of all rentals under such other Finance Leases and agreements does not exceed €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA; or

(ii)            real estate (or any other assets not otherwise referred to in paragraph (i) above), the aggregate capital element of all rentals under such other Finance Leases and agreements does not exceed €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA;

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Permitted Financial Indebtedness means:

(a)            Financial Indebtedness:

(i)             arising under the Finance Documents; or

(ii)            which is Permitted Alternative Debt or Refinancing Debt;

(b)            Financial Indebtedness arising under (or issued pursuant to) an Ancillary Facility or a Fronted Ancillary Facility, a Permitted Guarantee, a Permitted Loan, a Permitted Factoring, a Permitted Sale and Leaseback, a Permitted Finance Lease or any treasury transaction not prohibited by the terms of this Agreement;

(c)            until:

(i)             the Specified Target Indebtedness Longstop Date, the Specified Target Indebtedness; and

(ii)            the end of the Clean-Up Period, any Existing Target Debt (other than the Specified Target Indebtedness);

(d)            after the Specified Target Indebtedness Longstop Date, any Specified Target Indebtedness that it is subject to a Target Indebtedness Escrow Arrangement;

(e)            after the Specified Target Indebtedness Longstop Date, provided that the mandatory prepayment has been made in accordance with Clause 12.4 (Specified Target Indebtedness), any other Specified Target Indebtedness in an amount not exceeding the Retained Specified Target Indebtedness Amount provided that such Specified Target Indebtedness does not contain any restrictions on the granting of guarantees and security from the Target Group in favour of the Finance Parties contemplated in this Agreement;

(f)              Financial Indebtedness in respect of which a Letter of Credit has been issued or a guarantee or letter of credit has been issued under the Ancillary Facilities or the Fronted Ancillary Facilities;

(g)            Financial Indebtedness to which the Majority Lenders have given their prior written consent;

(h)            Permitted Acquired Indebtedness;

(i)              Financial Indebtedness arising as a result of daylight exposures of any member of the Group in respect of banking arrangements entered into in the ordinary course of its treasury activities;

(j)              Permitted Cash Management Facilities;

(k)            Financial Indebtedness which constitutes Shareholder Loans;

(l)              any earn out arrangement or other adjustment of purchase price, indemnification or similar obligation in relation to a Permitted Disposal, Permitted Acquisition or purchase of any other assets (to the extent that the earn out arrangement itself constitutes Financial Indebtedness);

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(m)          Financial Indebtedness incurred within two hundred and seventy (270) days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement thereof which in aggregate does not exceed €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA at any time;

(n)            any Financial Indebtedness (i) incurred in the ordinary course of business in respect of obligations of any member of the Group to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (ii) in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(o)            any Financial Indebtedness of any member of the Group consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(p)            Financial Indebtedness (including obligations in respect of guarantees, letters of credit, banker’s acceptances bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Financial Indebtedness) incurred by any member of the Group in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(q)            Financial Indebtedness of any member of the Group representing deferred compensation or other similar arrangements to directors, officers, employees, members of management, managers, and consultants of any member of the Group in the ordinary course of business;

(r)              unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Clause 27.6 (Pension Schemes);

(s)            any liability arising as a result of two or more members of the Group belonging to a fiscal unity;

(t)              Financial Indebtedness arising under any guarantee, letter of credit or similar facilities granted to any member of the Group (or any renewal thereof) up to an aggregate maximum amount of €32,000,000 or, if higher, an amount equal to 10 per cent. of LTM EBITDA at any time;

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(u)            Financial Indebtedness arising under any bank guarantee, surety (Burgschaft) or any other instrument issued by a bank or financial institution upon request of a member of the Group in order to comply with the requirements under section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or under section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV); and

(v)            any other Financial Indebtedness, the principal outstanding amount of which does not in aggregate exceed €80,000,000 or, if higher, an amount equal to 25 per cent of LTM EBITDA at any time.

Permitted Guarantee means:

(a)            any guarantee:

(i)              under the Finance Documents; and

(ii)            of or constituting Permitted Alternative Debt or Refinancing Debt under a Permitted Alternative Finance Document or a Refinancing Debt Document;

(b)            any guarantee in respect of Financial Indebtedness of any entity that is not prohibited by Clause 27.13 (Indebtedness);

(c)            guarantees that constitute or are in respect of Permitted Acquired Indebtedness, provided that such guarantees are granted by or in respect of an Acquired Person or Asset, or are to support any grant of Permitted Security under paragraph (l) of the definition thereof and provided further that any such guarantees given by members of the Group other than an Acquired Person or Asset are limited recourse to the assets subject to such Permitted Security;

(d)            any guarantee which, if it were a loan, would be a Permitted Loan to the extent the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of Permitted Loan to the person whose obligations are being guaranteed;

(e)            guarantees of Treasury Transactions which are not prohibited under this Agreement and of Permitted Cash Management Facilities;

(f)              guarantees to landlords and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a member of the Group or guarantees or counter indemnities for the lease obligations of suppliers, customers, franchisees and licensees, in each case, in the ordinary course of business;

(g)            the endorsement of negotiable instruments in the ordinary course of trading;

(h)            guarantees guaranteeing performance by a member of the Group under any contract or other underlying obligation entered into in the ordinary course of business, including in respect of bank guarantees issued in respect of such underlying obligations;

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(i)              guarantees and indemnities given in favour of directors and officers of any member of the Group in respect of their function as such;

(j)              any guarantee given in respect of cash pooling, netting or set-off arrangements permitted pursuant to paragraphs (c) and/or (d) of Permitted Security;

(k)            indemnities given to professional advisers and consultants in the ordinary course of business;

(l)              guarantees given to creditors of members of the Group pursuant to Permitted Reorganisations and capital reductions;

(m)          guarantees and indemnities given pursuant to or in connection with Permitted Acquisitions, the Acquisition Documents and, to the extent, permitted under this Agreement, any Existing Target Debt;

(n)            guarantees given in connection with Permitted Disposals, up to a maximum amount equal to the consideration for that disposal and/or guarantees given by a member of the Group in respect of a former Subsidiary (at the time it was a Subsidiary and not in contemplation of it ceasing to be a Subsidiary) of that member of the Group where such member of the Group has received an indemnity in respect of the maximum aggregate amount of the liabilities under such guarantee;

(o)            guarantees by any member of the Group in respect of obligations or Permitted Financial Indebtedness of another member of the Group;

(p)            guarantees to which the Agent (on the instructions of the Majority Lenders) has given prior written consent;

(q)            customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements, indentures and other documents and/or arrangements, in each case entered into in respect of or in contemplation of any proposed Permitted Financial Indebtedness, Refinancing Debt, Permitted Disposals, Permitted Acquisitions, Permitted Transactions, Change of Control, Sale and/or IPO Event (in each case, irrespective of whether any such transaction or event completes);

(r)              any guarantee or indemnity made in connection with a Joint Venture that is a Permitted Joint Venture or is otherwise permitted under Clause 27.16 (Joint Ventures);

(s)            any guarantee or indemnity provided by a member of the Group for the obligations of another member of the Group in connection with a member of the Group claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions (including under section 394C, 448C or 479C of the Companies Act 2006, section 2:403 of the Dutch Civil Code or other similar or equivalent provisions);

(t)              guarantees of (i) leases or of other obligations not constituting Financial Indebtedness and (ii) lease obligations of suppliers, customers, franchisees and licensees of any member of the Group, in each case, in the ordinary course of business;

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(u)            any guarantee or indemnity in respect of unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(v)            any guarantee given pursuant to section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(w)          guarantees by any member of the Target Group existing at the Closing Date (and any replacement thereof to the extent not exceeding the amount of the guarantee being replaced or, if greater, the amount of such guarantee on the Closing Date);

(x)            customary guarantees and/or indemnities given to the trustee of any employee share option or management incentive plan or unit trust scheme established in the ordinary course of business;

(y)            any guarantee arising by operation of law or required to be created in order to comply with applicable law requirements (including as a result of the existence of a fiscal unity for Finnish tax purposes, a fiscal unity (fiscale eenheid) for Dutch corporate income tax or Dutch VAT purposes or any analogous arrangement in any other jurisdiction, in each case, of which a member of the Group is a member) and any guarantee issued in favour of any relevant tax, customs, export or import authority;

(z)            any guarantee or indemnity in connection with any Target Indebtedness Escrow Arrangement;

(aa)          any liability arising as a result of two or more members of the Group belonging to a fiscal unity; and

(bb)         any other guarantees, the aggregate principal outstanding amount guaranteed by which (when aggregated with all such other guarantees) does not exceed €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA at any time;

Permitted Holding Company Activity means:

(a)            in the case of the Parent, holding shares in the Company (and in no other member of the Group) and, in the case of the Company, holding shares in any Subsidiary;

(b)            conducting business as it is conducted in the ordinary course on the Closing Date (and including any assets and/or liabilities as at such date);

(c)            making Permitted Loans (provided that any loans from the Parent to its Subsidiaries shall only be made to the Company);

(d)            the incurrence of Permitted Financial Indebtedness permitted to be outstanding under the terms of this Agreement and entering into and performance of its obligations under any document in connection thereto;

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(e)            granting Transaction Security and any other Permitted Security, and providing Permitted Guarantees in respect of Permitted Financial Indebtedness and/or in respect of any other liabilities of any member of the Group;

(f)            the entry into and performance of its obligations under the Transaction Documents and any activities or transaction incidental thereto or in connection with the terms of the Transaction Documents;

(g)            the provision of administrative, managerial, employment, legal, treasury and accounting services of a type customarily provided by a holding company to its Subsidiaries, employing directors, officers and employees and/or the secondment of employees to other members of the Group;

(h)            the making of (or receipt of) (i) a Permitted Disposal; (ii) a Permitted Acquisition; (iii) a Permitted Payment; or (iv) a Permitted Share Issue under paragraph (a) of that definition and provided that the Parent shall not acquire any business or shares other than shares in the Company;

(i)              general administration activities including those relating to overhead costs and paying filing fees and other ordinary course expenses (such as audit fees and Taxes), to include the fulfilment of any periodic reporting requirements;

(j)              any activities desirable to maintain Tax status, the incurrence of any liabilities for, or in connection with, Taxes and making claims (and the receipt of any related proceeds) for rebates or indemnification in respect to Taxes;

(k)            activities in connection with any litigation or court or other proceedings that are, in each case, being contested in good faith;

(l)              the ownership of cash balances or Cash Equivalent Investments and the on-lending of cash intra-Group;

(m)           any activity or transaction in connection with, or in contemplation of any proposed, Permitted Financial Indebtedness, Refinancing Debt, Permitted Disposals, Permitted Acquisitions, Permitted Transactions, Change of Control and/or IPO Event (in each case, irrespective of whether any such transaction or event completes);

(n)            any activity or transaction pursuant to a Permitted Transaction;

(o)            the engagement of advisers and auditors and the payment of professional fees and other ancillary fees, costs and expenses;

(p)            any activities to which the Majority Lenders have given their prior written consent;

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(q)            the incurrence of any other costs that relate to services provided or duties of the Group;

(r)             the incurrence of any liability by operation of law as a result of the existence of a fiscal unity for Finnish law purposes or any analogous arrangement in any other jurisdiction, in each case, of which an Obligor is a member;

(s)            acting in a manner contemplated by the Tax Structure Memorandum; and

(t)             liabilities, transactions and arrangements under or arising in connection with the Finance Documents (as defined in each of the Existing Facilities Agreements);

Permitted Indebtedness Cap means at any time (without double counting):

(a)            an amount equal to the aggregate of:

(i)              €315,000,000 or, if higher, an amount equal to 100 per cent of LTM EBITDA; plus

(ii)            in the case of an Additional Facility, any Permitted Alternative Debt, the principal or equivalent amount of the proposed Additional Facility as at its Additional Facility Commencement Date or Permitted Alternative Debt as at its Permitted Alternative Debt Commencement Date (as the case may be), in each case to the extent that (A) the proceeds constitute and are (or are to be) Refinancing Debt; or (B) the purpose of the Additional Facility, Permitted Alternative Debt is to extend the maturity of any existing indebtedness without an increase in principal amount and, in each case, the proposed Additional Facility or Permitted Alternative Debt is applied for such purpose; plus

(iii)            the principal or equivalent amount of any of the Facilities, Additional Facilities, Permitted Alternative Debt, Permitted Acquired Indebtedness or Refinancing Debt ranking pari passu with or senior to the relevant Financial Indebtedness to be incurred in reliance on this paragraph that has been prepaid (together with a corresponding permanent cancellation) (but excluding any mandatory prepayment in accordance with Clause 12.4 (Specified Target Indebtedness) or any prepayment in accordance with Clause 5.8 (Debt Push Down)), in each case, prior to the applicable Additional Facility Commencement Date, Permitted Alternative Debt Commencement Date, Permitted Acquired Indebtedness Commencement Date (as the case may be); plus

(iv)            the principal or equivalent amount of any of the Facilities, Additional Facilities, Permitted Alternative Debt, Permitted Acquired Indebtedness or Refinancing Debt ranking pari passu with or senior to the relevant Financial Indebtedness to be incurred in reliance on this paragraph that are subject to a debt purchase transaction (or a similar or equivalent arrangement in connection with the Facilities, Additional Facility, Permitted Alternative Debt, Permitted Acquired Indebtedness or Refinancing Debt) by a member of the Group or such other person which results in such Facilities, Additional Facility, Permitted Alternative Debt, Permitted Acquired Indebtedness or Refinancing Debt (as the case may be) being permanently prepaid and cancelled, in each case, prior to the applicable Additional Facility Commencement Date, Permitted Alternative Debt Commencement Date, Permitted Acquired Indebtedness Commencement Date (as the case may be); plus

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(v)            the principal or equivalent amount of any undrawn commitments of any of the Facilities, Additional Facility, Permitted Alternative Debt, Permitted Acquired Indebtedness or Refinancing Debt ranking pari passu with or senior to the relevant Financial Indebtedness to be incurred in reliance on this paragraph that have been irrevocably cancelled prior to the applicable Additional Facility Commencement Date or Permitted Alternative Debt Commencement Date (as the case may be); plus

(vi)          an amount equal to 100% of the amount of any New Shareholder Injections (excluding (i) any amounts contributed to the Parent in accordance with paragraph (u) of the definition of Permitted Payment; and (ii) any New Shareholder Injections which have been applied to cure a Financial Covenant Event of Default pursuant to paragraph (b)(i) of clause 26.4 (Equity Cure Rights)); plus

(vii)         an amount equal to all fees, underwriting discounts, premiums (including any original issue discount, payment of call protection or prepayment premium) and other costs and expenses incurred in connection with the incurrence of the amount set out in this paragraph (a) or paragraph (b) below; less

(viii)        the principal or equivalent amount of any Additional Facilities and Permitted Alternative Debt classified as being incurred prior to the Additional Facility Commencement Date or Permitted Alternative Debt Commencement Date (as the case may be) in reliance on this paragraph (a); and

(b)            an unlimited amount by way of an Additional Facility, Permitted Alternative Debt or Permitted Acquired Indebtedness so long as the Company has confirmed to the Agent, that at the election of the Company in relation to all or part of any Additional Facility, Permitted Alternative Debt or Permitted Acquired Indebtedness, either:

(i)              as at the Additional Facility Commencement Date, Permitted Alternative Debt Commencement Date or Permitted Acquired Indebtedness Commencement Date, as the case may be (to the extent incurred on or before such date or otherwise pro forma for its incurrence in full (and pro forma for (x) the incurrence in full of any other Term Facility or Permitted Alternative Debt that constitutes term debt of the Group which has been committed but not incurred and its use for the purposes for which it is intended and (y) the prepayment of any amount of Financial Indebtedness which has been irrevocably committed but not made, in each case prior to the Applicable Test Date)) by reference to the Applicable Test Date in paragraph (b)(i) of the definition thereof; and/or

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(ii)            (to the extent not already confirmed on the Additional Facility Commencement Date, the Permitted Alternative Debt Commencement Date or Permitted Acquired Indebtedness Commencement Date as the case may be pursuant to paragraph (i) above), on the date of any incurrence of any Additional Facility, Permitted Alternative Debt or Permitted Acquired Indebtedness (and pro forma for (x) the incurrence in full of any other Term Facility or Permitted Alternative Debt that constitutes term debt of the Group which has been committed but not incurred and its use for the purposes for which it is intended and (y) the prepayment of any amount of Financial Indebtedness which has been irrevocably committed but not made, in each case prior to the Applicable Test Date) as at the Applicable Test Date in paragraph (b)(ii) of the definition thereof, in each case after giving pro forma effect to the proposed use of proceeds thereof (in respect of an Additional Facility, Acquired Indebtedness or Permitted Alternative Debt that constitutes revolving debt on the basis provided for in paragraph (1) below) and any other adjustment permitted by this Agreement, such Financial Indebtedness:

(A)          (if such Financial Indebtedness would constitute Senior Lender Liabilities or Senior Secured Notes Liabilities) would not cause the Consolidated Senior Secured Net Leverage Ratio as at the Applicable Test Date to exceed 4.80:1;

(B)            (if such Financial Indebtedness would constitute Second Lien Lender Liabilities or Second Lien Notes Liabilities) would not cause the Consolidated Total Secured Net Leverage Ratio as at the Applicable Test Date to exceed 5.80:1; or

(C)            (if such Financial Indebtedness would be included in the definition of Topco Group Liabilities or is unsecured or secured on assets not subject to the Transaction Security) would not cause the Consolidated Net Leverage Ratio as at the Applicable Test Date to exceed 5.80:1,

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provided that:

(1)            in respect of an Additional Facility, Acquired Indebtedness or Permitted Alternative Debt that constitutes revolving debt being incurred in reliance on the Permitted Indebtedness Cap, such Financial Indebtedness shall be (A) assumed to be drawn if and to the extent it is committed for the purpose of funding a specified acquisition or investment (but not if committed for general corporate purposes or any other purpose) and the pro forma effect of such acquisition or investment shall be taken into account; (B) assumed to be undrawn if and to the extent it is committed to fund working capital purposes (but not if committed for a specified acquisition or investment or any other purpose); or (C) assumed to be drawn if and to the extent it is committed for any purpose other than those referred to in paragraphs (A) or (B) above provided that the proceeds of such utilisation shall be deemed to have been disbursed and no pro forma effect shall be taken into account for the use of proceeds;

(2)            any amount of any Additional Facility, Permitted Acquired Indebtedness or Permitted Alternative Debt may be incurred in reliance on paragraph (a) above rather than in reliance on paragraph (b);

(3)            any amount of any Additional Facility, Permitted Acquired Indebtedness or Permitted Alternative Debt (or any combination of the foregoing) may (whether incurred at the same time or otherwise) be deemed incurred in reliance on paragraph (b)(i) or paragraph (b)(ii) above (as applicable, and subject to the terms of those paragraphs) prior to the incurrence of any amounts set out in paragraph (a) above;

(4)            any guarantee of an Additional Facility, Permitted Acquired Indebtedness or Permitted Alternative Debt or any related credit support shall not be double counted;

(5)            if the principal Base Currency amount (or equivalent term) so specified is not denominated in euro (whether or not subject to any multi-currency option or otherwise), for the purposes of determining the Permitted Indebtedness Cap, that non-euro amount shall be converted into euro at an exchange rate selected by the Company (acting reasonably and in good faith) and notified to the Agent or if the Company has not notified to the Agent such conversion rate calculated at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Applicable Test Date in relation thereto; and

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(6)            for the purposes of determining compliance with this definition, in the event that an item of Financial Indebtedness meets the criteria of more than one of the permitted types and amounts of Financial Indebtedness in this definition as set out in any of paragraph (a), paragraph (b)(i) or paragraph (b)(ii) above, the Company will classify, and shall have the right from time to time and in its sole discretion to reclassify, any item Financial Indebtedness incurred under any subparagraph of this definition into one (or more) other sub-paragraphs of this definition or otherwise classify or reclassify such Financial Indebtedness as any other type of Permitted Financial Indebtedness, provided that, if the Company does not specify otherwise (and unless and until the Company specifies otherwise or the permission in paragraph (b) is no longer available), Financial Indebtedness shall first be deemed to have been incurred under paragraph (b) above;

Permitted Joint Venture means any Investment in a Joint Venture:

(a)            where the aggregate of:

(i)              all amounts subscribed for shares in, lent to or invested in all such Joint Ventures by any member of the Group;

(ii)            the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(iii)          the market value of any assets transferred by any member of the Group to any Joint Venture (other than assets provided on arm’s length terms),

net of profit distributions and returns on investments in cash (in each case after the Closing Date) and after deducting investments funded (whether notionally or in fact) with:

(A)          the CNI Growth Amount; or

(B)            if the Consolidated Net Leverage Ratio as at the Applicable Test Date (taking into account such Investment on a pro forma basis) was equal to or less than 4.30:1, Acceptable Funding Sources or (without double counting) the Available Amount,

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in each case to the extent Not Otherwise Applied, does not exceed in any Financial Year the Joint Venture Basket; or

(b)            to which the Majority Lenders have given their prior written consent.

Permitted Junior Debt Payment means any Junior Debt Payment:

(a)            utilising the proceeds of any Additional Facility, Permitted Alternative Debt or Refinancing Debt ranking pari passu with, or junior to, such indebtedness being prepaid;

(b)            as part of an applicable high yield discount obligation catch-up payment;

(c)            of regularly scheduled interest and payment of fees, expenses and indemnification obligations and other amounts (other than principal) as and when due (other than payments that are prohibited by the provisions of the Intercreditor Agreement);

(d)            to the extent that:

(i)              no Event of Default has occurred and is continuing when the payment is made or would arise as a result of such payment; and

(ii)            the pro forma Consolidated Net Leverage Ratio as at the Applicable Test Date (after taking into account such payment) is equal to or less than 4.30:1 pro forma for such prepayment (or equal to or less than 4.55:1 pro forma for such prepayment as contemplated in Clause 12.5(l)(i) (Application of prepayments));

(e)            to the extent that the payment is funded in whole or in part from the proceeds of New Shareholder Injections (to the extent Not Otherwise Applied) made after the Closing Date in an amount equal to such New Shareholder Injections received by the Parent after the Closing Date prior to such payment and which have not been applied to cure a Financial Covenant Event of Default pursuant to Clause 26.4(b)(i) (Equity Cure Rights) (excluding any amounts contributed to the Parent in accordance with paragraph (u) of the definition of Permitted
Payment);

(f)              utilising the amount of any mandatory prepayments declined by the Lenders under any of the Facilities; or

(g)            funded from any amount that could be applied by way of a Permitted Payment pursuant to paragraphs (i) and (w) of the definition of Permitted Payment (to the extent Not Otherwise Applied);

Permitted Loan means:

(a)            loans and trade credit in the ordinary course of business;

(b)            advance payments made in the ordinary course of business;

(c)            loans and the granting of credit by a member of the Group to another member of the Group;

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(d)            loans made in the ordinary course of intra-Group cash pooling arrangements;

(e)            loans existing at the time of (but not incurred in contemplation of) the acquisition of any person acquired pursuant to a Permitted Acquisition and made by that person or its Subsidiaries and any refinancing thereof, provided that the amount of that loan is not increased after completion of the Permitted Acquisition, except to the extent permitted by other paragraphs in this definition;

(f)            loans by an Obligor to an entity or business acquired pursuant to a Permitted Acquisition:

(i)             arising as a result of refinancing or otherwise discharging such entity’s business, assets or existing indebtedness and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing or discharge; and/or

(ii)            for working capital needs of that entity or business;

(g)            loans by the Parent in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and provided that such amount shall cease to be available as a Permitted Payment);

(h)            loans comprising deferred consideration in respect of a Permitted Disposal, up to a maximum amount not exceeding 50 per cent of the consideration received in respect of such Permitted Disposal;

(i)            loans required to be made by mandatory provisions of law;

(j)            deposits of cash or Cash Equivalent Investments with financial institutions for cash management purposes or in the ordinary course of business;

(k)            loans to a Joint Venture that is a Permitted Joint Venture or otherwise to the extent permitted by Clause 27.16 (Joint Ventures);

(l)            any Employee Advances;

(m)           a loan made by a member of the Group for the purposes of repaying any other Permitted Financial Indebtedness to the extent such payment is not prohibited under this Agreement and the Intercreditor Agreement;

(n)            loans to which the Majority Lenders have given their prior written consent;

(o)            a loan made by a member of the Group in order to fund a payment to be made under a Finance Document;

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(p)            a loan made by the Parent to a Holding Company of the Parent for the purposes of an acquisition referred to in paragraph (b)(ii) of the definition of Permitted Payment, provided that the aggregate principal amount of any such loans outstanding (excluding capitalised interest) shall not exceed the Employee Loan Basket;

(q)            any loan contemplated by the Tax Structure Memorandum;

(r)             any loan made by a member of the Target Group and outstanding on the Closing Date;

(s)            loans received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured loan or other transfer of title with respect to any secured loan and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(t)              unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(u)            loans not otherwise permitted pursuant to the preceding paragraphs so long as:

(i)              such loans are funded with the CNI Growth Amount to the extent Not Otherwise Applied;

(ii)            the Consolidated Net Leverage Ratio as at the Applicable Test Date (taking into account such loan on a pro forma basis) is equal to or less than 4.30:1 and such loan is funded with Acceptable Funding Sources or (without double counting) the Available Amount, in each case, to the extent Not Otherwise Applied; or

(iii)            to the extent not funded from Acceptable Funding Sources or the Available Amount and/or the CNI Growth Amount pursuant to (i) or (ii) above, the aggregate principal amount outstanding of all such loans at any time does not exceed €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA;

Permitted Payment means by way of dividend, payment, repayment, prepayment, purchase, redemption, defeasance, discharge, exchange, entry into any arrangement, declaration or otherwise a payment including the cash payment of a dividend, repayment of equity, reduction of capital, loan, fee, charge or the cash payment of interest on, or repayment or prepayment of principal in respect of, Shareholder Loans or other Financial Indebtedness, setoff, acquisition of liabilities or other discharge in each case to fund or subject to the following conditions:

(a)            administrative costs, auditors fees, insurance premiums, directors’ and employees’ remuneration, Taxes, professional fees, regulatory costs and the like incurred by the Parent, the Company or any Holding Company of the Parent;

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(b)            any payments or amounts constituting or to be used directly or indirectly for purposes of making payments in connection with any Employee Advances and any waiver or transaction with respect thereto provided that the aggregate amount does not at any time exceed the Employee Loan Basket;

(c)            any payments or amounts constituting or to be used directly or indirectly for purposes of making payments in connection with an acquisition or redemption of shares, loan notes or other investments (directly or indirectly) by the Parent, any Restricted Subsidiary or any Holding Company of the Parent of current, potential or departing directors, management, officers, employees or consultants of such persons (or to any trust or other entity holding shares, loan notes or other investments in connection with any MEP, incentive scheme or similar arrangement) together with the purchase or repayment of any related loans and/or other compensation payments (including bonus payments and relating to incentive schemes) in respect of current, potential or departing directors, management, officers, employees or consultants and/or (in each case) any payments of related fees, costs, expenses or Taxes provided that all such payments (other than, if the Consolidated Net Leverage Ratio as at the Applicable Test Date (taking into account such payment on a pro forma basis) was equal to or less than 4.30:1, payments funded (whether notionally or in fact) with Acceptable Funding Sources or (without double counting) the Available Amount, in each case to the extent Not Otherwise Applied) do not exceed:

(i)              in any Financial Year €16,000,000 or, if higher, an amount equal to 5 per cent of LTM EBITDA; and

(ii)            at any time over the life of the Facilities €32,000,000 or, if higher, an amount equal to 10 per cent of LTM EBITDA;

(d)            (x) Investor front end fees or costs (either through reimbursement of such costs or by direct payment) and (y) an annual monitoring, management or advisory fee to the Investors in each Financial Year in an amount not exceeding €5,000,000 (or its equivalent in other currencies) with such amount increasing each year in line with RPI or, if higher, an amount equal to 1.5 per cent of LTM EBITDA plus, in each case, VAT (provided that no Event of Default has occurred and is continuing in which case such fee shall continue to accrue and will be payable once such Event of Default is no longer continuing);

(e)            any payment to enable or assist any Holding Company of the Parent to (i) pay its establishment costs or to pay Taxes, administration fees or other substance costs required to maintain its existence incurred by such Holding Company solely in respect of it being a Holding Company of the Group or (ii) repurchase any shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a “cashless” exercise;

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(f)            any repayment of Shareholder Loans or intra-group loans, the consideration for which is a Permitted Share Issue;

(g)            so long as no Event of Default is continuing, payments to any Restricted Person or an advisor to any Restricted Person for corporate finance advice, mergers and acquisitions advice and transaction advice actually provided to the Group on arm’s length commercial terms;

(h)            any payment made to a Restricted Person in the ordinary course of business on arm’s length commercial terms (but, for the avoidance of doubt, excluding any such payment made to a Restricted Person in its capacity as an investor in the Group, or as a consequence of such Restricted Person otherwise having an interest (direct or indirect) in the shares of the Parent, or in respect of any management fee);

(i)             to the extent that:

(i)              no Event of Default has occurred and is continuing when the payment is made or would arise as a result of such payment; and

(ii)            the pro forma Consolidated Net Leverage Ratio as at the Applicable Test Date (after taking into account such payment) is either:

(A)           equal to or less than 4.30:1 and such payment is funded from the Available Amount or from any CNI Growth Amount; or

(B)           equal to or less than 3.80:1;

(j)              to the extent that the payment is funded in whole or in part from the proceeds of New Shareholder Injections (to the extent Not Otherwise Applied) made after the Closing Date in an amount equal to such New Shareholder Injections received by the Parent after the Closing Date but prior to such payment and which have not been applied to cure a Financial Covenant Event of Default pursuant to Clause 26.4(b)(i) (Equity Cure Rights) (excluding any amounts contributed to the Parent in accordance with paragraph (u) of the definition of Permitted Payment);

(k)            any payment made to a Holding Company of the Company to enable the relevant Holding Company to make payment of any underwriting, commitment, arrangement or other similar fees, costs or expenses incurred in connection with a Listing;

(l)              any payment contemplated by the Tax Structure Memorandum;

(m)          any payment to a Holding Company of the Company to pay fees and expenses related to debt or equity offerings, investments, disposals or acquisitions permitted or not restricted by this Agreement (whether or not consummated);

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(n)            any payments made by a Subsidiary of the Parent to its direct shareholders or to other members of the Group;

(o)            any payment which is a Permitted Transaction;

(p)            any payment to which the Majority Lenders have given their prior written consent;

(q)            any payment funded by proceeds from a Listing, provided that no Event of Default has occurred and is continuing when the payment is made or would arise as a result of such payment;

(r)             any payment or payments in an amount not exceeding, in aggregate, 50% of the aggregate Specified Asset Sale Proceeds;

(s)            subject to the Intercreditor Agreement, any payment (excluding a Junior Debt Payment other than a Permitted Junior Debt Payment) under or pursuant to (or for the purpose of facilitating any payment under or pursuant to) any documents constituting or entered into in connection with the issuance of, commitment of, utilisation of or on-lending of any Additional Facility, Permitted Alternative Debt, Refinancing Debt or Permitted Acquired Indebtedness (including any Finance Documents, Permitted Alternative Finance Documents, any Permitted Acquired Indebtedness Documents or otherwise);

(t)             subject to the Intercreditor Agreement, any payment under or pursuant to any hedging arrangement or other derivative transaction in relation to any Additional Facility, any Permitted Alternative Debt, any Refinancing Debt or any Permitted Acquired Indebtedness (including any Finance Documents, Permitted Alternative Debt Documents, Permitted Acquired Indebtedness Documents or otherwise);

(u)            any payment of a dividend to a Holding Company if that Holding Company is the head of the corporate income tax fiscal unity in which the Parent is a subsidiary of the head of the corporate income tax fiscal unity provided that any such Holding Company which is the head of the corporate income tax fiscal unity agrees to make, as soon as reasonably practicable following receipt of any such profits, a contribution into the capital, or a payment into the capital reserves of, or a loan (provided any such loan constitutes Subordinated Indebtedness) or other payment to, the Parent in the amount of any profits transferred to it pursuant to the fiscal unity or any related profit and loss transfer agreement (net of (i) any taxes triggered at the level of that Holding Company on any such profits and (ii) any amounts otherwise permitted to be paid to that Holding Company as a Permitted Payment under this Agreement);

(v)            any repayment of principal and accrued interest under Shareholder Loans provided to fund Permitted Acquisitions or capital expenditure from the proceeds of a Utilisation under any Additional Facility and/or Permitted Alternative Debt or (provided that Consolidated Net Leverage Ratio as at the Applicable Test Date (taking into account such payment on a pro forma basis) is equal to or less than 4.30:1) from the Available Amount or any CNI Growth Amount provided that such payment is made within six (6) Months of the relevant Permitted Acquisition or capital expenditure; and

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(w)            to the extent that no Event of Default has occurred and is continuing when the payment is made, any other payment so long as the aggregate amount of all such payments under this paragraph does not exceed €40,000,000 in any Financial Year plus the Permitted Payment Unused Amount (and provided that for any Permitted Payment under this paragraph (w), the Permitted Payment Unused Amount shall be treated as being utilised prior to the €40,000,000 amount set out above));

Permitted Payment Unused Amount means, in respect of any Financial Year, the difference between:

(a)            the aggregate amount of Permitted Payments actually paid under paragraph (w) of Permitted Payment in all previous Financial Years during the life of the Facilities; and

(b)            (without double counting) the aggregate amount of Permitted Payments which would have been be paid under paragraph (w) of Permitted Payment in all previous Financial Years during the life of the Facilities, had the basket been utilised in full in each Financial Year;

Permitted Reorganisation means:

(a)            a solvent re-organisation (including pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction) involving the business or assets of, or shares of (or other interests in), any member of the Group (excluding at all times (A) the Parent and (B) the Company (other than where the Company is the entity surviving as a result of such reorganisation)) where:

(i)              substantially all of the business, assets and shares of (or other interests in) the relevant member of the Group continues to be owned directly or indirectly by the Parent in the same or a greater percentage as prior to such reorganisation, save for:

(A)           the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of a such reorganisation; or

(B)           any business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:

(1)            as a result of a disposal or merger or other step permitted under, but subject always to the terms of, this Agreement; or

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(2)            as a result of a cessation of business or solvent winding-up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or

(3)            as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; and

(ii)            subject to the Agreed Security Principles, the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods and other than from any entity which has ceased to exist as contemplated in paragraph (i) above or is not or has ceased to be a member of the Group) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the transferee or the entity surviving as a result of such reorganisation save to the extent such assets or shares (or other interests) cease to exist or to be owned by members of the Group as contemplated in paragraph (i) above, in each case, to the extent such assets, shares or other interests are not disposed of as permitted under but always subject to the terms of this Agreement;

(b)            (excluding at all times (A) the Parent and (B) the Company (other than where the Company is the entity surviving as a result of such reorganisation)) any reorganisation arising as a consequence of a specific undertaking relating to a re-organisation in this Agreement;

(c)            any reorganisation contemplated by the Tax Structure Memorandum;

(d)            any reorganisation involving the business or assets of, or shares of (or other interests in) any member of the Group (excluding at all times (A) the Parent and (B) the Company (other than where the Company is the entity surviving as a result of such reorganisation)) which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganisation); and

(e)            any other reorganisation involving one or more members of the Group approved by the Majority Lenders;

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Permitted Sale and Leaseback means any sale or disposal of any asset on terms whereby such asset is or may be leased back to or re-acquired by any member of the Group to the extent that:

(a)            in relation to the Target Group, such sale or disposal is committed prior to or on the Control Date; or

(b)            to the extent not otherwise permitted by the preceding paragraph, the aggregate cash consideration for all such assets disposed (and which have not been re-acquired by the Group at the end of the applicable lease) does not exceed €70,000,000 or, if higher, an amount equal to 22 per cent of LTM EBITDA;

Permitted Security means:

(a)            charges or liens in each case arising solely by operation of law and in the ordinary course of business;

(b)            rights of set-off existing in the ordinary course of business between any member of the Group and its respective suppliers or customers;

(c)            rights of set-off or netting or charges arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such;

(d)            encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled net balance basis;

(e)            any encumbrance, security interest or set-off arrangements in favour of any financial institution pursuant to its general terms and conditions (or the general terms and conditions applicable to any bank account and/or credit balance);

(f)             any Security or Quasi-Security arising under or in connection with any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to, or receivables of, a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms;

(g)            Security arising under or in connection with a Permitted Sale and Leaseback, a Permitted Finance Lease, Permitted Factoring, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms in the ordinary course of business, to the extent such Security is granted by the relevant member of the Group over assets comprised within or constituted by or in connection with such arrangements;

(h)            Security or Quasi Security arising in connection with any Target Indebtedness Escrow Arrangement to the extent such Security or QuasiSecurity is created over the amount subject to the Target Indebtedness Escrow Arrangement;

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(i)             Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi Security arising under the Finance Documents, (to the extent permitted by the definition of Permitted Alternative Debt and securing only Permitted Alternative Debt) the Permitted Alternative Finance Documents and (to the extent permitted by the definition of Refinancing Debt and securing only Refinancing Debt) the Refinancing Debt Documents;

(j)             Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of business;

(k)            any cash collateral provided in respect of letters of credit or bank guarantees to the extent not prohibited under this Agreement;

(l)             any Security or Quasi Security over or affecting any Acquired Person or Asset, and which is either:

(i)            subject to which such asset is acquired, provided that:

(A)          such Security or Quasi Security was not created in contemplation of the acquisition of such asset by a member of the Group;

(B)           the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group (other than as a result of capitalisation of interest and accrual of any default interest); and

(C)           such Security or Quasi Security is released within six Months of such acquisition (save to the extent that such Security or Quasi Security constitutes Permitted Security under another paragraph of this definition); or

(ii)           granted in respect of Permitted Acquired Indebtedness (or any Refinancing Debt in respect thereof);

(m)          any (i) Security over shares in a Permitted Joint Venture to secure obligations to other joint venture partners in that Joint Venture to the extent required to be provided by the terms of the relevant joint venture agreement and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries;

(n)            Security which does not secure any outstanding actual or contingent liability provided that commercially reasonable endeavours are used to procure the release or discharge of such Security;

(o)            Security over cash paid into an escrow account by any third party or any member of the Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group and which is permitted pursuant to Clause 27.10 (Disposals) or 27.17 (Acquisitions and Investments);

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(p)            Security over rental deposits placed by a member of the Group with a lessor or concession payments made pursuant to a property lease or license entered into in the ordinary course of business;

(q)            any Security in favour of landlords or warehouse operators in favour of the relevant third party landlord or warehouse operator under a lease or warehousing agreement entered into in the ordinary course of business of the relevant member of the Group;

(r)             any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings;

(s)            Security arising automatically by operation of law in favour of any taxation or any government authority or organisation in respect of taxes, assessments or governmental charges which are not yet due or the liability in respect of which is being contested by the relevant member of the Group in good faith by appropriate proceedings and Security or Quasi Security for Tax which is imposed by the relevant tax authority;

(t)             (i) Security created pursuant to a court order or judgment or as security for costs arising pursuant to court proceedings being contested by the relevant member of the Group in good faith by appropriate proceedings and (ii) any pledge and/or deposit securing any settlement of litigation;

(u)            any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group (and, for the avoidance of doubt, any credit support annex or similar supporting security document provided in relation to such Treasury Transaction shall not constitute Permitted Security under this paragraph (u));

(v)            Security constituting an escrow arrangement to which the proceeds from any issue or the incurrence of any Additional Facility, any Permitted Acquired Indebtedness, any Refinancing Debt or any Permitted Alternative Debt are subject;

(w)          Security to which the Majority Lenders shall have given their prior written consent;

(x)            Security granted in favour of creditors of the Group directly in relation to a Permitted Reorganisation or capital reduction of a member of the Group, to the extent necessary to ensure that the Permitted Reorganisation or capital reduction occurs;

(y)            any lien arising under the general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(z)            any Security granted or arising over any shares issued in connection with any employee or management incentive scheme operated by any member of the Group which is not a member of the Group as at the Closing Date;

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(aa)         any Security or Quasi-Security given in order to comply with the requirements under section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or under section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(bb)         any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(cc)         Security over insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(dd)         (i) leases, licences (including sub-licences) or subleases granted to others or (ii) assignments of Intellectual Property rights granted to a customer of any member of the Group, in each case in the ordinary course of business which do not secure any Financial Indebtedness and do not interfere with the business of the Group in any material respect;

(ee)         (i) Security granted in respect of Permitted Cash Management Facilities and (ii) Transaction Security granted in respect of Permitted Cash Management Facilities provided that (in the case of (ii)) the creditors (or their representative) in respect thereof accede to the Intercreditor Agreement as a “Cash Management Facility Creditor”;

(ff)          any Security granted by any member of the Group required to be granted in favour of creditors of a member of the Group in relation to or as a result of (i) the conversion of the legal form of the Target into a limited liability company and/or (ii) the acquisition of the remaining Target Shares by the Company pursuant to the Squeeze Out;

(gg)         in relation to the Target Group, any Security or Quasi-Security existing on or at any time prior to the Control Date provided that reasonable endeavours are used to procure the release or discharge of such Security within three Months of the Control Date except to the extent securing Permitted Financial Indebtedness; and

(hh)         any other Security securing indebtedness in an aggregate principal amount outstanding not exceeding €63,000,000 or, if higher, an amount equal to 20 per cent of LTM EBITDA at any time;

Permitted Share Issue means:

(a)            an issue of shares by the Parent not constituting an Exit Event;

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(b)            an issue of shares by a Subsidiary of the Parent to its shareholders or to another member of the Group provided that either (i) the percentage ownership interests (direct or indirect) of the Parent in such Subsidiary prior to such issue is not diluted as a result; or (ii) the value attributable by the Parent (acting in good faith) to any shares the issue of which results in any dilution is not greater than any amounts that if transferred to such shareholder that is not a member of the Group would constitute a Permitted Disposal, Permitted Loan or Permitted Payment and provided further that in each case (but subject to the Agreed Security Principles), in the event that the shares of such Subsidiary are subject to Transaction Security prior to such issue, such shares to the extent issued to another member of the Group are subject to Transaction Security which is substantially the same as any other Transaction Security over shares in the same jurisdiction or, otherwise in accordance with the provisions of the Agreed Security Principles or otherwise in a manner satisfactory to the Majority Lenders (acting reasonably), and with respect to (i) above, the percentage of shares in such Subsidiary subject to Transaction Security is not diluted;

(c)            an issue of shares pursuant to a management or employee share scheme of the Group or an issue of shares permitted pursuant to a Permitted Acquisition, a Permitted Transaction or as permitted under Clause 27.8 (Mergers) or Clause 27.16 (Joint Ventures);

(d)            shares to directors and other officers who are required to have a minimum shareholding under applicable law or regulation, to the extent they do not at the time of issue have such a shareholding;

Permitted Structural Adjustment means a Structural Adjustment as permitted by this Agreement;

Permitted Transaction means:

(a)            any disposal required, Financial Indebtedness incurred, guarantee, indemnity, Security or Quasi Security given, or other transaction arising, under or in accordance with the Transaction Documents and/or the Interim Facilities Agreement;

(b)            any transaction, step, arrangement or other matter entered into or arising pursuant to or in connection with any Permitted Reorganisation;

(c)            any payments or other transactions or arrangements contemplated by the Acquisition Documents or required by applicable law or regulation or any exercise of any set-off of any claims or receivables of the Company (or its Affiliates) arising under or in connection with the Acquisition Documents against any liabilities owed by the Company (or its Affiliates) to the shareholders of the Target, their Affiliates or assigns or any payments or other transactions or arrangements contemplated in the Tax Structure Memorandum (provided that any intermediate steps or actions necessary or desirable to implement the transactions or arrangements described in the Tax Structure Memorandum shall be regarded as a Permitted Transaction provided they could not reasonably be expected to be materially adverse to the interests of the Lenders under the Finance Documents);

(d)            transactions (other than the granting or creation of Security or Quasi Security, the making of loans, granting of guarantees, acquisitions or disposals of shares, companies or businesses or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arms’ length terms;

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(e)            any transaction arising under or in accordance with the entry into or assumption of an obligation in any Transaction Document or in respect of an Additional Facility or Permitted Alternative Debt (under a Finance Document or Permitted Alternative Finance Document or any other document in connection therewith including if entered into prior to the Additional Facility Commencement Date or Permitted Alternative Debt Commencement Date) or any Permitted Structural Adjustment or Permitted Acquired Indebtedness or, in each case, taken to comply with an undertaking therein, provided that such Additional Facility, Permitted Alternative Debt or Permitted Acquired Indebtedness is permitted or not otherwise prohibited under the Finance Documents other than by reason of reference to this definition of Permitted Transaction;

(f)             any conversion of a loan, credit or any other indebtedness outstanding which is permitted under any Finance Document into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of that loan, credit or indebtedness, in each case on a cashless basis;

(g)            any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a “cashless” exercise;

(h)            any acquisition by a member of the Group or loan to a trust or special purpose vehicle to fund the purchase of any departing management’s, directors’ or employees’ equity in (or loan notes issued by) a member of the Group or a Holding Company (together with the purchase or repurchase of related loans) and/or other compensation payments (including bonus payments and relating to incentive schemes) in respect of departing management, directors or employees and/or (in each case) any payments of related costs, fees and expenses in accordance with paragraph (d) of the definition of Permitted Payment;

(i)             any:

(i)             conversion of outstanding shares of the Parent or of any of its Subsidiaries into shares of another class; and

(ii)            redemption, repurchase or repayment of any shares of, or of any shareholder loan granted to, the Parent or of any of its Subsidiaries paid in full by way of set-off with the subscription to other shares or shareholder loans are expressly permitted, in each case to the extent that (A) any such conversion, redemption, repurchase or repayment is made without any immediate or deferred cash payment to the holders of the concerned shares or shareholder loans, and (B) the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods) security over the new shares or shareholder loans resulting from such conversion, redemption, repurchase or repayment;

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(j)             any transaction permitted by the Majority Lenders;

(k)            the execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(l)             any transaction or payments arising on the exercise of any put or call options (or any equivalent right or obligation) in relation to any Permitted Joint Venture;

(m)          any other transaction or arrangements entered into for the purpose of funding fees, expenses or charges related to the Acquisition and discharging the Existing Target Debt (including any fees, costs or expenses in connection with related due diligence activities and such costs properly incurred by any Investor and/or Holding Company of the Parent and recharged to a member of the Group);

(n)            any loan, acquisition, Investment in a Joint Venture or other person, transfer of assets, grant of a guarantee or capital contribution, in each case, other than to, in or with respect to an Unrestricted Subsidiary provided that:

(i)             no Event of Default has occurred or is continuing or would arise as a result of such transaction, tested when the transaction is made or (at the election of the Company) committed and, for the avoidance of doubt, with the benefit of the permission in this paragraph (n);

(ii)            the Consolidated Net Leverage Ratio, as at the Applicable Test Date (pro forma taking into account such transaction) is equal to or less than 4.30:1.00; and

(iii)          all or the relevant part of such loan, acquisition, Investment or other transaction is funded from the Available Amount (excluding, for this purpose, Permitted Financial Indebtedness) or any CNI Growth Amount;

(o)            the Debt Push Down;

(p)            any transaction of a member of the Group entered into upon request of a regulatory agency in order to allow the respective member of the Group to comply with mandatory regulatory law requirements to enable it or any of its Subsidiaries to conduct its business, in particular, but not limited to: (i) the making of a deposit, (ii) the incurrence of a guarantee or Financial Indebtedness, (iii) the granting of any Security over assets which are not subject to the Transaction Security or (iv) any equivalent transaction (each a Regulatory Transaction); and

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(q)            subject to the Company complying with Clause 27.34 (Control Date), any transactions or arrangements entered into (or committed to) by members of the Target Group prior to the Control Date;

Permitted Underwriter Transferee has the meaning given to that term in Clause 29.3 (Conditions of assignment or transfer);

Permitted Underwriter Transferor has the meaning given to that term in Clause 29.3 (Conditions of assignment or transfer);

Principal Brands means the Salomon Brand, the Arc’teryx Brand and the Wilson Brand;

Pro Forma Acquisition Adjustments has the meaning given to that term in Clause 26.1 (Financial definitions);

Pro Forma Disposal Adjustments has the meaning given to that term in Clause 26.1 (Financial definitions);

Pro Forma Group Initiative Adjustments has the meaning given to that term in Clause 26.1 (Financial definitions);

Qualified ECP Guarantor means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding US$10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act;

Qualifying IPO Condition has the meaning given to that term in paragraph (b) of Clause 27.26 (Qualifying Listing / Ratings Trigger);

Quarter Date has the meaning given to that term in Clause 26.1 (Financial definitions);

Quarterly Compliance Certificate means a compliance certificate substantially in the agreed form set out in Part I of Schedule 8 (Compliance Certificates) and delivered by the Parent to the Agent under paragraph (a) of Clause 25.3 (Compliance Certificates);

Quarterly Financial Statements has the meaning given to that term in Clause 25.1 (Financial statements);

Quasi Security means a transaction or arrangement to:

(a)            sell, transfer or otherwise dispose of to any person who is not a member of the Group any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

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(b)            sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;

(c)            enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)            enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset;

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)            (if the currency is euro) two (2) TARGET Days before the first day of that period;

(b)            (if the currency is USD) two (2) US Government Securities Business Days before the first day of that period; or

(c)            (where the currency is not EUR or USD) two (2) London Business Days before the first day of that period;

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

Quoted Tenor means, in relation to the Screen Rate for a Term Reference Rate applicable to Loans in a currency, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service;

Rate Switch Currency means any currency for which there are Compounded Rate Terms;

Rate Switch Date has the meaning given to that term in Clause 14.11 (Rate Switch Notice);

Rate Switch Notice means a notice substantially in the form set out in Schedule 18 (Form of Rate Switch Notice);

Ratings Condition has the meaning given to it in Clause 27.26 (Qualifying Listing / Ratings Trigger);

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

Reconciliation Statement has the meaning given to such term in paragraph (a)(ii) of Clause 25.6 (Agreed Accounting Principles);

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Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in that currency and for that period;

Reference Banks means, in relation to EURIBOR, up to three Lenders as may be appointed by the Agent in consultation with the Company (provided that no Lender shall be appointed as a Reference Bank without its consent);

Refinancing Amendment means an amendment to this Agreement executed by the Company (as Obligors’ Agent) (or, if required pursuant to applicable law, the relevant Obligors), the Agent and each Lender that agrees to provide all or any portion of the relevant Replacement Term Facility or the Replacement Revolving Facility;

Refinancing Debt means any indebtedness of the Group or, if applicable, any Holding Company of the Parent (including additional indebtedness incurred pursuant to a Replacement Facility) to the extent incurred for the purpose of any refinancing, exchange, replacement, renewal or extension (including pursuant to any defeasance or discharge mechanism) of all or any part of any indebtedness of the Group (or, if applicable, any Holding Company of the Parent to the extent that such indebtedness is guaranteed by one or more members of the Group and the proceeds of such indebtedness have been contributed to the Group by way of a New Shareholder Injection), including any Facility, any Permitted Alternative Debt, any Permitted Acquired Indebtedness (other than (A) in respect of paragraph (a)(i) of the definition thereof or (B) in respect of Specified Target Indebtedness during the period until the Specified Target Indebtedness Longstop Date or thereafter in respect of any Specified Target Indebtedness that is subject to a Target Indebtedness Escrow Arrangement) or any Refinancing Debt (and any refinancing, exchange or replacement financing thereof from time to time) (the Refinanced Debt) and all fees, underwriting discounts, premiums, costs and expenses, and any prepayment premium and discounts incurred in connection with any such refinancing, exchange or replacement, and any related stamp or other taxes, notarial or registration fees relating to the Refinanced Debt, provided that unless otherwise agreed by the Majority Lenders):

(a)            the Refinancing Debt (unless it is (i) Bridging Debt; (ii) unsecured debt; or (iii) debt secured on assets which are not subject to the Transaction Security) has a final stated maturity at the time such Refinancing Debt is incurred that is the same as or later than the final stated maturity of the indebtedness being refinanced, exchanged, replaced, renewed or extended (including pursuant to any defeasance or discharge);

(b)            the Refinancing Debt (unless it is (i) Bridging Debt; (ii) unsecured debt; or (iii) debt secured on assets which are not subject to the Transaction Security) if it is term indebtedness may only amortise prior to the Termination Date for Facility B as at the date of this Agreement at a rate not exceeding three (3) per cent per annum of the principal amount of the term facility (or, if at such time the Signing Date Facility B Commitments have been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Refinancing Debt, there shall be no limitations or restrictions on the amortisation profile of the Refinancing Debt) unless the Facility B Lenders are also offered by the Company the same percentage amortisation repayment per annum for the corresponding year to the extent the rate exceeds three (3) per cent per annum, provided that, for the purposes of this paragraph (B), each individual Facility B Lender will be deemed to have rejected such offer unless such Facility B Lender notifies the Agent that it has accepted such offer by 11am five (5) Business Days (or such longer period which the Company agrees) after the date of such offer;

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(c)            such Refinancing Debt is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of the indebtedness being refinanced (plus, without duplication, any additional indebtedness incurred to pay interest or premiums required by the instruments governing such existing indebtedness and all fees, underwriting discounts, premiums, costs and expenses, and any prepayment premium and discounts incurred in connection with any such refinancing, exchange or replacement, and any related stamp or other taxes, notarial or registration fees incurred in connection therewith);

(d)            such Financial Indebtedness:

(i)             is unsecured Financial Indebtedness or is secured on the same assets or on a substantially similar or equivalent (or junior) basis and requirements as the Refinanced Debt;

(ii)            has the same (or junior) ranking and subordination as the Refinanced Debt;

(iii)          if the Refinanced Debt is already subordinated to the Facilities under the Intercreditor Agreement, is subordinated to the Facilities under the Intercreditor Agreement on terms at least as favourable to the Lenders as those contained in the documentation governing the Refinanced Debt; and

(iv)          may share: (i) rateably; (ii) less than rateably; or (iii) in the circumstances permitted by this Agreement (or if no Signing Date Facility B Commitments or Signing Date Original Revolving Facility Commitments (as applicable) remain in place) greater than rateably, in any mandatory prepayments;

(e)            if the Refinanced Debt ranks pari passu with the Facilities and was incurred by an Obligor, the Refinancing Debt must be incurred by an Obligor;

(f)            if the Refinanced Debt is Second Lien Lender Liabilities or Second Lien Notes Liabilities, the Refinancing Debt must be incurred by the Company or the Parent or a special purpose vehicle which is a Subsidiary of the Parent, and which is established for the incurrence of such Refinancing Debt;

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(g)            if the Refinancing Debt is Topco Group Liabilities, the Refinancing Debt must be incurred by a Topco Borrower; and

(h)            Refinancing Debt shall not include Financial Indebtedness of the Parent or a Restricted Subsidiary that refinances Financial Indebtedness of an Unrestricted Subsidiary;

Refinancing Debt Documents means each document which relates to or evidences the terms of any Refinancing Debt (including any credit or loan agreement, indenture, notes, fee letter, closing payment letter, syndication letter, engagement letter, hedging letter, guarantee, security document and any other instrument or document) designated as a Refinancing Debt Document by the Company;

Register has the meaning given to that term in Clause 29.9 (The Register);

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

Release Condition has the meaning given to that term in Clause 27.26 (Qualifying Listing / Ratings Trigger);

Released Amounts has the meaning given to that term in paragraph (b) of Clause 27.26 (Qualifying Listing / Ratings Trigger);

Relevant Action has the meaning given to that term in Clause 26.1 (Financial definitions);

Relevant Entity has the meaning given to that term in paragraph (a) of Clause 28.7 (Insolvency);

Relevant Holders means: (i) the Initial Investors; (ii) the Management Investors; (iii) any trust, partnership or other entity holding shares for or on behalf of any of the persons referred to in (i) or (ii) above or holding shares transferred by departing directors, officers, employees or management; and (iv) any other person(s) approved by the Majority Lenders;

Relevant Interbank Market means:

(a)            subject to paragraph (b) below:

(i)              in relation to euro, the European interbank market;

(ii)             in relation to USD, the market for overnight cash borrowing collateralized by US Government securities; and

(iii)            in relation to any other currency, the London interbank market; and

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(b)            in relation to a Compounded Rate Currency, the market specified as such in the applicable Compounded Rate Terms;

Relevant Jurisdiction means, in relation to an Obligor:

(a)            its jurisdiction of incorporation; and

(b)            the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it;

Relevant Period has the meaning given to that term in Clause 26.1 (Financial definitions);

Relevant Outstanding Specified Target Indebtedness Amount means:

(a)            the amount equal to the principal amount of the Specified Target Indebtedness on the Specified Target Indebtedness Longstop Date save to the extent subject to a Target Indebtedness Escrow Arrangement;

minus

(b)            the principal amount of such Specified Target Indebtedness which the Group would be able to maintain outstanding on the Specified Target Indebtedness Longstop Date without the Consolidated Senior Secured Net Leverage Ratio (ignoring solely for the purpose of this calculation Cash standing to the credit of the Target Indebtedness Refinancing Account) exceeding 4.80:1.00 as at the Applicable Test Date (such amount being the Retained Specified Target Indebtedness Amount, provided that the Retained Specified Target Indebtedness Amount shall not exceed an aggregate amount of €100,000,000);

Renewal Request means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit);

Repeating Representations has the meaning given to it in paragraph (b) of Clause 24.19 (Repetition);

Replacement Facility means a Replacement Revolving Facility or a Replacement Term Facility;

Replacement Facility Borrower means any member of the Group which is specified as a borrower under a Replacement Facility in the applicable Refinancing Agreement and which (a) is a Borrower under this Agreement or (b) accedes as an Additional Borrower in accordance with Clause 31 (Changes to the Obligors), unless, in each case, it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors);

Replacement Facility Commitments means the Replacement Revolving Facility Commitments and the Replacement Term Facility Commitments;

Replacement Facility Lenders means the Replacement Revolving Facility Lenders and the Replacement Term Facility Lenders;

Replacement Facility Loan means a Replacement Revolving Facility Loan or a Replacement Term Facility Loan;

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Replacement Notice has the meaning given to that term in paragraph (a) of Clause 41.5 (Replacement of Lender);

Replacement Revolving Facility means a revolving facility made available pursuant to a Refinancing Amendment, which replaces a Revolving Facility in part or in full;

Replacement Revolving Facility Commitments means:

(a)            in relation to an original Replacement Revolving Facility Lender, the amount set out in the Refinancing Amendment signed by that Replacement Revolving Facility Lender and the amount of any other Replacement Revolving Facility Commitment transferred to it; and

(b)            in relation to any other Replacement Revolving Facility Lender, the amount of any Replacement Revolving Facility Commitment transferred to it,

to the extent:

(i)             not cancelled, reduced or transferred by it under this Agreement; and

(ii)            not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

Replacement Revolving Facility Lenders means any Lender or other bank, financial institution, fund, entity or other person which signs a Refinancing Amendment (or accedes to this Agreement as amended by a Refinancing Amendment) and confirms its willingness to provide all or any part of a Replacement Revolving Facility;

Replacement Revolving Facility Loans has the given to that term in paragraph (c) of Clause 41.4 (Other exceptions);

Replacement Term Facility means a term facility made available pursuant to a Refinancing Amendment, which replaces a Term Facility in part or in full;

Replacement Term Facility Commitments means:

(a)            in relation to an original Replacement Term Facility Lender, the amount set out in the Refinancing Amendment signed by that Replacement Term Facility Lender and the amount of any other Replacement Term Facility Commitment transferred to it; and

(b)            in relation to any other Replacement Term Facility Lender, the amount of any Replacement Term Facility Commitment transferred to it, to the extent:

(i)             not cancelled, reduced or transferred by it under this Agreement; and

(ii)            not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions);

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Replacement Term Facility Lenders means any Lender or other bank, financial institution, fund, entity or other person which signs a Refinancing Amendment (or accedes to this Agreement as amended by a Refinancing Amendment) and confirms its willingness to provide all or any part of a Replacement Term Facility;

Replacement Term Facility Loans has the meaning given to that term in paragraph (c) of Clause 41.4 (Other exceptions);

Reports means the reports referred to in paragraph 6 (Reports) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);

Reporting Time means the relevant time (if any) specified as such in the applicable Compounded Rate Terms;

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

Resignation Letter means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter) or any other form agreed between the Agent and the Company (each acting reasonably);

Restricted Obligations has the meaning given to that term in Clause 23.17 (Swiss Guarantee Limitation);

Restricted Person means any Holding Company of the Parent, any Investor, any Sponsor Affiliate or any other person with an interest (direct or indirect) in the shares of the Parent, except to the extent any such person is acting in its capacity as a Finance Party or as a manager or director of any member of the Group (and not in his/her capacity as a shareholder (directly or indirectly) in the Parent) or, for the purpose of Clause 27.20 (Distributions out of Restricted Group), is a portfolio company of an Investor or Sponsor Affiliate;

Restricted Subsidiary means each Subsidiary of the Parent that is not an Unrestricted Subsidiary;

Restricted Subsidiary Notice has the meaning given to that term in paragraph (b) of Clause 31.6 (Designation of Subsidiaries);

Restructuring Costs means costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring or cost-cutting measures, the rationalisation, re-branding, start-up, reduction or elimination of product lines, assets or businesses, the consolidation, relocation, or closure of retail, administrative or production locations and other similar items (for the avoidance of doubt, excluding any related capital expenditure);

Retained Cash has the meaning given to that term in Clause 26.1 (Financial definitions);

Retained Cash Flow has the meaning given to that term in Clause 26.1 (Financial definitions);

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Retained Excess Cash has the meaning given to that term in Clause 26.1 (Financial definitions);

Retained Specified Target Indebtedness Amount has the meaning given to it in the definition of Relevant Outstanding Specified Target Indebtedness Amount;

Revolving Facility means the Original Revolving Facility, an Additional Revolving Facility or a Replacement Revolving Facility;

Revolving Facility Borrower means an Original Revolving Facility Borrower or an Additional Revolving Facility Borrower;

Revolving Facility Commitment means an Original Revolving Facility Commitment or an Additional Revolving Facility Commitment;

Revolving Facility Declared Default means the giving of notice by the Agent under paragraph (b)(ii) of Clause 28.15 (Acceleration) and such notice has not been withdrawn;

Revolving Facility Lender means an Original Revolving Facility Lender or an Additional Revolving Facility Lender;

Revolving Facility Loan means:

(a)            in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Loan;

(b)            in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Loan; and

(c)            in relation to any Utilisation under the relevant Replacement Revolving Facility, a Replacement Revolving Facility Loan;

Revolving Facility Utilisation means:

(a)            in relation to any Utilisation under the Original Revolving Facility, an Original Revolving Facility Utilisation; and

(b)            in relation to any Utilisation under the relevant Additional Revolving Facility, an Additional Revolving Facility Utilisation;

RFR means the rate specified as such in the applicable Compounded Rate Terms;

RFR Banking Day means, in relation to any Compounded Rate Loan, any day specified as such in respect of the currency of that Compounded Rate Loan in the applicable Compounded Rate Terms;

Rolled Proceeds means the proceeds received by a Rollover Investor pursuant to or in connection with the Acquisition and which are reinvested, directly or indirectly, in the Parent or any Holding Company of the Company (in each case including on a non-cash basis);

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Rollover Investor means any (direct or indirect) shareholder in the Target Group prior to the Closing Date or any other director or member of the management or other person which reinvests any proceeds received pursuant to or in connection with the Acquisition (directly or indirectly) in the Parent or a Holding Company of the Company (including on a non-cash basis);

Rollover Loan means one or more Revolving Facility Loans:

(a)             made or to be made on the same day that:

(i)             a maturing Revolving Facility Loan is due to be repaid; or

(ii)            a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility or a Fronted Ancillary Facility is due to be met; and

(b)            the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)            in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)            made or to be made to the same or a different Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, a Borrower’s Affiliate) for the purpose of:

(i)             refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or

(ii)            satisfying the relevant claim in respect of that Letter of Credit;

Sale means a sale of all or substantially all of the businesses and assets of the Group to persons who are not members of the Group (whether in a single transaction or a series of related transactions);

Salomon Brand means the Salomon trade marks to the extent registered with, or subject to an application to register with, a national or international registry (including the European Union Intellectual Property Office);

Sanctioned Person means any person that is (or persons that are):

(a)            designated on the OFAC List of Specially Designated Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or on any list of targeted persons issued under applicable Economic Sanctions Laws;

(b)            that is a government of a Sanctioned Territory;

(c)            owned or controlled by, or acting on behalf of, any of the foregoing;

(d)            targeted by Economic Sanctions Laws because it is resident in, operating from, or incorporated under the laws of a Sanctioned Territory; or

(e)            otherwise targeted under Economic Sanction Laws;

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Sanctioned Territory means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Laws, which countries and territories as of the Closing Date are the Crimea region, Cuba, Iran, North Korea, Sudan and Syria;

Screen Rate means:

(a)            in relation to Term SOFR, the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

(b)            in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(c)            in relation to any Term Rate Loan denominated in any other currency, the page or service displaying the relevant rate as agreed between the Agent and the Company,

or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or CME Group Benchmark Administration Limited (as applicable). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company;

Secured Obligations has the meaning given to that term in the Intercreditor Agreement;

Secured Parties has the meaning given to the term “Secured Creditors” in the Intercreditor Agreement and any Receiver or Delegate;

Security means a mortgage, charge, pledge, lien, security assignment, security transfer of title or other security interest having a similar effect;

Security Agency Fee Letter means the fee letter dated on or about the date of this Agreement from the Security Agent to the Company;

Security Enforcement Event has the meaning given to it in Schedule 11 (Agreed Security Principles);

Security Jurisdictions means:

(a)            each of Finland, the United States, Canada, France, Germany, the United Kingdom, the Netherlands, Hong Kong, Switzerland, Austria and Japan; and

(b)            each other jurisdiction in which a Borrower is incorporated;

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Selection Notice means a notice substantially in the form set out in Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility;

Senior Lender Liabilities has the meaning given to that term in the Intercreditor Agreement;

Senior Secured Notes Liabilities has the meaning given to that term in the Intercreditor Agreement;

Separate Loan has the meaning given to that term in Clause 10.3 (Repayment of Replacement Facility Loans);

Shareholder Loan means:

(a)            any Closing Date Shareholder Loans; and

(b)            any New Shareholder Loans;

Signing Date Facility B Commitments means the Facility B Commitments in effect on the Closing Date;

Signing Date Original Revolving Facility Commitments means the Original Revolving Facility Commitments in effect on the Closing Date;

Similar Business means:

(a)            any businesses, services or activities engaged in or contemplated by the Parent or any of its Subsidiaries or any of their Affiliates or by the Target Group on the Closing Date; and

(b)            any businesses, services and activities that are related, complementary, incidental, ancillary or similar to any of the businesses, services or activities referred to in paragraph (a) above or are extensions or developments of any thereof;

Specified Asset Sale Proceeds has the meaning given to that term in paragraph (bb) of the definition of Permitted Disposal in this Clause 1.1 (Definitions);

Specified Disposal means the sale of the Mavic Cycling and Enve Cycling businesses of the Target Group;

Specified Target Indebtedness means the Existing Target Debt as set out in Schedule 15 (Specified Target Indebtedness);

Specified Target Indebtedness Longstop Date means the date that it is 9 months after the date on which the Target is delisted from the NASDAQ Helsinki or such earlier date as the Company may notify the Agent in writing;

Specified Time means a day or time determined in accordance with Schedule 9 (Timetables);

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Sponsor Affiliate means the Investors, each of their Affiliates, any trust of which the Investors or any of their Affiliates is a trustee, any partnership of which the Investors or any of their Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Investors or any of their Affiliates provided that any such trust, fund or other entity which has been established for at least six months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Investors or any of their Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate;

Springing Covenant Revolving Facility means:

(a)            an Additional Revolving Facility the Additional Facility Notice for which specifies that the Additional Revolving Facility Lenders under it have the benefit of the financial covenant in Clause 26.2 (Financial Condition) or any substantially equivalent provision; or

(b)            any Replacement Revolving Facility which either (x) replaces the Original Revolving Facility in part or in full or (y) where it has been specifically stated in the applicable Refinancing Amendment that such Replacement Revolving Facility Lenders have the benefit of the financial covenant in Clause 26.2 (Financial Condition) or any substantially equivalent provision;

Springing Covenant Revolving Facility Lender means:

(a)            an Additional Revolving Facility Lender under an Additional Revolving Facility which is a Springing Covenant Revolving Facility; or

(b)            a Replacement Revolving Facility Lenders under a Replacement Revolving Facility which is a Springing Covenant Revolving Facility;

Squeeze-Out Procedure means, if eligible to commence the Mandatory Redemption Proceedings under the Finnish Companies Act (624/2006, as amended), the Company’s right to commence as soon as reasonably practicable the Mandatory Redemption Proceedings in accordance with the Finnish Companies Act (624/2006, as amended) for all of the outstanding Target Shares not purchased pursuant to the Offer or otherwise;

Structural Adjustment means:

(a)            an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)             an extension to the availability, date of payment or redenomination, of any amount under the Finance Documents;

(ii)            a reduction or increase in the Margin (other than in accordance with the definition of Margin) (provided, in the case of an increase, that each Lender in the relevant Facility, or sub-tranche thereof, is given the right to participate in such increase) or a reduction in the amount of any payment of principal, interest, fees, or commission or other amounts owing or payable to a Lender under the Finance Documents;

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(iii)          the currency of payment of any amount under the Finance Documents;

(iv)          a redenomination of a Commitment or participation of any Finance Party into another currency (other than in accordance with the terms of this Agreement);

(v)            a re-tranching of any or all of the Facilities (other than as contemplated by this Agreement);

(vi)          an increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments (other than in accordance with Clause 2.3 (Increase)); or

(vii)         the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu or junior to the Facilities,

in each case, other than in respect of an Additional Facility established pursuant to Clause 2.2 (Additional Facility); or

(b)            an amendment or waiver of a term of a Finance Document and any change (including changes to, the taking of or release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers listed in paragraph (a) above;

Subordinated Indebtedness means any Shareholder Loans and any other loans, notes, bonds or like instruments issued by, or made to, the Parent (and to the extent downstreamed by the Parent are downstreamed to the Company only and not to any other Subsidiary) which are subordinated to the Facilities as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise on terms satisfactory to the Agent (acting reasonably);

Subsequent Offer means either a voluntary takeover offer (ostotarjous) (as defined in the Act and other applicable laws and regulations, including the Helsinki Takeover Code (ostotarjouskoodi) that entered into force on January 1, 2014) to the holders of the Target Shares (other than the Company) which may be made by the Company after settlement of the Offer, or an extension of the Offer by way of a subsequent offer period announced in connection with or subsequent to the announcement of the final results of the Offer;

Subsidiary means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and control for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the Board of Directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a Subsidiary of a member of the Group;

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Substitute Affiliate Lender has the meaning given to that term in Clause 2.7 (Designated Affiliates);

Substitute Facility Office has the meaning given to that term in Clause 2.7 (Designated Affiliates);

Super Majority Lenders means, at any time:

(a)            a Lender or Lenders whose Commitments aggregate 66.66 per cent. or more of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments, a Fronted Ancillary Lender’s Revolving Facility Commitments and a Fronting Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment); and

(b)            if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated 66.66 per cent. or more of the Total Commitments immediately prior to that reduction;

Supplemental Tax Structure Memorandum has the meaning given to that term in paragraph 7 (Structure Memorandum) of Part I (Conditions Precedent to the Closing Date) of Schedule 2 (Conditions Precedent);

Swap Obligation with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act;

Swiss Guarantor means a Guarantor incorporated in Switzerland or, if different, a Guarantor which is treated as resident in Switzerland for Swiss Withholding Tax purposes;

Swiss Withholding Tax means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time;

Target means Amer Sports Corporation, a public limited liability company organised an existing under the laws of Finland, having its registered office at Konepajankatu 6, FI-00510 Helsinki, Finland;

TARGET Day means any day on which the real time gross settlement system operated by the Eurosystem (or any successor system) is open for the settlement of payments in euro;

Target Group means the Target and each of its Subsidiaries from time to time;

Target Indebtedness Escrow Arrangement means any defeasance, escrow or other arrangement (including any unilateral arrangement) pursuant to which amounts sufficient to meet all principal and interest obligations in respect of any outstanding Specified Target Indebtedness are segregated for the benefit of the relevant creditors;

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Target Indebtedness Refinancing Account means any account of the Company subject to Transaction Security into which the Target Indebtedness Refinancing Amount is deposited in accordance with the terms of this Agreement;

Target Indebtedness Refinancing Amount means the proceeds of Facility B identified in the Funds Flow Statement for the purpose of refinancing the Specified Target Indebtedness;

Target Shares means any of the Target’s issued and outstanding shares (excluding any shares held in treasury) on a fully diluted basis and any voting rights attaching to such shares;

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), either payable directly to the authorities, or payable intra-group in the context of a tax consolidation regime;

Tax Sharing Agreement means any tax sharing, profit and loss pooling, tax loss transfer or similar or equivalent agreement with customary or arm’s-length terms entered into with any Holding Company of the Parent or Unrestricted Subsidiary;

Tax Structure Memorandum means collectively the Acquisition Tax Structure Memorandum and the Supplemental Tax Structure Memorandum, provided that references in the Finance Documents to the ‘Tax Structure Memorandum’ shall be construed to exclude:

(a)            any steps in the Acquisition Tax Structure Memorandum relating to the servicing of any indebtedness of a Holding Company of the Parent;

(b)            the section of the Acquisition Tax Structure Memorandum headed “Divestment”; and

(c)            the “Additional debt push down proposals” in Appendix 3 of the Acquisition Tax Structure Memorandum, other than to the extent detailed in the Supplemental Tax Structure Memorandum;

TEG Letter means each letter from the Agent provided from time to time to a French Borrower pursuant to Clause 14.13 (Effective Global Rate);

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit;

Term Facility means Facility B, (as applicable and so designated in an Additional Facility Notice) any Additional Facility and any Replacement Term Facility;

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Term Loan means a Facility B Loan, (as the case may be) an Additional Facility Loan under an Additional Facility which is a Term Facility and a Replacement Term Facility Loan;

Term Rate Loan means any Loan or, if applicable, Unpaid Sum which is not a Compounded Rate Loan;

Term Reference Rate means:

(a)            in relation to any Term Rate Loan in euro, EURIBOR; or

(b)            in relation to a Term Rate Loan in USD, Term SOFR or as otherwise determined in accordance with Clause 16.5 (Unavailability of Term SOFR);

Term SOFR means, in relation to any Term Rate Loan in USD:

(a)            the applicable Screen Rate as of the Specified Time and for a period equal in length to the Interest Period of that Term Rate Loan; or

(b)            (if no Screen Rate is available for the Interest Period of that Term Rate Loan) the Interpolated Screen Rate for that Term Rate Loan,

provided that (i) if any such rate applicable to an Original Revolving Facility Loan is below zero per cent., Term SOFR for such Original Revolving Facility Loan will be deemed to be zero per cent. and, (ii) in the case of an Additional Facility, if any such rate is below any minimum percentage agreed with the relevant Additional Facility Lenders in the Additional Facility Notice for those Additional Facility Commitments, Term SOFR will be deemed to be such percentage rate specified in such Additional Facility Notice;

Termination Date means:

(a)            in respect of Facility B, the date falling seven (7) years after the Closing Date;

(b)            in respect of the Original Revolving Facility, the date falling six (6) years and six (6) months after the Closing Date;

(c)            in respect of any Additional Facility Commitments, the date specified in the relevant Additional Facility Notice (provided that such date is in accordance with paragraph (b)(ii) of Clause 2.2 (Additional Facility)); and

(d)            in respect of any Replacement Facility, the date specified in the relevant Refinancing Amendment for that Replacement Facility;

Third Parties Act has the meaning given to that term in Clause 1.15 (Third Party Rights);

Topco Borrower has the meaning given to that term in the Intercreditor Agreement;

Topco Group Liabilities has the meaning given to that term in the Intercreditor Agreement;

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Topco Shared Security has the meaning given to that term in the Intercreditor Agreement;

Total Additional Facility Commitments means the aggregate amount of the applicable and designated Additional Facility Commitments under any applicable Additional Facility Notice, being zero at the date of this Agreement;

Total Commitments means the aggregate of the Total Facility B Commitments, the Total Additional Facility Commitments and the Total Original Revolving Facility Commitments;

Total Facility B Commitments means the aggregate of the Facility B Commitments, being €1,700,000,000 at the date of this Agreement;

Total Revolving Facility Commitments means the Total Original Revolving Facility Commitments and the Additional Facility Commitments, as the context requires;

Total Original Revolving Facility Commitments means the aggregate of the Original Revolving Facility Commitments, being €315,000,000 at the date of this Agreement;

Trade Instruments means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of business of that member of the Group;

Transaction means the Acquisition, refinancing or otherwise discharging of certain Existing Target Debt and the other transactions contemplated by the Transaction Documents (in each case including the financing thereof);

Transaction Documents means the Acquisition Documents, Equity Documents, the Finance Documents, the Permitted Alternative Finance Documents, the Permitted Acquired Indebtedness Documents and the Refinancing Debt Documents;

Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents;

Transaction Security Documents means:

(a)            each of the security documents listed as being a Transaction Security Document in Part I of Schedule 2 (Conditions Precedent);

(b)            any document entered into by the Company and/or any member of the Group (including any member of the Target Group) creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Company and/or any member of the Group under any of the Finance Documents;

(c)            any “Transaction Security Document” (as defined in the Intercreditor Agreement); and

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(d)            any other document designated a Transaction Security Document by the Company and the Agent (or the Security Agent) in writing;

Transaction Security Longstop Date means the later of:

(a)            the date 120 days after the Control Date; and

(b)            the date 45 days after the earlier of:

(i)             the date on which all of the Specified Target Indebtedness has been repaid, redeemed, discharged or defeased (including by way of a Target Indebtedness Escrow Arrangement); and

(ii)            the Specified Target Indebtedness Longstop Date

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company;

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)            the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)            the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate;

Treasury Regulations means the Treasury Regulations promulgated under the Internal Revenue Code as amended;

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

UK means the United Kingdom of Great Britain and Northern Ireland;

United States or US means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America;

Unpaid Sum means any sum due and payable but unpaid by the Company and any Obligor under the Finance Documents;

Unrestricted Subsidiary has the meaning given to that term in paragraph (a)(A)of Clause 31.6 (Designation of Subsidiaries);

Unrestricted Subsidiary Investment Basket means the aggregate of:

(a)            €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA; plus

(b)            the aggregate of all amounts received by the Group from, or in respect of, all Unrestricted Subsidiaries after the Closing Date to the extent Not Otherwise Applied;

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Unrestricted Subsidiary Notice has the meaning given to that term in paragraph (a) of Clause 31.6 (Designation of Subsidiaries);

UK Borrower means any Borrower that is incorporated in the United Kingdom;

USA PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States;

US Bankruptcy Code means the United States Bankruptcy Code (Title 11 of the U.S. Code), as amended;

US Bankruptcy Law means the US Bankruptcy Code and any other US Federal or State bankruptcy, insolvency or similar law;

US Borrower means any Borrower that is incorporated or organised under the law of any State of the United States or the District of Columbia;

US Government Securities Business Day means any day other than:

(a)            a Saturday or a Sunday; and

(b)            a day on which the US Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

US Guarantor has the meaning given to that term in paragraph (a) of Clause 23.12 (US Guarantee Limitation; Excluded Swap Obligations; Keepwell).

US Obligor means any Obligor that is incorporated or organised under the law of any State of the United States or the District of Columbia;

US Tax Obligor means:

(a)            a Borrower which is resident for tax purposes in the US; or

(b)            an Obligor some or all whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

Utilisation means a Loan or a Letter of Credit;

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued;

Utilisation Request means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices);

VAT means:

(a)            any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112); and

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(b)            any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;

Wilson Brand means the Wilson trade marks to the extent registered with, or subject to an application to register with, a national or international registry (including the European Union Intellectual Property Office);

Working Capital has the meaning given to that term in Clause 26.1 (Financial definitions);

Yield means, when applied to any Financial Indebtedness, the yield thereon (taking into account interest margins, interest rate floors, upfront fees and any original issue discount, in each case incurred or payable by the Obligors generally to all lenders of such Financial Indebtedness, with such upfront fees and original issue discount equated to interest margins based on an assumed three year life to maturity or, if less, the stated life to maturity at the time of incurrence of the applicable Financial Indebtedness) excluding any underwriting, arrangement, structuring or other upfront fees that are not paid away to the eventual lenders of such Financial Indebtedness as an incentive for them to participate in the relevant Financial Indebtedness and excluding the impact of any fluctuations in any applicable Term Reference Rate, Compounded Reference Rate or other applicable base rate; and

1940 Act has the meaning given to that term in Clause 24.21 (Investment Companies).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, any “Hedge Counterparty”, any “Issuing Bank”, any “Lender”, any “Mandated Lead Arranger”, “the Parent”, “the Company”, “Canada Bidco”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, any “Underwriter” or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document (I) which is previously agreed in writing by or on behalf of the Agent and the Company; or (II) if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent) in the form required or contemplated by those provisions;

(iii)	any requirement to be on arms’ length terms or similar refers to the commercial terms from the perspective of the Group, and a transaction shall be determined by reference to the facts and circumstances at the time but shall always be deemed to have satisfied such standard (without prejudice to any other method of satisfaction) if (A) such transaction has been approved by a majority of the Disinterested Directors of the relevant member of the Group; or (B) if there are no Disinterested Directors, the transaction may be approved by an expert appointed by the Board of Directors of the relevant member of the Group (or equivalent body) with expertise in appraising the terms and conditions of the type of transaction for which approval is required. For these purposes, Disinterested Directors shall mean, with respect to any person or transaction, a member of the Board of Directors of the relevant member of the Group (or equivalent body) of such person who does not have any material personal direct financial interest in the transaction;

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(iv)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(v)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(vi)	available for utilisation in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition or condition to utilisation or issue thereof has not been satisfied including (if any of the proceeds are to applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction which will be funded by the proceeds of such indebtedness;

(vii)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(ix)	fair market value may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith;

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(x)	a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument;

(xi)	a finance lease or a capital lease is any lease which would, in accordance with the Original Accounting Principles, be treated as a finance or capital lease but shall exclude any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles which is treated as a finance or capital lease as a result of any subsequent change to the treatment of such leases or other arrangements under the Accounting Principles;

(xii)	a guarantee includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(xiii)	including means including without limitation, and includes and included shall be construed accordingly;

(xiv)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xv)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xvi)	a Default (including an Event of Default) is continuing if it has not been remedied or waived and a Declared Default or a Revolving Facility Declared Default is continuing unless the relevant demand or notice has been revoked by the Agent (acting on the instructions of the Majority Lenders or the Majority Revolving Facility Lenders, as applicable). In addition, (i) if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 25 (Information and Accounting Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document;

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(xvii)	a Majority Lender Objection is continuing for so long as the Majority Lenders (or if applicable the Majority Lenders in respect of any relevant or applicable Facility(ies)) have asserted and have not revoked their objection in respect of the relevant document or proposal to which the Majority Lender Objection relates (provided that, such Majority Lender Objection shall cease to be continuing on the first date on which any such objection is supported by less than the Majority Lenders (or if applicable the Majority Lenders in respect of any relevant or applicable Facility(ies)) in each case, as confirmed in writing by the Agent to the Obligor’s Agent;

(xviii)	references to any matter being permitted under this Agreement or any other Finance Document or other agreement or arrangement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document, other agreement or arrangement;

(xix)	a Lender’s participation in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xx)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium or partnership (whether or not having separate legal personality);

(xxi)	ranking pari passu with the Facilities means indebtedness that would be included in the definition of Senior Lender Liabilities or Senior Secured Notes Liabilities;

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(xxii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xxiii)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xxiv)	sufficient available information means financial information selected and determined by the Company in good faith in order to test the applicable condition or ratio, including, but not limited to, information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information;

(xxv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xxvi)	a time of day is a reference to London time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower provides cash cover for a Letter of Credit or an Ancillary Facility or Fronted Ancillary Facility if it pays an amount in the currency of the Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)	the account is with the Security Agent, the Agent, or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender or Fronting Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility or Fronted Ancillary Facility);

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(ii)	subject to Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made (I) to pay the relevant Issuing Bank, Ancillary Facility Lender or Fronting Ancillary Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Letter of Credit, Ancillary Facility or Fronted Ancillary Facility as the case may be, to (II) if the Security Agent, the Agent, Issuing Bank, Ancillary Lender, or Fronting Ancillary Lender (as the case may be) determine (acting reasonably) that the amount standing to the credit or such account exceeds the face value amount outstanding under that Letter of Credit or as applicable the Ancillary Outstandings or (III) as contemplated by paragraph (d) of Clause 17.6 (Fees payable in respect of Letters of Credit) and for the purposes of this Agreement, a Letter of Credit or an Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Letter of Credit or Ancillary Outstanding (as applicable); and

(iii)	if requested by the relevant Issuing Bank, Ancillary Facility Lender or Fronting Ancillary Lender (as the case may be), the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, which creates a first ranking Security over that account.

(f)	Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of the Facilities, Additional Facility, any Permitted Alternative Debt, and/or any other indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Parent provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Parent to any of its direct or indirect shareholders, such indebtedness or claim: (x) is subordinated as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise in a manner satisfactory to the Agent acting reasonably; or (y) constitutes “Topco Proceeds Loan Liabilities” under the Intercreditor Agreement, and (if and to the extent required by the Intercreditor Agreement and the Agreed Security Principles) is subject to Transaction Security substantially the same as any other Transaction Security governing the security over shareholder injections governed by the same law or, otherwise in accordance with the Agreed Security Principles or otherwise in a manner satisfactory to the Majority Lenders (acting reasonably).

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(g)	A Letter of Credit or Ancillary Outstandings are repaid or prepaid (or any derivative form thereof) to the extent that:

(i)	a Borrower or any other Obligor provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit, Ancillary Facility or Fronted Ancillary Facility (as the case may be) is reduced or cancelled in accordance with its terms in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Lender in respect of such Ancillary Facility or Fronting Ancillary Lender in respect of such Fronted Ancillary Facility (as the case may be), in each case, acting reasonably;

(iv)	the Letter of Credit or relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(v)	the Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced, and has confirmed the same to the Agent accordingly; or

(vi)	a bank or financial institution having a long term credit rating from any of Moody’s, S&P or Fitch at least equal to Baa3/BBB- (as applicable or such other rating as the Agent and the applicable Issuing Bank, Ancillary Lender or Fronting Ancillary Lender (as the case may be) may agree) or by any other institution satisfactory to the applicable Issuing Bank having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

in each case, unless it is otherwise agreed between the Company and:

(A)	the Issuing Bank that such Letters of Credit will remain outstanding on a bilateral basis and, in each case, such Letters of Credit will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof; or

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(B)	the Ancillary Lender or Fronting Ancillary Lender that such Ancillary Facility or Fronted Ancillary Facility (as applicable) will remain outstanding on a bilateral basis and, in each case, such Ancillary Facility will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof, the amount by which a Letter of Credit is or Ancillary Outstandings are, repaid or prepaid under paragraphs (g)(i) to (g)(vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

(h)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.

(i)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(j)	An outstanding amount of a Letter of Credit at any time is the maximum principal face value amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(k)	Subject to Clause 1.13 (Exchange rate fluctuations), references to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount to the Agent’s Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent.

(l)	Subject to Clause 1.13 (Exchange rate fluctuations), unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in euro includes the equivalent of such amount, threshold or limit in other currencies.

(m)	In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in euro (Non-Euro Commitments) shall be deemed to be converted into euro at the rate for the conversion of euro into the relevant currency of the Non-Euro Commitment which the Company (acting reasonably and in good faith) has used and has notified to the Agent for the purposes of calculating the Permitted Indebtedness Cap as at the Additional Facility Commencement Date for the relevant Additional Facility, or if the Company has not notified the Agent of such conversion rate, the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-Euro Commitment of the Additional Facility was determined.

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(n)	Any action of or in respect of a member of the Group (i) which is required to become a Guarantor pursuant to Clause 27.31 (Conditions Subsequent); or (ii) which the Agent has been notified is to become a Guarantor pursuant to or in accordance with Clauses 27.22 (Guarantees and Security) or 31.3 (Additional Guarantors) not later than 120 days after such notice to the Agent, taken prior to the accession of that member of the Group which would be permitted if such member of the Group was an Obligor shall be permitted notwithstanding that such member of the Group is not yet an Obligor, as if such member of the Group were already an Obligor (and, for the purposes of ensuring such actions are permitted, each such member of the Group shall, pending such accession, be treated as if it were already a Guarantor).

(o)	The knowledge, awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Group at the relevant time.

(p)	Where a Limited Condition Transaction is proposed, the date of determination of compliance with any basket or ratio and of any Default or Event of Default shall, at the option of the Parent, be the date the definitive agreements for such Limited Condition Transaction are entered into, in which event such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Relevant Period for purposes of determining the ability to consummate any such Limited Condition Transaction and/or the ability to constitute or incur any related Additional Facility Commitments. For the avoidance of doubt, if the Parent elects to use the date of the definitive agreements as the date of determination of compliance, as provided above, (x) if any such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated Pro Forma EBITDA) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction and the related transactions are permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions.

(q)	Without limitation to the provisions relating to Limited Condition Transaction, when establishing whether any action, transaction and/or incurrence of a liability is permitted under the terms of the Finance Documents, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time that action was originally taken, that transaction was originally committed to or that liability was originally incurred (as the case may be) and, in respect of any acquisition, disposition, merger, joint venture, investment or other similar transaction where there is a time difference between commitment and closing or incurrence (including, without limitation, in respect of the incurrence of Financial Indebtedness, the making of any Permitted Payment and/or any Permitted Acquisition) the relevant member of the Group may elect to test any permissibility under any covenant or permission in the Finance Documents (including any baskets, ratios and other exceptions and whether a Default or an Event of Default has occurred) as of the date of entry into a binding commitment (rather than closing or incurrence) for such relevant transaction.

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(r)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent and agreed by the Company.

(s)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(t)	Any Compounded Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 19 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

(u)	A Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides any terms in Schedule 20 (Daily Non-Cumulative Compounded RFR Rate) or anything relating to that rate in any earlier Methodology Supplement.

(v)	A Lender’s cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan.

1.3	Currency Symbols and Definitions

(a)	€, euro and EUR mean the single currency unit of the Participating Member States.

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(b)	$, USD and US Dollars mean the lawful currency for the time being of the United States.

1.4	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	financial assistance means any act contemplated by section 2:98(c) of the Dutch Civil Code;

(b)	a lien includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(e)	an Insolvency Event includes a bankruptcy, moratorium and emergency regulation (noodregeling);

(f)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(g)	a liquidator includes a curator or a beoogd curator;

(h)	an administrator includes a bewindvoerder or a beoogd bewindvoerder;

(i)	an attachment includes a beslag;

(j)	a subsidiary includes a dochtermaatschappij as defined in section 2:24a of the Dutch Civil Code; and

(k)	constitutional documents means the deed of incorporation (akte van oprichting), articles of association (statuten) and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce of the Dutch entity (uittreksel).

1.5	Finnish terms

In this Agreement, where it relates to a Finnish entity, a reference to:

(a)	if any party to this Agreement that is incorporated in Finland (the Obligated Party) is required to hold an amount on trust on behalf of another party (the Beneficiary), the Obligated Party shall hold such money as agent for the Beneficiary in a separate account and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct;

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(b)	any transfer by novation in accordance with this Agreement, shall be deemed to take effect as an assignment (siirto) and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of any security interests granted;

(c)	insolvency proceedings, a composition or assignment with any creditor includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (120/2004, as amended; konkurssilaki) or the Finnish Reorganisation Act (47/1993, as amended; laki yrityksen saneerauksesta) (as the case may be);

(d)	a receiver or administrator includes a pesänhoitaja, selvittäjä or selvitysmies under Finnish law;

(e)	gross negligence means törkeä tuottamus under Finnish law;

(f)	merger includes any sulautuminen implemented in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended osakeyhtiolaki); and

(g)	a winding up, administration or dissolution includes a selvitystila, purkaminen, or rekisterista poistaminen under Chapter 20 of the Finnish Companies Act.

1.6	French terms

(a)	In this Agreement, where it relates to a French entity and unless expressly provided to the contrary, a reference to:

(i)	acting in concert has the meaning given in article L.233-10 of the French Commercial Code;

(ii)	a composition, compromise, assignment or similar arrangement with any creditor includes a procédure de conciliation or a mandat ad hoc under Livre Sixième of the French Commercial Code;

(iii)	financial assistance has the meaning given in article L. 225-216 of the French Commercial Code;

(iv)	a guarantee includes any cautionnement, aval and any guarantee which is independent from the debt to which it relates and any type of sûreté personnelle as defined in article 2287-1 of the French Civil Code;

(v)	gross negligence includes a faute lourde;

(vi)	a lease includes an operation de credit-bail;

(vii)	a liquidator, receiver, administrative receiver, administrator, trustee, compulsory manager or other similar officer includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other similar officer;

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(viii)	a person being unable to pay its debts as they fall due includes that person being in a state of cessation des paiements (within the meaning of article L. 631-1 of the French Commercial Code);

(ix)	merger includes any fusion implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(x)	a moratorium includes a moratorium under a conciliation procedure in accordance with articles L. 611-4 to L. 611-15 of the French Commercial Code;

(xi)	a reconstruction includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any merger (fusions) or demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(xii)	a security or security interest includes any type of security (sûreté réelle), transfer or assignment by way of security and fiducie- surete;

(xiii)	a transfer includes any means of transfer of rights and/or obligations under French law;

(xiv)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under any applicable law;

(xv)	wilful misconduct includes dol; and

(xvi)	a winding-up, dissolution, administration or reorganisation includes a redressement judiciaire, cession totale de l'entreprise, liquidation judiciaire or a procédure de sauvegarde (including the sauvegarde accélérée and the sauvegarde financière accélérée) under Livre Sixieme of the French Commercial Code.

(b)	Notwithstanding any other term of this Agreement or any other Finance Document:

(i)	the representations made (or to be made) under Clause 24 (Representations and Warranties) and the undertakings to be given under Clause 27 (General Undertakings) by each French Obligor shall be made for itself and for each of its Subsidiaries only;

(ii)	the obligations of any French Obligor under this Agreement will not extend beyond a point where they would constitute a provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets or corporate credit within the meaning of article L. 242-6, L. 241-3 or L. 244-1 of the French Commercial Code (or other applicable similar prohibitions); and

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(iii)	the obligations of any French Obligor under this agreement will not extend beyond a point where they would not be covered under the provisions of article L. 511-7 3° of the French Monetary and Financial Code.

1.7	German terms

In this Agreement, where it relates to a German entity or otherwise applicable, a reference to:

(a)	a compulsory manager, receiver, administrator includes an Insolvenzverwalter, a Vorläufiger Insolvenzverwalter, a Zwangsverwalter or a custodian or creditor's trustee (Sachverwalter);

(b)	director includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(c)	a disposal includes:

(i)	a Verfugung;

(ii)	the entry into an agreement upon a priority notice (Auflassungsvormerkung);

(iii)	an agreement on the transfer of title to a property (Auflassung) in whole or part; and

(iv)	the partition of a ownership in a property (Grundstucksteilung);

(d)	references to the German Civil Code are references to the Bürgerliches Gesetzbuch (BGB);

(e)	filing for insolvency or to file for insolvency includes the meaning Antrag auf Eröffnung des Insolvenzverfahrens;

(f)	a person being unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit or being overindebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); and

(g)	a winding up, administration or dissolution (and each of those terms) includes insolvency proceedings (Insolvenzverfahren).

1.8	Hong Kong terms

In this Agreement, where it relates to a Hong Kong entity, a reference to an administration includes a provisional supervision.

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1.9	Swedish terms

(a)	In this Agreement, where it relates to a Swedish entity, a reference to:

(i)	a composition, assignment or similar arrangement with any creditor includes a företagsrekonstruktion, konkursförfarande, or ackordsuppgörelse under the Swedish Bankruptcy Act (konkurslagen) or the Swedish Reorganisation Act (lag om foretagsrekonstruktion) (as the case may be);

(ii)	a compulsory manager, receiver, administrator includes a förvaltare, företagsrekonstruktör, likvidator or god man under Swedish law;

(iii)	gross negligence means grov vårdslöshet under Swedish law;

(iv)	a guarantee includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependant on the debt to which it relates;

(v)	merger includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (aktiebolagslagen (2005:551)) (the Swedish Companies Act); and

(vi)	a winding-up, administration or dissolution includes a frivillig likvidation, or tvangslikvidation under Chapter 25 of the Swedish Companies Act, or företagsrekonstruktion or konkursförfarande under the Swedish Bankruptcy Act or the Swedish Reorganisation Act (as the case may be).

(b)	If any party to this Agreement that is incorporated in Sweden (the Swedish Obligated Party) is required to hold an amount on trust on behalf of another party (the Beneficiary), the Swedish Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Lag om redovisningsmedel (1944:181)).

(c)	For the avoidance of doubt, the Parties agree that any novation effected in accordance with the terms of this Agreement shall, in relation to any Transaction Security governed by and/or perfected in accordance with Swedish law, take effect as an assignment and assumption or transfer of a proportionate part of such security interests.

1.10	Canadian terms

In this Agreement, where it relates to a Canadian entity, a reference to:

(a)	a receiver includes a receiver and manager, interim receiver, manager, monitor and bankruptcy trustee;

(b)	a merger includes an amalgamation and to merge includes to amalgamate; and

(c)	Security includes a hypothec.

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1.11	Quebec terms

(a)	Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to (A) an Obligor or (B) any other person incorporated or established in Canada, and for purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec:

(i)	personal property shall be deemed to include movable property;

(ii)	real property or real estate shall be deemed to include immovable property;

(iii)	tangible property shall be deemed to include corporeal property;

(iv)	intangible property shall be deemed to include incorporeal property;

(v)	security interest, mortgage and lien shall be deemed to include a hypothec, right of retention, prior claim, reservation of ownership and a resolutory clause;

(vi)	all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act of any province or territory in Canada shall include publication under the Civil Code of Quebec;

(vii)	all references to perfection of or perfected liens or security interest shall be deemed to include a reference to an opposable or set up hypothec, lien or security interest as against third parties;

(viii)	any right of offset, right of setoff or similar expression shall be deemed to include a right of compensation;

(ix)	goods shall be deemed to include corporeal movable property other than chattel paper, documents of title, instruments, money and securities;

(x)	an agent shall be deemed to include a mandatary;

(xi)	construction liens or mechanics, materialmen, repairmen, construction contractors or other like Liens shall be deemed to include legal hypothecs and legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable;

(xii)	joint and several shall be deemed to include solidary;

(xiii)	gross negligence or wilful misconduct shall be deemed to be intentional or gross fault;

(xiv)	beneficial ownership shall be deemed to include ownership on behalf of another as mandatary;

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(xv)	servitude shall be deemed to include easement;

(xvi)	priority shall be deemed to include rank or prior claim, as applicable;

(xvii)	survey shall be deemed to include certificate of location and plan; and

(xviii)	fee simple title shall be deemed to include absolute ownership and ownership (including ownership under a right of superficies);

(xix)	accounts shall be deemed to include claims;

(xx)	legal title shall be deemed to include holding title on behalf of an owner as mandatory or prete-nom,

(xxi)	ground lease shall be deemed to include emphyteusis or a lease with a right of superficies, as applicable,

(xxii)	leasehold interest shall be deemed to include a valid lease,

(xxiii)	lease shall be deemed to include a leasing contract and

(xxiv)	guarantee and guarantor shall be deemed to include suretyship and surety, respectively.

(b)	The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.12	US terms

In this Agreement, where it relates to a US entity:

(a)	a reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person; and

(b)	any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

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1.13	Exchange rate fluctuations

(a)	Subject to paragraph (c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Defaults under the Finance Documents, the equivalent to an amount in euro shall be calculated at the rate for the conversion of euro into the relevant currency of the non-euro monetary limit, threshold and other exception which the Company (acting reasonably and in good faith) has used and has notified to the Agent or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action. For the avoidance of doubt, this paragraph (a) shall not apply to paragraph (c) of Clause 26.3 (Calculations).

(b)	Subject to paragraph (c) below, no Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the euro equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(c)	Paragraphs (a) and (b) above shall not apply to or in respect of the calculation of Consolidated Senior Secured Net Leverage Ratio, Consolidated Net Leverage Ratio, Consolidated Total Secured Net Leverage Ratio, Consolidated EBITDA, LTM EBITDA or for the purpose of testing any financial covenant in Clause 26.2 (Financial Condition).

1.14	Baskets and Basket Testing

(a)	Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of LTM EBITDA (EBITDA based basket) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the incurrence of an Event of Default even in the event that such EBITDA based basket subsequently decreases by virtue of operation of that calculation.

(b)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and an amount or transaction may at the option of the Company be split between different baskets or exceptions).

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(c)	Notwithstanding any other provisions to the contrary in this Agreement or any other Finance Document but subject to the method of calculation in Applicable Test Date, any financial definition or incurrence based permission, test or basket (including any EBITDA based basket or the calculation of the Consolidated Senior Secured Net Leverage Ratio, Consolidated Net Leverage Ratio and Consolidated Total Secured Net Leverage Ratio) prior to the first Quarter Date after the Closing Date shall be calculated in accordance with levels as at the Closing Date as set out in the Base Case Model and thereafter as provided for and calculated in accordance with the provisions in this Agreement.

(d)	For any basket permission under this Agreement, at the option of the Obligors’ Agent, the maximum amount so permitted during such Financial Year may be increased by an amount equal to the difference (if positive) between the permitted amount in the immediately preceding Financial Year and the amount thereof actually used or applied by the Group during such period (without double counting for any Permitted Payment Unused Amount); and by an amount equal to 50 per cent of the permitted amount in the immediately following Financial Year and the permitted amount in such immediately following Financial Year shall be reduced by such corresponding amount.

(e)	To the extent that any Additional Facility, Permitted Alternative Debt or Permitted Acquired Indebtedness satisfies the applicable ratio or other condition (pro forma its incurrence) on the applicable Additional Facility Commencement Date, Permitted Alternative Debt Commencement Date or Permitted Acquired Indebtedness Commencement Date, for the avoidance of doubt, such condition is deemed to have been satisfied, including on the date of its incurrence.

1.15	Third Party Rights

A person who is not a Party (other than the Hedge Counterparties notwithstanding that the consent of the Hedge Counterparties shall not be required under this Agreement except to the extent otherwise required pursuant to the Intercreditor Agreement) has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

1.16	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.17	No Investor Recourse

No Finance Party will have any recourse to any Investor that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise.

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1.18	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.15 (Third Party Rights) and the provisions of the Third Parties Act.

1.19	Non-wholly owned Subsidiaries

Where any person (the first person) is required under this Agreement or any other Finance Document to ensure or procure certain acts, events or circumstances in relation to any other person (the second person) and the first person (together with its Affiliates) owns less than 90 per cent in aggregate of the issued voting share capital (or instruments providing equivalent control) in the second person, the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as a shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts, events or circumstances.

1.20	Cashless rolls

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Additional Facility Loans, Refinancing Debt, loans in connection with any Permitted Alternative Debt or loans incurred under a new credit facility, in each case, that are effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Finance Document that such payment be made in “euro”, in “USD” or any other Optional Currency, “in immediately available funds”, “in cash” or any other similar requirement.

1.21	Termination of Interim Facilities Agreement

Each Party agrees that the Interim Facilities Agreement will automatically terminate and be of no further force or effect on the first date on which this Agreement has been fully executed and delivered by all Parties and all of the initial conditions precedent specified in Clause 4.1 (Initial conditions precedent) have been satisfied or waived (other than any conditions precedent which can only be satisfied on the Closing Date, which, if documentary, are in agreed form) but only if, at that time, no Advances (under and as defined in the Interim Facilities Agreement) have been made.

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2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Facility B Lenders make available to the Facility B Borrowers a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B Commitments; and

(ii)	the Original Revolving Facility Lenders make available to the Original Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments (the Original Revolving Facility).

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender or Fronted Ancillary Lender and Fronting Ancillary Lender may make available an Ancillary Facility or a Fronted Ancillary Facility to any of the Revolving Facility Borrowers in place of all or part of its Commitment under a Revolving Facility.

2.2	Additional Facility

(a)	Subject to this Clause 2.2, the Company may, at any time and from time to time following the Closing Date by delivering to the Agent and Security Agent a duly completed Additional Facility Notice complying with paragraphs (b) and (c) below, establish an Additional Facility by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in an existing Facility (including any previously incurred Additional Facility) under this Agreement.

(b)	No consent of any Finance Party is required to establish an Additional Facility at any time (other than, in relation to an Additional Facility, the relevant Additional Facility Lenders making available the applicable Additional Facility) provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(i)	unless such Additional Facility is Bridging Debt or Refinancing Debt, in relation to any Additional Facility denominated in euro which is incurred within the period from the date of this Agreement until the period ending 12 Months after the Closing Date and which is in the form of:

(A)	only to the extent any Signing Date Facility B Commitments remain in place, a term loan which ranks pari passu to the Facilities and has a Termination Date less than 12 Months later than the Termination Date applicable to Facility B, the Yield applicable to such Additional Facility does not exceed the MFN Rate above the highest Yield potentially applicable to Facility B hereunder on the date on which the Additional Facility is committed (including any increase to the Margin of Facility B that became effective prior to the Additional Facility Commencement Date and ignoring any step down on the ratchet in the definition of Margin which has been implemented prior to the Additional Facility Commencement Date) unless the Yield applicable to Facility B is increased (including, if Yield is increased by increasing the applicable Margin, at each level of the applicable Margin ratchet) by an amount equal to the amount by which the Yield for such Additional Facility which is denominated in euro and is in the form of a term loan ranking pari passu with the Facilities and which has a Termination Date less than 12 Months later than the Termination Date applicable to Facility B exceeds the aggregate of the MFN Rate plus the highest applicable Yield referred to above; or

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(B)	only to the extent any Signing Date Original Revolving Facility Commitments remain in place, an Additional Revolving Facility which ranks pari passu to the Facilities and has a Termination Date less than 12 Months later than the Termination Date applicable to the Original Revolving Facility, the Yield applicable to such Additional Revolving Facility does not exceed the MFN Rate above the highest Yield potentially applicable to the Original Revolving Facility hereunder on the date on which the Additional Revolving Facility is committed (including any increase to the Margin of the Original Revolving Facility that became effective prior to the Additional Facility Commencement Date and ignoring any step down on the ratchet in the definition of Margin which has been implemented prior to the Additional Facility Commencement Date) unless the Yield applicable to the Original Revolving Facility is increased (including, if Yield is increased by increasing the applicable Margin, at each level of the applicable Margin ratchet) by an amount equal to the amount by which the Yield for such Additional Revolving Facility which is denominated in euro ranking pari passu with the Facilities and which has a Termination Date less than 12 Months later than the Termination Date applicable to the Original Revolving Facility exceeds the aggregate of the MFN Rate plus the highest applicable Yield referred to above, and there shall be no cap on the Yield for (A) any Additional Facility which is not denominated in euro and/or which is not in the form of a loan facility or (B) any Bridging Debt or Refinancing Debt;

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(ii)	the repayment profile for an Additional Facility shall be, at the option of the Company, a bullet repayment or an amortising repayment, provided that (unless such Additional Facility is Bridging Debt or Refinancing Debt) the following conditions shall apply, as applicable:

(A)	for so long as any Signing Date Facility B Commitments remain in place, if the Additional Facility is a term facility ranking pari passu with the Facilities, the Termination Date for such Additional Facility (as set out in the Additional Facility Notice relating to that Additional Facility or as otherwise agreed by the relevant Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time) must fall on or after the Termination Date for Facility B as at the date of this Agreement (or, if at such time Facility B has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Additional Facility, any termination date); or

(B)	for so long as any Signing Date Facility B Commitments remain in place, if any amortising or staggered repayment in relation to an Additional Facility which is a term facility ranking pari passu with the Facilities applies, such Additional Facility may only amortise prior to the Termination Date for Facility B as at the date of this Agreement at a rate not exceeding three (3) per cent per annum of the principal amount of the term facility (or, if at such time Facility B has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Additional Facility, there shall be no limitations or restrictions on the amortisation profile of the Additional Facility) unless the Facility B Lenders are also offered by the Company the same percentage amortisation repayment per annum for the corresponding year to the extent the rate exceeds three (3) per cent per annum, provided that, for the purposes of this paragraph (B), each individual Facility B Lender will be deemed to have rejected such offer unless such Facility B Lender notifies the Agent that it has accepted such offer by 11am five (5) Business Days (or such longer period which the Company agrees) after the date of such offer; or

(C)	for so long as any Signing Date Original Revolving Facility Commitments remain in place, if the Additional Facility is a revolving credit facility ranking pari passu with the Facilities, the Termination Date for such Additional Facility (as set out in the Additional Facility Notice relating to that Additional Facility or as otherwise agreed by the relevant Borrower(s) and the Additional Facility Lender(s) under that Additional Facility from time to time) must fall on or after the Termination Date for the Original Revolving Facility as at the date of this Agreement (or, if at such time the Original Revolving Facility has been repaid in full or would be repaid in full after giving effect to the application of proceeds from the Additional Facility, there shall be no limitations or restrictions on the Termination Date for such Additional Facility); and

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(D)	an Additional Facility may share: (i) rateably, where Additional Facilities rank pari passu with the Facilities; (ii) less than rateably; or (iii) in the circumstances permitted by this Agreement (or if no Signing Date Facility B Commitments or Signing Date Original Revolving Facility Commitments (as applicable) remain in place or will remain in place after giving effect to the application of proceeds from the Additional Facility) greater than rateably, in any mandatory prepayments; and

(iii)	save in respect of Refinancing Debt, the Company has confirmed to the Agent that, at the election of the Company in relation to all or part of any Additional Facility, either:

(A)	as at the Additional Facility Commencement Date (to the extent incurred on or before such date or otherwise pro forma its incurrence in full (or in part as elected by the Company)) by reference to the Applicable Test Date in paragraph (b)(i) of the definition thereof; and/or

(B)	(to the extent not already confirmed on the Additional Facility Commencement Date pursuant to paragraph (i) above), on the date of any incurrence of any Additional Facility as at the Applicable Test Date in paragraph (b)(ii) of the definition thereof, the Permitted Indebtedness Cap would not be exceeded; or to the extent it is exceeded, would otherwise constitute Permitted Financial Indebtedness;

(iv)	an Additional Facility shall rank pari passu with each other Facility under this Agreement; and

(v)	no Event of Default is continuing on the relevant Additional Facility Commencement Date.

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(c)	The Additional Facility Notice shall not be regarded as having been duly completed unless it is signed by each party thereto and specifies the following matters in respect of such Additional Facility:

(i)	the proposed borrower(s) and guarantor(s) in respect of the Additional Facility;

(ii)	the person(s) to become Additional Facility Lenders in respect of the Additional Facility and the amount of the commitments of such Additional Facility allocated to each Additional Facility Lender;

(iii)	the aggregate amount of the commitments of the Additional Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Additional Facility;

(iv)	the rate of interest applicable to the Additional Facility (including any applicable margin, basis and/or margin ratchet);

(v)	the Additional Facility Commencement Date and Availability Period for the Additional Facility; and

(vi)	the Termination Date, ranking and related provisions, amortisation schedule and any mandatory prepayment provisions (including whether the Additional Facility will share rateably or less than rateably in mandatory prepayments), and such Additional Facility Notice shall be deemed to have been duly completed if it is signed by the Company and specifies the matters in paragraphs (c)(i) to (c)(vi) above in respect of such Additional Facility, and prior to the applicable Additional Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Additional Facility.

(d)	Subject to the conditions set out in paragraph (b) of this Clause 2.2 being satisfied, following receipt by the Agent of a duly completed Additional Facility Notice and with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Additional Facility shall come into effect and be established in accordance with its terms and:

(i)	the Additional Facility Lenders participating in the relevant Additional Facility shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;

(ii)	each of the Obligors and each Additional Facility Lender shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders;

(iii)	in relation to an Additional Facility Lender which is not already a Lender, each Additional Facility Lender under the relevant Additional Facility shall become a Party to this Agreement as a Lender;

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(iv)	each Additional Facility Lender under the relevant Additional Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders in respect of the relevant Additional Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

(e)	The establishment of an Additional Facility will only be effective on:

(i)	the execution of the Additional Facility Notice relating to such Additional Facility by the Company, the relevant Borrower(s) and the relevant Additional Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender, receipt by the Agent of an Additional Facility Lender Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender and accession of each Additional Facility Lender to the Intercreditor Agreement in the capacity of a “Senior Lender” (as defined in the Intercreditor Agreement); and

(iii)	in relation to an Additional Facility Lender which is not already a Lender, the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Agent shall promptly notify to the Company, and no Utilisation Request in relation to an Additional Facility shall be valid unless, prior to (or simultaneously with) the Utilisation Date specified in such Utilisation Request, the requirements of this Clause 2.2 have been satisfied.

(f)	Each Obligor irrevocably authorises the Company to sign each Additional Facility Notice.

(g)	Each Finance Party irrevocably authorises, empowers and instructs:

(i)	the Agent promptly (upon request of (and as reasonably requested by) the Company) to acknowledge, execute and confirm acceptance of each Additional Facility Notice; and

(ii)	the Agent and the Security Agent (promptly upon request of (and as reasonably requested by) the Company) to acknowledge, execute and confirm acceptance of each Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement and to execute (and will, to the extent required under applicable law to act in its own name, itself execute) any necessary additional Transaction Security, amendments, confirmations, supplements or revisions to any Finance Document as may be required to ensure the Additional Facility ranks in accordance with the provisions set out in the Additional Facility Notice.

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(h)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Additional Facility Notice and, if applicable, Additional Facility Lender Accession Notice and if applicable, the documentation required for the Additional Facility Lender to accede to the Intercreditor Agreement.

(i)	Except to the extent as provided in paragraph (b) above, the terms applicable to any Additional Facility (including ranking, security and intercreditor rights) will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Company. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any other term of a Finance Document, the term agreed in respect of the Additional Facility shall prevail with respect to such Additional Facility (subject to the conditions in paragraph (b) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Additional Facility.

(j)	Each Additional Facility Lender, by executing the relevant Additional Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(k)	No Lender will have any obligation to participate in an Additional Facility (unless it has executed and delivered an Additional Facility Lender Accession Notice or otherwise become an Additional Facility Lender in respect of that Additional Facility). By signing an Additional Facility Notice as an Additional Facility Lender, each such entity agrees to commit the Additional Facility Commitments set out against its name in that Additional Facility Notice.

(l)	The Agent shall not notify any Finance Parties not participating in the relevant Additional Facility of the proposed or committed Additional Facility until all conditions to the availability of such Additional Facility are waived or satisfied, and the Additional Facility Commitments are available for utilisation. Upon the satisfaction or waiver of all such conditions (and provided that written confirmation of the same has been delivered to the Company), the Agent may notify the Finance Parties of the Additional Facility Commitments (but shall not provide Finance Parties with any information relating to fees other than commitment fees).

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(m)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Additional Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Additional Facility;

(ii)	the New Lender were references to that Additional Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	The Company may pay to an Additional Facility Lender a fee in the amount and at the times agreed between the Company and the Additional Facility Lender in a Fee Letter.

(o)	The establishment, terms or conditions or use of proceeds of any Additional Facility shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement (including Clause 11 (Illegality, Voluntary Prepayment and Cancellation), Clause 35.6 (Partial payments) and Clause 41 (Amendments and Waivers) and Schedule 11 (Agreed Security Principles)) and whether such Additional Facility is in place prior to the Additional Facility Commencement Date for the purposes of this Agreement.

2.3	Increase

(a)	The Company may by giving notice to the Agent at any time after the effective date of a cancellation of the Available Commitments or Commitments of a Lender in accordance with Clauses 11.1 (Illegality), 11.6 (Right of cancellation and repayment in relation to a single Lender), 11.7 (Right of cancellation in relation to a Defaulting Lender), 11.8 (Right of prepayment of Non-Consenting Lender) and/or 41.5 (Replacement of Lender) request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more persons (including, without limitation, Lenders, banks, financial institutions, trusts, funds or other persons) (each an Increase Lender) selected by the Company (each of which shall not be a member of the Group, and which satisfies all the Agent’s ‘know your customer’ or similar checks referred to in paragraph (b)(ii)(B) below, and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this paragraph (A) without the prior consent of that Party));

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(ii)	each of the Company and the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

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(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of €2,000 and the Company shall within five (5) Business Days of demand pay to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them (and/or any Receiver or Delegate) in connection with any increase Commitments under this Clause 2.3.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(g)	The Finance Parties shall be required to enter into any amendment to the Finance Documents required by a Borrower in order to facilitate or reflect any of the matters contemplated by this Clause 2.3. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Borrower).

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company or an Obligor shall be a separate and independent debt.

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(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Company), by its execution of this Agreement or an Accession Deed, irrevocably (to the extent permitted by law) appoints the Company, to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor, notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor to the extent this is in compliance with applicable laws (including inside information rules and regulation); and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law)). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	For the purpose of this Clause 2.5 the Obligor (to the extent necessary under applicable law) shall grant a specific power of attorney (notarized and apostilled) to the Company and comply with any necessary formalities in connection therewith.

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(d)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Deed releases the Company from:

(i)	the restrictions set out in section 181 of the German Civil Code to the extent legally possible for such Obligor; and

(ii)	any equivalent restriction applicable to it under any other applicable law.

(e)	For all purposes of the Finance Documents, including for the purpose of this Clause 2.5, each Swiss Guarantor unconditionally releases the Company from any restriction on self-contracting (Selbstkontrahieren) and/or double representation (Doppelvertretung) under Swiss law, both of which are herewith explicitly approved by each Swiss Guarantor.

2.6	IPO Pushdown

(a)	On or following an IPO Event where the Qualifying IPO Condition has been satisfied, the Obligors’ Agent shall be entitled to require (by written notice to the Agent (an IPO Pushdown Notice)) that the terms of the Finance Documents shall operate (with effect from the date specified in the relevant IPO Pushdown Notice (the IPO Pushdown Date)) on the basis that:

(i)	the Group (and all related provisions) shall comprise only the IPO Entity and its Restricted Subsidiaries from time to time;

(ii)	all financial ratio calculations shall be made excluding any Holding Company of the IPO Entity and all reporting obligations shall be assumed at the level of the IPO Entity;

(iii)	each reference in this Agreement to the Parent shall be deemed to be a reference to the IPO Entity (to the extent applicable and unless the context requires otherwise, and provided further that nothing in this paragraph (a), including the deeming construct contemplated by this paragraph (iii) and any action taken by the IPO Entity prior to it being deemed to be the Parent, shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default);

(iv)	none of the representations, warranties, undertakings or Events of Default in the Finance Documents shall apply to any Holding Company of the IPO Entity (whether in its capacity as an Obligor or otherwise);

(v)	no event, matter or circumstance relating to any Holding Company of the IPO Entity (whether in its capacity as an Obligor or otherwise) shall, or shall be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default;

(vi)	each Holding Company of the IPO Entity shall be irrevocably and unconditionally released from all obligations under the Finance Documents (including any Transaction Security granted by any such Holding Company); and/or

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(vii)	unless otherwise notified by the Obligors’ Agent:

(A)	each person which is party to the Intercreditor Agreement as a “Subordinated Creditor” shall be irrevocably and unconditionally released from the Intercreditor Agreement and all obligations and restrictions under the Intercreditor Agreement (and from the date specified by the Obligors’ Agent that person shall cease to be party to the Intercreditor Agreement as an Investor and shall have no further rights or obligations under the Intercreditor Agreement as a Subordinated Creditor); and

(B)	there shall be no obligation or requirement for any person to become party to the Intercreditor Agreement as a Subordinated Creditor,

and provided that the IPO Pushdown Notice confirms that the Board of Directors of the IPO Entity have approved the IPO Event.

In the event that any person is released from or does not become party to the Intercreditor Agreement as a Subordinated Creditor as a consequence of this paragraph (a), any term of any Finance Document which requires or assumes that any person be an Investor or that any liabilities or obligations to such person be subject to the Intercreditor Agreement or otherwise subordinated shall cease to apply and any associated liabilities shall not be treated as Subordinated Liabilities or Topco Process Loan Liabilities (as defined in the Intercreditor Agreement) for the purposes of the Finance Documents.

(b)	The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents required by the Obligors’ Agent and/or take such other action as is required by the Obligors’ Agent in order to facilitate or reflect any of the matters contemplated by paragraph (a) above. The Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents and/or take other such action on behalf of the Finance Parties (and shall do so on the request of, and at the cost of, the Obligors’ Agent). If a Finance Party is required under applicable law to act in its own name in respect of any such matter, such Finance Party shall also execute any such amended or replacement Finance Documents and/or take other such action on the request of, and at the cost of, the Obligors’ Agent.

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(c)	If the Obligors’ Agent delivers an IPO Pushdown Notice to the Agent pursuant to paragraph (a) above in relation to a contemplated IPO Event, it shall be entitled to revoke that IPO Pushdown Notice at any time prior to the occurrence of the relevant IPO Event by written notice to the Agent. In the event that any Pushdown Notice is revoked in accordance with this paragraph (c):

(i)	the provisions of paragraphs (a)(i) to (a)(vii) above shall cease to apply in relation to that IPO Pushdown Notice;

(ii)	if any Transaction Security has been released pursuant to paragraph (a) above in reliance on that IPO Pushdown Notice, if required by the Majority Lenders (acting reasonably) by prior written notice to the Obligors’ Agent and subject to the Agreed Security Principles, the relevant member of the Group shall as soon as reasonably practicable execute a replacement Transaction Security Document in respect of that Transaction Security; and

(iii)	if any person party to the Intercreditor Agreement as a “Subordinated Creditor” has been released from the Intercreditor Agreement pursuant to paragraph (a)(vii) above in reliance on that IPO Pushdown Notice, if required by the Majority Lenders (acting reasonably) by prior written notice to the Obligors’ Agent and that person, that person shall as soon as reasonably practicable accede to the Intercreditor Agreement as a “Subordinated Creditor” by executing a Creditor/Agent Accession Undertaking.

For the avoidance of doubt:

(A)	nothing in this paragraph (c) shall prohibit or otherwise restrict the Obligors’ Agent from delivering a further IPO Pushdown Notice in relation to any actual or contemplated IPO Event; and

(B)	revocation of a IPO Pushdown Notice shall not, and shall not be deemed to, directly or indirectly constitute or result in a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default (whether by reason of any action or step taken by any person, or any matter or circumstance arising or committed, while that IPO Pushdown Notice was effective or otherwise).

(d)	For the purpose of this Clause 2.6, the IPO Entity shall be any member of the Group or a Holding Company of the Parent notified to the Agent by the Obligors’ Agent in writing as the person to be treated as the IPO Entity in relation to the relevant IPO Event, provided that:

(i)	the IPO Entity shall be the member of the Group or a Holding Company of the Parent who will issue shares, or whose shares are to be sold, pursuant to that IPO Event; and

(ii)	the Obligors’ Agent may not designate a Subsidiary of a Borrower as the IPO Entity unless on or prior to the date on which that Borrower will cease to be a member of the Group as a consequence of the operation of this Clause 2.6 it ceases to be a Borrower under this Agreement in accordance with Clause 31 (Changes to the Obligors).

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2.7	Designated Affiliates

(a)	In respect of a Loan or Loans to a particular Borrower (a Designated Loan) a Lender (a Designating Lender) may at any time and from time to time designate (by written notice to the Agent and the Company):

(i)	a substitute Facility Office from which it will make Designated Loans (a Substitute Facility Office); or

(ii)	nominate an Affiliate to act as the Lender of Designated Loans (a Substitute Affiliate Lender).

(b)	A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 17 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming that, subject to (and in accordance with) the terms of this Clause 2.7, it will be bound as a Lender under this Agreement and as a Senior Lender (as defined in the Intercreditor Agreement) under the Intercreditor Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c)	The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular:

(i)	the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents;

(ii)	the Designating Lender and the Substitute Affiliate Lender shall be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 29.3 (Conditions of assignment or transfers).

(d)	The Designating Lender shall remain liable and responsible for the performance of all obligations assumed by a Substitute Facility Office or a Substitute Affiliate Lender on its behalf under this Clause 2.7. The non-performance of a Designating Lender's obligations by its Substitute Facility Office or its Substitute Affiliate Lender following a designation under this Clause 2.7 shall not relieve such Designating Lender from its obligations under this Agreement or the other Finance Documents (but without prejudice to a Designating Lender’s rights under Clause 29 (Changes to the Lenders)).

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(e)	A Substitute Affiliate Lender shall be a Lender for the purposes of Clauses 18 (Taxes) and 19 (Increased Costs) and shall be treated for the purposes of such Clauses as having become a Lender on the date that such Substitute Affiliate Lender's designation by the Designating Lender becomes effective. No Obligor shall be liable to pay any amount otherwise required to be paid by an Obligor under Clauses 18 (Taxes) or 19 (Increased Costs) (arising as a result of laws or regulations in force on the date the relevant branch or Affiliate was nominated) in excess of the amount it would have been obliged to pay if that Designating Lender had not nominated a Substitute Facility Office or a Substitute Facility Lender. A Designating Lender shall promptly: (i) notify the Agent and the Company of the Tax jurisdiction of any Substitute Facility Office; and (ii) provide such other information regarding any Substitute Affiliate Lender or Substitute Facility Office as the Company may reasonably request.

(f)	Subject to, and save as mentioned in, paragraphs (c) to (e) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(g)	A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

3.	Purpose

3.1	Purpose

(a)	The Facility B Borrowers shall apply all amounts drawn under Facility B to finance or refinance (directly or indirectly):

(i)	the consideration payable for the Acquisition (including in respect of the acquisition of any Target Shares to be acquired after the Closing Date, including pursuant to a Squeeze-Out Procedure);

(ii)	any market purchases of Target Shares;

(iii)	the refinancing, repayment, redemption, discharge or defeasance of existing indebtedness of the Target Group (including back-stopping or providing cash-cover in respect of any letters of credit, guarantees or ancillary, revolving, working capital or local facilities or arrangements and any unilateral deposit into escrow or other segregation for the benefit of creditors);

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(iv)	the general corporate purposes of the Group; and/or

(v)	the payment of fees (including any additional OID payable in accordance with the Fee Letter), costs, expenses and/or other liabilities incurred or payable by the Company or any other member of the Group (including the Target Group) in connection with the Acquisition, the Transaction Documents and/or the repayment and/or refinancing contemplated by paragraph (iii) above, and, in the case of Canada Bidco, substantially as contemplated by the Supplemental Tax Structure Memorandum.

The Company shall deposit any proceeds of Facility B which have been identified in the Funds Flow Statement for the purpose of refinancing any Specified Target Indebtedness in the Target Indebtedness Refinancing Account and (subject to the next sentence) shall maintain such proceeds in the Target Indebtedness Refinancing Account until they are applied for such purpose (or are made subject to a Target Indebtedness Escrow Arrangement or are applied in prepayment of the Facilities pursuant to Clause 12.4 (Specified Target Indebtedness)). Once the prepayment referred to in that Clause has been made, any balance standing to the credit of the Target Indebtedness Refinancing Account may be applied for the general corporate purposes of the Group.

(b)	Subject to paragraph (b) of Clause 5.6 (Limitations on Utilisation), each Borrower shall apply all amounts borrowed by it under the Original Revolving Facility towards (directly or indirectly):

(i)	financing or refinancing the general corporate purposes and/or working capital requirements of the Group (including, on and from the Closing Date, the Target Group) including, without limitation, for net working capital adjustments at completion, bridging Target Group cash at the Closing Date, capital expenditure and Permitted Acquisitions, repayment or refinancing of existing indebtedness of the Target Group (including back-stopping or providing cash-cover in respect of any letters of credit, guarantees or ancillary, revolving, working capital or local facilities or arrangements available or outstanding on the Closing Date (including the “grandfathering” of such existing letters of credit in the Target’s existing revolving capital facility));

(ii)	the payment of fees; and

(iii)	costs, expenses and/or other liabilities incurred or payable by the Company or any other member of the Group (including the Target Group) in connection with the Acquisition, the Transaction Documents and/or any repayment and/or refinancing contemplated above.

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(c)	Each Additional Facility Borrower shall apply all amounts borrowed by it under an Additional Facility towards the purposes specified in the Additional Facility Notice relating to the relevant Additional Facility Commitments.

(d)	Each Replacement Facility Borrower shall apply all amounts borrowed by it under a Replacement Facility towards the purposes specified in the Refinancing Amendment relating to the relevant Replacement Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

In relation to the first Utilisation of the Facilities, the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to any such Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to a Utilisation other than one to which Clauses 4.5 (Utilisations during the Certain Funds Period) or 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period) apply, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Declared Default or (provided such Rollover Loan is in respect of a Springing Covenant Revolving Facility) Revolving Facility Declared Default is continuing; and

(b)	in the case of any other Utilisation:

(i)	no Default is continuing or would result from the proposed Utilisation;

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(ii)	the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency if it is:

(i)	in the case of the Original Revolving Facility, USD;

(ii)	in the case of an Additional Facility, any currencies specified in the Additional Facility Notice relating to those Additional Facility Commitments;

(iii)	in the case of a Replacement Facility, any currency specified in the Refinancing Amendment relating to that Replacement Facility; or

(iv)	with the consent of all of the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably), any other currency readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders under the relevant Facility have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of Facility B or request that a Facility B Loan be divided if, as a result of the proposed utilisation or division, more than two Facility B Loans (excluding for this purpose any Loans utilised under an Additional Facility forming part of Facility B and any Debt Push Down Loans (as defined in paragraph (c) of Clause 5.8)) would be outstanding.

(b)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of the Original Revolving Facility if as a result of the proposed Utilisation more than 20 Original Revolving Facility Loans would be outstanding (excluding for this purpose any Loans utilised under an Additional Facility forming part of the Revolving Facility).

(c)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of an Additional Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Additional Facility (as agreed between the Company and the Agent) would be outstanding.

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(d)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(e)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(f)	A Borrower (or the Parent) may not request that a Letter of Credit be issued under the Original Revolving Facility if, as a result of the proposed Utilisation, more than 15 Letters of Credit would be outstanding thereunder.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to a Certain Funds Utilisation if on the proposed Utilisation Date:

(i)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent);

(ii)	no Change of Control has occurred;

(iii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate in, or to maintain its Commitment or participation in, any Utilisation; and

(iv)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation.

(b)	During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraphs (a)(ii) to (iv) above, that Lender is not obliged to comply with Clause 5.5 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to:

(A)	participate in the making of a Certain Funds Utilisation; or

(B)	prefund the Agent Account in accordance with Clause 5.4 (Prefunding),

unless, pursuant to paragraph (a)(i) above, that Lender is not obliged to comply with Clause 5.5 (Lenders’ participation);

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(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6	Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period

(a)	During the relevant Agreed Certain Funds Period, a Revolving Facility Lender or Additional Facility Lender (as the case may be) will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i)	the Company and each of the Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) have agreed that the Revolving Facility or relevant Additional Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose, for such period and on such terms or conditions (if any) as the Company and those Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request; and

(ii)	on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent), the Closing Date has occurred and Facility B has been utilised (in whole or in part);

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate in, or to maintain its Commitment or participation in, any Utilisation;

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(D)	no Major Default is continuing or would result from the proposed Agreed Certain Funds Utilisation; and

(E)	solely in relation to the Agreed Certain Funds Utilisation under an Additional Facility, Revolving Facility or a Replacement Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice, Refinancing Amendment or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b)	During the Agreed Certain Funds Period (save in respect of a Revolving Facility Lender or relevant Additional Facility Lender (as the case may be) in circumstances where, pursuant to paragraph (a) (other than paragraph (a)(ii)(A)) above, that Revolving Facility Lender or Additional Facility Lender (as the case may be) is not obliged to comply with Clause 5.5 (Lenders’ participation) none of the Revolving Facility Lenders or relevant Additional Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Revolving Facility Commitments or Additional Facility Commitments (as the case may be) to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(ii)	rescind, terminate or cancel the applicable Revolving Facility or Additional Facility or exercise any similar right or remedy to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of an Agreed Certain Funds Utilisation where pursuant to paragraph (a)(ii)(A) above that Lender is not obliged to comply with Clause 5.5 (Lenders’ participation);

(iv)	exercise any right of set-off or counterclaim in respect of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document in respect of a Facility to which the provisions of this Clause apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation,

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provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)	this Clause 4.6 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5.	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date or any Refinancing Date. Only one Utilisation may be requested in each other Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Original Revolving Facility, the Base Currency or an Optional Currency;

(ii)	in relation to Facility B, the Base Currency;

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(iii)	in relation to an Additional Facility, as agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice; and

(iv)	in relation to a Replacement Facility, in the Base Currency or an Optional Currency or other currencies specified in the Refinancing Amendment.

(b)	The amount of a proposed Utilisation of Facility B must be in a minimum amount of €1,000,000 or, if less, the Available Facility and in any event such that its Base Currency Amount is less than or equal to the Available Facility.

(c)	The amount of a proposed Original Revolving Facility Utilisation must be in a minimum amount of €500,000 for Original Revolving Facility Utilisations in EUR (and for Original Revolving Facility Utilisations in any Optional Currency, the equivalent of €500,000) or, if less, the Available Facility.

5.4	Prefunding

(a)	Each Lender hereby undertakes, at the request of the Company (such request to be made on or before the date of the relevant Utilisation Request), to prefund such Lender’s participation in any Loan to be made on the Closing Date as requested by the Company, to a bank account opened in the books of the Agent (or an Affiliate of the Agent) and notified by the Agent to each Lender (the Agent Account).

(b)	If the Company exercises its option to require the Lenders to prefund in respect of a Utilisation, the Specified Time applicable to that Utilisation shall be increased by one Business Day.

(c)	Each Lender will send to the Agent, on or before the Business Day before the proposed Utilisation Date (the Proposed Utilisation Date), for same day value, a proportion of the aggregate Loan requested, to the Agent Account (the Prefunded Amounts), which shall be the proportion which such Lender’s Commitments bear (in respect of the relevant Facility) to the aggregate Commitments of the Lenders (in respect of the relevant Facility).

(d)	As soon as practicable following receipt of the Prefunded Amounts, the Agent will confirm in writing to the Lenders and the Company that it has received from each Lender their respective Prefunded Amounts. If the Agent has not received the Prefunded Amounts by 1.00 p.m. CET on the Business Day before the proposed Utilisation Date (the Prefunding Date), the Agent shall notify the Lenders and the Company of the outstanding amount and identity of the Lender(s) from whom the Prefunded Amounts have not been received.

(e)	Funding of the Prefunded Amounts by the Agent to the Facility B Borrowers shall only occur on the Utilisation Date specified in the Utilisation Request and when the conditions set out in Clause 4 (Conditions of Utilisation) are satisfied and until such time and unless the Closing Date has occurred no fees shall be payable in respect of any Prefunded Amount.

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(f)	If any of the conditions set out in Clause 4 (Conditions of Utilisation) are not satisfied and no related waiver has been granted in respect thereof by 5:00 p.m. CET on the Proposed Utilisation Date, the Agent undertakes to repay to each Lender its Prefunded Amount to the bank account as notified by each Lender to the Agent as soon as possible and in any event by no later than 1:00 p.m. CET on the next Business Day after the Proposed Utilisation Date (and accordingly shall provide a SWIFT confirmation to each Lender as soon as possible). In such circumstances, no fees, interest, costs or expenses shall be due or payable by the Company or any other Obligor under or in connection with the Finance Documents.

5.5	Lenders’ participation

(a)	Subject to Clause 5.4 (Prefunding), if the conditions set out in this Agreement have been met, and subject to Clause 10.3 (Repayment of Replacement Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.6	Limitations on Utilisations

(a)	Facility B may be utilised on the Closing Date.

(b)	The Original Revolving Facility may only be utilised on the Closing Date in or towards:

(i)	financing or refinancing fees (including OID), costs and expenses incurred or payable in connection with the Facilities, the Offer, the Acquisition, the Transaction Documents and/or the refinancing of the Target Group’s debt; or

(ii)	refinancing, replacing and/or backstopping revolving, working capital, operational or ancillary indebtedness of the Target Group or guarantees or letters of credit issued for or on behalf of the Target Group (including back-stopping or providing cash-cover in respect of any letters of credit, guarantees or ancillary, revolving, working capital or local facilities or arrangements outstanding on the Closing Date (including the “grandfathering” of such existing letters of credit)).

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(c)	An Additional Facility may not be utilised unless the Closing Date has occurred and Facility B has been utilised (but, for the avoidance of doubt, an Additional Facility may be utilised contemporaneously with Facility B).

5.7	Cancellation of Commitment

(a)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(b)	The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility or, if the Closing Date has not occurred prior to the end of the Availability Period in respect of Facility B, at the end of the Availability Period in respect of Facility B (or, if earlier, on the date the Facility B Commitments are reduced to zero).

(c)	The Additional Facility Commitments which are unutilised at the end of the Availability Period for those Additional Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Additional Facility Commitments.

5.8	Debt Push Down

(a)	At the election of the Company:

(i)	the Borrower in respect of all or any part of the Loans under Facility B borrowed by the Company may be changed from the Company to a Subsidiary of the Company incorporated or organised in a jurisdiction in the United Kingdom, Sweden, Finland, the Netherlands, France or Germany (or any other jurisdiction approved by the Facility B Lenders) and identified in a Debt Push Down Notice (a New Borrower) as described in and substantially in accordance with the Supplemental Tax Structure Memorandum; and

(ii)	the Borrower in respect of all or any part of the Loans under Facility B borrowed by Canada Bidco may be changed from Canada Bidco to the Company,

in each case, in accordance with this Clause 5.8 (each a Debt Push Down).

(b)	The Company may at any time deliver to the Agent a duly completed Debt Push Down Notice provided that, on or before the date of the Debt Push Down Notice, the relevant New Borrower has (if not already a Borrower) acceded as an Additional Borrower pursuant to Clause 31.2 (Additional Borrowers). For the avoidance of doubt, the Company may deliver more than one Debt Push Down Notice.

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(c)	Each Debt Push Down (other than a Debt Push Down to which the Company or the relevant New Borrower have specified that paragraph (d) below shall apply) shall take effect on a cashless basis by way of the novation of borrowing obligations in respect of the Loans (or part thereof) under Facility B specified in the relevant Debt Push Down Notice (the Debt Push Down Loans) on the “Effective Date” specified in such Debt Push Down Notice and (other than in respect of a Debt Push Down described in paragraph (a)(ii) above) in accordance with the Supplemental Tax Structure Memorandum. Accordingly (and without the requirement for any consent, sanction, authority or further confirmation from or by any Finance Party), upon the “Effective Date” specified in such Debt Push Down Notice, the following steps shall automatically occur simultaneously:

(i)	the Company or Canada Bidco (as applicable) shall be released from all of its obligations and liabilities under the Finance Documents as a Borrower of such Debt Push Down Loans (the Discharged Debt Push Down Obligations);

(ii)	the New Borrower or the Company (as applicable) shall become the Borrower in respect of such Debt Push Down Loans and accordingly the New Borrower or the Company (as applicable) shall assume obligations towards the Finance Parties as Borrower in respect of such Debt Push Down Loans which differ from such Discharged Debt Push Down Obligations only insofar as the New Borrower or the Company (as applicable) has assumed and/or acquired the same in place of the Company or Canada Bidco (as applicable);

(iii)	the Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Borrower or the Company (as applicable) been the Borrower of such Debt Push Down Loans on the Closing Date; and

(iv)	notwithstanding Clause 15 (Interest Periods), if the “Effective Date” specified in the relevant Debt Push Down Notice is not the last day of the Interest Period applicable to the relevant Debt Push Down Loans, the Interest Period applicable to the relevant Debt Push Down Loans shall continue after such ‘Effective Date’, with accrued interest in respect of the relevant Debt Push Down Loans being due and payable by the relevant New Borrower or the Company (as applicable) on the last day of the relevant Interest Period (and, for the avoidance of doubt, no Break Costs shall be due or payable in connection with any such Debt Push Down).

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(d)	Each Debt Push Down in respect of which the Company or the relevant New Borrower has specified that this paragraph (d) shall apply (but excluding any Debt Push Down to a New Borrower incorporated in France) shall take effect on a cashless basis in accordance with the Supplemental Tax Structure Memorandum. Accordingly (and without the requirement for any consent, sanction, authority or further confirmation from or by any Finance Party), upon the “Effective Date” specified in the relevant Debt Push Down Notice, the following steps shall automatically occur:

(i)	notwithstanding Clause 11.4 (Voluntary prepayment of Term Loans), the Company shall be deemed to prepay the relevant Debt Push Down Loans on the “Effective Date” and accordingly the Company shall be released from all of its obligations and liabilities under the Finance Documents as a Borrower of such Discharged Debt Push Down Obligations;

(ii)	notwithstanding Clauses 4 (Conditions of Utilisation) and 5 (Utilisation – Loans), the New Borrower shall be deemed to utilise Facility B in an amount equal to the relevant Debt Push Down Loans and accordingly the Borrower shall assume obligations towards the Finance Parties as Borrower in respect of such Debt Push Down Loans;

(iii)	the Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Borrower been the Borrower of such Debt Push Down Loans on the Closing Date; and

(iv)	notwithstanding Clauses 14 (Interest) and 15 (Interest Periods), if the “Effective Date” specified in the relevant Debt Push Down Notice is not the last day of the Interest Period applicable to the relevant Debt Push Down Loans:

(A)	the Company shall pay to the Agent (for the account of the relevant Lenders) the interest accrued on the relevant Debt Push Down Loans for the period until the “Effective Date” specified in the relevant Debt Push Down Notice (and, for the avoidance of doubt, no Break Costs shall be due or payable in connection with any such Debt Push Down); and

(B)	a new Interest Period shall be deemed to commence on such ‘Effective Date’ (with: (i) the last day of such new Interest Period being the date that would have been the last day of the Interest Period applicable to the Debt Push Down Loans if the Debt Push Down had not occurred; and (ii) the EURIBOR rate applicable to the relevant Debt Push Down Loans for such Interest Period shall be equal to the EURIBOR rate that applied to the Debt Push Down Loans immediately prior to such “Effective Date”).

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(e)	Subject to the Legal Reservations, each Obligor agrees and confirms that:

(i)	the Debt Push Down Loans shall continue to form part of the “Indebtedness” or “Secured Obligations” or “Secured Liabilities” (or equivalent definition) in the Transaction Security Documents to which that Obligor is a party; and

(ii)	to the extent permitted by applicable law, the security granted by it pursuant to the Transaction Security Documents will continue to secure, without limitation, all of the obligations of the Obligors under the Finance Documents including in respect of the Debt Push Down Loans.

(f)	Subject to the Legal Reservations, each Guarantor agrees and confirms that:

(i)	the guarantees and indemnities contained in Clause 23 (Guarantees and Indemnity) shall continue in full force and effect in respect of the obligations of the Obligors under the Finance Documents notwithstanding each Debt Push Down; and

(ii)	the guarantees and indemnities contained in Clause 23 (Guarantees and Indemnity) shall apply and extend to all of the obligations of the Obligors under the Finance Documents including in respect of any Debt Push Down Loans.

(g)	The confirmations given in paragraphs (e) and (f) above are given subject to any limitations on such security or guarantees and indemnities as recorded in the relevant Finance Document including, but not limited to, the Transaction Security Documents, in Clauses to 23.11 (Guarantee Limitations: General) to 23.19 (Additional Guarantee Limitations) inclusive or any Accession Deed by which the relevant Obligor became a Borrower and/or a Guarantor.

(h)	For the avoidance of doubt a Debt Push Down pursuant to this Clause 5.8 will not require the consent of any Finance Party. The Finance Parties shall be required to enter into any amendment to the Finance Documents or any new or further documents required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 5.8 (including, for the avoidance of doubt, where legally required, the reaffirmation or taking of or the release and immediate retaking of Transaction Security over substantially the same or equivalent assets (and/or the execution of new Transaction Security Documents for the purpose of creating lower ranking security over assets already the subject of Transaction Security) provided that there shall be no requirement under this paragraph to release Transaction Security in respect of the shares in the Company or any receivables owing by the Company to the Parent). The Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

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6.	Utilisation – Letters of Credit

6.1	A Revolving Facility

(a)	Without prejudice to Clause 5 (Utilisation – Loans), a Revolving Facility may also be utilised by a Revolving Facility Borrower by way of Letters of Credit.

(b)	Other than Clauses 5.6 (Limitations on Utilisations) and 5.7 (Cancellation of Commitment), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Revolving Facility Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the relevant Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the relevant Revolving Facility (unless cash cover is provided in respect of such Letter of Credit prior to the Termination Date or unless the applicable Revolving Facility Borrower agrees Clause 6.11 (Effect of Termination Date) shall apply);

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	subject to paragraph (c) of Clause 6.5 (Issue of Letters of Credit), the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation or its internal policies to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

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(b)	The amount of the proposed Letter of Credit must be in a minimum amount of €500,000 for utilisations in EUR (and for Letters of Credit in any Optional Currency, the equivalent of €500,000) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent) the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with paragraphs (a) or (b) of Clause 6.6 (Renewal of a Letter of Credit), no notice has been delivered by the Agent in accordance with paragraphs (a)(i) or (a)(ii) or (to the extent the relevant Letter of Credit would be issued under the Original Revolving Facility or a Springing Covenant Revolving Facility) no notice has been delivered by the Agent in respect of that Revolving Facility in accordance with paragraphs (b)(i) or (b)(ii) of Clause 28.15 (Acceleration);

(ii)	in the case of any other Utilisation other than one to which paragraph (c) applies,

(A)	no Default is continuing or would result from the proposed Utilisation; and

(B)	in relation to such Utilisation on the Closing Date, all the representations and warranties in Clause 24 (Representations and Warranties) which are made or deemed to be made or repeated on such date are true in all material respects (or, to the extent a materiality test applies, all respects), and in relation to any other Utilisation, the Repeating Representations to be made are true in all material respects (or, to the extent a materiality test applies, all respects).

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above:

(i)	during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial Conditions Precedent);

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(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or it issue or maintain the Letter of Credit; and

(D)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation; and

(ii)	during any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	the Agent has made the notification contemplated by Clause 4.1 (Initial conditions precedent) and the Closing Date has occurred;

(B)	no Change of Control has occurred;

(C)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to perform any of its obligations or to issue or maintain the Letter of Credit;

(D)	no Major Default is continuing or would result from the proposed Agreed Certain Funds Utilisation; and

(E)	solely in relation to an Agreed Certain Funds Utilisation under an Ancillary Facility, a Fronted Ancillary Facility, a Revolving Facility or a Replacement Facility, the additional conditions or events (if any) specified in the relevant Additional Facility Notice, Refinancing Amendment or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(d)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(i) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the relevant Revolving Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(ii)	refuse to issue a Letter of Credit which is a Certain Funds Utilisation;

(iii)	exercise any right of set off or counterclaim in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation; or

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(iv)	cancel, accelerate, cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(v)	take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the Issuing of a Letter of Credit which is a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)	During any Agreed Certain Funds Period (save in circumstances where, pursuant to paragraph (c)(ii) above, the Issuing Bank is not obliged to comply with paragraph (a) above), the Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding commitments to which it relates):

(i)	rescind, terminate or cancel the relevant Revolving Facility or relevant Additional Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(ii)	refuse to issue a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iii)	exercise any right of set off or counterclaim in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iv)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document in respect of a Facility to which the provisions of this Clause apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation; or

(v)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation, provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

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(B)	this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(f)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(g)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit any of the Lenders under a Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) following such request by the Issuing Bank; and

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(ii)	either (A) the Issuing Bank has required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower) or (B) the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower), then, the Issuing Bank may refuse to issue that Letter of Credit or, with the agreement of the Company, shall reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b) The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(b)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	A Revolving Facility Borrower (or the Company on its behalf) shall, if so requested by the Agent or the Issuing Bank, within 5 (five) Business Days of any calculation under paragraph (a) above, ensure that within 3 (three) Business Days sufficient Letters of Credit are prepaid, or Loans prepaid, to prevent the Base Currency Amount of all Utilisations of the relevant Revolving Facility from exceeding the relevant Revolving Facility Commitments (after deducting the total Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments) by more than 5% following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

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6.10	Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

6.11	Effect of Termination Date

Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Company on its behalf) on the Termination Date applicable to the relevant Revolving Facility, (or such earlier date in accordance with this Agreement) provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the applicable Revolving Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(a)	the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(b)	save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Revolving Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Revolving Facility.

7.	Letters of Credit

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which claim appears on its face to comply with the terms of that Letter of Credit and to be in order (in this Clause 7.2, a claim).

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(b)	Each Borrower shall within 5 (five) Business Days of demand pay to the Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default has occurred and no cash collateral has been provided in respect of that claim, may elect by notice from the relevant Borrower (or the Company on its behalf) to the Agent to have that claim deemed to have been converted into a Loan under the relevant Revolving Facility notwithstanding any other condition herein. The Utilisation Date of such Loan shall be the date of such notice and the currency and the amount of such Loan shall be the same as the amount of that claim, with an Interest Period of one Month, unless otherwise notified by the relevant Borrower (or the Obligors’ Agent on its behalf).

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim (including any solvency investigation); and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall within 5 (five) Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender under the relevant Revolving Facility shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by the Company or an Obligor pursuant to a Finance Document).

(c)	If any Revolving Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

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(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, the Company, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of the Company or any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company or any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Letter of Credit) or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company or an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

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(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 5 (five) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank but consistent with the principles in paragraph (iii) of the interpretation of “cash cover”, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit or as contemplated by Clause 6.11 (Effect of Termination Date).

(d)	Each Lender under a Revolving Facility shall notify the Agent:

(i)	other than in the case of an Original Lender, on any date on which such Lender becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender within paragraph (a) of the definition thereof; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and as indicated in Part II of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent.

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(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within 5 (five) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank or Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent of such event (with a copy to the Agent), the Borrower of the relevant Letter of Credit or proposed Letter of Credit may (in the case of a Letter of Credit not yet issued) elect to or (in the case of a Letter of Credit that has already been issued) shall provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit and that Borrower shall do so within 3 (three) Business Days after (as the case may be) such election or the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

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(c)	To the extent that a Borrower has provided cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.6 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor or the Company will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (Letters of Credit).

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

7.8	Existing Letters of Credit

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Company on its behalf) may by notice in writing to the Agent prior to the Closing Date in relation to an Existing Target Letter of Credit (including in each case in any Utilisation Request) request that any Existing Target Letter of Credit issued by the Issuing Bank be deemed a Letter of Credit issued and established under a Revolving Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the relevant Revolving Facility) that any such Existing Letter of Credit shall be a Letter of Credit for all purposes under this Agreement, subject to the Agent having received notification in writing from the Issuing Bank that it agrees to the Existing Letter of Credit being a Letter of Credit for all purposes under this Agreement.

8.	Optional Currencies

8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation or an Additional Facility Loan in a Utilisation Request.

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8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that an Optional Currency requested under paragraph (a) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (a)(iv) of Clause 4.3 (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a Separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.5 (Lenders’ participation).

9.	Ancillary Facilities

9.1	Type of Facility

An Ancillary Facility or Fronted Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account facility;

(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; and

(f)	any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be).

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9.2	Availability

(a)	Without prejudice to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders) and Clause 9.9 (Affiliates of Borrowers), if a Borrower (or the Company on its behalf) and a Lender agree and except as otherwise provided in this Agreement:

(i)	the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of its unutilised Revolving Facility Commitment (an Ancillary Facility); or

(ii)	the Lender (such Lender in this capacity a Fronting Ancillary Lender) may provide an Ancillary Facility (a Fronted Ancillary Facility) on a bilateral basis to that Borrower in place of all or any part of its unutilised Revolving Facility Commitment and (without any requirement for their agreement, provided that, for the avoidance of doubt, no person shall be required to become a Fronting Ancillary Lender) the unutilised Revolving Facility Commitments of other Lenders (together Fronted Ancillary Lenders), and such Revolving Facility Commitments shall, in each case and except for the purposes of determining the Majority Lenders or any other voting class involving Lenders under the Revolving Facility and of Clause 41.5 (Replacement of Lender), be reduced by the amount of the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments under that Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)	Except for the Approved Existing Ancillary Facilities, which shall each be made available on and from the Closing Date as Ancillary Facilities or Fronted Ancillary Facilities without any further notice or delivery of information (but will otherwise be subject to the terms of this Clause 9 (Ancillary Facilities)), an Ancillary Facility or Fronted Ancillary Facility (as the case may be) shall not be made available unless at least 3 (three) Business Days prior to the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility (as the case may be), the Agent has received from the Company notice in writing of the establishment of that Ancillary Facility or Fronted Ancillary Facility (as the case may be) and specifying:

(i)	the Revolving Facility Borrower(s) (or, subject to Clause 9.9 (Affiliates of Borrowers), Affiliate(s) of a Revolving Facility Borrower) which may use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(ii)	the Ancillary Commencement Date and expiry date of that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	the type or types of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;

(iv)	the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) and any Affiliate of a Lender which will become an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender under and in accordance with Clause 9.8 (Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders);

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(v)	the amount of the Ancillary Commitment or Fronted Ancillary Commitments and Fronting Ancillary Commitment (as the case may be), the maximum amount of the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) and, if the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) is an overdraft facility comprising more than one account its maximum gross amount (that amount being the Designated Gross Amount) and its maximum net amount (that amount being the Designated Net Amount); and

(vi)	the currency or currencies of that Ancillary Facility or the Fronted Ancillary Facility (as the case may be) (if not denominated in the Base Currency),

without prejudice to the rights of the Agent to so request, any other information which the Agent may reasonably request in relation to that Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(c)	The Agent shall promptly notify each Lender under the relevant Revolving Facility of the establishment of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be).

(d)	No amendment or waiver of any term of an Ancillary Facility or the Fronted Ancillary Facility (as the case may be) shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above;

(i)	the Lender concerned will become an Ancillary Lender or Fronting Ancillary Lender (as the case may be), and in the case of a Fronted Ancillary Facility only, the relevant Lender under the Revolving Facility will become a Fronted Ancillary Lender; and

(ii)	the Ancillary Facility or the Fronted Ancillary Facility (as the case may be) will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

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9.3	Terms of Ancillary Facilities and Fronted Ancillary Facilities

(a)	Except as provided below and subject to this Clause 9 (Ancillary Facilities), the terms of any Ancillary Facility or Fronted Ancillary Facility (as the case may be) will be those agreed by the Ancillary Lender or the Fronting Ancillary Lender (as the case may be) and the Company or relevant Borrower.

(b)	However, those terms:

(i)	to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility or Fronted Ancillary Facility, must be based upon the normal market rates and terms at that (except as varied by this Agreement);

(ii)	may only allow Revolving Facility Borrowers (or Affiliates of Revolving Facility Borrowers nominated pursuant to Clause 9.9 (Affiliates of Borrowers)) to use that Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(iii)	may not allow:

(A)	the applicable Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be); or

(B)	the Lender’s (or its Affiliate’s) Ancillary Commitments, Fronting Ancillary Commitments or Fronted Ancillary Commitments (as the case may be) to exceed that Lender’s Available Commitment relating to the relevant Revolving Facility (before taking into account the effect of the Ancillary Facilities and/or Fronted Ancillary Facilities (as the case may be) on that Available Commitment), except as a result of currency fluctuations for an excess amounting to not more than 5 per cent of the amount of the respective Ancillary Commitment or the aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) unless the excess over such 5 per cent threshold is reduced in accordance with its terms; and

(iv)	must, subject to Clause 9.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), require that the Ancillary Commitment or Fronting Ancillary Commitments and Fronted Ancillary Commitments (as the case may be) are reduced to zero, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date applicable to the relevant Revolving Facility.

(c)	If there is any inconsistency between any term of an Ancillary Facility or Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility; (ii) an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

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(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.7 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

9.4	Repayment of Ancillary Facility or Fronted Ancillary Facility

(a)	Subject to paragraph (c) below, and to Clause 9.14 (Continuation of Ancillary Facilities and Fronted Ancillary Facilities), an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date in relation to the relevant Revolving Facility or, for the avoidance of doubt, such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of the relevant Ancillary Agreement or Fronted Ancillary Agreement (as the case may be).

(b)	Subject to paragraph (c) below, if and to the extent an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) expires or is otherwise cancelled (in whole or in part) in accordance with its terms or is otherwise cancelled in accordance with this Agreement, the Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the Ancillary Lender or the Fronting Ancillary Lender and Fronted Ancillary Lenders (as the case may be) shall be reduced to zero (or by such amount that expires or has been cancelled) (and the relevant Revolving Facility Commitment of that Ancillary Lender or Fronting Ancillary Lender and the Fronted Ancillary Lenders (as the case may be) shall immediately be increased accordingly by the same amount).

(c)	No Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may demand repayment or prepayment of, or cash cover for, any Ancillary Outstandings prior to the scheduled final expiry date of the relevant Ancillary Facility or Fronted Ancillary Facility (as the case may be), or otherwise take any action (without the consent of the Company) to terminate prior to its scheduled final expiry date any Ancillary Facility or Fronted Ancillary Facility (as the case may be) unless it is permitted to do so under the relevant Ancillary Documents and if it gives the Company and the relevant Borrower not less than 5 (five) Business days’ notice and (unless otherwise agreed by the relevant Borrower) unless:

(i)	required to reduce the Gross Outstandings of an Ancillary Facility provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings;

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(ii)	the relevant Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Revolving Facility have become or have been declared due and payable in accordance with the terms of this Agreement or the expiry date of the Ancillary Facility or Fronted Ancillary Facility occurs;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender or Fronting Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable) to do so); or

(iv)	the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility (as the case may be) can be refinanced in full by a Revolving Facility Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable such a Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility (as the case may be) mentioned in paragraph (c)(iv) above or in Clause 9.6 (Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities) can be refinanced by a Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred:

(i)	the relevant Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment (as the case may be); and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv)of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Revolving Facility to refinance all or part of any Ancillary Outstandings under the same Revolving Facility:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Revolving Facility Utilisations then outstanding as its relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments; and

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(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)	In relation to an Ancillary Facility or Fronted Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender or Fronting Ancillary Lender providing that Ancillary Facility or Fronted Ancillary Lender shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility shall not exceed the Ancillary Commitment or aggregate of the relevant Fronting Ancillary Commitment and Fronted Ancillary Commitments (as the case may be) applicable to that Ancillary Facility or Fronted Ancillary Facility; and

(b)	in relation to an overdraft facility comprising more than one account:

(i)	such Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that overdraft.

9.6	Voluntary cancellation of Ancillary Facilities and Fronted Ancillary Facilities

The Company may at any time by not less than 3 (three) Business Days’ notice in writing to the Agent:

(a)	cancel the whole or any part of an undrawn Ancillary Facility or Fronted Ancillary Facility; or

(b)	prepay the whole or any part of a drawn Ancillary Facility or Fronted Ancillary Facility, whether by refinancing by a Utilisation under the relevant Revolving Facility in accordance with paragraph (d) of Clause 9.4 (Repayment of Ancillary Facility or Fronted Ancillary Facility) or otherwise,

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in which event on the date specified in the notice, the respective Ancillary Commitment or Fronting Ancillary Commitment and Fronted Ancillary Commitments of the relevant Ancillary Lender or Fronting Ancillary Lender and Fronted Ancillary Lenders shall be cancelled or prepaid and cancelled (as applicable) in the amount specified and, in each case, immediately converted into a relevant Revolving Facility Commitment. In the case of (i) any partial cancellation of a Fronted Ancillary Facility, the Fronting Ancillary Commitment of the Fronting Ancillary Lender and the Fronted Ancillary Commitments of the Fronted Ancillary Lenders shall be reduced rateably; and (ii) any partial prepayment of a Fronted Ancillary Facility, the Fronting Ancillary Lender and Fronted Ancillary Lenders shall be prepaid pro rata their Fronting Ancillary Commitment or Fronted Ancillary Commitments (as applicable).

9.7	Information

Each Borrower, each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Lender may become an Ancillary Lender, a Fronted Ancillary Lender or a Fronting Ancillary Lender (as the case may be). In such case, the Revolving Facility Lender and its Affiliate shall be treated as a single Revolving Facility Lender whose Revolving Facility Commitment is the amount of such Lender’s Revolving Facility Commitment under the relevant Revolving Facility. For the purposes of calculating the Lender’s Available Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment under the relevant Revolving Facility shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)	The relevant Borrower (or the Company on its behalf) shall specify any relevant Affiliate of a Revolving Facility Lender in any notice delivered by it to the Agent pursuant to paragraph (a) of Clause 9.2 (Availability).

(c)	An Affiliate of a Revolving Facility Lender which becomes an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender shall accede to the Intercreditor Agreement and any person who so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement, as an Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable) in accordance with clause 19.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

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(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender and the relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, a member of the Group which is an Affiliate of a Revolving Facility Borrower may with the approval of the relevant Ancillary Lender or Fronting Ancillary Lender become a borrower with respect to an Ancillary Facility or a Fronted Ancillary Facility (as the case may be).

(b)	The relevant Borrower (or the Company on its behalf) shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (a) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Revolving Facility Borrower under this Agreement in accordance with Clause 31.4 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document. If an Affiliate of a Revolving Facility Borrower ceases to be an Affiliate of such Revolving Facility Borrower, it shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility or a Fronted Ancillary Facility (as the case may be) and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Revolving Facility Commitment Amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment (ignoring for this purpose any reduction in its Revolving Facility Commitment arising out of such Lender providing an Ancillary Facility or a Fronted Ancillary Facility pursuant to this Clause 9 (Ancillary Facilities)) is not less than the aggregate of:

(a)	its Ancillary Commitment and its Fronting Ancillary Commitment and its Fronted Ancillary Commitment (if any); and

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(b)	the Ancillary Commitment and Fronting Ancillary Commitment and Fronted Ancillary Commitment of its Affiliates (if any).

9.11	Adjustments required in relation to Ancillary Facilities

The Agent may, by notice in writing to the relevant Revolving Facility Lenders, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among relevant Revolving Facility Lenders as may be necessary to ensure that any relevant Revolving Facility Lender that intends to enter into an Ancillary Facility has an undrawn Commitment under the relevant Revolving Facility sufficient to allow it to enter into such Ancillary Facility, provided that for the avoidance of doubt no such reallocation may increase any Revolving Facility Lender’s Revolving Facility Commitment.

9.12	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.12:

Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding under a particular Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Revolving Facility), and (ii) if the Lender is also an Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be), the Ancillary Outstandings in respect of the Ancillary Facilities or the Fronted Ancillary Facilities, attributable to that Ancillary Lender (or its Affiliate) or to its Fronting Ancillary Commitment or Fronting Ancillary Commitment (together with the aggregate amount of all accrued interest, fees and commission owed (or attributable) to it or to its Affiliate in such capacity).

Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)	If a Declared Default or a Revolving Facility Declared Default occurs, each Lender, each Ancillary Lender and each Fronting Ancillary Lender or Fronted Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the relevant Revolving Facility, each Ancillary Facility and each Fronted Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the relevant Total Revolving Outstandings as such Lender’s relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments, each as at the date the notice of such Declared Default or Revolving Facility Declared Default is served under Clause 28.15 (Acceleration).

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(c)	If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under this paragraph (c), then each Lender and Ancillary Lender or Fronted Ancillary Lender or Fronting Ancillary Lender (as the case may be) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (b) of this Clause 9.12, an Ancillary Lender or Fronting Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility or Fronted Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)	All calculations to be made pursuant to this Clause 9.12 shall be made by the Agent based upon information provided to it by the Lenders, Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders.

9.13	Existing Ancillary Facilities

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Company on its behalf) may by notice in writing to the Agent prior to the Control Date in relation to an Existing Ancillary Facility (including in each case in any Utilisation Request) request that any Approved Existing Ancillary Facility made available by a Lender be deemed to be an Ancillary Facility established under a Revolving Facility (and in place of corresponding commitments of that Lender under the relevant Revolving Facility) and with effect from the date specified in such notice (being a date falling within the Availability Period for the relevant Revolving Facility) that Approved Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Agent having received notification in writing from the Ancillary Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to that Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

9.14	Continuation of Ancillary Facilities and Fronted Ancillary Facilities

(a)	Each Ancillary Facility and Fronted Ancillary Facility shall be prepaid and cancelled on the Termination Date applicable to the relevant Revolving Facility (or such earlier date in accordance with this Agreement), provided that a Borrower and an Ancillary Lender or Fronting Ancillary Lender and/or Fronted Ancillary Lender (as the case may be) may, as between themselves only, agree that any Ancillary Facilities or Fronted Ancillary Facilities will continue to remain available on a bilateral basis following the Termination Date applicable to the relevant Revolving Facility or, as the case may be, the date the relevant Revolving Facility Commitments are otherwise cancelled under this Agreement.

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(b)	If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender, Fronted Ancillary Lender or, as the case may be, the Fronting Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility or, as the case may be, Fronted Ancillary Facility shall, as between the Finance Parties (including in their capacity as Fronting Ancillary Lenders), continue and the Transaction Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

9.15	Fronted Ancillary Commitment Indemnities

(a)	A Borrower must, within 5 (five) Business Days of demand, indemnify each Fronting Ancillary Lender against any loss or liability which that Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility requested by it (or any of its Affiliates), except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of the Finance Documents by, that Fronting Ancillary Lender.

(b)	Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Portion) against any loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, the Fronting Ancillary Lender.

(c)	The relevant Borrower which requested for itself or for one of its Affiliates (or on behalf of which the Company requested) the Fronted Ancillary Facility must, within 5 (five) Business Days of demand, reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or breach of the terms of any Finance Document by, such Fronted Ancillary Lender.

(d)	The obligations of each Borrower and each Fronted Ancillary Lender under this Clause 9.15 are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

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(e)	The obligations of any Fronted Ancillary Lender or Borrower under this Clause 9.15 will not be affected by any act, omission, matter or thing which, but for this Clause 9.15, would reduce, release or prejudice any of its obligations under this Clause 9.15 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with any Obligor, or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor or other person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(vi)	any amendment (however fundamental) or replacement of a Finance Document, or any other document or security, unless in the case of amendments to the terms of a Fronted Ancillary Facility or any instrument issued thereunder, the relevant Borrower (or the Company on its behalf) and/or Fronting Ancillary Lender had not provided their consent to such amendment(s);

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(viii)	any insolvency or similar proceedings.

9.16	Settlement Conditional/Subrogation

(a)	Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, debt compromise, reorganisation, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

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(b)	No Obligor or the Company will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 9.16.

9.17	Exercise of Rights

The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

9.18	Operation of accounts notwithstanding the Transaction Security Documents

Notwithstanding any Security on debts and bank accounts contained in the Transaction Security Documents, each Ancillary Lender may, subject to the terms of the Intercreditor Agreement, continue to collect instruments/credits payable to or endorsed in favour of the Obligors to its accounts with such Ancillary Lender; permit the Obligors to draw against any existing credit balance and the proceeds of instruments/credits collected from time to time to its accounts; and continue to exercise its rights of set-off or combination of accounts.

10.	Repayment

10.1	Repayment of Facility B Loans

(a)	Each Facility B Borrower shall repay, or procure the repayment of, the aggregate outstanding principal amount of the Facility B Loans made to it in full on the Termination Date in respect of Facility B in EUR.

(b)	The Borrowers may not reborrow any part of a Facility B Loan which is repaid.

10.2	Repayment of Additional Facility Loans

(a)	Each Borrower of an Additional Facility Loan which is made available under a Term Facility shall repay that Additional Facility Loan borrowed by it:

(i)	in relation to an Additional Facility which is repayable in instalments, in instalments by repaying on each applicable Amortising Facility Repayment Date the amount set opposite that Amortising Facility Repayment Date as set out in the table in the relevant Additional Facility Notice; and

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(ii)	in relation to an Additional Facility which is not repayable in instalments, in full on the Termination Date applicable to that Additional Facility.

(b)	The Borrowers may not reborrow any part of an Additional Facility Loan made available under a Term Facility which is repaid.

10.3	Repayment of Replacement Facility Loans

(a)	Each Replacement Facility Borrower of a Replacement Term Facility Loan shall repay that Replacement Term Facility Loan borrowed by it as specified in the Refinancing Amendment.

(b)	A Replacement Facility Borrower may not reborrow any part of a Replacement Term Facility Loan made available under a Term Facility which is repaid.

10.4	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Revolving Facility Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that or a different Revolving Facility Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Revolving Facility Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(II)	each Revolving Facility Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and that Revolving Facility Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

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(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Revolving Facility Borrower will not be required to make any payment in cash; and

(II)	each Revolving Facility Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Revolving Facility Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 5 (five) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower (or the Company on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

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10.5	Effect of Cancellation and Prepayment on Scheduled Repayments

(a)	If the Company cancels the whole or any part of an Amortising Facility Commitment in accordance with Clauses 11.6 (Right of cancellation and repayment in relation to a single Lender) 11.7 (Right of cancellation in relation to a Defaulting Lender) or 41.5 (Replacement of Lender) or if the Amortising Facility Commitment of any Lender is reduced under Clause 11.1 (Illegality) or 12.1 (Exit) then (other than, in any relevant case, to the extent that any part of the relevant Amortising Facility Commitment(s) is subsequently increased pursuant to Clause 2.3 (Increase)) the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce pro rata by the amount of the Amortising Facility Commitment cancelled.

(b)	If the Company cancels the whole or any part of an Amortising Facility Commitment in accordance with Clause 11.3 (Voluntary cancellation) then the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If any of the Amortising Facility Loans are prepaid in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender) or Clause 11.1 (Illegality) then the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce pro rata by the amount of the Amortising Facility Loan prepaid.

(d)	For any prepayment of any of the Amortising Facility Loans other than as contemplated by paragraph (c) above, the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce in accordance with the allocation of such prepaid amounts against the Amortising Facility Repayment Instalments as notified by the Company in its sole discretion.

11.	Illegality, Voluntary Prepayment and Cancellation

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event setting out the details thereof (such notice an Illegality Notice);

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(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 41.5 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to an Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)	to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has agreed to be an Issuing Bank pursuant to the terms of this Agreement, a Revolving Facility under which the relevant Lender was the Issuing Bank shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than 3 (three) Business Days (or, in respect of a cancellation of any Revolving Facility Commitments, 1 (one) Business Day’s prior notice) (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree) prior notice, cancel the whole or any part of an Available Facility.

(b)	The amount of any partial cancellation of an Available Facility must:

(i)	if Facility B or an Additional Facility denominated in euro is being cancelled, be a minimum of €1,000,000 or, if less, the Available Facility;

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(ii)	if a Revolving Facility or an Additional Revolving Facility denominated in euro is being cancelled, be a minimum of €500,000 or, if less, the Available Facility; and

(iii)	if an Additional Facility denominated in any other currency is being cancelled, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may:

(i)	in the case of a Term Rate Loan, if it or the Company gives the Agent not less than 3 (three) Business Days’ prior notice; or

(ii)	in the case of a Compounded Rate Loan, if it gives the Agent not less than three RFR Banking Days’ prior notice,

(or, in each case, such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably)) may agree), prepay the whole or any part of that Term Loan.

(b)	The amount of any partial prepayment of a Term Loan must:

(i)	if Facility B or an Additional Facility denominated in euro is being prepaid, be a minimum of €1,000,000 or, if less, the Available Facility;

(ii)	if an Additional Facility denominated in any other currency is being prepaid, be in a minimum amount agreed by the relevant Additional Facility Lenders and specified in the applicable Additional Facility Notice or, if less, the Available Facility.

(c)	The Company may elect to apply a prepayment of Term Loans made under this Clause 11.4 against any or all of the Term Loans in such proportions as it selects in its sole discretion.

11.5	Voluntary prepayment of Revolving Facility Utilisations

(a)	A Borrower to which a Revolving Facility Utilisation has been made may:

(i)	in the case of a Term Rate Loan, if it or the Company gives the Agent not less than 1 (one) Business Day’s prior notice; or

(ii)	in the case of a Compounded Rate Loan, if it gives the Agent not less than 1 (one) RFR Banking Day’s prior notice,

(or, in each case, such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Revolving Facility (each acting reasonably)) may agree), prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the amount of the Revolving Facility Utilisation by a minimum amount of €500,000.00 or its equivalent and multiples thereof).

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(b)	The Company may elect to apply a prepayment of Revolving Facility Loans made under this Clause 11.5 against any or all of the Revolving Facility Loans in such proportions as it selects in its sole discretion.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by the Company or an Obligor is required to be increased under Clause 18.2 (Tax Gross Up);

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs);

(iii)	any Lender requests payment from the Company or any Obligor based on the occurrence of a Market Disruption Event; or

(iv)	any amount payable to any Lender by a French Obligor under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that French Obligor by reason of that amount being (A) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (B) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations in accordance with Clause 41.5 (Replacement of Lender) below or (if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	The Commitment(s) of that Lender shall be reduced to zero and/or each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued and payable to that Lender under the Finance Documents in accordance with Clause 41.5 (Replacement of Lender) below.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent notice of cancellation of each Available Commitment of that Lender in accordance with Clause 41.5 (Replacement of Lender) below.

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(b)	Each Available Commitment of the Defaulting Lender shall be reduced to zero in accordance with Clause 41.5 (Replacement of Lender) below.

11.8	Right of prepayment of Non-Consenting Lender

If any Lender becomes a Non-Consenting Lender (as defined in Clause 41.5 (Replacement of Lender) below) the Company may within 90 (ninety) days after the date on which that Lender is deemed to be a Non-Consenting Lender (and provided such Lender continues to be a Non-Consenting Lender) cancel all or any part of the Commitments of such Non-Consenting Lender and prepay all or any part of the participations of such Non-Consenting Lender in the Facilities together with all interest and other amounts accrued under the Finance Documents in accordance with Clause 41.5 (Replacement of Lender) below.

12.	Mandatory Prepayment

12.1	Exit

If (A) a Change of Control or (B) a Sale, occurs (each an Exit Event):

(a)	the Company shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders and Issuing Bank accordingly (the Agent Notice); and

(b)	each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and payment of all amounts owing to it under the Finance Documents and each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid and cancelled, in each case by notification to the Agent within 15 (fifteen) Business Days of the Company notifying the Agent of the Exit Event, whereupon:

(i)	the undrawn Commitments of such Lender shall, by no less than 5 (five) Business Days’ prior notice to the Company, be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation (for the avoidance of doubt, excluding any Rollover Loan) or utilisation of an Ancillary Facility or Fronted Ancillary Facility and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit; and

(ii)	on the date falling 60 (sixty) days after the date of the Agent Notice (or earlier, as agreed with any individual Lender in respect of its outstanding Utilisations) in respect of such Lender or Issuing Bank (as the case may be) that provides notification to the Agent, all outstanding Utilisations provided by such Lender and Ancillary Outstandings of such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is released and (unless otherwise agreed between the Company and that Lender) any Letter of Credit, Ancillary Facility or Fronted Ancillary Facility provided by that Lender (or Issuing Bank, as the case may be) is prepaid and cancelled.

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If a Lender or Issuing Bank has not notified the Agent in accordance with the provisions of paragraph (b) within 15 (fifteen) Business Days of being notified of such Exit Event by the Agent in accordance with paragraph (a) above, in respect of that Exit Event (only), that Lender shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document and an Issuing Bank shall not be entitled to require that any Letter of Credit issued by it are repaid and cancelled, in each case pursuant to this Clause 12.1.

12.2	Disposal Proceeds

(a)	In this Agreement:

Disposal Proceeds means the Net Cash Proceeds received by the Group in relation to any Disposal (or series of related Disposals) except for Excluded Disposal Proceeds.

Disposal means any sale, lease, licence, transfer, loan or other disposal of all or any part of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions, including any Permitted Sale and Leaseback) of any member of the Group.

Excluded Disposal Proceeds means the Net Cash Proceeds received by the Group of any Disposal:

(i)	to the extent falling within:

(A)	paragraphs (a), (b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (m), (n), (o), (t), (v), (w), (x) (other than any Disposal of a Principal Brand), (y), (z), (aa), (bb) and (cc) of the definition of Permitted Disposal;

(B)	(unless otherwise required by the Majority Lenders) paragraph (p) of the definition of Permitted Disposal to the extent such Net Cash Proceeds do not need to be applied in repayment, prepayment or acquisition of any Financial Indebtedness; and

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(C)	(in respect of disposals to a special purpose vehicle) paragraph (dd) of the definition of Permitted Disposal and the subsequent disposal of that special purpose vehicle to the extent that the Disposals to the relevant special purpose vehicle are Permitted Disposals under the other paragraphs of the Permitted Disposal definition listed in this paragraph (i);

(ii)	where such Net Cash Proceeds are received by a member of the Target Group prior to the Control Date;

(iii)	which is an individual Disposal (other than a Disposal of a Principal Brand) where the Net Cash Proceeds from such Disposal are in an amount less than €31,500,000 or, if higher, an amount equal to 10 per cent of LTM EBITDA (or its equivalent in other currencies);

(iv)	which is a Permitted Disposal to the extent not otherwise excluded in this definition, where the Net Cash Proceeds of such disposal are, within 12 Months of the later of (i) the date of completion of such Permitted Disposal and (ii) the receipt of such Net Cash Proceeds, applied or committed to be applied by the Board of Directors of the relevant Group company (and if so committed to be applied, are actually applied within 18 Months of receipt) in connection with the business of the Group, the purchase of assets, to finance or refinance Permitted Acquisitions or capital expenditure, or otherwise applied in mandatory prepayment of the Facilities in accordance with Clause 12.5 (Application of prepayments) (in the case of the Revolving Facility, accompanied by a permanent cancellation of an equivalent principal amount of the Revolving Facility) or any Permitted Alternative Debt, Refinancing Debt or Permitted Acquired Indebtedness which (save as otherwise permitted under this Agreement) ranks pari passu with the Term Facilities or any combination of the foregoing; and

(v)	the Net Cash Proceeds from a Disposal (other than a Disposal of a Principal Brand) which, when aggregated with the Net Cash Proceeds of other such Disposals made in the same Financial Year, up to a maximum aggregate amount of €78,750,000 or, if higher, an amount equal to 25 per cent of LTM EBITDA (or its equivalent in other currencies) provided that the Net Cash Proceeds of a Disposal under sub-paragraphs (i) to (iv) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph.

Net Cash Proceeds means the cash proceeds received, in each case, consequent upon a Disposal, in each case, after deducting:

(i)	all taxes incurred and required to be paid or reserved against (as reasonably determined by the Company) by the seller or claimant in relation to the Disposal (including any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

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(ii)	fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out-of-pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, the relevant disposal));

(iii)	any amount required to be applied in repayment or prepayment of any Financial Indebtedness other than the Facilities (including, without limitation, to an entity the subject of a disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in Permitted Joint Ventures as a consequence of that Disposal; and

(iv)	any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Disposal.

(b)	The Company shall ensure that an amount equal to the applicable percentage of any Disposal Proceeds is applied in prepayment of the Facilities at the times and in the order of application contemplated by Clause 12.5 (Application of prepayments), where the applicable percentage is:

(i)	in respect of the Disposal of a Principal Brand, 100 per cent.; or

(ii)	in respect of any other Disposal, set out in the table below opposite the applicable Consolidated Senior Secured Net Leverage Ratio as demonstrated by the most recently delivered Quarterly Financial Statements or Annual Financial Statements for such Financial Year and, for this purpose, the Consolidated Senior Secured Net Leverage Ratio shall be calculated taking into account any prepayment made under this Clause 12.2 until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Consolidated Senior Secured Net Leverage Ratio	Percentage of Disposal Proceeds
Greater than 3.80:1	100 per cent.
Equal to or less than 3.80:1 but greater than 3.30:1	50 per cent.
Equal to or less than 3.30:1	0 per cent.

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12.3	Excess Cash Flow

The Company will ensure that in respect of each Financial Year (commencing with the first full Financial Year following the Closing Date (provided that in any event no such payment shall be required to be made until after the Control Date), an amount (if positive) equal to (x) the amount equal to the applicable percentage of the Excess Cash Flow for such Financial Year; less (y) the Excess Cash Flow De Minimis, any voluntary prepayments and Debt Purchase Transactions of the Facilities (in the case of a Revolving Facility, accompanied by a permanent cancellation of an equivalent principal amount of such Revolving Facility), any Permitted Alternative Debt, any Refinancing Debt or any Permitted Acquired Indebtedness in that Financial Year, and, in each case, if elected by the Company between the end of that Financial Year and the date on which the prepayment is to be made hereunder (provided that any such amounts applied between the end of the previous Financial Year and the date on which the prepayment is to be made hereunder may instead be deducted from Excess Cash Flow in respect of the next Financial Year), is applied in prepayment of the Facilities at the times and in the order of application contemplated by Clause 12.5 (Application of prepayments) below, where the applicable percentage is set out in the table below opposite the applicable Consolidated Senior Secured Net Leverage Ratio as demonstrated by the Annual Financial Statements for such Financial Year and, for this purpose, the Consolidated Senior Secured Net Leverage Ratio shall be calculated taking into account any prepayment made under this Clause 12.3 until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Consolidated Senior Secured Net Leverage Ratio	Percentage of Excess Cash Flow
Greater than 4.30:1	50 per cent.
Equal to or less than 4.30:1 but greater than 3.80:1	25 per cent.
Equal to or less than 3.80:1	0 per cent.

12.4	Specified Target Indebtedness

The Company will ensure that, to the extent that any of the Specified Target Indebtedness has not been repaid, redeemed, discharged or made the subject of a Target Indebtedness Escrow Arrangement by the Specified Target Indebtedness Longstop Date, the Company shall apply an amount equal to the Relevant Outstanding Specified Target Indebtedness Amount in prepayment of Facility B within 20 Business Days of the Specified Target Indebtedness Longstop Date.

12.5	Application of prepayments

(a)	Subject to the other paragraphs of this Clause 12.5, prepayments made pursuant to Clause 12.2 (Disposal) and Clause 12.3 (Excess Cash Flow) may be applied against any of the Term Facilities and/or any Permitted Alternative Debt or Refinancing Debt in each case which is term debt ranking pari passu with the Term Facilities (or, in each case, any part of any of the Term Facilities or any such Permitted Alternative Debt or Refinancing Debt) as the Company may direct (in its sole and absolute discretion) and there shall be no requirement for such proceeds to be applied pro rata between any such indebtedness.

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(b)	Prepayments made pursuant to Clause 12.4 (Specified Target Indebtedness) may be applied against such of the Term Facilities as the Company may direct (in its sole and absolute discretion).

(c)	Where a prepayment is applied to an Amortising Facility, such prepayment shall reduce the amount of each Amortising Facility Repayment Instalment in chronological order.

(d)	A prepayment obligation referred to in this Clause 12.5 may be satisfied by cancelling Available Commitments in respect of a Term Facility (and the Available Commitment of the respective Lenders under each such Term Facility will be cancelled rateably) or the available commitments in respect of any other indebtedness ranking pari passu with the Facilities.

(e)	Unless the Company makes an election under paragraph (f) below, the Borrowers shall prepay Term Loans at the following times:

(i)	in the case of any prepayment relating to Disposal Proceeds, within 20 (twenty) Business Days of the receipt by a member of the Group of all of the relevant Disposal Proceeds; and

(ii)	in the case of any prepayment relating to Excess Cash Flow, within 20 (twenty) Business Days of the delivery by the Company to the Agent of the Annual Financial Statements for the relevant Financial Year (provided in any event, no mandatory prepayment shall be required to be made in respect of Excess Cash Flow until after the Control Date).

(f)	The Company may elect that any prepayment under paragraph (e) above or under Clause 12.4 (Specified Target Indebtedness) be applied in prepayment of a Term Loan on the last day of the Interest Period relating to that Term Loan. If the Company makes that election then a proportion of the Term Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period. No such election may be made at any time which an Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) has occurred and is continuing, and if the Company has so made an election under this paragraph but an Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) has occurred and is continuing, a proportion of the Term Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (if the Majority Lenders so require in writing).

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(g)	A prepayment which is to be applied to prepay a Term Loan under this Clause 12.5 shall, subject to Clause 12.6 (Right to Refuse Prepayment) below, be applied, as within Facility B, pro rata to each Facility B Loan, and as within each other Term Facility, pro rata to each applicable Term Loan under that Term Facility.

(h)	The obligation to make a mandatory prepayment under Clause 12.1 (Exit) shall not be subject to any limitation set out under paragraph (i) below.

(i)	Subject to paragraph (h) above, each Obligor shall use reasonable endeavours and take reasonable steps to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors or other members of the Group to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made and the proceeds lawfully applied as provided under this Clause 12 and/or minimize the costs and Taxes of making such mandatory prepayment. If, however, after each Obligor has used all such reasonable endeavours and taken such reasonable steps:

(i)	it will still be unlawful for such a prepayment to be made and the proceeds so applied;

(ii)	it will still be unlawful to make funds available to a member of the Group that could make such a prepayment;

(iii)	it will still result in any member of the Group making funds available to, or receiving funds from, another member of the Group to enable such a prepayment to be made incurring costs or expenses (including any material tax liabilities) which will exceed three per cent (3%) of the amount of such prepayment or it gives rise to a risk of liability for the entity concerned or its directors or officers; or

(iv)	it will give rise to a risk of liability for a member of the Group and/or its officers or directors (or gives rise to a risk of breach of fiduciary or statutory duties by any director or officer or a risk of personal liability), then such prepayment shall not be required to be made, subject to an obligation to use other Group cash which is not subject to similar restrictions to prepay an equivalent amount where the use of such cash would not be materially prejudicial to overall Group liquidity or the availability of Group liquidity to members of the Group requiring funds.

(j)	Notwithstanding the above, no member of the Group shall be required to make any prepayment of the Facilities pursuant to Clause 12.2 (Disposal), Clause 12.3 (Excess Cash Flow) or Clause 23 (Guarantees and Indemnity) if the Release Condition has been satisfied (provided that, for the avoidance of doubt, if the Release Condition will be satisfied only following a prepayment pursuant to Clause 12.2 (Disposal), Clause 12.3 (Excess Cash Flow) or Clause 23 (Guarantees and Indemnity), such prepayment shall be required to the extent necessary to satisfy the Release Condition).

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(k)	Notwithstanding anything to the contrary in this Agreement, in the event any Disposal Proceeds are received by any member of the Group the entire issued share capital of which (or any other ownership interest in) is not owned directly or indirectly by the Company, the amount required to be applied in prepayment pursuant to this Agreement in respect of such proceeds (after taking account of all applicable exceptions and exclusions but without double counting any such deduction) shall be further reduced by a percentage equal to the percentage of the share capital of (or other ownership interests in) that member of the Group which is not held by directly or indirectly by the Company.

(l)	Notwithstanding anything to the contrary in any Finance Document (including this Clause 12 (Mandatory Prepayment)):

(i)	provided that no Event of Default is continuing at the time any member of the Group commits to making such prepayment, if the Consolidated Net Leverage Ratio is equal to or less than 4.55:1.00 (adjusted as if any relevant prepayment and/or other application had taken place on the last day of the applicable Relevant Period and assuming that all relevant holders of Financial Indebtedness accept that prepayment and/or other application), the amount required to be applied in prepayment pursuant to Clause 12.2 (Disposal) (other than the amount of any Disposal Proceeds in respect of a Disposal of a Principal Brand) or Clause 12.3 (Excess Cash Flow) may be reduced at the election of the Company by any amount instead applied in directly or indirectly permanently reducing the amount of any other Financial Indebtedness of any member of the Group which is term debt ranking junior to the Term Facilities and which is secured by the Transaction Security provided that the amount applied against the Term Facilities and any other indebtedness ranking pari passu with the Term Facilities may not be less than a pro rata share of the relevant prepayment amount (with such pro rata entitlement to be calculated on the basis of the aggregate outstanding principal amount of the Term Facilities and the indebtedness ranking pari passu with the Term Facilities compared to the aggregate outstanding principal amount of the indebtedness permitted under this Agreement which ranks junior to the Term Facilities and is secured by the Transaction Security at the relevant time and provided further that, for this purpose only, any prepayment amount waived by a Lender shall be deemed to have been applied against the relevant Term Facility);

(ii)	provided that no Event of Default is continuing at the time any member of the Group commits to making such prepayment, if the Consolidated Net Leverage Ratio is equal to or less than 4.30:1.00 (adjusted as if any relevant prepayment and/or other application had taken place on the last day of the applicable Relevant Period and assuming that all relevant holders of Financial Indebtedness accept that prepayment and/or other application), the amount required to be applied in prepayment pursuant to Clause 12.2 (Disposal) (other than the amount of any Disposal Proceeds in respect of a Disposal of a Principal Brand) or Clause 12.3 (Excess Cash Flow) shall be reduced by any amount instead applied in directly or indirectly permanently reducing the amount of any other Financial Indebtedness of any member of the Group (including without limitation, Permitted Alternative Debt, Refinancing Debt and/or Permitted Acquired Indebtedness, in each case to the extent that such application is not prohibited by the terms of this Agreement).

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(m)	Any application made in accordance with this Clause 12.5 will satisfy in full all applicable prepayment obligations contemplated by this Clause 12 (Mandatory Prepayment). For the avoidance of doubt, any prepayment obligation under this Agreement in respect of Excess Cash Flow, any disposal proceeds or any other amounts (each a Prepayment Amount) shall be reduced to the extent that any part of the relevant Prepayment Amount is applied in accordance with any of the provisions above against (or otherwise to reduce) any other Financial Indebtedness of any member of the Group (in each case to the extent that such application is not prohibited by the terms of this Agreement).

(n)	There shall be no requirement to apply any amount required to be applied in prepayment of the Facilities pursuant to Clause 12.2 (Disposal) or Clause 12.3 (Excess Cash Flow) in prepayment of any Revolving Facility.

(o)	If any Term Loans are prepaid in accordance with Clause 11.4 (Voluntary prepayment of Term Loans) then:

(i)	the Company may, by giving not less than 3 (three) Business Days’ notice to the Agent, select in the case of a Term Facility, which Borrower or Borrowers (if more than one) under that Term Facility shall effect repayment of each Loan; or

(ii)	if the Company does not make an election under this paragraph, each Borrower shall effect such repayment on a pro rata basis.

12.6	Right to Refuse Prepayment

(a)	The Company shall notify the Lenders as soon as practicable of:

(i)	any proposed prepayment of Term Loans under Clause 12.2 (Disposal) or Clause 12.3 (Excess Cash Flow); and

(ii)	if it intends the terms of this Clause 12.6 to apply to such prepayment,

whereupon the Agent shall notify the Lenders accordingly.

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(b)	If, in accordance with paragraph (a) above, the Company specifies that this Clause 12.6 will apply, then:

(i)	if a Lender in respect of Facility B or another Term Facility (a Non-Accepting Lender) to which the proposed payment under Clause 12.2 (Disposal) or 12.3 (Excess Cash Flow) would otherwise be made, gives notice to the Agent by 11am on the third Business Day prior to the date on which a prepayment referred to in paragraph (a) above is to be made (or such shorter period as the Company may agree), that Lender will waive its right to receive such prepayment to the extent specified in its notice; and

(ii)	if any Non-Accepting Lender delivers any notice under paragraph (i) above, the amount in respect of which that Non-Accepting Lender has waived its right to prepayment may, at the Company’s sole election be retained by the Group, offered to the other Facility B Lenders (pro rata to their respective Facility B Commitments) and/or the creditors in respect of any Refinancing Debt, Permitted Alternative Debt or Permitted Acquired Indebtedness or otherwise applied in any manner not prohibited by this Agreement.

12.7	Excluded proceeds

(a)	Where Excluded Disposal Proceeds include amounts which may be intended to be used for a specific purpose within a specified period (as permitted in the definition of Excluded Disposal Proceeds), the Company shall ensure that those amounts are used for that purpose and/or otherwise applied in prepayment of the Facilities in accordance with this Clause 12 (Mandatory Prepayment).

(b)	Subject to paragraph (a) above, any proceeds of Disposals and Excess Cash Flow shall, pending potential application for a specific purpose within a specified period (as permitted in the definition of Excluded Disposal Proceeds) or prepayment under the provisions of this Agreement (and without prejudice to any potential future prepayment obligation) be available for use by the Group for any purposes not prohibited by this Agreement.

13.	Restrictions

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12.6 (Right to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. In the event that a Borrower delivers a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement, which it shall be permitted to do, that Borrower shall be liable for any cost, loss or liability reasonably incurred by any Lender as a result of that payment not being made (provided any demand is accompanied by reasonable calculations or details of the amount demanded).

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13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	No reborrowing of Term Facilities

Subject to Clause 5.8 (Debt Push Down), no Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clauses 2.3 (Increase) and 5.8 (Debt Push Down), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 12.6 (Right to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

13.8	Effect of Repayment and Prepayment on Commitments

Subject to Clause 5.8 (Debt Push Down), if all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender’s Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

14.	Interest

14.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

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(b)	the applicable Term Reference Rate.

14.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

14.3	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin should have applied during a certain period then the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

14.4	Default interest

(a)	If the Company or an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall, to the extent permitted by law, accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent) (acting reasonably). Any interest accruing under this Clause 14.4 shall be immediately payable by the Company or the Obligor on demand by the Agent.

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(b)	If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount (other than an amount due by a French Obligor) will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.5	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest in respect of a Term Rate Loan. The Agent agrees that if requested in writing by the relevant Borrower (or the Company) it will calculate the nominal and effective per annum rate of interest on the Term Rate Loan outstanding at the time of such request and provide such information to the Borrower promptly following such request.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower of each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment.

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan to which Clause 16.2 (Market Disruption) applies.

(e)	This Clause 14.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

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14.6	Maximum rate of interest

(a)	Notwithstanding anything contained herein to the contrary, a Borrower with its Relevant Jurisdiction in Canada will not be obliged to make any payment of interest or other amounts payable to the Lenders hereunder in excess of the amount or rate that would be permitted by applicable law of its Relevant Jurisdiction or would result in the receipt by the Agent or a Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)). If any provision of this Agreement or any other Finance Document would obligate a Borrower with its Relevant Jurisdiction in Canada to make any payment that is in excess of such amount or rate, then such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)	first, by reducing the amount or rate of interest required to be paid to such Lender under this Clause 14.5; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

(b)	Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the applicable member of the Group shall be entitled, by notice in writing to the Agent, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrowers with their Relevant Jurisdiction in Canada. Any amount or rate of interest referred to in this Clause 14.6 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Utilisation remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the effective date to the maturity date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

14.7	Compounding of Interest Due by a French Obligor

Any interest due by any French Obligor and unpaid under the Finance Documents (including any default interest accrued pursuant to Clause 14.4 above) shall be compounded on an annual basis in accordance with the provisions of article 1343-2 of the French Civil Code.

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14.8	Switch to Compounded Reference Rate

Subject to Clause 14.10 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the applicable Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and

(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 14.2 (Calculation of interest – Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.

14.9	Switch to Term SOFR

Notwithstanding anything to the contrary in this Agreement, the interest rate applicable to all Utilisations denominated in USD which are outstanding under this Agreement on the 2023 Effective Date (such Utilisations being the Outstanding Utilisations) shall (notwithstanding the amendments made to this Agreement on the 2023 Effective Date) continue to apply until the end of the then current Interest Period applicable to any such Outstanding Utilisation. The Term Reference Rate applicable to any Utilisation denominated in any currency other than EUR for any subsequent Interest Period shall be Term SOFR in accordance with the terms of this Agreement.

14.10	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 14.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Loan for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for that Loan, that Loan shall be a “Compounded Rate Loan” and Clause 14.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan.

14.11	Rate Switch Notice

(a)	Provided that no Screen Rate Replacement Event has occurred in respect of the relevant Compounded Reference Rate, the Company may deliver to the Agent a Rate Switch Notice specifying a date on which use of the Compounded Reference Rate will replace the use of the applicable Term Reference Rate for the calculation of interest for Loans in the relevant Rate Switch Currency (a Rate Switch Date).

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(b)	Subject to Clause 14.10 (Delayed switch for existing Term Rate Loans), a Rate Switch Notice shall take effect in accordance with its terms on the date on which it is delivered to the Agent, which must be at least 15 calendar days, and not more than 45 calendar days, before the Rate Switch Date contained in the Rate Switch Notice.

14.12	Notifications by Agent

(a)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the relevant Lenders of that occurrence.

(b)	The Agent shall promptly provide to the relevant Finance Parties any document provided to it by the Company intended to constitute a Compounded Rate Supplement.

(c)	The Agent shall promptly provide to the relevant Finance Parties any document provided to it by the Company intended to constitute a Methodology Supplement.

(d)	The Agent shall, promptly upon becoming aware of the occurrence of a Screen Rate Replacement Event, notify the Company and the Lenders of that occurrence. For the avoidance of doubt, the Agent shall not be required to notify the Company or the Lenders of the cessation of USD LIBOR to occur on 30 June 2023.

14.13	Effective Global Rate

(a)	The Facility Agent shall provide calculations of the effective global rate to each French Borrower so as to comply with the provisions of articles L. 314-1 to L. 314-5 of the French Consumer Code, article R. 314-1 et seq. of the French Consumer Code and article L. 313-4 of the French Monetary and Financial Code. The French Borrowers and the Lenders acknowledge that the effective global rate for each of the Facilities cannot be determined with certainty at the date of this Agreement since the interest rate applicable to the Facilities is floating and the duration of the Interest Periods may vary from time to time.

(b)	Upon its accession to this Agreement, each French Borrower acknowledges that it has received on the date of its accession from the Agent a TEG Letter containing a determination of the TEG, calculated on the basis described above.

(c)	The Parties acknowledge that each TEG Letter forms an integral part of this Agreement.

14.14	Interest Act (Canada)

(a)	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or any other period of time less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the applicable calendar year in which the same is to be ascertained and divided by 360 or such other period of time, respectively. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement;

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(b)	Any provision of this Agreement that would oblige a Canadian Obligor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Obligor, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

14.15	Minimum Interest

(a)	By entering into this Agreement, the Borrowers and the Swiss Guarantors acknowledge and agree that the Finance Parties have assumed in bona fide that any amounts payable by a member of the Group under any Finance Document are not and will not become subject to any Tax Deduction on account of Swiss Withholding Tax.

(b)	Notwithstanding the preceding paragraph, if a Tax Deduction is required by law in respect of any amount payable by a Swiss Guarantor under any Finance Document and should it be unlawful for the relevant Swiss Guarantor to comply with Clause 18.2 (Tax gross-up) for any reason, where this would otherwise be required by the terms of Clause 18.2 (Tax gross-up) then:

(i)	the applicable interest rate in relation to that payment shall be the interest rate which would have applied to that payment as provided for by Clause 14.1 (Calculation of interest) divided by 1 minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable tax treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii)	the Swiss Guarantor shall:

(A)	pay the relevant amount at the adjusted rate in accordance with paragraph (i) above;

(I)	make the Tax Deduction on the interest so recalculated; and

(B)	all references to a rate of interest under the Finance Documents shall be construed accordingly.

(c)	To the extent that any amount payable under any Finance Document becomes subject to Swiss Withholding Tax, it is agreed that each relevant Lender and each relevant Swiss Guarantor shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the Swiss Guarantor to obtain authorisation to make interest payments without them being subject to Swiss withholding tax and (ii) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.

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15.	Interest Periods

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 15, a Borrower (or the Company) may select an Interest Period of 1, (other than in respect of Term Rate Loans with EURIBOR or Term SOFR as their Term Reference Rate) 2, 3 or 6 Months or such other period agreed between the Company and the Agent (acting on the instructions of the Majority Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan or (as applicable) an Additional Facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	A Borrower (or the Company on its behalf) may select an Interest Period of less than one Month (or less than 3 Months in respect of Facility B):

(i)	in relation to a Term Facility if necessary or desirable to implement any interest rate or currency hedging in relation to the Facilities, to facilitate a consolidation of loans in accordance with Clause 15.3 (Consolidation and division of Term Loans) or to align an Interest Period to a Quarter Date; and

(ii)	in relation to an Amortising Facility if necessary or desirable to ensure that there are Amortising Facility Loans (with an aggregate Base Currency Amount) equal to or greater than an Amortising Facility Repayment Instalment with an Interest Period ending on an Amortising Facility Repayment Date for an Amortising Facility in order for the Borrowers to make the Amortising Facility Repayment Instalment due on that date.

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(i)	Prior to the earlier of (i) completion of syndication of the Facilities in the manner agreed between the Company and the Mandated Lead Arrangers on or prior to the date of this Agreement (as notified by the Mandated Lead Arrangers to the Company) and (ii) the last day of the Certain Funds Period, Interest Periods shall be one or two weeks or such other period as the Company and the Agent (acting reasonably) may agree.

(j)	A Borrower (or the Company on its behalf) may not (unless otherwise agreed between the Company and the Agent (acting reasonably)) select an Interest Period for a Term Rate Loan for a duration equal to a (formerly) Quoted Tenor of the Screen Rate applicable to that Term Rate Loan if the administrator of that Screen Rate has permanently ceased to provide such a Screen Rate for that Quoted Tenor (where, at that time, there is no successor administrator to continue to provide such a Screen Rate for that Quoted Tenor).

15.2	Non-Business Days

(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	If the Loan is a Compounded Rate Loan and there are rules specified as “Business Day Conventions” in the applicable Compounded Rate Terms, those rules shall apply to each Interest Period for that Loan or Unpaid Sum.

15.3	Consolidation and division of Term Loans

(a)	If two or more Interest Periods:

(i)	relate to Facility B Loans to be made to the same Borrower; and

(ii)	end on the same date,

those Facility B Loans will, unless that Facility B Borrower requests to the contrary in a Selection Notice for the next Interest Period or those Loans are denominated in different currencies, be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period.

(b)	If two or more Interest Periods:

(i)	relate to Additional Facility Loans to be made to the same Borrower by the same Lenders under the same Additional Facility which is a Term Facility; and

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(ii)	end on the same date,

those Additional Facility Loans will, unless that Additional Facility Borrower requests to the contrary in a Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Additional Facility Loan on the last day of the Interest Period.

(c)	Subject to Clause 4.4 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

(d)	For the avoidance of doubt, a consolidation or division of Term Loans effected in accordance with this Clause 15.3 shall neither constitute a novation nor affect any of the security interests created pursuant to the Transaction Security Documents governed by French law.

16.	Changes to the Calculation of Interest

16.1	Absence of quotations

(a)	Subject to Clause 16.2 (Market disruption), if the Term Reference Rate for any Term Rate Loan (other than a Term Rate Loan denominated in USD) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable Term Reference Rate, shall be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If:

(i)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(ii)	“Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

then Clause 16.2 (Market disruption) shall apply to that Compounded Rate Loan for the relevant Interest Period.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Term Rate Loan (other than a Term Rate Loan denominated in USD) for any Interest Period (or this Clause otherwise applies for an Interest Period in relation to a Compounded Rate Loan in accordance with Clause 16.1 (Absence of Quotations) above), then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

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(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by: (x) in respect of a Term Rate Loan, close of business on the date falling 2 (two) Business Days after the Quotation Day (or, if earlier, on the date falling 5 (five) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), and (y) in respect of a Compounded Rate Loan, the Reporting Time for that Loan to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from the Relevant Interbank Market, provided that, in respect of a Market Disruption Event occurring as a result of sub-paragraph (ii) of that definition in respect of a Term Rate Loan (other than a Term Rate Loan denominated in USD), if (x) the percentage rate per annum notified by a Lender is less than the applicable Term Reference Rate, or (y) a Lender has not notified the Agent of a percentage rate per annum, the cost of that Lender of funding its participation in that Loan for that Interest Period shall be deemed (for the purposes of this paragraph (a)) to be the applicable Term Reference Rate.

(b)	In this Agreement, Market Disruption Event means, in respect of a Term Rate Loan denominated in EUR:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, EURIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	if before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable Term Reference Rate.

16.3	Alternative basis of interest or funding

(a)	If:

(i)	a Market Disruption Event occurs; or

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(ii)	in respect of a Compounded Rate Loan, there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan, and, in either case, the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Majority Lenders and the Company, be binding on all Parties.

16.4	Break Costs

(a)	In respect of a Term Rate Loan or Unpaid Sum relating to a Term Rate Loan:

(i)	subject to Clause 5.8 (Debt Push Down), each Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum; and

(ii)	each Lender shall, together with any demand by the Agent under paragraph (i), provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company.

(b)	Break Costs shall not apply to any Compounded Rate Loan.

16.5	Unavailability of Term SOFR

If no Term SOFR is available for the Interest Period of a Term Rate Loan denominated in USD, during such Interest Period, and for the purposes of such Interest Period only, such Term Rate Loan denominated in USD shall constitute a Compounded Rate Loan and Clause 14.2 (Calculation of interest – Compounded Rate Loans) shall apply.

17.	Fees

17.1	No deal, No fees

(a)	Subject to paragraph (b) below and save as expressly set out in the Commitment Letter, no fees (including arrangement, underwriting, market participation, ticking and commitment fees), commissions, costs or other expenses will be payable unless the Closing Date occurs.

(b)	Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and negotiation of the Finance Documents and any other pre-agreed costs or expenses, in each case, up to an amount agreed (if any agreed) between the Mandated Lead Arrangers and the Company (or on its behalf) will be payable by the Company (or on its behalf) even if the Closing Date does not occur.

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17.2	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at:

(i)	the rate of 30 per cent of the applicable Margin on that Lender’s Available Commitment under the Original Revolving Facility for the period commencing on the Closing Date and ending on the last day of the Availability Period applicable to the Original Revolving Facility;

(ii)	the rate and for the period (if any) specified in the relevant Additional Facility Notice on that Additional Facility Lenders Available Commitment under the relevant Additional Facility; and

(iii)	the rate and for the period (if any) specified in the Refinancing Amendment on the Available Commitment of the Replacement Facility Lenders under the relevant Replacement Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to the Original Revolving Facility or Additional Facility (as applicable), on the last day of the Availability Period applicable to the Original Revolving Facility or Additional Facility and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No accrued commitment fee shall be payable under sub-paragraph (a)(i) above if the Closing Date does not occur.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.3	Underwriting fee

The Company shall pay (or procure there is paid) to the Mandated Lead Arrangers an underwriting fee in the amount and at the times agreed in the Fee Letter.

17.4	Ticking fee

The Company shall pay (or procure there is paid) to the Agent for the account of the relevant Lenders a ticking fee in the amount and at the times agreed in the Fee Letter.

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17.5	Agent and Security Agent fees

The Company shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

17.6	Fees payable in respect of Letters of Credit

(a)	The Company or a Revolving Facility Borrower shall pay (or procure there is paid) to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum (unless otherwise agreed by the relevant Issuing Bank) on the part of its outstanding exposure under each Letter of Credit requested by it which is counter-indemnified by other Lenders (that are not Affiliates of the Issuing Bank) and which is not cash collateralised, repaid, prepaid or cancelled, for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)	The Company or each Revolving Facility Borrower for whose account a Letter of Credit is issued shall pay (or procure there is paid) to the Agent (for the account of each Revolving Facility Lender) a Letter of Credit fee in the currency of that Letter of Credit on the outstanding amount of each Letter of Credit (excluding any amount in respect of which cash cover has been provided) requested by it for the period from the issue of that Letter of Credit until the expiry date (or the date of its cancellation then, if earlier). The Letter of Credit fee shall be computed at the rate equal to the applicable Margin for the Revolving Facility. Any such fee shall be distributed according to each Facility Lender’s L/C Proportion of that Letter of Credit.

(c)	The fees payable under paragraphs (a) and (b) above shall be payable on each Quarter Date and on the date on which the Total Revolving Facility Commitments are cancelled in full.

(d)	If a Borrower provides cash cover in respect of any Letter of Credit each Borrower shall be entitled to withdraw interest accrued on the cash cover to pay the fees described in the paragraphs above.

(e)	Each Borrower shall pay to the Issuing Bank (for its own account) an issuance fee in the amount and at the times specified in a Fee Letter.

17.7	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities

(a)	The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of (or its Affiliate which borrows) that Ancillary Facility.

(b)	In relation to a Fronted Ancillary Facility:

(i)	promptly following each Quarter Date and each date on which a Fronted Ancillary Facility is terminated or cancelled (in whole or part) (a Notice Date), each Fronting Ancillary Lender shall notify the Agent of the average amount outstanding under that applicable Fronted Ancillary Facility for each period starting on the date of the commencement of the relevant Fronted Ancillary Facility, or as applicable the previous Quarter Date, and ending on the next Quarter Date, or as applicable on the date on which such Fronted Ancillary Facility is terminated or cancelled (in whole or part) (each a Fronted Ancillary Facility Fee Period);

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(ii)	the Borrower that requested (or on behalf of which the Company requested), or its Affiliate which is the borrower of, the relevant Fronted Ancillary Facility shall pay (or procure that there is paid) to the Agent (for the account of the Fronting Ancillary Lender and each Fronted Ancillary Lender) a fee (the Fronted Ancillary Facility Fee) in relation to each Fronted Ancillary Facility computed at the rate equal to the Margin applicable to a Loan under the Revolving Facility on the aggregate amount of the Ancillary Outstandings under the Fronted Ancillary Facility during each Fronted Ancillary Fee Period (as determined by the Fronting Ancillary Lender in accordance with paragraph (a) above) in the currency of that Fronted Ancillary Facility calculated on an average basis. The accrued Fronted Ancillary Facility Fee shall be payable promptly upon notification by the Agent at any time after each Notice Date;

(iii)	the Agent shall distribute each Fronted Ancillary Facility Fee paid under paragraph (b) above to the Fronted Ancillary Lenders and Fronting Ancillary Lender pro rata. A Fronted Ancillary Lender’s and the Fronting Ancillary Lender’s pro rata share of any such fee will be equal to the proportion borne by its Fronted Ancillary Commitment or Fronting Ancillary Commitment to the aggregate of all Fronted Ancillary Commitments and the Fronting Ancillary Commitment under the relevant Fronted Ancillary Facility on the average basis during the applicable Fronted Ancillary Fee Period; and

(iv)	the Borrower who requested (or on behalf of which the Company requested), or its Affiliate which is the borrower of, a Fronted Ancillary Facility shall in addition pay to the relevant Fronting Ancillary Lender a fee for acting as Fronting Ancillary Lender and otherwise in such amount as shall be agreed between such Fronting Ancillary Lender and such Borrower (or the Company or Affiliate) based upon its normal market rates and terms.

17.8	Call Premium

If on or prior to the date falling six Months after the Closing Date (but not otherwise) any member of the Group prepays, refinances, substitutes or replaces the whole or any part of any Facility B Loan in connection with any Repricing Transaction, the Company shall, within five Business Days’ of such Repricing Transaction taking effect, pay (or procure the payment of) to the Agent, for the account each applicable Lender (without double counting) a prepayment fee in the Base Currency equal to 1.00% on the aggregate principal amount of that Lender’s participation in the amount of the Facility B Loan which is prepaid, refinanced, substituted or replaced.

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In this clause:

Repricing Transaction means any prepayment, refinancing, substitution or replacement of a Facility B Loan, in whole or in part, with the incurrence by any member of the Group of any new term loan facility to the extent that: (i) the primary purpose of such new term loan facility is to reduce the Yield applicable to the Facility B Loans being prepaid, refinanced, substituted or replaced as of the date of such prepayment, refinancing or replacement (as determined in good faith by the Company); and (ii) such new term loan facility has a Yield (with the comparative determinations to be made by the Company consistent with generally accepted financial practices) that is less than the Yield (as determined by the Company on the same basis) applicable to the Facility B Loans being prepaid, refinanced, substituted or replaced as of the date of such prepayment (including, without limitation, as may effected through any amendment of this Agreement relating to the interest rate floor for, or Margin of, such Facility B Loans) but in each case excluding any new or replacement loans incurred in connection with any initial public offering, Transformative Acquisition or similar investment, Change of Control, Sale or pursuant to or in connection with Clauses 11.8 (Right of prepayment of Non-Consenting Lender) and 41.5 (Replacement of Lender).

Transformative Acquisition means an acquisition by a member of the Group that either:

(a)	is not permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition; or

(b)	if permitted by the terms of the Finance Documents immediately prior to the consummation of such acquisition, the Finance Documents would not provide the Group with adequate flexibility for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company acting in good faith.

17.9	Defaulting Lenders

Unless otherwise agreed in writing by the Company and notwithstanding anything to the contrary in the Finance Documents no commitment fee or ticking fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender.

17.10	Limitation on Target Group

Until the Control Date, no member of the Target Group shall be responsible for the payment of any fees, costs or expenses payable in connection with the Facilities and any other amounts which have been made available to it whether following debt push down or otherwise, save that such member shall be responsible for any fees, costs and expenses in connection with any Loan utilised by a member of the Target Group.

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18.	Taxes

18.1	Tax Definitions

In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(a)            where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part II of Schedule 1 (The Original Parties), and is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower; or

(b)            where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

(i)           where the UK Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

where the UK Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes an Additional Borrower.

Borrower Tax Jurisdiction means the jurisdiction in which the relevant Borrower is incorporated.

Canadian Qualifying Lender means, in respect of any particular payment to be made by a particular Canadian Tax Obligor under a Finance Document, any Lender, except a Lender where such payment would be subject to a Tax Deduction that is withholding tax under Part XIII of the Canadian Tax Act (x) by reason of such Lender not dealing at arm's length with such Canadian Tax Obligor for purposes the Canadian Tax Act, (y) by reason of such payment being in respect of a debt or other obligation to pay an amount to a Finance Party with whom a Canadian Tax Obligor does not deal at arm’s length (within the meaning of the Canadian Tax Act) or (z) by reason of such Lender being, or not dealing at arm's length with, a "specified shareholder" of such Canadian Tax Obligor for purposes of subsection 18(5) of the Canadian Tax Act (other than where the non-arm's length relationship arises, or where the Lender is a "specified shareholder", or does not deal at arm's length with a "specified shareholder", in connection with or as a result of the Lender having become a party to, received or perfected a security interest under, performed its obligations under or received or enforced any rights under, a Finance Document).

Canadian Tax Act means the Income Tax Act (Canada) and the regulations thereunder.

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Canadian Tax Borrower means a Borrower that is resident or deemed to be resident in Canada for purposes of the Canadian Tax Act.

Canadian Tax Obligor means an Obligor that is resident or deemed to be resident in Canada for purposes of the Canadian Tax Act.

Change of Law means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than: (i) a change in a Relevant Covered Tax Agreement (or the interpretation, administration or application of a Relevant Covered Tax Agreement) that occurs pursuant to the MLI and in accordance with MLI Reservations or MLI Notifications made by (on the one hand) the MLI Lender Jurisdiction and (on the other hand) the MLI Borrower Jurisdiction (including, in circumstances where a MLI Reservation is made pursuant to either subparagraph (a) of Article 7(15) or Article 7(16) of the MLI) where each relevant MLI Reservation or MLI Notification satisfies the MLI Disclosure Condition; or (ii) the United Kingdom ceasing to be a member state of the European Union as a consequence of the notification given by it on 29 March 2017 of its intention to exit the European Union pursuant to Article 50 of the Treaty on European Union.

Exempt Lender means a Lender:

(a)           which is a company which is not resident in the United Kingdom for United Kingdom tax purposes;

(b)           which is entitled to sovereign immunity from direct taxation in the United Kingdom and is thereby entitled to receive payments of interest without withholding or deduction for or on account of United Kingdom taxation; and

(c)           in respect of which the Borrower has received an Exempt Lender Confirmation and such Exempt Lender Confirmation remains valid and has not expired, been withdrawn or otherwise ceased to have effect.

Exempt Lender Confirmation means a letter, direction or other communication of similar effect from HM Revenue & Customs to the Borrower confirming that such Exempt Lender is entitled to receive payments of interest from the Borrower without withholding or deduction for or on account of United Kingdom taxation.

Finnish Borrower means a Borrower incorporated in Finland.

Finnish Qualifying Lender means a Lender which is:

(a)            a Treaty Lender in respect of a Finnish Borrower; or

(b)            otherwise entitled to a full exemption from tax imposed by Finland on interest under a Finance Document.

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French Qualifying Lender means a Lender which:

(a)            fulfils the conditions imposed by French Law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)            is a Treaty Lender in respect of a French Borrower.

German Borrower means a Borrower incorporated in Germany.

German Qualifying Lender means a Lender which is:

(a)            tax resident in Germany;

(b)            lending through a Facility Office in Germany;

(c)            a Treaty Lender in respect of a German Borrower; or

(d)            Canada Pension Plan Investment Board or any wholly-owned (direct or indirect) subsidiary of Canada Pension Plan Investment Board.

MLI means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

MLI Borrower Jurisdiction means the jurisdiction in which the relevant Borrower is treated as resident for the purposes of the Relevant Covered Tax Agreement.

MLI Disclosure Condition means the freely accessible publication of the relevant MLI Reservation or MLI Notification on the OECD website (to the extent that such MLI Reservation or MLI Notification has not been withdrawn or superseded and taking into account any applicable amendments) no later than 10 Business Days prior to the date of this Agreement where the relevant Lender is an Original Lender, or no later than 10 Business Days prior to the date on which the relevant Lender became a Lender pursuant to this Agreement where the relevant Lender is not an Original Lender.

MLI Lender Jurisdiction means the jurisdiction in which the relevant Lender is treated as resident for the purposes of the Relevant Covered Tax Agreement.

MLI Notification means a notification validly made pursuant to Article 29 of the MLI.

MLI Reservation means a reservation validly made pursuant to Article 28 of the MLI.

Protected Party means a Finance Party which is subject to a liability or required to make a payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)            in respect of amounts payable by a Canadian Tax Borrower, is a Canadian Qualifying Lender;

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(b)            in respect of amounts payable by a Finnish Borrower, is a Finnish Qualifying Lender;

(c)            in respect of amounts payable by a French Borrower, is a French Qualifying Lender;

(d)            in respect of amounts payable by a German Borrower, is a German Qualifying Lender;

(e)            in respect of amounts payable by a Swedish Borrower, is a Swedish Qualifying Lender;

(f)            in respect of amounts payable by a UK Borrower, is a UK Qualifying Lender; or

(g)            in respect of amounts payable by a US Borrower, is a US Qualifying Lender.

Relevant Covered Tax Agreement means a Covered Tax Agreement (as such term is defined under Article 2(1)(a) of the MLI) the parties to which are the MLI Lender Jurisdiction and the MLI Borrower Jurisdiction.

Swedish Borrower means a Borrower incorporated under the laws of Sweden, resident for Tax purposes in Sweden, or conducting business in Sweden through a permanent establishment.

Swedish Qualifying Lender means, in relation to a Swedish Borrower, a Lender which is:

(a)            a Lender to which, pursuant to an exemption provided for under the laws of Sweden or otherwise, interest may be free of withholding or deduction on account of Tax: or

(b)            a Treaty Lender in respect of a Swedish Borrower.

Tax Credit means a credit against, refund of, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)            a company resident in the United Kingdom for United Kingdom tax purposes;

(b)            a partnership each member of which is:

(i)             a company so resident in the United Kingdom; or

(ii)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

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(c)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax Gross Up) or a payment under Clause 18.3 (Tax Indemnity).

Treaty Challenge means a withdrawal or dispute of, or challenge to, the Treaty Lender status of a Lender by a relevant tax authority, on the basis that a principal purpose test is failed, the Lender is not beneficially entitled to interest payable to that Lender under a Finance Document, or the Lender is not a qualified person under a limitation of benefits clause.

Treaty Lender means:

(a)            in respect of a payment by or in respect of a Borrower other than a UK Borrower under a Finance Document, a Lender which is beneficially entitled to interest payable by that Borrower in respect of an advance under a Finance Document and:

(i)             is treated as a resident of the relevant Treaty State for the purposes of the relevant Treaty;

(ii)            does not carry on a business in the relevant Borrower Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)           fulfils any other conditions which must be fulfilled under the relevant Treaty in order to benefit from full exemption from Tax imposed by the relevant Borrower Tax Jurisdiction on interest payments such that any payment of interest may be made by the relevant Borrower to that Lender without incurring a Tax Deduction, including the completion of any necessary procedural formalities; and

(b)            in respect of a payment by or in respect of a UK Borrower under a Finance Document, a Lender which is beneficially entitled to interest payable by that Borrower in respect of an advance under a Finance Document and:

(i)             is treated as a resident of the relevant Treaty State for the purposes of the relevant Treaty;

(ii)            does not carry on a business in the relevant Borrower Tax Jurisdiction through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

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(iii)           fulfils any other conditions which must be fulfilled under the relevant Treaty in order to benefit from full exemption from Tax imposed by the relevant Borrower Tax Jurisdiction on interest payments such that any payment of interest may be made by the relevant Borrower to that Lender without incurring a Tax Deduction, including the completion of any necessary procedural formalities, provided that if a Lender:

(A)            is treated as a partnership and disregarded for United States federal income tax purposes; and

(B)            each partner in such partnership is a person or entity (which, for the avoidance of doubt, can include a pension scheme), which would, if it were itself a Lender, fall within the definition of UK Treaty Lender (ignoring this proviso) by virtue of the application of the Treaty between the United States and the United Kingdom, such partnership (a US Tax Transparent Lender) shall be regarded as a Treaty Lender provided it holds a valid passport under the HMRC DT Treaty Passport scheme.

Treaty State means, in respect of a payment by or in respect of a Borrower, a jurisdiction having a double taxation agreement (a Treaty) in force with the relevant Borrower’s Borrower Tax Jurisdiction which makes provision for full exemption from Tax imposed by that jurisdiction on interest.

UK Qualifying Lender means:

(a)            a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)            a Lender:

(A)           which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)            in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

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(ii)            a Lender which is:

(A)            a company resident in the United Kingdom for United Kingdom tax purposes;

(B)            partnership each member of which is:

(I)            a company so resident in the United Kingdom; or

(II)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company;

(iii)            a UK Treaty Lender; or

(b)            a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document; or

(c)            an Exempt Lender.

UK Treaty Lender means a Treaty Lender falling within paragraph (b) of the definition of “Treaty Lender” above.

US Qualifying Lender means in respect of payments of interest by a US Borrower, a Lender which is:

(a)            a “United States person” within the meaning of section 7701(a)(30) of the Internal Revenue Code;

(b)            engaged through a US office in a US trade or business with which such interest is “effectively connected” within the meaning of the Internal Revenue Code;

(c)            entitled to treat such payments as payments of “portfolio interest” within the meaning of Section 871(h) or Section 881(c) of the Internal Revenue Code;

(d)            a Treaty Lender with respect to a US Borrower; or

(e)            otherwise entitled to receive such payments without deduction or withholding of any United States federal Tax (excluding FATCA),

and in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under the Internal Revenue Code, the term “US Qualifying Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

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Unless a contrary indication appears, in this Clause 18 (Taxes) a reference to determines or determined means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

18.2	Tax Gross Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that a Tax Deduction must be made by or on behalf of an Obligor (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by or on behalf of an Obligor, the amount of the payment due from that Obligor under a Finance Document shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

(d)	A payment by a Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the relevant Borrower Tax Jurisdiction if, on the date the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender in respect of such Borrower, but on that date that Lender is not or has ceased to be a Qualifying Lender in respect of such Borrower, other than as a result of any Change of Law; or

(ii)	the relevant Lender is a Treaty Lender in respect of such Borrower (or, in the case of a Lender in respect of a Canadian Borrower, any Lender) and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (g), (h) or (l) below; or

(iii)	in respect of a payment by a US Borrower, the relevant Lender is a US Qualifying Lender and the payment could have been made to the relevant Lender without a Tax Deduction had that Lender complied with its obligations under paragraph (k) below; or

(iv)	in respect of a payment by a UK Borrower, the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

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(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(v)	in respect of a payment by a UK Borrower, the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(vi)	such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

(e)	If an Obligor is required to make a Tax Deduction that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed by law and in the minimum amount required by law.

(f)	Within 30 (thirty) days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party entitled to the payment, evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant tax authority.

(g)

(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled, shall co-operate in completing or assisting with the completion of any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and maintain that authorisation where an authorisation expires or otherwise ceases to have effect.

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(ii)

(A)	A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties); and

(B)	a UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above in respect of a UK Borrower.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	A UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

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(k)	Each Lender extending a Loan or Commitment to a US Borrower, to the extent it is legally entitled to do so, shall (i) on or prior to the date on which a US Borrower becomes a Party to this Agreement or, if later, the date on which such Lender becomes a Lender under this Agreement if, on that date, a US Borrower is a Party to this Agreement, and (ii) upon reasonable request by the Agent or a US Borrower, deliver to the Agent and each US Borrower an executed copy of a properly completed Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W- 8ECI, Form W-8EXP, Form W-8IMY (with all required attachments) or Form W-9, as applicable, as will demonstrate, in accordance with applicable regulations, that payments of interest by a US Borrower pursuant to this agreement will be exempt from United States federal withholding taxes, including, in the case of each Treaty Lender with respect to the United States providing a Form W-8BEN or Form W- 8BEN-E, a claim for the benefits of the applicable Treaty in part II of the Form W-8BEN or part III of the Form W-8BEN-E. Each Lender claiming exemption from withholding under the portfolio interest exemption shall deliver to each US Borrower a statement certifying that such Lender is not a person described in section 871(h)(3)(B) or section 881(c)(3) of the Internal Revenue Code. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the US Borrower in writing of its legal inability to do so.

(l)	Each Lender to a Canadian Tax Borrower that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Finance Document as a result of such Lender being entitled to the benefits of a Treaty shall deliver to the Agent and such Canadian Tax Borrower, at the time or times reasonably requested by such Canadian Tax Borrower or the Agent, such properly completed and executed documentation as the Canadian Tax Borrower or the Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgement such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(m)	A Treaty Lender shall as promptly as practicable notify the Agent or the Company on becoming aware of a Treaty Challenge or of a reasonably foreseeable Treaty Challenge. If the Agent receives such notification from a Lender it shall promptly notify the Obligors. Similarly, the Obligors shall as promptly as practicable notify the Agent on becoming so aware in respect of any Treaty Lender.

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(n)	If the Agent or the Company receives notification of a Treaty Challenge, or of a reasonably foreseeable Treaty Challenge, an Obligor shall be entitled to treat the Lender as if it were not a Treaty Lender, and the Obligor shall be entitled to make Tax Deductions in respect of payments to the Lender and shall not be required to increase the payment to the Lender under paragraph (c) above. The Obligor shall be entitled to treat the Lender as if it were not a Treaty Lender until such time that the Obligor receives authorisation from the relevant tax authority to make payments to the Lender without a Tax Deduction or other evidence reasonably satisfactory to the Obligor (acting reasonably) that the Lender is a Treaty Lender.

(o)	In the event of the notification of a Treaty Challenge, or of a reasonably foreseeable Treaty Challenge, an Obligor shall act reasonably, consult with the Lender, and obtain advice from appropriately qualified Tax counsel in the relevant jurisdiction(s).

18.3	Tax Indemnity

(a)	The Company shall, within 3 (three) Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party (including where such Finance Party is a US Tax Transparent Lender, members of such a US Tax Transparent Lender):

(A)	under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or as having a permanent establishment for tax purposes through which it has negotiated or manages or administers its participation in the Facilities;

(B)	under the laws of the jurisdiction (or any political subdivision thereof) in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (within the meaning of the OECD Model Tax Convention); or

(C)	under the laws of the Netherlands to the extent such Tax becomes payable as a result of such Lender having a substantial interest (aanmerkelijk belang) in a Borrower as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party (including where such Finance Party is a US Tax Transparent Lender, members of such a US Tax Transparent Lender); or

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(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 18.2 (Tax Gross Up);

(B)	(x) would have been so compensated but was not so compensated solely because any of the exclusions in paragraph (d) of Clause 18.2 (Tax Gross Up)) applied or (y) is a Tax payable pursuant to Part XIII of the Canadian Tax Act by a Finance Party that is a “registered non-resident insurer” (within the meaning of the Canadian Tax Act), provided that paragraph (d) of Clause 18.2 (Tax Gross Up) would have precluded compensation in respect of such Tax had the Finance Party been a nonresident of Canada other than a registered non-resident insurer;

(C)	relates to a FATCA Deduction required to be made by a Party;

(D)	is compensated for by Clause 18.6 (Stamp taxes) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied); or

(E)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) of Clause 18.3 (Tax Indemnity) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3 (Tax Indemnity), notify the Agent.

18.4	Tax Credits

If an Obligor makes a Tax Payment and the relevant Finance Party determines that;

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

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(b)	that Finance Party or an Affiliate of that Finance Party, which is a member of that Finance Party’s tax group or a similar tax consolidation scheme (a Tax Group Member) has obtained and utilised that Tax Credit, the Finance Party shall as soon as reasonably practicable upon the utilisation of any Tax Credit pay an amount to the Obligor which that Finance Party determines will leave it or any Tax Group Member (after that payment) in the same after-Tax position as it or any Tax Group Member would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate and confirm to the Agent and the Obligors, in the Transfer Certificate, the Assignment Agreement, the Increase Confirmation or the Additional Facility Lender Accession Notice which it executes on becoming a Party which of the following categories it falls in, in respect of each Borrower under any Facility it will become a Lender in respect of:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(b)	Upon written request of the Company to an Original Lender (such request to be given no later than 30 days after the Closing Date), that Original Lender shall indicate, before the next interest payment date and without liability to any Obligor, in which of the following categories it falls, in respect of each Borrower under each Facility it is a Lender in respect of:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.

(c)	If an Original Lender, a New Lender, an Increase Lender or an Additional Facility Lender fails to indicate its status in respect of any Borrower in accordance with this Clause 18.5 then such Original Lender, New Lender, Increase Lender or Additional Facility Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender (until such time as it notifies the Agent or the Company in the case of an Original Lender which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Lender Accession Notice shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

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18.6	Stamp taxes

The Borrower shall (or shall procure that an Obligor will) pay and, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, documentary, excise, property transfer and other similar Taxes payable in respect of any Finance Document except for (A) any such Tax payable in respect of an assignment, novation, transfer or sub-participation of a Loan (or part thereof) by that Finance Party unless such assignment, novation, transfer or sub-participation (i) is entered into at the request of a Borrower (or the Company on its behalf) or (ii) occurs following an Event of Default which is continuing, or (B) pursuant or to the extent that such stamp duty, registration, documentary, excise, property transfer or other similar Tax becomes payable upon a voluntary registration or action made by any Party if such registration or action is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document.

18.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any amounts in respect of VAT which is chargeable on that supply; and accordingly, subject to paragraph (b) below; if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

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(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) the Finance Party against any VAT incurred by the Finance Party in respect of the costs or expenses, to the extent that the Finance Party reasonably determines that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in Clause 18.7 (VAT) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent) and the Agent shall notify the other Finance Parties.

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18.9	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 (ten) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 (ten) Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

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(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Internal Revenue Service Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

19.	Increased Costs

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Borrower shall, within 5 (five) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, and unless at such time the Majority Lenders are making a claim pursuant to this Clause, the date it became a Party) or (ii) compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, the date it became a Party) or (iii) the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

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(b)	In this Agreement:

Increased Costs means:

(a)            a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)            an additional or increased cost; or

(c)            a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment or Fronting Ancillary Commitment or providing an Additional Facility Notice or funding or performing its obligations under any Finance Document.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent or the Company of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate addressed to the Company giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost and certifying:

(i)	the amount of its Increased Costs; and

(ii)	that it is its policy to seek to recover such Increased Costs to a similar extent from similar borrowers in relation to similar existing facilities; and

(iii)	that it had not already taken such Increased Costs into account as part of its fees and pricing in connection with the relevant Facilities.

(c)	A Finance Party may not make a claim pursuant to Clause 19.1 (Increased costs) in respect of an Increased Cost attributable to Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV to the extent that it was or reasonably should have been aware of that Increased Cost on the date on which it became a Finance Party under this Agreement.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

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(iii)	compensated for by Clause 18.3 (Tax Indemnity) or would have been compensated for under Clause 18.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax Indemnity) applied);

(iv)	compensated for by Clause 18.6 (Stamp taxes) or Clause 18.7 (VAT) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied);

(v)	(for the avoidance of doubt) suffered or incurred in respect of any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vi)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (c) below) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV;

(vii)	attributable to the breach by the Finance Party making such claim of any law, regulation or treaty or the terms of any Finance Document;

(viii)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(ix)	not notified to the Agent or the Company in accordance with paragraph (a) of Clause 19.2 (Increased cost claims) above.

(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Tax Definitions).

(c)	In this Agreement:

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

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(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

CRD IV means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

20.	Other Indemnities

20.1	Currency indemnity

(a)	If any sum due from the Company or an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Company or that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company or that Obligor shall as an independent obligation, within 5 (five) Business Days of demand, indemnify the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will subject to the applicable Guarantee Limitations), within 5 (five) Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Mandated Lead Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Company or an Obligor to pay any amount due under a Finance Document on its due date, including, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower (or the Company) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	any prepayment payable by any Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent.

(b)	The Company shall within 10 (ten) Business Days of demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an Indemnified Person), against any cost, loss, liability or expense (limited, in the case of legal fees and expenses, to one counsel to such Indemnified persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole (and if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by that Indemnified Person in connection with or arising out of litigation, arbitration, administrative proceedings or regulatory enquiry commenced or threatened relating to the Offer or the Acquisition, or the funding of the Offer or the Acquisition, except to the extent such cost, loss, liability or expense resulted (x) directly from fraud, the gross negligence or wilful misconduct of that Indemnified Person or results from such Indemnified Person breaching a term of, or not complying with, any of its obligations under the Finance Documents or any confidentiality undertaking given by the Indemnified Person or (y) from or relates to any disputes solely among the Indemnified Persons and not arising out of any act or omission by any member of the Group.

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(c)	If any event occurs in respect of which indemnification may be sought from the Company the relevant Indemnified Person shall only be indemnified if it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event;

(ii)	consult with the Company in respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose); and

(iv)	does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(d)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 20.2 as if it were a party to this Agreement.

(e)	Neither (x) any Indemnified Person, nor (y) the Investors (or any of their respective subsidiaries or affiliates), the Company (or any of its Subsidiaries or Affiliates), any member of the Group or any other Borrower (or any of their respective Subsidiaries or Affiliates) shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Facilities or the Finance Documents provided that nothing contained in this sentence shall limit their indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included, and awarded against the relevant Indemnified Party, in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder.

20.3	Indemnity to the Agent

The Company shall within 5 (five) Business Days of demand indemnify the Agent against any third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

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(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	subject to paragraph (c) of Clause 32.6 (Rights and discretions), instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

20.4	Cost Details

Notwithstanding any other term of this Agreement or the other Finance Documents, no Obligor shall be required to pay any amount under any Finance Document (including any costs, indemnities or expenses) unless:

(a)	it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including where applicable, details of hours worked, rates and individuals involved); and

(b)	it has received satisfactory evidence (acting reasonably) that such amounts (including any costs, indemnities and expenses) have been properly incurred.

Paragraph (a) above shall not apply to any costs or expenses described under Clause 22.3 (Enforcement and preservation costs).

21.	Mitigation by the Lenders

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 18 (Taxes) or Clause 19 (Increased Costs) or in any amount payable under a Finance Document by a French Obligor becoming not deductible from that French Obligor's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company or any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

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(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	Costs and Expenses

22.1	Transaction expenses

The Company shall within 5 (five) Business Days of demand pay the Agent, the Mandated Lead Arrangers, the Issuing Bank and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps, if any)) reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Acquisition, the Finance Documents and the arrangement, negotiation, preparation, printing, execution, primary syndication and perfection of the Facilities and any other Finance Documents referred to in this Agreement up to a maximum amount agreed (if any).

22.2	Amendment costs

If (a) the Company or an Obligor requests an amendment, waiver or consent, or (b) an amendment or other step or action is required pursuant to Clause 2.2 (Additional Facility) or Clause 35.10 (Change of currency), the Company shall, within 5 (five) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable third party costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within 5 (five) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees provided in such circumstances that the Secured Parties provide a breakdown of the fees incurred and detailing the work performed)) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23.	Guarantees and Indemnity

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Company and each other Obligor of all the Company’s or that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

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(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company or an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Company or any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Parent or any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, the Company any Obligor or other person;

(ii)	the release of any other Obligor, the Company or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, the Company or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company, an Obligor or any other person;

(v)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

(b)	In the event that any Borrower becomes subject to any proceeding under the US Bankruptcy Code, each Guarantor agrees that, as between such Guarantor and the Finance Parties, all or any portion of the amounts owing under this Agreement by such Borrower may be declared to be forthwith due and payable as provided in paragraph (c) or Clause 28.15 (Acceleration) of this Agreement (and shall be deemed to have become automatically due and payable in the circumstances described in that Clause) for purposes of this Clause 23, notwithstanding any stay (including under the US Bankruptcy Code), injunction or other prohibition preventing the same as against such Borrower and that, in such event, all such amounts (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Clause 23.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences) but subject to the guarantee limitations set out in Clause 23.11 (Guarantees and Indemnity) to 23.12 (US Guarantee Limitation; Excluded Swap Obligations; Keepwell) (inclusive) each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Company or the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Finance Documents.

23.8	Deferral of Guarantors’ and the Company’s rights

Until all amounts which may be or become payable by the Company or the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by the Company or an Obligor;

(b)	to claim any contribution from any other guarantor of the Parent or any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring the Company or any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor or the Company has given a guarantee, undertaking or indemnity under Clause 21 (Guarantee and indemnity);

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(e)	to exercise any right of set-off against the Company or any Obligor; and/or

(f)	to claim or prove as a creditor of the Company or any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Company or the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors’ and the Company’s right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations: General

Without limiting any specific exemptions set out below:

(a)	no Guarantor’s obligations and liabilities under this Clause 23 and under any other guarantee or indemnity provision in a Finance Document (the Guarantee Obligations) will extend to include any obligation or liability; and

(b)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if and to the extent doing so would be illegal, in breach of law or regulation, or would constitute unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of, or subscription for, shares in itself or its Holding Company or a member of the Group.

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23.12	US Guarantee Limitation; Excluded Swap Obligations; Keepwell

(a)	Each Guarantor organized under the laws of any state within the United States or the District of Columbia (each such Guarantor, a US Guarantor), and by its acceptance of the guarantee under this Clause 23, the Agent and each other Finance Party hereby confirms that it is the intention of all such persons that the guarantee under this Clause 23 does not constitute a fraudulent transfer or fraudulent conveyance or unlawful financial assistance for the purposes of US Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law of any foreign jurisdiction or any relevant jurisdiction in the United States to the extent applicable the guarantee under this Clause 23 and the obligations of each US Guarantor hereunder. To effectuate the foregoing intention, the Agent, each other Finance Party and the US Guarantors hereby irrevocably agree that the liability of each US Guarantor under this Clause 23 at any time shall be limited to the maximum amount as will result in the obligations of such US Guarantor under this Clause 23 not constituting a fraudulent transfer or fraudulent conveyance or unlawful financial assistance after giving full effect to the liability under such guarantee set forth in this Clause 23 and its related contribution rights but before taking into account any liabilities under any other guarantee by such US Guarantor. For purposes of the foregoing, all guarantees of such US Guarantor other than the guarantee under this Clause 23 will be deemed to be enforceable and payable after the guarantee under this Clause 23. To the fullest extent permitted by applicable law, this Clause 23.12 shall be for the benefit solely of creditors and representatives of creditors of each US Guarantor and not for the benefit of any US Guarantor or the holders of any equity interest in any such US Guarantor.

(b)	Notwithstanding any term or provision of this Clause 23 or any other term in this Agreement or any Finance Document, no Guarantor shall be liable for any Excluded Swap Obligation.

(c)	Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honour all of its obligations under any Finance Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Clause 23 for the maximum amount of such liability that can hereby be incurred without rendering its obligations under this Clause 23, or otherwise under any Finance Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 23 shall remain in full force and effect until each Obligor’s obligations under any Finance Document in respect of Swap Obligations and under this Clause 23 in respect of each other Obligor’s obligations are fully discharged in accordance with the terms of the Finance Documents. Each Qualified ECP Guarantor intends that this Clause 23 constitutes, and this Clause 23 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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23.13	Finnish Guarantee Limitation

This guarantee shall not, with respect to any Guarantor incorporated in Finland (other than the Company), apply to any obligation or liability to the extent that it would constitute (a) unlawful distribution of assets within the meaning of Chapter 13, Section 1 of the Finnish Companies Act (624/2006, as amended) (osakeyhtiolaki), (b) prohibited financial assistance within the meaning of Chapter 13, Section 10 of the Finnish Companies Act or (c) a breach of other applicable mandatory provisions of Finnish corporate law.

23.14	French Guarantee Limitation

(a)	For the purpose of this Clause 23.14, a Subsidiary means a Group company controlled by a French Obligor within the meaning of article L. 233-3 (I) 1° and 2° of the French Commercial Code.

(b)	The Guarantee Obligations or any other obligations and liabilities of any French Guarantor under this Clause 23 for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of such French Guarantor shall be limited, at any time to an amount equal to the aggregate of all amounts directly or indirectly borrowed under this Agreement by such other Obligor to the extent directly or indirectly on- lent to such French Guarantor under intercompany loan agreements and outstanding at the date a payment is to be made by such French Guarantor under this Clause 23 (the Maximum Guaranteed Amount), it being specified that any payment made by a French Guarantor under this Clause 23 in respect of the obligations and liabilities of such Obligor shall reduce the outstanding amount of the intercompany loans or advances (if any) due by such French Guarantor under the intercompany loan agreements or advances referred to above to the same extent and that any repayment of the intercompany loans by the French Guarantor shall reduce the Maximum Guaranteed Amount to the same extent.

(c)	The Guarantee Obligations or any other obligations and liabilities of any French Guarantor under this Clause 23 for the obligations and liabilities under the Finance Documents of any Obligor which is its Subsidiary which are or become Obligors from time to time under this Agreement and incurred by those Subsidiaries as Borrowers (if they are not French Obligors) or as Borrowers and/or Guarantors (if they are French Obligors) shall not be limited and shall therefore cover all amounts due by such Obligor as Borrower and/or as Guarantor (as the same may be limited in accordance with paragraph (b) above).

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(d)	Notwithstanding any provision (other than this Clause 23 to the contrary, to the extent that any provision of this agreement or any certificate, notice or other document delivered under or in connection with this agreement is a guarantee by a French Obligor of the obligations of any other person, or an undertaking, covenant, obligation, representation or warranty for any other person, then that French Obligor shall not be bound by any such guarantee, undertaking, covenant, obligation, representation or warranty, unless made in respect of a Subsidiary of it.

(e)	It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors.

23.15	German Guarantee Limitation

(a)	This Clause 23.15 shall apply to the extent a Guarantor incorporated under the laws of Germany as a limited liability company (GmbH) or a limited partnership with a limited liability company as its sole general partner (GmbH & Co. KG) (in each case, a German Guarantor) guarantees the indebtedness of its direct or indirect shareholder or of a Subsidiary of such shareholder. If the German Guarantor is a GmbH & Co. KG, each reference made in this Clause 23.15 to its Net Assets shall refer to its general partner’s Net Assets, and the same shall apply in regard to any Capital Impairment of that German Guarantor.

(b)	The restrictions set out in paragraph (c) below shall not apply to the extent:

(i)	the German Guarantor guarantees any indebtedness of any of its direct or indirect Subsidiaries;

(ii)	the German Guarantor secures any indebtedness under any Finance Document in respect of loans to the extent they are passed on (directly or indirectly) to the relevant German Guarantor or its Subsidiaries and such amount passed on is not repaid;

(iii)	the German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs-und/oder Gewinnabfuhrungsvertrag) (a DPTA) with the guaranteed Obligor, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) other than if such DPTA has been cancelled or terminated to the extent the existence of such domination and/or profit transfer agreement (Beherrschungs-und/oder Gewinnabfuhrungsvertrag) leads to the inapplicability of section 30 paragraph 1 sentence 1 GmbHG;

(iv)	they are not necessary for the purposes of protecting the German Guarantor’s directors against personal liability due to a violation of section 30 GmbHG or section 43 GmbHG; or

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(v)	the payment under the guarantee is covered (gedeckt) by means of a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs-oder Ruckgewahranspruch) of the German Guarantor against the affiliate/shareholder whose obligations are guaranteed.

(c)	The right to enforce any Guarantee Obligation against a German Guarantor shall be limited if and to the extent that such Guarantee Obligation secures any obligation of an affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of section 15 German Stock Corporation Act (Aktiengesetz) (in each case other than any of the German Guarantor’s direct or indirect subsidiaries) (such Guarantee Obligations also referred to in this Clause 23.15 as upstream and/or cross-stream Guarantee Obligations) and the enforcement of such Guarantee Obligation would cause:

(i)	the German Guarantor’s Net Assets, as defined and calculated pursuant to paragraph (d) below to be less than its registered share capital (Stammkapital) (Begrundung einer Unterbilanz); or

(ii)	if the German Guarantor’s Net Assets are already less than its registered share capital, the German Guarantor’s Net Assets to be further reduced (Vertiefung einer Unterbilanz)

(in each case a Capital Impairment).

(d)	The net assets (Reinvermogen) of the German Guarantor (the Net Assets) shall be determined in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsatze) which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (section 42 GmbHG, sections 242, 264 German Commercial Code) in the previous years, save that the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase in the registered share capital (Kapitalerhöhung aus Gesellschaftsmitteln) of that German Guarantor, which was carried out after that German Guarantor became a party to this Agreement, without the prior written consent of the Agent, shall be deducted from the amount of the registered share capital of that German Guarantor;

(A)	as far as the registered share capital is not paid in full, the amount not yet paid in shall be deducted from the amount of the registered share capital of that German Guarantor;

(B)	loans provided to that German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans are subordinated pursuant to section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency);

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(C)	the amount of non-distributable assets according to section 253 paragraph 6 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets;

(D)	the amount of non-distributable assets according to section 268 paragraph 8 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets;

(E)	the amount of non-distributable assets according to section 272 paragraph 5 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets; and

(F)	financial liabilities incurred by that German Guarantor in breach of the Finance Documents shall not be taken into account as liabilities.

(ii)	The relevant German Guarantor will notify the Agent in writing in reasonable detail within ten (10) Business Days after the Agent notified that German Guarantor of its intention to demand payment under the guarantee whether and to what extent a Capital Impairment would occur if a payment under the guarantee was made (the Management Notification). Demanding payment under the guarantee from such German Guarantor up to the amount which, according to the Management Notification, would not result in a Capital Impairment is permitted without limitation.

(iii)	The relevant German Guarantor will provide an auditors’ determination by the Auditor within twenty (20) Business Days from the date on which the Agent requested such determination from that German Guarantor (the Auditors’ Determination). Such Auditors’ Determination shall set out:

(A)	the amount of Net Assets of that German Guarantor taking into account the adjustments set out in paragraph (d) above; and

(B)	the extent of the Capital Impairment taking into account the anticipated payment.

Demanding payment under the guarantee from such German Guarantor up to the amount which, according to the Auditors’ Determination, would not result in a Capital Impairment is permitted without limitation. The results of the Auditors’ Determination are, save for manifest errors, binding on all parties.

(iv)	If the relevant German Guarantor does not provide the Management Notification or the Auditors’ Determination within the time frame set out above, demanding payment under the guarantee shall not be limited by this Clause 23.15, and paragraph (c) shall not be applicable in that regard.

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(v)	The Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay to the relevant German Guarantor any amount which the Agent would not have been entitled to enforce had the Management Notification or the Auditor’s Determination been delivered in time or the difference between the amount paid and the amount payable resulting from the Auditor’s Determination calculated as of the date the demand in respect of a Guarantee Obligation was made.

(e)	If the Management Notification shows that a Capital Impairment would occur upon payment under the guarantee, the relevant German Guarantor shall realise, to the extent legally permitted and commercially justifiable, all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets to the extent this is necessary to fulfil its obligations under the guarantee within three months after a written request by the Agent. If the relevant assets are necessary for that German Guarantor business (betriebsnotwendig), it will use its best efforts to realise the market value by sale-and-lease-back or similar measures.

(f)	If the Agent ascertains that the financial condition of the relevant German Guarantor as set out in the Auditors’ Determination has improved (in particular, if the relevant German Guarantor has taken any action in accordance with the mitigation provisions set out in paragraph (i) above), the Agent may, at the relevant German Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the relevant German Guarantor by applying the same principles that were used for the preparation of the Auditors’ Determination by the Auditors who prepared the Auditors’ Determination in order for such Auditors to determine whether (and, if so, to what extent) the Capital Impairment has been cured as a result of the improvement of the financial condition of the relevant German Guarantor. The Agent may consequently demand payment under this guarantee to the extent that the Auditors determine that the Capital Impairment has been cured.

(g)	This Clause 23.15 shall not affect the enforceability (other than as specifically set out herein), legality or validity of this guarantee and each Finance Party is entitled to claim in court that making payments under this guarantee by the relevant German Guarantor does not trigger a personal liability of the relevant German Guarantor’s directors pursuant to section 30 GmbHG or section 43 GmbHG. The Finance Parties’ rights to any remedies they may have against the relevant German Guarantor shall not be limited if it is finally ascertained in court that a personal liability of the relevant German Guarantor’s directors pursuant to section 30 GmbHG or section 43 GmbHG is not triggered by making payments under this guarantee by the relevant German Guarantor. The agreement of the Finance Parties to abstain from demanding any or part of the payment under this guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Agreement or any other Finance Document to the Agent or any Finance Party.

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23.16	Swedish Guarantee Limitation

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, the obligations and liabilities of any Guarantor incorporated as a Swedish limited liability company (aktiebolag) (a Swedish Guarantor) under this Agreement shall be limited if (and only if) required by an application of the provisions of Chapter 17, Sections 1 – 4 (or its equivalent from time to time) and Chapter 21, Sections 1-3 and 5 (or its equivalent from time to time) of the Swedish Companies Act and it is understood that the liability of any Swedish Guarantor for such obligations and liabilities under this Agreement shall apply only to the extent permitted by the above-mentioned provisions.

23.17	Swiss Guarantee Limitation

(a)	If and to the extent a Swiss Guarantor becomes liable under this Agreement or any other Finance Document for obligations of any other Obligor (other than its direct or indirect subsidiaries) (the Restricted Obligations) and if complying with such obligations would constitute a repayment of capital (Einlageruckgewahr), a violation of the legally protected reserves (gesetzlich geschutzte Reserven) or the payment of a (constructive) dividend (Gewinnausschuttung) by such Swiss Guarantor or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Guarantor's aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Guarantor’s freely disposable equity (frei verfugbares Eigenkapital) available for the distribution as dividend at the time it becomes liable in accordance with Swiss law (the Freely Disposable Amount).

(b)	This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform Restricted Obligations under the Finance Documents. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when performance is again permitted notwithstanding such limitation (i.e. when the Swiss Guarantor has again freely disposable equity and if and to the extent such freely disposable equity is available).

(c)	If the enforcement of the obligations of the Swiss Guarantor under the Finance Documents would be limited due to the effects referred to in this Agreement, the Swiss Guarantor shall further (i) to the extent permitted by applicable law and Swiss accounting standards and upon request by the Security Agent, write up or sell any of its assets that are shown in its balance sheet with a book value that is lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor's business (nicht betriebsnotwendig) and (ii) take all such other measures necessary to allow the Swiss Guarantor to make the payment agreed hereunder with a minimum of limitations.

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(d)	Promptly after having been requested to make any payments or otherwise perform Restricted Obligations under this Agreement or any other Finance Document, the Swiss Guarantor shall, and any Holding Company of the Swiss Guarantor being a Party shall procure that, the Swiss Guarantor will perform any Restricted Obligations which are not affected by the above limitations and take and cause to be taken all and any action, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Finance Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a confirmation from the auditors of the Swiss Guarantor that a payment of the Swiss Guarantor under this Agreement and the other Finance Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, (iv) the taking of such further corporate and other action as may be required by law in order to allow a prompt payment of amounts owed by the Swiss Guarantor under this Agreement and the other Finance Documents as well as the performance by the Swiss Guarantor of other obligations under this Agreement and the other Finance Documents.

(e)	If so required under then applicable law (including tax treaties) at the time it is required to make a payment under this Agreement or any other Finance Document in satisfaction of Restricted Obligations, the Swiss Guarantor:

(i)	shall use reasonable efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)	shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to paragraph (a) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)	shall promptly notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

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(f)	In the case of a deduction of Swiss Withholding Tax, the Swiss Guarantor shall use reasonable efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any Finance Document, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties); and

(ii)	pay to the Agent promptly upon receipt any amount so refunded.

(g)	The Agent shall co-operate with the Swiss Guarantor to apply for such refund.

(h)	To the extent the Swiss Guarantor is required to deduct Swiss Withholding Tax pursuant to this Agreement, and if the Freely Disposable Amount is not fully utilised, the Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount. If a refund is made to a Finance Party, it shall be applied to the payment of the Secured Obligations in accordance with the terms of the Intercreditor Agreement.

23.18	Austrian Guarantee Limitation

(a)	Nothing in any Finance Document shall be construed to create any obligation of a Guarantor incorporated or established in the Republic of Austria (each an Austrian Guarantor), to act in violation of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften), including, without limitation, section 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz uber Gesellschaften mit beschrankter Haftung-GmbHG) and/or section 52 and 65 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz-AktG) (the Austrian Capital Maintenance Rules), and all obligations of an Austrian Guarantor under a Finance Document shall be limited in accordance with Austrian Capital Maintenance Rules.

(b)	The Finance Parties shall not enforce any guarantee provided by an Austrian Guarantor under this Agreement to the extent that such enforcement would result in any personal liability or criminal responsibility of any of the managing directors of such an Austrian Guarantor.

(c)	The guarantee granted by an Austrian Guarantor hereunder shall be an "abstract guarantee" (abstrakter Garantievertrag) pursuant to section 880a second case of the Austrian Civil Code (ABGB) and the obligations of an Austrian Guarantor hereunder shall be obligations of that Guarantor as principal debtor and not as surety (Burge), not as surety upon first demand (Burgschaft auf erste Anforderung) and not as a joint obligation as a borrower (Mitschuldner) and each Austrian Guarantor undertakes to pay the amounts so demanded under or pursuant to the guarantee unconditionally, irrevocably, upon first demand and without raising any defense or objection and without verification of the legal ground (unbedingt, unwiderruflich, auf erste Aufforderung und unter Verzicht auf alle Einwendungen oder Einreden und ohne Prufung des Rechtsgrunds).

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23.19	Additional Guarantee Limitations

(a)	The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

(b)	Notwithstanding anything to the contrary contained herein or in any other Finance Document, no obligation or borrowing of a US Obligor or Disregarded US Subsidiary shall be required to be:

(i)	guaranteed by (I) any CFC, (II) any direct or indirect subsidiary of a CFC, or (III) any subsidiary that has no material assets other than equity interests in one or more CFCs;

(ii)	secured by the pledge of any voting stock of (I) any first-tier CFC or (II) any subsidiary that has no material assets other than equity interests in one or more CFCs, in each case, in excess of 65% of the total combined voting power of all such classes of stock entitled to vote; or

(iii)	secured by a pledge of any direct or indirect asset of any CFC (including any stock owned directly or indirectly by any CFC).

24.	Representations and Warranties

Each Obligor and, in the case of Clause 24.9 (Information Memorandum and Base Case Model), solely the Company, represents and warrants to each of the Finance Parties (at the times specified in Clause 24.19 (Repetition)) that:

24.1	Status

(a)	It and each of its Material Subsidiaries is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.

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24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates valid security interests which that Transaction Security Document purports to create, ranking in accordance with the terms of such documents and those security interests are valid and effective.

24.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets,

in each case, to an extent which would have a Material Adverse Effect.

24.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, delivery and performance of, each of the Finance Documents to which it is a party and to carry out the transactions contemplated by those Finance Documents.

24.5	Validity and admissibility in evidence

Subject to the Legal Reservations and Perfection Requirements, all Authorisations required by it in order to:

(a)	enable it lawfully to enter into, exercise its rights and comply with its material obligations under the Finance Documents to which it is a party; and

(b)	make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will have been at the date required) and are (or will be) in full force and effect.

24.6	Insolvency

No corporate action, legal proceeding or other formal procedure or step described in Clauses 28.7 (Insolvency) to 28.12 (Similar events elsewhere) (each inclusive) has, in each case, subject to the thresholds and exceptions set out in such Clauses and the other provisions of such Clauses, been taken or (to the best of its knowledge and belief) threatened against it or any of its Material Subsidiaries and, in each case, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

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24.7	Filing and stamp taxes

Under the laws of its Relevant Jurisdiction (and, in relation to Transaction Security Documents, subject to the Perfection Requirements) it is not necessary that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than any tax or fee payable in connection with the notarisation, filing, registration, translation execution, enforcement or recordation of any financing statements, mortgages, pledges, deeds of trust or other documentation to perfect the liens granted under the Transaction Security Documents and it being understood that this Clause 24.7 does not extend to assignments or transfers made pursuant to Clause 29 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded, translated or enrolled with any court or other authority in that jurisdiction, except for any filing, recording, translation or enrolling which is referred to in any Legal Opinion and which will be made within the period allowed by applicable law or the relevant Finance Document.

24.8	No Default

(a)	No Event of Default (or, when this representation is made on the date of this Agreement only, no Default) has occurred and is continuing or could reasonably be expected to result from any Utilisation or the entry into or the performance of any Finance Document.

(b)	So far as the Company is aware, no event has occurred and is continuing which constitutes a default under any agreement to which it or any of its Restricted Subsidiaries is party and which would have a Material Adverse Effect.

24.9	Information Memorandum and Base Case Model

(a)	Except as disclosed to the Agent or the Mandated Lead Arrangers in writing prior to the date on which the Company approves the Information Memorandum:

(i)	to the best of the knowledge, information and belief of the Company, all the material factual information (taken as a whole) relating to the assets, financial condition and operations of the Group contained in the Information Memorandum was true and accurate in all material respects at the date (if any) ascribed thereto in the Information Memorandum, or (if none) at the date of the relevant component of the Information Memorandum;

(ii)	to the best of the knowledge, information and belief of the Company, all expressions of opinion and/or intention in the Information Memorandum were arrived at after careful consideration and were based on reasonable grounds at the time of being made;

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(iii)	the projections and forecasts contained in the Information Memorandum were based upon then recent historical information and on the basis of assumptions believed to be reasonable by the Company (after careful consideration) at the time of being made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Information Memorandum are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised); and

(iv)	to the best of the knowledge, information and belief of the Company as at the date of the approval by the Company of the Information Memorandum, the Information Memorandum does not omit to disclose any matter where failure to disclose such matter would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum (taken as a whole) being misleading in any material respect in the context of the Acquisition taken as a whole.

(b)	The forecasts and projections contained in the Base Case Model were prepared based on assumptions believed to be reasonable by the Company at the time made (provided that each Finance Party acknowledges that any projection and forecasts contained in the Base Case Model are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised).

24.10	Financial statements

(a)	So far as the Company is aware, the Original Financial Statements give a true and fair view of the financial position of the Target Group for the period to which they relate and were prepared in accordance with the Accounting Principles consistently applied unless disclosed in the Reports.

(b)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Clause 25.1 (Financial statements):

(i)	fairly represent the consolidated financial position of the Group as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were, subject to Clause 25.6 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles,

in each case save as set out therein.

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(c)	The Quarterly Financial Statements most recently delivered pursuant to Clause 25.1 (Financial statements):

(i)	fairly present the financial position of it and its Restricted Subsidiaries as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to Clause 25.6 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles,

in each case (a) having regard to the fact they were prepared for management purposes and to the extent appropriate for Quarterly Financial Statements not subject to audit procedures; (b) subject to year-end adjustments and (c) save as set out therein.

24.11	No litigation

(a)	No litigation, arbitration, action, administrative proceeding or Environmental Claim of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

(b)	There are no labour disputes current, pending or, to its knowledge threatened which would have a Material Adverse Effect.

24.12	Environmental Laws

It, and each of its Restricted Subsidiaries, is in compliance with all Environmental Laws and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect, in each case where failure to do so would have a Material Adverse Effect.

24.13	Taxation

(a)	No claims are being asserted against it or any of its Restricted Subsidiaries with respect to Taxes which have not been reflected in the most recent financial statements delivered to the Agent pursuant to Clause 25.1 (Financial statements) which are reasonably likely to be determined adversely to it or to such Restricted Subsidiary and which, if so adversely determined and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period), save, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	It is not (and none of its Material Subsidiaries are) overdue (taking into account any extension or grace period) in the filing of any Tax return to an extent which would have a Material Adverse Effect.

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24.14	Pari passu ranking

Its payment obligations under each of the Finance Documents (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.15	Legal and Beneficial Ownership

(a)	It and each of its Restricted Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business substantially as it is presently being conducted, where failure to do so would have a Material Adverse Effect.

(b)	Once acquired pursuant to the Offer and any relevant Acquisition Documents, the Target Shares so acquired are or will be legally and beneficially owned by the Company, free from any claims, third party rights, competing interests or Security other than Transaction Security, Security arising by operation of law or under the general terms and conditions of any account operator with which the Target Shares are held in a book-entry account and save for the registration of the transfers of the relevant Target Shares.

24.16	Intellectual Property

(a)	The Intellectual Property required in order to conduct the business of the Group in all material respects as it is being conducted is beneficially owned by or licensed to members of the Group free from any licences to third parties that are materially prejudicial to the use of that Intellectual Property, to the extent that failure to own or have such Intellectual Property licensed to it would have a Material Adverse Effect (such Intellectual Property, the Material Intellectual Property).

(b)	The Material Intellectual Property:

(i)	will not be adversely affected by the transactions contemplated by the Finance Documents to an extent which would have a Material Adverse Effect;

(ii)	has not lapsed or been cancelled where such event would have a Material Adverse Effect;

(iii)	where subject to any right, permission to use or licence granted to or by any member of the Group, such agreement has not been breached or terminated by any member of the Group to the extent such breach or termination would have a Material Adverse Effect.

(c)	Each member of the Group conducting any part of the business of the Group for which any of the Material Intellectual Property is used has taken all steps to protect and maintain all Material Intellectual Property (including, without limitation, by paying renewal fees), to the extent that failure to do so would have a Material Adverse Effect.

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24.17	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law, where failure to do so would have a Material Adverse Effect.

24.18	Anti-Bribery Laws and Economic Sanctions Laws

(a)	Neither it, nor to its knowledge any of their directors or officers:

(i)	is a Sanctioned Person;

(ii)	has knowingly engaged in any transaction, activity or conduct during the past five years that would reasonably be expected to result in its being designated as a Sanctioned Person; and/or

(iii)	has, during the last five years, received written notice of any claim, action, suit, proceedings or investigation involving it with respect to Economic Sanctions Laws.

(b)	This Clause 24.18 shall not be interpreted or applied to it, any Holding Company, any other Obligor or any member of the Group to the extent that the obligations under this Clause 24.18 result in any violation of, conflict with or liability under (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Regulation (Aufienwirtschaftsverordnung), (iii) the Foreign Extraterritorial Measures Act (Canada)) or (iv) any similar anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or in any jurisdiction of incorporation of a member of the Group.

(c)	In relation to each Finance Party that notifies the Agent to this effect (each a Restricted Finance Party), this Clause 24.18 shall only apply for the benefit of that Restricted Finance Party to the extent that the sanctions clauses do not result in any violation of, conflict with or liability under: (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Regulation (Aufienwirtschaftsverordnung), (iii) the Foreign Extraterritorial Measures Act (Canada) or (iv) any similar anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or in any jurisdiction of incorporation of a member of the Group.

(d)	In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a Relevant Measure) relating to any part of this Clause 24.18 of which a Restricted Finance Party does not have the benefit:

(i)	the Commitments of a Lender that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

will be excluded for the purpose of determining whether the consent of the requisite Finance Parties to approve such Relevant Measure has been obtained.

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24.19	Repetition

(a)	The representations and warranties contemplated in this Clause 24 (Representations and Warranties) shall be made on the date of this Agreement and the Closing Date except that:

(i)	the representations and warranties set out in Clause 24.9 (Information Memorandum and Base Case Model) to the extent relating to the Information Memorandum, shall be made on the later of the date of this Agreement and the date of approval and delivery in final form of the Information Memorandum to the Mandated Lead Arrangers or the Agent (as the case may be) by the Company, and not repeated thereafter;

(ii)	the representations and warranties set out in Clause 24.9 (Information Memorandum and Base Case Model) to the extent relating to the Base Case Model shall be made only on the date of this Agreement and not repeated thereafter;

(iii)	the representations and warranties set out in paragraph (a) of Clause 24.10 (Financial statements) shall only be made on the date of this Agreement and not repeated thereafter; and

(iv)	the representation and warranty set out in paragraph (b) of Clause 24.15 (Legal and Beneficial Ownership) shall be made on each date on which Target Shares are acquired pursuant to the Acquisition Documents (as applicable) and in respect of the Target Shares acquired on such date only.

(b)	The representations and warranties set out in Clauses 24.1 (Status) to Clause 24.5 (Validity and admissibility in evidence) (such representations and warranties being the Repeating Representations) shall be deemed to be repeated by reference to the facts and circumstances existing on such date on each Utilisation Date and on the first day of each Interest Period (other than with respect to a Rollover Utilisation).

(c)	The Repeating Representations shall in addition be repeated in relation to the relevant Additional Obligor on each date on which it becomes an Obligor.

(d)	The representations and warranties set out in paragraphs (b) and (c) of Clause 24.10 (Financial statements) in respect of each set of financial statements delivered as contemplated by Clause 25.1 (Financial statements) to this Agreement shall only be made once in respect of each set of financial statements, on the date such financial statements are delivered.

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(e)	Notwithstanding any other provisions to the contrary in this Clause 24:

(i)	the representations and warranties set out in this Clause 24 (Representations and Warranties) shall be qualified by all of the information included in the Reports (including any annexes to such Reports) and the Acquisition Documents; and

(ii)	each of the representations and warranties in this Clause 24 is qualified by the actual knowledge and belief (after due and careful enquiry) of the senior management of the company giving such representations and warranties (excluding the actual knowledge and belief of the management of the Target Group until after the Closing Date).

24.20	Federal Reserve Regulations

(a)	No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of the Margin Regulations.

(c)	No Obligor owns any Margin Stock.

24.21	Investment Companies

No Obligor or Subsidiary of an Obligor is or is required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended (the 1940 Act).

25.	Information and Accounting Undertakings

The undertakings in this Clause 25 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force. Each of the undertakings and obligations in this Clause 25 shall be subject to the provisions of Clause 25.10 (Alternative Reporting), Clause 25.11 (Public Reporting) and Clause 25.12 (Restrictions).

In this Clause 25:

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a)(i) of Clause 25.1 (Financial statements); and

Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (a)(ii) of Clause 25.1 (Financial statements).

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25.1	Financial statements

(a)	The Parent will deliver (or will procure that the relevant Obligor delivers) to the Agent, for distribution to the Lenders, the following:

(i)	within one hundred and twenty (120) days after the end of each relevant Financial Year, the audited consolidated financial statements of the Parent for each Financial Year ending after the Closing Date and if requested by the Agent prior to the end of that Financial Year, those of any Obligor that are available; and

(ii)	within sixty (60) days after the end of each Financial Quarter (other than any Financial Quarter ending on the last day of a Financial Year or ending on or before 30 June 2019), the consolidated management accounts of the Group for that Financial Quarter which for the avoidance of doubt may take the form of cumulative management accounts for the Financial Year to date, provided that:

(I)	in the event any member of the Group makes an acquisition of any person, business or assets after the Control Date excluding the Acquisition (each such person (together with its Subsidiaries), business or asset being an Acquired Entity), for Relevant Periods any part of which fall before the end of the third full Financial Quarter to occur after the date of completion of such acquisition:

(aa)         there shall be no requirement to include or consolidate financial information or projections in respect of the Acquired Entity for the purposes of any reporting requirements (including any financial statements or budget) under the Finance Documents; and

(bb)         when calculating any financial covenant or ratio under the Finance Documents or any related usage, ratchet or permission, the Company (acting reasonably and in good faith) shall be permitted to determine the Consolidated EBITDA, the quantum of Financial Indebtedness, cash and Cash Equivalent Investments and the quantum or calculation of any other metric, in each case attributable to or held by or in respect of the Acquired Entity by reference to any current or historical information or projections available to the Company; and

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(II)	in the event that any period specified in this Clause 25 for the Group to deliver any financial statements, documents or other information expires on a day which is not a Business Day, that period shall be extended so as to expire on the next Business Day.

(b)	The Parent shall ensure that each of the financial statements delivered to the Agent pursuant to paragraph (a) above shall:

(i)	include a balance sheet, profit and loss account and cash flow statement;

(ii)	in respect of the Annual Financial Statements, be accompanied by management commentary and a comparison of actual performance for that period against projected performance for that period in the Budget and performance against the corresponding period in the last Financial Year (or, if there has been a change in the Financial Year end, the corresponding period in the preceding calendar year);

(iii)	in respect of the Quarterly Financial Statements, be accompanied by management commentary and a comparison of actual performance for that period against the corresponding period in the last Financial Year (or, if there has been a change in the Financial Year end, the corresponding period in the preceding calendar year); and

(iv)	fairly represent (subject to customary year-end adjustments) the financial condition of the Group and its operations as at the date on which those financial statements or accounts were drawn up and, in the case of the financial statements referred to in paragraph (a)(i) above only, shall be certified by the CEO, the CFO or an authorised signatory as giving a true and fair view of the financial condition of the Group.

(c)	If the Parent so elects, it may satisfy any or all of the obligations to deliver financial statements or management accounts in accordance with paragraph (a) above by delivering:

(i)	only quarterly and annual consolidated financial statements for the Parent (audited in the case of the annual consolidated financial statements of the Parent); or

(ii)	only quarterly and annual consolidated financial statements for any Holding Company of the Parent (audited in the case of the annual consolidated financial statements of such Holding Company of the Parent) together with an unaudited summary of the differences between the financial information relating to the Group and the financial information provided in respect of such Holding Company.

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(d)	In respect of any Financial Quarter ending after the Closing Date and on or before 30 June 2019, the Parent will deliver to the Agent, for distribution to the Lenders, within sixty (60) days after the end of each such Financial Quarter, a trading update for the Target Group in respect of that Financial Quarter.

25.2	Budget

(a)	The Parent shall supply to the Agent within 60 (sixty) days after the beginning of each of its Financial Years (commencing with the first Financial Year beginning after the Control Date), an annual budget of the Group for such Financial Year.

(b)	The Budget for each Financial Year commencing on or before the Control Date shall be the Base Case Model until the Parent (at its option) supplies to the Agent the Budget for any such Financial Year at such point that Budget shall replace the Base Case Model as the Budget for that Financial Year.

(c)	The Parent shall ensure that each Budget (other than the Base Case Model):

(i)	includes a projected consolidated profit and loss account (or income statement), balance sheet and cash flow statements for the Group and projected capital expenditure for the Group; and

(ii)	subject to Clause 25.6 (Agreed Accounting Principles), is prepared in all material respects in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied to financial statements delivered under Clause 25 (Information and Accounting Undertakings).

25.3	Compliance Certificates

(a)	The Parent shall deliver to the Agent with each set of Quarterly Financial Statements required to be delivered hereunder which relate to a Relevant Period ending on or after the First Testing Date, a Quarterly Compliance Certificate signed by the CEO, CFO or an authorised signatory of the Parent:

(i)	(solely for information purposes for Lenders which are not Original Revolving Facility Lenders and, in the case of an Additional Revolving Facility, which are not Springing Covenant Revolving Facility Lenders) certifying whether or not as at the date of the relevant accounts the Test Condition is met and if such Test Condition is met (A) whether or not the Parent was in compliance with the financial covenant set out in Clause 26 (Financial Covenant) and (B) setting out (in reasonable detail) computations as to compliance with that financial covenant; and

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(ii)	confirming the Margin and setting out (in reasonable detail) computations as to the calculation of the Margin as set out in the definition of Margin.

(b)	The Parent shall deliver to the Agent with the Annual Financial Statements which relate to a Relevant Period ending on or after the First Testing Date, an Annual Compliance Certificate signed by the CEO, CFO or an authorised signatory of the Parent:

(i)	(solely for information purposes for Lenders which are not Original Revolving Facility Lenders and, in the case of an Additional Revolving Facility, which are not Springing Covenant Revolving Facility Lenders) certifying whether or not as at the date of the relevant accounts the Test Condition is met and if such Test Condition is met (A) whether or not the Parent was in compliance with the financial covenant set out in Clause 26 (Financial Covenant) and (B) setting out (in reasonable detail) computations as to compliance with the financial covenant;

(ii)	confirming the Margin and setting out (in reasonable detail) computations as to the calculation of the Margin set out in the definition of Margin;

(iii)	confirming the amount of Excess Cash Flow and Retained Excess Cash;

(iv)	confirming the Available Amount and details of any application or designation of any Available Amount in respect of any basket or exception in this Agreement; and

(v)	confirming the Material Subsidiaries and the status of the requirements of paragraph (b) of Clause 27.22 (Guarantees and Security).

(c)	Each Annual Compliance Certificate (solely for information purposes for Lenders which are not Original Revolving Facility Lenders and, in the case of an Additional Revolving Facility, which are not Springing Covenant Revolving Facility Lenders) shall, to the extent the Test Condition is met on the relevant Quarter Date, be reported on by or have attached a report from the Auditors confirming the proper extraction of the numbers used in the calculation of the financial covenant contained in Clause 26 (Financial Covenant) by reference to the Annual Financial Statements or other relevant financial statements referred to in paragraph (a)(i) of Clause 25.1 (Financial statements), subject to the Agent (or, as the case may be, each Finance Party) agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and entering into any required hold harmless, non-reliance or similar letter with the Auditors and only to the extent that the Auditors have not adopted a general policy of not providing such reports). The Parent shall use reasonable endeavours to ensure that the Auditors provide an engagement letter on acceptable terms.

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(d)	At its election, the Company may deliver to the Agent a Margin Compliance Certificate relating to a Relevant Period ending on or after the end of the first Financial Quarter following the Closing Date but prior to the First Testing Date in order to confirm the Margin applicable. The Margin Compliance Certificate shall be signed by the CEO, CFO or an authorised signatory of the Company and shall confirm the Margin and set out (in reasonable detail) computations as to calculation of the Margin set out in the definition of Margin. If the Company elects to deliver to the Agent a Margin Compliance Certificate under this paragraph (d), it shall deliver a Margin Compliance Certificate with each Quarterly Financial Statements and Annual Financial Statements delivered thereafter until such time as the Compliance Certificates are otherwise required to be delivered pursuant to paragraphs (a) and/or (b) above.

25.4	Investigations

Each Obligor will (and the Parent will ensure that each other member of the Group will) while an Event of Default is continuing under any of Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings), permit the Agent or other professional advisers engaged by the Agent (after consultation with the Parent as to the scope of the investigation and engagement), at the cost of the Parent (but subject to prior notification to the Parent; and where such costs are notified to be in aggregate greater than €250,000.00 then subject to the prior consent of the Parent) and otherwise at the cost of the Finance Parties:

(a)	access (in the presence of a representative of the Parent) at reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	during normal business hours and on reasonable notice to meet and discuss such Event of Default with senior management of the relevant Obligor or other member of the Group,

provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

25.5	Other Information

The Parent will, and will procure that each Obligor shall (unless it is aware that another Obligor has already done so), promptly upon becoming aware of or receiving a request (as the case may be) deliver to the Agent for distribution to the Lenders:

(a)	details of any material litigation, arbitration or administrative proceedings which are current, pending or threatened against any member of the Group which are reasonably likely to be adversely determined and which would, if so adversely determined, have a Material Adverse Effect;

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(b)	at the same time as sent by the Parent, any other material document or material information sent to the Parent’s creditors generally (or any class of them) by reason of financial difficulty; and

(c)	such other information relating to the financial condition, assets or operation of any Obligor, as the Agent (acting on the instructions of the Majority Lenders) may from time to time reasonably request.

25.6	Agreed Accounting Principles

(a)	The Parent shall procure that all its Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in accordance with the Original Accounting Principles. If such Financial Statements are prepared on a different accounting basis to the Original Accounting Principles (including in the case of a change of Accounting Principles or accounting practices):

(i)	the Parent shall promptly so notify the Agent (unless the Agent has been notified of the relevant change in relation to a previous set of Financial Statements);

(ii)	if requested by the Agent following notification under paragraph (i) above, the Parent must promptly supply to the Agent a full description of the change notified under paragraph (i) above and a statement (the Reconciliation Statement) signed by the CEO or CFO;

(iii)	the Parent and the Agent shall promptly after such notification enter into negotiations in good faith with a view to agreeing (A) such amendments to the terms set out in Clause 26 (Financial Covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement and (B) any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of the Parent or any Obligor in the Finance Documents;

(iv)	if amendments satisfactory to the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 25.6) are agreed by the Parent and the Agent in writing within 30 (thirty) days of such notification to the Agent, those amendments shall take effect and be binding on all Parties in accordance with the terms of that agreement and any change in the Accounting Principles, the accounting practices or the reference periods referred to shall, to the extent relevant, become part of the Original Accounting Principles on that basis (subject to any further application of this paragraph (iv)); and

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(v)	if such amendments are not so agreed within 30 (thirty) days, the Parent shall promptly deliver to the Agent:

(A)	in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need to be made to the relevant financial statements in order to reflect the applicable Accounting Principles at the date of delivery of the relevant financial statements;

(B)	only to the extent the financial covenant is applicable with respect to the most recently ended Relevant Period, sufficient information, in form and substance as may be reasonably required by the Majority Revolving Facility Lenders to enable the Majority Revolving Facility Lenders to determine whether the financial covenant set out in Clause 26 (Financial Covenant) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Parent under paragraphs (A) and (B) above (subject to the Agent (or, as the case may be, each Finance Party) agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and entering into any required hold harmless, non-reliance or similar letter with the Auditors and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such confirmation), provided that paragraphs (iii), (iv) and (v) above shall not apply in respect of a change to the Original Accounting Principles that is consistent with the implementation of IFRS 16.

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(b)	No alteration may be made to the Accounting Reference Date of the Parent without the prior written consent of the Agent (acting solely on the instructions of the Majority Lenders) (in which event the Agent may require such changes to the financial covenant set out in Clause 26 (Financial Covenant) and/or definitions of any or all of the terms used therein, and any Financial Year based general baskets, exceptions and permissions and in relation to the amount and timing of mandatory prepayments of Excess Cash Flow, as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement as will fairly reflect such change) provided that the consent of the Agent (acting solely on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause)) shall not be required to any such change where:

(i)	the Accounting Reference Date is changed to another Quarter Date and the Financial Year is no longer than twelve (12) months as a result of such change; or

(ii)	the Parent:

(A)	delivers to the Agent (solely for the Original Revolving Facility Lenders and, in the case of a Springing Covenant Revolving Facility, the Springing Covenant Revolving Facility Lenders), in reasonable detail and in a form satisfactory to the Agent (acting solely on the instructions of the Original Revolving Facility Lenders and, in the case of a Springing Covenant Revolving Facility, the Springing Covenant Revolving Facility Lenders (in each case acting reasonably and in accordance with the provisions of this Clause 25.6)) on the date of delivery of each set of Annual Financial Statements required to be delivered as contemplated by Clause 25.1 (Financial statements) but only to the extent the financial covenant is applicable with respect to the Relevant Period covered in such Annual Financial Statements, details of all such adjustments as need to be made to such financial statements to provide the information required to test compliance with the financial covenant set out in Clause 26 (Financial Covenant);

(B)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year solely for the Original Revolving Facility Lenders and, in the case of a Springing Covenant Revolving Facility, the Springing Covenant Revolving Facility Lenders, provides written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Parent under paragraph (A) above; and

(C)	enters into an agreement satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause 25.6)) with regard to the amount and timing of mandatory prepayments of Excess Cash Flow as contemplated in this Agreement and Financial Year based general baskets, exceptions and permissions, in each case which places the Lenders in no worse position as a result of such change than they would have been in if no change had taken place,

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provided further that the Parent may not exercise this right to alter its Accounting Reference Date on more than two occasions during the life of the Facilities.

25.7	Notification of Default

The Parent will, promptly after becoming aware of it, notify the Agent of the occurrence of any Event of Default that is continuing (and the steps if any being taken to remedy it), unless the Parent is aware that a notification has already been provided by an Obligor.

25.8	Annual Presentation

Once in every Financial Year at least one director of the Company (which may include the CEO or the CFO) shall give a single presentation to the Finance Parties, at a time and venue agreed with the Agent (acting reasonably), about the financial performance of the Group (and which may be held by way of video conference or conference call).

25.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date upon which a person became a Party to this Agreement);

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement (or, if later, the date upon which a person became a Party to this Agreement); or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a Party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender provided it has entered into a confidentiality undertaking as required by Clause 42 (Confidentiality)) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations (including the US Patriot Act and the Beneficial Ownership Regulation (if applicable)) pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than five (5) Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in respect of that Additional Obligor in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender (for itself or on behalf of any prospective New Lender) provided it has entered into a confidentiality undertaking as required by Clause 42 (Confidentiality) in order for the Agent, any Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks that it is required to carry out under all applicable laws and regulations (including the US Patriot Act and the Beneficial Ownership Regulation (if applicable)) pursuant to the accession of such subsidiary to this Agreement as an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

25.10	Alternative Reporting

Notwithstanding any other term of the Finance Documents, in respect of any Relevant Period ending prior to the Control Date, the Parent shall only be required to deliver to the Agent a copy of any set of quarterly, semi-annual or annual financial statements of the Target which are required to be delivered to public shareholders in the Target (in each case promptly following the date on which such financial statements have been delivered to the public shareholders in the Target) or such other information as the Parent may elect to provide (acting reasonably). Notwithstanding any other term of the Finance Documents (including this Clause 25), delivery of financial statements pursuant to this Clause 25.10 shall satisfy all reporting and other information and certification requirements in the Finance Documents in respect of such period (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements, certifications and management commentary) such that no further documents, statements, certifications or information shall be required to be delivered pursuant to this Clause 25.10 in respect of such period.

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25.11	Public Reporting

Notwithstanding any other term of the Finance Documents (including this Clause 25), following the occurrence of any IPO Event, delivery to the Agent of a copy of each set of financial statements of the relevant IPO Entity which are delivered to public shareholders in that IPO Entity shall be deemed to satisfy all requirements of this Clause 25 (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause 25, this Agreement and the other Finance Documents provided that, where applicable, the Parent shall still be required to comply with any obligation to:

(a)	deliver a Compliance Certificate pursuant to and in accordance with the provisions of Clause 25.3 (Compliance Certificates);

(b)	notify the Agent of any Default that is continuing pursuant to Clause 25.7 (Notification of Default); and

(c)	deliver any “know your customer” information pursuant to Clause 25.9 (“Know your customer” checks).

25.12	Restrictions

Notwithstanding any other term of the Finance Documents:

(a)	all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group; and

(b)	until such time as the Target is delisted from the NASDAQ Helsinki, no member of the Group shall be required to comply with any reporting or other information requirements in the Finance Documents which would require it to deliver accounts or financial statements or disclose other information which the Target Group was not otherwise required to deliver or disclose.

26.	Financial Covenant

26.1	Financial definitions

For the purposes of this Agreement:

Capital Lease means, as applied to any person, any lease of any property (whether real, personal or mixed) by that person as lessee that would be classified and accounted for as a capitalised lease on the statement of financial position or balance sheet of such person for financial reporting purposes prepared on the basis of the Original Accounting Principles and which, for the avoidance of doubt, shall exclude any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles.

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Consolidated EBITDA means, in relation to the Parent and its Restricted Subsidiaries, an amount determined on a consolidated basis equal without duplication to the sum of (x) the Consolidated Net Income for such period, plus (y) the sum of the following to the extent deducted (other than with respect to paragraph (i) below) or not otherwise taken into account in calculating such Consolidated Net Income:

(a)	Consolidated Financial Interest Expense; all other interest expense, amortisation, commissions, discounts, premiums and other fees and charges in the nature of (or similar to) interest expense, pension liability interest costs, Receivables Fees, dividends or other distributions on preferred stock, in each case, whether paid or accrued (including under or in connection with any guarantee of any Financial Indebtedness or other obligation of any other person);

(b)	Consolidated Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortisation or impairment expense (including, without limitation, amortisation of goodwill, software and other intangible assets and/or impairment of bad debt expense);

(e)	(x) any expenses, charges or other costs related to any issuance of any equity (or similar interest) (including any Permitted Share Issue), listing of such interests (including any Listing), investment (including any Investment), acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments), disposition, discontinued operations or assets held for sale in accordance with the Accounting Principles, recapitalisation, option buyout or the incurrence, amendment, modification or repayment, redemption or discharge of any Financial Indebtedness (including any premium and/or prepayment penalty), in each case whether or not permitted by this Agreement (whether or not successful) (including any such fees, expenses or charges related to the Acquisition and discharging the Existing Target Debt (including any fees, costs and expenses in connection with related due diligence activities)), or (y) any losses relating to foreign exchange risk management which are not related to ordinary course business and trade operations, in each case, as determined in good faith by the Board of Directors of the Parent;

(f)	(x) any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period, and without deducting any dividends declared or paid on, or other cash payments in respect of, equity interests held by such third parties, and (y) any net earnings, income, or share of profit (or loss) of any joint venture, minority interest or similar arrangement of any member of the Group that is not wholly-owned by another member of the Group and any associated company or undertaking;

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(g)	the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to any Investor or Holding Company of the Parent, to the extent not prohibited by the terms of this Agreement;

(h)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding such non-cash charge, write-down or item represents an accrual of, or reserve for, cash charges expected to be paid in cash in any future period (other than with respect to any earn-outs), or other charges, write-downs or items classified by the Parent or any other member of the Group as special, extraordinary, exceptional, unusual or nonrecurring charges, write-downs or items, as the case may be, minus other non-cash charges, write-downs or items of income increasing Consolidated Net Income (excluding any such non-cash charges, write-downs or items to the extent it represents a receipt of cash expected to be paid in cash in any future period);

(i)	the proceeds of any business interruption insurance or equivalent insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance or equivalent insurance proceeds were included in computing Consolidated Net Income;

(j)	payments received or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement and/or under any applicable insurance policy to the extent such expenses were included in computing Consolidated Net Income;

(k)	any distributions or payments made directly or by means of discounts with respect of any participation interest issued or sold in connection with, and any other fees paid to a person which is not a member of the Group in connection with any Permitted Factoring and discounts on the sale of accounts receivables in connection with any Permitted Factoring representing, in the Board of Directors of the Parent’s or any other member of the Group’s reasonable determination, the implied interest component of such discount for such period;

(l)	costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of synergies, product margin synergies and product cost and other synergies, cost savings, operating expense reductions, business optimisation and similar initiatives, integration, redundancy, transition, reconstruction, decommissioning, re-commissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including any Acquisition Costs, Restructuring Costs, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities and plants and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans and other employee benefit plans, post-employment benefits, new systems design, implementation costs, information technology implementation and/or development costs, and project start-up costs and legal costs relating to any of the foregoing)); and

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(m)	any addbacks for adjustments or costs or expenses reflected in the Base Case Model and/or any adjustments made in determining Opening Consolidated EBITDA.

Consolidated Financial Interest Expense means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income/expense of the Parent and its Restricted Subsidiaries related to Financial Indebtedness and (a) including: (i) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) the interest component of Capital Leases and (iii) net payments, if any, pursuant to interest rate Treasury Transactions with respect to Financial Indebtedness but (b) excluding: (i) any pension liability interest cost, (ii) amortisation of discount, debt issuance cost and premium, commissions, discounts and other fees and charges owed or paid with respect to financings or other liabilities, (iii) costs associated with any Treasury Transaction, (iv) any expense resulting from the discounting of any Financial Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) interest with respect to Financial Indebtedness of any holding company of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under the Accounting Principles, (vi) any one off cash payments, premia, fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arises upon maturity, close out or termination of a Treasury Transaction, (vii) all one off agency, arrangement, underwriting, upfront, original issue discount, amendment, consent or other front end, one off or similar non-recurring fees (and any amortisation thereof) and (viii) any withholding tax (or gross up obligation) on interest receivable, received payable or paid.

Consolidated Net Income means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of the Accounting Principles; provided, however, that there will not be included in such Consolidated Net Income:

(a)	subject to the limitations contained in paragraph (c) below, any net income (loss) of any person if such person is not a Restricted Subsidiary, except that the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments actually distributed by such person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment or that could have been so distributed (as determined in good faith by the CFO, CEO or other authorised signatory of the Parent) (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below and such amount being grossed up in respect of any applicable taxes applicable to such dividend or other distribution or return on investment);

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(b)	solely for the purposes of determining the amount available for making dividends or distributions not prohibited by the terms of this Agreement pursuant to the CNI Growth Amount or the definition of Available Amount, any net income (loss) of any Non-Obligor if such Non-Obligor is subject to restrictions on the payment of dividends or the making of distributions by such Non-Obligor to the Parent (or any other Obligor that holds the equity interests of such Non-Obligor, as applicable) by operation of the terms of such Non-Obligor’s constitutional documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Non-Obligor or its shareholders other than:

(i)	restrictions that have been waived or otherwise released;

(ii)	restrictions pursuant to the Finance Documents or any Permitted Alternative Finance Documents (or any document with respect to any refinancing thereof) or any other document to the extent relating to any Financial Indebtedness of any member of the Group to the extent not prohibited under this Agreement;

(iii)	contractual restrictions in effect on the Closing Date with respect to a Non-Obligor in the Target Group (including pursuant to the Finance Documents), and other restrictions with respect to such Non-Obligor that, taken as a whole, are not materially less favourable to the relevant Non-Obligor than such restrictions in effect on the Closing Date, except that the net income of any such Non-Obligor for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalent Investments actually distributed or that could have been distributed by such Non-Obligor during such period to the Parent or another Obligor as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph (b) and such amount being grossed up in respect of any applicable taxes applicable to such dividend or other distribution or return on investment);

(c)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors of the Parent);

(d)	any:

(i)	extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge (including for the avoidance of doubt, any tax referable to any payments, dividends or other distributions made or declared intra-group); and

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(ii)	charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, Acquisition Costs, Restructuring Costs, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, acquisition or transaction costs, earn outs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events), in each case, as determined in good faith by the Board of Directors of the Parent;

(e)	the cumulative effect of a change in Accounting Principles;

(f)	any non-cash compensation charge or expense arising from any grant of stock, stock options, stock appreciation right or other equity based awards (including any repricing, amendment, modification, substitution or change of any such right or award), any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any noncash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made as permitted by this Agreement;

(g)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Financial Indebtedness or Treasury Transactions and any net gain (loss) from any write-off or forgiveness of Financial Indebtedness;

(h)	any unrealised gains or losses in respect of Treasury Transactions or other financial instruments or any ineffectiveness recognised in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Treasury Transactions;

(i)	any unrealised foreign currency transaction gains or losses in respect of Financial Indebtedness, liabilities or other obligations of the Parent or any Restricted Subsidiary denominated in a currency other than the functional currency of such person and any unrealised foreign exchange gains or losses resulting from re-measuring assets, liabilities and other obligations denominated in foreign currencies (including any currency re-measurement of Financial Indebtedness and/or any foreign currency translation or transaction related to currency-related risk);

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(j)	any unrealized foreign currency translation or transaction gains or losses in respect of Financial Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary (including any currency re-measurement of Financial Indebtedness and/or any foreign currency translation or transaction related to currency-related risk);

(k)	any one-time non-cash charges or any amortisation or depreciation, in each case to the extent related to the Acquisition and discharging the Existing Target Debt or any acquisition of another person or business or resulting from any reorganisation or restructuring involving the Parent or any of its Restricted Subsidiaries (including any fees, costs or expenses in connection with related due diligence activities);

(l)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, leases, software, goodwill, in-process research and development, deferred revenue, advanced billing, intangible assets and deferred revenues in component amounts required or permitted by the Accounting Principles and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortisation or write-off of any amounts thereof (including any write-off of in process research and development) and/or recapitalisation accounting;

(m)	Consolidated Taxes to the extent in excess of cash payments made in respect of such Consolidated Taxes;

(n)	any goodwill or other intangible asset amortisation charge, impairment charge or write-off or write-down;

(o)	the impact of capitalised, accrued, accreting or pay-in-kind interest or principal on any Subordinated Indebtedness; and

(p)	any earn-out and/or contingent consideration obligation (including, to the extent accounted for as a bonus, compensation or otherwise) incurred in connection with any Permitted Acquisition or permitted Investment which is paid or accrued during such period, including any Permitted Acquisition or Investment consummated prior to the Closing Date.

Consolidated Net Leverage Ratio means, as of any date of determination, the ratio of (x) Consolidated Total Net Debt at such date to (y) the aggregate amount of Consolidated Pro Forma EBITDA for the most recently completed Relevant Period.

Consolidated Pro Forma EBITDA for any Relevant Period, means Consolidated EBITDA as adjusted in accordance with Clause 26.3 (Calculations) below.

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Consolidated Senior Secured Net Debt means, with respect to the Parent and its Restricted Subsidiaries, the sum of:

(a)	in each case to the extent constituting Consolidated Total Debt, the aggregate principal outstanding amount of any Senior Lender Liabilities, Senior Secured Notes Liabilities and Cash Management Facility Liabilities (as each such terms are defined in the Intercreditor Agreement);

(b)	any Specified Target Indebtedness that has not been repaid, redeemed or discharged (and including, with effect from the Specified Target Indebtedness Longstop Date, any Refinancing Debt in respect of any Specified Target Indebtedness that was outstanding on such date); less

(c)	the amount of cash and Cash Equivalent Investments held by the Parent and its Restricted Subsidiaries as of such date (including any cash held in the Target Indebtedness Refinancing Account or subject to any Target Indebtedness Escrow Arrangement).

Consolidated Senior Secured Net Leverage Ratio means, as of any date of determination, the ratio of (x) Consolidated Senior Secured Net Debt at such date to (y) the aggregate amount of Consolidated Pro Forma EBITDA for that Relevant Period.

Consolidated Taxes means Taxes or other payments, including deferred taxes, as defined under the Accounting Principles as reasonably applied by the Parent and its Restricted Subsidiaries, property taxes, withholding taxes, franchise taxes and similar taxes, unreimbursed value added taxes (including, in each case, penalties and interest relating to any such taxes or arising from any tax examination and including any tax paid or payable pursuant to any tax sharing arrangement or as a result of any intercompany distribution) whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

Consolidated Total Debt means the sum of the aggregate principal, capital or nominal outstanding amount of any Financial Indebtedness of the Parent and its Restricted Subsidiaries excluding:

(a)	any Treasury Transaction;

(b)	any Financial Indebtedness in relation to the minority interests line in the balance sheet of any member of the Group;

(c)	any Financial Indebtedness represented by shares except for shares redeemable mandatorily or at the option of the holder prior to the final maturity date of the Facilities; and

(d)	all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit unless the underlying liability covered by such instrument has become due and payable and remains unpaid, provided that (without double counting) the aggregate principal amount of any Permitted Alternative Debt incurred by a Holding Company of the Parent that is not a member of the Group, which is guaranteed by any member of the Group shall be counted.

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Consolidated Total Net Debt means, with respect to the Parent and its Restricted Subsidiaries, the sum of:

(a)	Consolidated Total Debt as of the relevant date of calculation; less

(b)	the amount of cash and Cash Equivalent Investments held by the Parent and its Restricted Subsidiaries as of such date (including any cash held in the Target Indebtedness Refinancing Account or subject to any Target Indebtedness Escrow Arrangement).

Consolidated	Total Secured Net Debt means the sum of the aggregate principal amount outstanding of the Facilities together with:

(a)	in each case to the extent constituting Consolidated Total Debt, the aggregate principal outstanding amount of any Senior Lender Liabilities, Senior Secured Notes Liabilities and Cash Management Facility Liabilities (as each such terms are defined in the Intercreditor Agreement);

(b)	any Specified Target Indebtedness that has not been repaid, redeemed or discharged (and including, with effect from the Specified Target Indebtedness Longstop Date, any Refinancing Debt in respect of any Specified Target Indebtedness that was outstanding on such date);

(c)	in each case to the extent constituting Consolidated Total Debt, the aggregate principal outstanding amount of any Second Lien Lender Liabilities and Second Lien Notes Liabilities (as each such term is defined in the Intercreditor Agreement); less

(d)	the amount of cash and Cash Equivalent Investments held by the Parent and its Restricted Subsidiaries as of such date (including any cash held in the Target Indebtedness Refinancing Account or subject to any Target Indebtedness Escrow Arrangement).

Consolidated Total Secured Net Leverage Ratio means, as of the date of determination, the ratio of (x) Consolidated Total Secured Net Debt at such date to (y) the aggregate amount of Consolidated Pro Forma EBITDA for the most recently completed Relevant Period.

Current Assets means, at any time, the consolidated current assets (other than cash and Cash Equivalent Investments, the current portion of current and deferred Taxes based on income, profits or capital, permitted loans made to third parties, assets held for sale, pension assets, deferred bank fees and derivative financial instruments and management fee receivables) of the Parent and its Restricted Subsidiaries under the Accounting Principles.

Current Liabilities means, at any time, the consolidated current liabilities of the Parent and its Restricted Subsidiaries at such time under the Accounting Principles, but excluding, without duplication:

(a)	the current portion of any long-term or funded Financial Indebtedness;

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(b)	all Financial Indebtedness consisting of (i) Utilisations or utilisations or other outstandings in respect of any Permitted Alternative Debt, Refinancing Debt or Permitted Acquired Indebtedness and (ii) utilisations under any Ancillary Facility, Fronted Ancillary Facility or any other revolving credit or similar facility;

(c)	the current portion of interest expense;

(d)	the current portion of any Capital Lease;

(e)	the current portion of current and deferred Taxes based on income, profit or capital;

(f)	liabilities in respect of unpaid earn-outs or deferred acquisition costs;

(g)	the current portion of any other long-term liabilities;

(h)	current accrual costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs);

(i)	liabilities in respect of funds of third parties on deposit with the Parent or any of its Restricted Subsidiaries;

(j)	any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements;

(k)	any other liabilities that are not Financial Indebtedness and will not be settled in cash or Cash Equivalent Investments during the next succeeding twelve month period after such date;

(l)	the effects from applying purchase accounting;

(m)	any accrued professional liability risks; and

(n)	restricted marketable securities,

provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital (1) arising from acquisitions or disposals by the Group shall be measured from the date on which such acquisition or disposal occurred until the first anniversary of such acquisition or disposal with respect to the Person subject to such acquisition or disposal and (2) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any Working Capital Adjustment as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under any hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with the Accounting Principles of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

Entity or Business means any person, property, business or material fixed asset acquired by the Group (and, for the avoidance of doubt, the Target Group shall be an acquired Entity or Business) or any group of assets constituting an operating unit of a business.

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Excess Cash Flow means, for any Relevant Period ending on or about the last day of the relevant Financial Year, an amount equal to the excess of:

(a)	the sum, without duplication, of (in each case, for the Parent and its Restricted Subsidiaries on a consolidated basis):

(i)	Consolidated Net Income for such period;

(ii)	an amount equal to all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income;

(iii)	decreases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(iv)	an amount equal to the aggregate net non-cash loss on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent deducted in arriving at such Consolidated Net Income;

(v)	cash payments received in respect of hedging or derivative arrangements during such period to the extent not included in arriving at such Consolidated Net Income;

(vi)	extraordinary gains to the extent not otherwise included in arriving at such Consolidated Net Income,

over

(b)	the sum, without duplication, of:

(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income and fees, expenses or charges related to the Acquisition and discharging the Existing Target Debt or the incurrence, amendment, modification or repayment, redemption or discharge of any other Financial Indebtedness (including any premium and/or prepayment penalty), in each case whether or not permitted by this Agreement (and whether or not successful) (including, in each case, any fees, costs or expenses in connection with related due diligence activities) to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period;

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(ii)	without duplication of amounts deducted pursuant to paragraph (xi) below in prior Financial Years, the amount of capital expenditures or acquisitions of intellectual property made in cash or accrued during such period or, at the option of the Parent, following the end of such period and prior to the date on which the relevant Excess Cash Flow payment is due (provided such amount is then ignored in determining Excess Cash Flow for the following Financial Year), to the extent that such capital expenditures or acquisitions were not financed with any of the proceeds received from the incurrence of long-term Financial Indebtedness other than Financial Indebtedness that is revolving indebtedness (unless such Financial Indebtedness has been repaid other than with the proceeds of long-term Financial Indebtedness);

(iii)	the aggregate amount of all principal payments of Financial Indebtedness of the Group, including, without limitation:

(A)	the principal component of payments in respect of Capital Leases;

(B)	the amount of any scheduled repayment of Facility B Loans and any other Term Loans; and

(C)	the amount of any mandatory prepayment of Facility B Loans and any other Term Loans and any mandatory redemption, repurchase, defeasance or prepayment of any Additional Facilities, any other Permitted Financial Indebtedness, any Permitted Acquired Indebtedness and any Refinancing Debt pursuant to the corresponding provisions of the governing documentation thereof, in each case from the proceeds of any disposal that resulted in an increase to Consolidated Net Income (and has not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase, but excluding:

(I)	all other prepayments, repurchases, defeasances and/or redemptions of Utilisations and any Additional Facilities; and

(II)	all prepayments of revolving loans made during such period (other than in respect of any revolving facility to the extent there is an equivalent permanent reduction in commitments thereunder, excluding in respect of (x) the Revolving Facility and (y) any other revolving loans, except to the extent financed by (aa) the incurrence of long-term Financial Indebtedness, (bb) an Equity Contribution or (cc) disposals outside the ordinary course of trading);

(iv)	an amount equal to the aggregate net non-cash gain on disposals by the Group during such period (other than disposals in the ordinary course of trading) to the extent included in arriving at such Consolidated Net Income;

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(v)	increases in Working Capital for such period (except as a result of (A) the reclassification of items from short-term to long-term or vice versa or (B) any such decreases arising from acquisitions or disposals completed during such period or the application of purchase accounting);

(vi)	cash payments by any member of the Group during such period in respect of deferred purchase price and/or earn out obligations and long-term liabilities of the Group other than Financial Indebtedness;

(vii)	without duplication of amounts deducted pursuant to paragraph (xi) below in prior Financial Years, the amount of Investments made with cash or Cash Equivalent Investments (other than Investments made in cash and Cash Equivalent Investments) and acquisitions made during such period or, at the option of the Parent, following the end of such period and prior to the date on which the relevant Excess Cash Flow payment is due (provided such amount is then ignored in determining Excess Cash Flow for the following Financial Year), to the extent that such Investments and acquisitions were not financed with any of the proceeds received from the incurrence of long-term Financial Indebtedness other than Financial Indebtedness that is revolving indebtedness;

(viii)	the amount of Permitted Payments paid in cash during such period or, at the option of the Parent, following the end of such period and prior to the date on which the relevant Excess Cash Flow payment is due (provided such amount is then ignored in determining Excess Cash Flow for the following Financial Year), to the extent such Permitted Payments were not financed with any of the proceeds received from the incurrence of long-term Financial Indebtedness other than Financial Indebtedness that is revolving indebtedness;

(ix)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by a member of the Group during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Financial Indebtedness;

(x)	the aggregate amount of expenditures actually made by a member of the Group in cash during such period (including expenditures for the payment of financing fees);

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(xi)	without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by any member of the Group pursuant to binding contracts, commitments, letters of intent or purchase orders (the Contract Consideration) entered into prior to or during such period and (B) any planned cash expenditures by any member of the Group (the Planned Expenditures), in the case of each of paragraphs (A) and (B) above, relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures or acquisitions of intellectual property to be consummated or made, or restructuring costs anticipated to be paid, during the period of four consecutive Financial Quarters of the Parent following the end of such period (except to the extent financed with any of the proceeds received from the incurrence of long-term Financial Indebtedness (other than Financial Indebtedness that is revolving indebtedness), provided that to the extent that the aggregate amount of cash actually utilised to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), capital expenditures, acquisitions of intellectual property or restructuring costs during such following period of four consecutive Financial Quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive Financial Quarters;

(xii)	the amount of taxes or tax reserves set aside or unpaid (without duplication) in such period;

(xiii)	cash expenditures made in respect of hedging or derivative arrangements during such period to the extent not deducted (or to the extent excluded) in arriving at such Consolidated Net Income;

(xiv)	decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income;

(xv)	extraordinary one-off or one-time, non-recurring, exceptional or unusual losses;

(xvi)	any amount received by way of an Equity Contribution to the extent otherwise included or not deducted in arriving at such Consolidated Net Income;

(xvii)	to the extent included in Consolidated Net Income, an amount equal to the amount of any Consolidated Net Income which is attributable to any third party (not being a member of the Group) which is a shareholder (or, as the case may be, partner) in any member of the Group; and

(xviii)	any amounts paid in connection with any Regulatory Transaction.

Financial Quarter means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

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Financial Year means each annual account period of the Parent ending on the Accounting Reference Date in each year.

First Testing Date has the meaning given to such term in Clause 26.3 (Calculations).

Group Initiative means any action or step (including any restructuring, reorganisation, cost reduction, redundancy program, new or revised contract or other similar initiative) taken or committed to be taken by the Group.

Pro Forma Acquisition Adjustments has the meaning given to such term in Clause 26.3 (Calculations) below.

Pro Forma Adjustments means Pro Forma Acquisition Adjustments, Pro Forma Disposal Adjustments or Pro Forma Group Initiative Adjustments.

Pro Forma Disposal Adjustments has the meaning given to such term in Clause 26.3 (Calculations) below.

Pro Forma Group Initiative Adjustments has the meaning given to such term in Clause 26.3 (Calculations) below.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the relevant Financial Year.

Receivables Fees means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Permitted Factoring.

Relevant Period means (a) (if ending on a Quarter Date) each period of four consecutive Financial Quarters ending on a Quarter Date or (b) (if ending on the day of a month not being a Quarter Date) the period of twelve consecutive months ending on the last day of a calendar month (which for the avoidance of doubt may include periods prior to the Closing Date in accordance with Clause 26.3 (Calculations)).

Retained Cash means, at any time and from time to time to the extent allocated as such at the option of the Parent and to the extent not previously applied or allocated for a particular purpose, Retained Excess Cash; Closing Overfunding; Net Cash Proceeds; any prepayment waived (and not taken up by another Lender) or deemed waived by a Lender, any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (including under the Acquisition Documents or agreements governing any Permitted Acquisitions (by way of indemnity, compensation or otherwise)); prepayments under any relevant contractual arrangements; investment grants; and capital contributions received from landlords in relation to real property).

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Retained Cash Flow means (a) Excess Cash Flow, if positive, not required to be applied in prepayment of the Facilities, any Additional Facility, any Permitted Alternative Debt or any Permitted Acquired Indebtedness, including for the avoidance of doubt all Excess Cash Flow generated in each Financial Year ended after the date of this Agreement prior to the application of Clause 12.3 (Excess Cash Flow) and (b) (without double counting), the Excess Cash Flow De Minimis to the extent deducted in determining the amount of Excess Cash Flow required to be prepaid.

Retained Excess Cash means accumulated unspent Retained Cash Flow from previous years identified in the Compliance Certificates delivered with the Annual Financial Statements to the extent not utilised or applied in accordance with the terms of the Finance Documents and shall for the avoidance of doubt include all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid.

Sold Entity or Business means any person, property, business, material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Group.

Test Condition means, on any Test Date, the aggregate outstanding amount of all Loans under the Original Revolving Facility and any Springing Covenant Revolving Facility (including any Replacement Revolving Facility that is a Springing Covenant Facility) (in each case excluding: (i) any Utilisations by way of Letters of Credit (or bank guarantees) or non-cash Ancillary Facilities; or (ii) drawings identified by an Obligor as being drawn in connection with the financing of any Permitted Acquisition or capital expenditure (and, solely for the purpose of determining whether the Test Condition is met, the amount of the exclusion for the purposes of this sub-paragraph (ii) shall not exceed €105,000,000)) and less the aggregate amount of cash and Cash Equivalent Investments held by members of the Group as at such date) exceeds 40 per cent of the aggregate of: (x) the Total Original Revolving Facility Commitments as at the date of this Agreement or, if higher, the amount of the Total Original Revolving Facility Commitments which may be utilised as at such Test Date; and (y) the Total Commitments in respect of any Springing Covenant Revolving Facility (including any Replacement Revolving Facility that is a Springing Covenant Facility) as at the date of the relevant Additional Facility Notice or Refinancing Amendment or, if higher, the amount of the Total Commitments in respect of any such Springing Covenant Revolving Facility which may be utilised as at such Test Date.

Test Date means each Quarter Date or if such date is not a Business Day, the Parent may elect that such date shall be the next Business Day or the immediately preceding Business Day.

Working Capital means, as at any date of determination, the excess of Current Assets over Current Liabilities.

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Working Capital Adjustment means, for any period on a consolidated basis, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposal of any person, property, business, material fixed asset or any group of assets constituting an operating unit of a business sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Group during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedging Agreement, and (d) the application of purchase or recapitalisation accounting.

26.2	Financial Condition

The undertaking in this Clause 26.2 shall unless otherwise indicated in this Agreement remain in force from the date of this Agreement for so long as any amount is outstanding under the Original Revolving Facility or any Springing Covenant Revolving Facility or any Original Revolving Facility Commitment, any Additional Revolving Facility Commitment under a Springing Covenant Revolving Facility or a Replacement Revolving Facility Commitment under a Springing Covenant Revolving Facility is in force.

For the benefit of the Lenders under the Original Revolving Facility and any Springing Covenant Revolving Facility only (in that capacity only), the Parent shall ensure that the Consolidated Senior Secured Net Leverage Ratio on the last day of each Relevant Period ending on a Test Date on or after the First Testing Date will not exceed 8.00:1.00, provided that, notwithstanding anything to the contrary in the Finance Documents:

(a)	no financial ratio test contemplated by this Clause 26.2 shall be required to be satisfied for any purpose unless at 5pm on any Test Date on and after the First Testing Date the Test Condition is met; and

(b)	in relation to any Facility other than the Original Revolving Facility and any Springing Covenant Revolving Facility, failure to satisfy the financial ratio test set out in this Clause 26 shall not (and shall not be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

26.3	Calculations

(a)	The first Test Date for determining whether the Test Condition is met for the purposes of testing the financial covenant in Clause 26.2 (Financial Condition) will be the later of (i) the first Quarter Date which is the last day of the third full Financial Quarter commencing after the Closing Date and (ii) the Quarter Date which is the last day of the first Financial Quarter ending after the Control Date (the First Testing Date).

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(b)	Without prejudice to the proviso to Clause 26.2 (Financial Condition), the financial covenant contained in Clause 26.2 (Financial Condition) will be tested:

(i)	on a rolling basis for the Relevant Periods ending on each of the relevant dates referred to in Clause 26.2 (Financial Condition); and

(ii)	on the date of delivery of, and by reference to, the Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the applicable Relevant Period solely if the Test Condition is met at 5 pm on the last day of such Relevant Period.

(c)	For the purposes of calculating any financial covenant or ratio (including financial definitions or component thereof) or related, usage, ratchet or permission:

(i)	such calculations will be made in accordance with the Finance Documents;

(ii)	the principal amount of any Financial Indebtedness (including any non-euro Facilities) shall be converted into euro at the following exchange rates:

(A)	with respect to any Financial Indebtedness for which the Group has entered into interest rate and/or cross currency derivatives, the rate or level adjusted to take into account the effect of such derivative; and

(B)	with respect to all other Financial Indebtedness (or, if the Parent so elects (in its sole discretion), any Financial Indebtedness set out in paragraph (A) above), the interest rate and/or exchange rate shall be, at the election and determination of the Parent at any time and from time to time (w) the closing exchange rate on the last day of the Relevant Period, (x) the weighted average exchange rates for the Relevant Period; (y) otherwise consistent with the exchange rate methodology applied in the financial statements delivered pursuant to Clause 25.1 (Financial statements); or (z) such rate taking into account any cross currency derivatives entered into by the Group; and

(iii)	no item shall be included or excluded more than once where to do so would result in double counting.

(d)	For the purposes of calculating any financial covenant or ratio (including financial definitions or components thereof but excluding for the avoidance of doubt Excess Cash Flow) or related, usage, ratchet or permission:

(i)	when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Purchase (as defined below)), the Parent may, subject to the provisions of paragraph (e) below:

(A)	if during such period the Parent or any Restricted Subsidiary (by merger or otherwise) has made or committed to make an Investment in any person that thereby becomes (or will become) a Restricted Subsidiary or otherwise has acquired or committed to acquire any Entity or Business (any such Investment, acquisition or commitment therefor, a Purchase), including any such Purchase occurring in connection with a transaction causing a calculation to be made under this Agreement or the other Finance Documents, calculate Consolidated EBITDA for such period on the basis that the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) attributable to the assets which are the subject of such Purchase during such Relevant Period as if the Purchase occurred on the first day of such Relevant Period;

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(B)	include an adjustment in respect of any Purchase up to the amount of the pro forma increase in Consolidated EBITDA projected by the Parent (in good faith) after taking into account the full run rate effect of all synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives which the Parent (in good faith) believes can be achieved directly or indirectly as a result of the Purchase or the related steps within 24 months of the date of completion of such Purchase provided that so long as such synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire such period without prejudice to the synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Acquisition Adjustments); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Purchase; and/or

(ii)	when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to any relevant Sale (as defined below)), the Parent may, subject to the provisions of paragraph (e) below:

(A)	if during such period the Parent or any Restricted Subsidiary has disposed or committed to make a disposal of any Sold Entity or Business (any such sale, transfer, disposition or commitment therefor, a Sale) or if the transaction giving rise to the need to calculate Consolidated EBITDA relates to such a Sale, calculate Consolidated EBITDA for such period on the basis that Consolidated EBITDA will be reduced by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the earnings before interest, tax, depreciation, amortisation and impairment (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (if negative) attributable thereto for such period as if the Sale occurred on the first day of such Relevant Period provided that if the Parent elects to make such an adjustment and the relevant sale constitutes “discontinued operations” in accordance with the Accounting Principles, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;

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(B)	include an adjustment in respect of any Sale up to the amount of the pro forma increase in Consolidated EBITDA projected by the Parent (in good faith) after taking into account the full run rate effect of all synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives which the Parent (in good faith) believes can be achieved directly or indirectly as a consequence of the Sale or the related steps within 24 months of the date of completion of such Sale provided that so long as such synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire such period without prejudice to the synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Disposal Adjustments); and/or

(C)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the Sale; and/or

(iii)	when determining (or, as applicable, forecasting) Consolidated EBITDA for any Relevant Period (including the portion thereof occurring prior to implementing or committing to implement such Group Initiative), the Parent may, subject to the provisions of paragraph (e) below:

(A)	include an adjustment in respect of each Group Initiative up to the amount of the pro forma increase in Consolidated EBITDA projected by the Parent (in good faith) after taking into account the full run rate effect of all synergies, cost savings, operating expense reductions, operating improvements, revenue increases or other adjustments or similar initiatives which the Parent (in good faith) believes can be achieved directly or indirectly as a result of implementing or committing to implement such Group Initiative within 24 months of implementing or committing to implement such Group Initiative provided that so long as such synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives will be realisable at any time during such period, it may be assumed they will be realisable during the entire period without prejudice to the synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives actually realised during the Relevant Period and already included in Consolidated EBITDA (the Pro Forma Group Initiative Adjustments); and/or

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(B)	exclude any non-recurring fees, costs and expenses directly or indirectly related to the implementation of, or commitment to implement, such Group Initiative.

(e)	Save in respect of Pro Forma Adjustments included in Opening Consolidated EBITDA or as set out in the Base Case Model (which shall be uncapped), where any Pro Forma Adjustments are included in any calculations, in respect of any individual: (x) Purchase, (y) Sale or (y) Group Initiative (each a Relevant Action), if the aggregate amount of Pro Forma Adjustments taken into account in any applicable calculation in relation to that Relevant Action (or, in respect of paragraph (iii) below, in relation to all Relevant Actions taken into account in any applicable calculation), exceed an amount equal to:

(i)	ten (10) per cent. (but less than or equal to fifteen (15) per cent.) of Consolidated Pro Forma EBITDA, a director of the Parent or the Company shall certify the aggregate amount of Pro Forma Adjustments in respect of that Relevant Action; and

(ii)	fifteen (15) per cent. of Consolidated Pro Forma EBITDA, such Pro Forma Adjustments shall be commented on as not being unreasonable by a reputable third party financial due diligence provider, accountant, auditor or industry specialist (or such other firm approved by the Majority Lenders) (which commentary may be provided in any accompanying due diligence report) provided that if the relevant due diligence provider, accountant, auditor or specialist as a matter of practice in respect of such confirmation require Finance Parties to sign an engagement, hold harmless, non-reliance or other similar letter with them, the Finance Parties have agreed and entered into any such letters (in such manner and on such conditions as the relevant due diligence provider, accountant, auditor or industry specialist specify) with the accountancy firm or industry specialist; and

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(iii)	in aggregate twenty (20) per cent. of Consolidated Pro Forma EBITDA, such Pro Forma Adjustments shall not be taken into account (but only to the extent they exceed such amount).

(f)	In relation to the definitions set out in Clause 26.1 (Financial definitions) and all other related provisions of the Finance Documents (including this Clause 26):

(i)	all calculations will be as determined in good faith by the CEO or CFO (including in respect of synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives); and

(ii)	all calculations in respect of synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives (in each case actual or anticipated) may be made as though the full run-rate effect of such synergies, cost savings, operating expense reductions, operating improvements or other similar initiatives were realised on the first day of the Relevant Period.

(g)	In the event that Consolidated EBITDA or Consolidated Net Income (as applicable) is to be calculated prior to the end of the fourth complete Financial Quarter after the Closing Date, Consolidated EBITDA or Consolidated Net Income (as applicable) for any part of the applicable Relevant Period falling prior to the date on which the Target Group became part of the Group shall be calculated on the basis that the definition of Consolidated EBITDA or Consolidated Net Income (as applicable) is to be construed as if references to the Group were references to the Target Group.

(h)	In the event that Consolidated Financial Interest Expense is to be calculated prior to the end of the fourth complete Financial Quarter after the Closing Date, Consolidated Financial Interest Expense in respect of the period falling prior to the Closing Date and solely in respect of the Target Group shall be calculated as follows:

A x 12

B

where:

A	=	the aggregate Consolidated Financial Interest Expense solely for the Target Group for each complete month commencing after the Closing Date to the end of the relevant testing period; and

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B	=	the number of complete months commencing after the Closing Date to the end of the relevant testing period.

(i)	In the event that:

(i)	any Accounting Reference Date is adjusted by the Parent to avoid an Accounting Reference Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date falls on a particular day of the week; or

(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any financial definition or ratio under the Finance Documents the Parent may treat such amount as if it were paid in the Relevant Period in which it would have been paid save for any such adjustment.

(j)	Unless a contrary indication appears, a reference to Consolidated EBITDA and Consolidated Net Income (as applicable) is to be construed as a reference to the Consolidated EBITDA and Consolidated Net Income (as applicable) of the Parent and its Restricted Subsidiaries on a consolidated basis.

(k)	Notwithstanding anything to the contrary (including anything in the financial definitions set out in this Agreement), when calculating any financial covenant or ratio under the Finance Documents (including, in each case, the financial definitions or component thereof but excluding Excess Cash Flow) or related usage, ratchet or permission, the Company shall be permitted to:

(i)	exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(A)	the Acquisition or the impact from purchase price accounting;

(B)	start-up costs for new businesses and branding or re-branding of existing businesses; and

(C)	Acquisition Costs and/or Restructuring Costs; and/or

(ii)	include any addbacks for adjustments or costs or expenses reflected in the Base Case Model and/or any adjustment made in determining Opening Consolidated EBITDA.

(l)	In relation to any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under the Original Accounting Principles (Operational Leases), to the extent such Operational Leases are subsequently treated as a finance lease or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles as opposed to operating leases, such obligations shall be treated in accordance with the Original Accounting Principles.

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26.4	Equity Cure Rights

(a)	The Company may in accordance with, and to the extent set out in this Clause 26.4, cure or prevent a breach of the financial covenant in Clause 26.2 (Financial Condition) so that:

(i)	in the case of a cure, the Event of Default which arose by virtue of such breach, if cured in accordance with this Clause 26.4, shall be deemed not to have arisen (other than, until it is so cured, for the purposes of Clause 4.2 (Further conditions precedent)); or

(ii)	in the case of a prevention, that Event of Default which otherwise would have arisen will not arise.

(b)	Subject to paragraph (d) below, a breach of the financial covenant in Clause 26.2 (Financial Condition) may be prevented (a prevention) or, as the case may be, shall be deemed cured (a cure):

(i)	if the receipt by the Group of the proceeds of a New Shareholder Injection (other than the proceeds of any amount contributed to the Parent pursuant to an arrangement of the type envisaged by paragraph (u) of the definition of Permitted Payment) provided that the aggregate amount of those proceeds are sufficient such that, if the financial covenant in Clause 26.2 (Financial Condition) is calculated as of the relevant Quarter Date including such New Shareholder Injection (or, in the case of a cure, recalculated as if such New Shareholder Injection had been made during the relevant Relevant Period), the relevant financial covenant would have been complied with. At the option of the Parent (at such times and for such parts of the applicable Relevant Period as the Parent shall specify from time to time), all or any part of any such New Shareholder Injection may be added to Consolidated EBITDA or taken into account when calculating Consolidated Senior Secured Net Debt; and/or

(ii)	if, at any time after the relevant Test Date, the Test Condition is no longer met, whether as a consequence of a New Shareholder Injection, the repayment of any amount of any Revolving Facility Loans and/or any Loans under any Springing Covenant Revolving Facility, additional cash or Cash Equivalent Investments being generated or otherwise made available to the Group, or otherwise (and the Test Condition shall then be deemed not to have been met on the relevant Test Date).

(c)	In order to cure a breach of the financial covenant in Clause 26.2 (Financial Condition) pursuant to:

(i)	paragraph (b)(i) above, the relevant New Shareholder Injection shall be required to have been received by the Group on or prior to the date falling 20 (twenty) Business Days after the earlier of the date of delivery to the Agent of the Compliance Certificate evidencing such breach or the date on which the Compliance Certificate disclosing such breach was required to be delivered (the Cure Deadline). The Parent shall notify the Agent on or prior to the relevant Cure Deadline if it has elected to take into account all or any part of a New Shareholder Injection received by the Group on or prior to that date in the calculation of Consolidated EBITDA or Consolidated Senior Secured Net Debt; and

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(ii)	paragraph (b)(ii) above, the Company shall notify the Agent in writing upon the Test Condition no longer being met.

(d)	The Company’s entitlement to cure breaches of the financial covenant in Clause 26.2 (Financial Condition) in accordance with this Clause 26.4 is subject to the following restrictions:

(i)	the Company shall not have the ability to cure breaches of the financial covenant pursuant to paragraph (b)(i) of Clause 26.4 by persons making more than two New Shareholder Injections in any four consecutive Financial Quarters; and

(ii)	the Parent shall not have the ability to cure breaches of the financial covenant pursuant to paragraph (b)(i) of Clause 26.4 by persons making more than five (5) New Shareholder Injections which are at the election of the Parent taken into account in the calculation of Consolidated EBITDA or Consolidated Senior Secured Net Debt,

provided that:

(A)	any New Shareholder Injection made in (or, in the case of a cure, in respect of) any Financial Quarter shall be included in the financial covenant calculations until such time as that Financial Quarter falls outside the applicable Relevant Period;

(B)	there shall be no restriction on the amount of any New Shareholder Injection exceeding the minimum amount required to prevent or, as the case may be, cure any breach of a financial covenant; and

(C)	there shall be no restriction on the number or frequency of New Shareholder Injections applied in connection with a prevention or a cure under paragraph (b)(ii) above.

(e)	No amount of a New Shareholder Injection which is added to Consolidated EBITDA pursuant to paragraph (b)(i) above shall count towards any other permission or usage under this Agreement (for example, in respect of a Permitted Acquisition, Acceptable Funding Source or constitute an “Available Amount”).

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(f)	Any New Shareholder Injections so provided and any adjustments made to Consolidated EBITDA or Consolidated Senior Secured Net Debt (in each case in respect of any cure only) pursuant to paragraph (b)(i) above shall not apply when calculating the applicable Margin or any other calculations for the Relevant Period in respect of which the cure was effected.

(g)	In relation to:

(i)	any New Shareholder Injections so provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period:

(A)	the Compliance Certificate for that Relevant Period shall set out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated EBITDA or Consolidated Senior Secured Net Debt under this Clause 26.4 and confirming that such New Shareholder Injections have been provided; and

(B)	if such New Shareholder Injections are provided on or prior to the last date of that Relevant Period, the unspent amount of such New Shareholder Injections will not be double counted with the amount of such New Shareholder Injections deemed provided in accordance with sub-paragraph (g)(i) above; and

(ii)	any such New Shareholder Injections so provided pursuant to paragraph (b)(i) above following the date of delivery of the relevant Compliance Certificate for the Relevant Period, immediately following the proceeds of those New Shareholder Injections being provided to it, the Parent shall provide a revised Compliance Certificate to the Agent (signed by the CEO or CFO) setting out the revised financial covenant for the Relevant Period by giving effect to the adjustments to Consolidated EBITDA or Consolidated Senior Secured Net Debt under this Clause 26.4.

27.	General Undertakings

The undertakings in this Clause 27 shall unless otherwise indicated in this Agreement remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations and Consents

Subject to the Legal Reservations and Perfection Requirements, each Obligor will promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all material Authorisations to the extent required under any applicable law or regulation of a Relevant Jurisdiction to enable it to:

(a)	enter into, and perform its material obligations under the Finance Documents to which it is party;

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(b)	carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable and each of the Transaction Security Documents to which it is a party constitutes valid security ranking, subject to the Legal Reservations and Perfection Requirements, in accordance with its terms; and

(c)	carry on its business,

save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

27.2	Compliance with Laws

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will, comply with all laws and regulations binding upon it save where non-compliance would not reasonably be expected to have a Material Adverse Effect.

27.3	Pari passu Ranking

Each Obligor will ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unsubordinated claims of a Finance Party against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application to companies.

27.4	Insurances

(a)	The Parent will, and will ensure that each of its Restricted Subsidiaries will, effect and thereafter maintain at its own expense (whether under any Group policy or otherwise) such insurances in respect of its material assets and business of an insurable nature which:

(i)	provide cover against risks which are normally insured against by other companies of comparable size, in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses; and

(ii)	are at levels usual for a business of its size and nature as may be reasonably available in the insurance market,

where failure to do so would have a Material Adverse Effect.

(b)	No member of the Group shall be required to maintain any key-man life insurance or to ensure that any insurance arrangements include any loss payee endorsements or arrangements in favour of the Finance Parties.

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27.5	Taxes

Each Obligor will, and will ensure that each of its Restricted Subsidiaries will pay and discharge all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Restricted Subsidiary within the time period allowed therefor without imposing material penalties (save in the event of a bona fide dispute with regard to any Tax in respect of which proper provisions has, if appropriate, been made in the accounts of the relevant Obligor or to the extent that such payment can be lawfully withheld) where failure to do so would have a Material Adverse Effect.

27.6	Pension Schemes

Each Obligor will (and will ensure that each of its Restricted Subsidiaries will) ensure that all pension schemes for the time being operated by members of the Group are funded to the extent required by law, where (taking into account any applicable insurance arrangements) failure to do so would have a Material Adverse Effect.

27.7	Intellectual Property

(a)	Other than as otherwise permitted by another provision of this Agreement (including if such step constitutes a Permitted Disposal), each Obligor will and will ensure that each of its Restricted Subsidiaries will:

(i)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Material Intellectual Property which is required to conduct the business of the Group and where failure to do so would have a Material Adverse Effect;

(ii)	do all acts as are necessary to preserve, maintain, protect and safeguard such Material Intellectual Property as is required to conduct the business of the Group where failure to do so would have a Material Adverse Effect;

(iii)	not change, terminate or discontinue the use of any of any Material Intellectual Property required to conduct its business nor allow it to be infringed or used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would have a Material Adverse Effect; and

(iv)	not grant any licence to any person to use the Material Intellectual Property required to conduct the business if to do so would have a Material Adverse Effect.

(b)	On and from the Transaction Security Longstop Date, the Parent shall procure that each of the Major Brands owned by a member of the Group is owned by an Obligor.

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27.8	Mergers

No Obligor will and each Obligor will ensure that none of its Restricted Subsidiaries will amalgamate, merge, demerge or consolidate with or into any other person or undertake any corporate reorganisation or other reorganisation except for any Permitted Acquisition, Permitted Disposal or Permitted Transaction.

27.9	Change of Business

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business, except to such extent as would not be material to the Parent and its Restricted Subsidiaries (taken as a whole). Notwithstanding anything to the contrary, nothing in this Clause shall prohibit any acquisition, investment or disposal permitted by the terms of this Agreement.

27.10	Disposals

No Obligor will and each Obligor will procure that none of its Restricted Subsidiaries will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time, and whether voluntary or involuntary or over a period of time) sell, transfer, grant, lease or licence out, lend or otherwise dispose of any of its assets except pursuant to a Permitted Transaction or Permitted Disposal.

27.11	Arm’s Length Transactions

No Obligor will and each Obligor will ensure that none of its Restricted Subsidiaries will enter into any material arrangement or transaction with any Investor or Holding Company of the Parent or any Unrestricted Subsidiary other than on an arm’s length basis (or better), save for:

(a)	any Permitted Junior Debt Payment;

(b)	any Permitted Payment;

(c)	any Permitted Transaction or

(d)	Any transaction permitted by Clause 27.28 (Unrestricted Subsidiaries).

27.12	Negative Pledge

No Obligor will and each Obligor will ensure that none of its Restricted Subsidiaries will create or permit to subsist any Security or Quasi Security on or over the whole or any part its undertaking or assets (present or future) except for Permitted Security or a Permitted Transaction.

27.13	Indebtedness

No Obligor will, and each Obligor will ensure that none of its Restricted Subsidiaries will, incur or permit to subsist or remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness or a Permitted Transaction.

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27.14	Guarantees

No Obligor will, and each Obligor will ensure that none of its Restricted Subsidiaries will, grant or permit to subsist or remain outstanding any guarantee of any other person other than a Permitted Transaction or a Permitted Guarantee.

27.15	Loans

No Obligor will, and each Obligor will ensure that none of its Restricted Subsidiaries will, make or agree to make or permit to be outstanding any loans or be a creditor in respect of any Financial Indebtedness other than Permitted Transactions, Permitted Payments, Permitted Guarantees or Permitted Loans.

27.16	Joint Ventures

No Obligor will, and each Obligor will ensure that none of its Restricted Subsidiaries will, enter into, invest in or acquire or permit to subsist any shares, stocks or similar ownership interest in a Joint Venture, or transfer any assets to (other than on arms’ length terms) or lend to or give any guarantee, indemnity or Security for or on behalf of a Joint Venture, other than a Permitted Joint Venture or a Permitted Transaction.

27.17	Acquisitions and Investments

No Obligor will and each Obligor will ensure that none of its Restricted Subsidiaries will:

(a)	acquire any entity, shares or all or substantially all of a business or undertaking (or, in each case, any ownership interest in any of them); or

(b)	incorporate a company,

other than any Permitted Acquisition or a Permitted Joint Venture, to the extent such acquisition or investment falls within paragraph (a) of the definition of Permitted Holding Company Activity, pursuant to a Permitted Share Issue or any Permitted Transaction.

27.18	Centre of Main Interests

No Obligor incorporated in the European Union shall without the prior written consent of the Agent (acting reasonably) deliberately cause or allow its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to change in a manner which would materially adversely affect the Lenders.

27.19	Control and Share Issues

No Obligor shall (and each Obligor will ensure that none of its Restricted Subsidiaries will), issue any shares or grant any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group except pursuant to a Permitted Share Issue or a Permitted Transaction.

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27.20	Distributions out of Restricted Group

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and the Parent will ensure that no member of the Group will):

(i)	declare, make or pay, directly or indirectly, any dividend, or make any other distribution, or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital, repay or distribute any share premium reserve;

(ii)	redeem, purchase, defease, retire or repay any of its share capital;

(iii)	pay any management, advisory or other fee to, or to the order of, a Restricted Person; or

(iv)	pay, repay or prepay any principal, interest, fee, charge or other amount on or in respect of any Shareholders Loans or redeem, purchase or defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding under any Shareholder Loans owing to a Restricted Person.

(b)	Paragraph (a) above does not apply to any payment or transaction which is:

(i)	permitted under a Finance Document;

(ii)	a Permitted Payment; or

(iii)	a Permitted Transaction,

or in each case any payment made or transaction entered into to facilitate any such payment or transaction.

27.21	Holding Company

The Parent and the Company shall not trade, carry on any business, own any material assets or incur any material liabilities or grant any Security except for a Permitted Holding Company Activity.

27.22	Guarantees and Security

(a)	The Parent shall ensure that, subject to the other provisions of this Clause 27.22 and the Agreed Security Principles, the Guarantor Coverage Test is satisfied:

(i)	on the Transaction Security Longstop Date (or such later date as the Agent may agree) by reference to the Original Financial Statements (or, at the option of the Parent, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Parent has sufficient available information to be able to determine the Guarantor Coverage Test provided that such information is provided to the Agent); and

(ii)	thereafter, on each date provided for in paragraph (b) below by reference to the relevant Annual Financial Statements.

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(b)	The Company shall ensure that, subject to the Agreed Security Principles, within one hundred and twenty (120) days of each date on which Annual Financial Statements are delivered to the Agent (or were required to be delivered to the Agent, if earlier) (or such later date as the Agent may agree), such members of the Group (as the Company may elect in its sole discretion) shall, subject to and on terms consistent with the Agreed Security Principles, accede as Additional Guarantors to ensure that the Guarantor Coverage Test is satisfied on such date by reference to such Annual Financial Statements.

(c)	The Company shall ensure that, subject to and on terms consistent with the Agreed Security Principles:

(i)	each member of the Target Group incorporated in a Security Jurisdiction which is a Material Subsidiary at the Closing Date (and, if relevant, such other members of the Target Group as the Company may elect in its sole discretion so as to satisfy the Guarantor Coverage Test) tested by reference to the Original Financial Statements (or, at the option of the Company, such other financial statements for the most recently completed Relevant Period prior to such test date for which the Company has sufficient available information to be able to determine the Guarantor Coverage Test) shall have acceded as an Additional Guarantor by the Transaction Security Longstop Date; and

(ii)	each member of the Group incorporated in a Security Jurisdiction which becomes a Material Subsidiary after the Closing Date (by reference to the most recent Annual Financial Statements delivered to the Agent in accordance with this Agreement) will accede as an Additional Guarantor within one hundred and twenty (120) days of the date on which the Annual Financial Statements for the relevant Financial Year are delivered to the Agent in accordance with this Agreement.

27.23	Further Assurance

(a)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, each Obligor shall (and the Parent shall ensure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to complete the Perfection Requirements in relation to the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

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(ii)	if a Security Enforcement Event is continuing to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles and the terms of the Transaction Security Documents, at the reasonable request of the Security Agent, each Obligor shall (and the Parent shall ensure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

27.24	Intercreditor Agreement

The Parent shall, subject to the Agreed Security Principles, ensure that each member of the Group which is not an Obligor and which is or becomes a creditor in respect of any Financial Indebtedness of an Obligor (excluding any Financial Indebtedness which is outstanding for a period of less than 60 (sixty) days or which is otherwise incurred pursuant to ordinary course cash pooling arrangements) in an aggregate principal amount outstanding exceeding €32,000,000 or, if higher, an amount equal to 10 per cent of LTM EBITDA enters into or accedes to the Intercreditor Agreement as an “Intra-Group Lender” or “Debtor” (each as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement.

27.25	Anti-Bribery Laws and Economic Sanctions Laws

(a)	Neither the Parent nor any Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or knowingly indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Bribery Law or use the proceeds of the Facilities to fund or finance any transaction involving a Sanctioned Person or Sanctioned Territory that would result in a breach of Economic Sanctions Laws.

(b)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(i)	conduct its businesses related to the Facilities in material compliance with applicable Anti-Bribery Laws and Economic Sanctions Laws; and

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(ii)	maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Bribery Laws and Economic Sanctions Laws.

(c)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) not use any revenue or benefit derived directly from any activity or dealing with a Sanctioned Person or in a Sanctioned Territory in discharging any obligation due or owing to the Lenders, except as would not result in a violation of Economic Sanctions Laws by it or any Lender.

(d)	This Clause 27.25 shall not be interpreted or applied in relation to the Parent, any Holding Company, any Obligor or any member of the Group to the extent that the obligations under this Clause result in any violation of, conflict with or liability under (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Regulation (Aufienwirtschaftsverordnung), (iii) the Foreign Extraterritorial Measures Act (Canada)), or (iv) any similar anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or in any jurisdiction of incorporation of a member of the Group.

(e)	In relation to each Finance Party that notifies the Agent to this effect (each a Restricted Finance Party), this Clause 27.25 shall only apply for the benefit of that Restricted Finance Party to the extent that the sanctions clauses do not result in any violation of, conflict with or liability under (i) Council Regulation (EC) 2271/96, (ii) section 7 of the German Foreign Trade Regulation (Aufienwirtschaftsverordnung), (iii) the Foreign Extraterritorial Measures Act (Canada) or (iv) any similar anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or in any jurisdiction of incorporation of a member of the Group.

(f)	In connection with any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a Relevant Measure) relating to any part of this Clause 27.25 of which a Restricted Finance Party does not have the benefit:

(i)	the Commitments of a Lender that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

will be excluded for the purpose of determining whether the consent of the requisite Finance Parties to approve such Relevant Measure has been obtained.

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27.26	Qualifying Listing / Ratings Trigger

(a)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, on and from the first date on which the Release Condition (as defined in paragraph (b) below) is satisfied (but in respect of the Ratings Condition as defined in paragraph (b)(ii) below, only while the Ratings Condition is satisfied):

(i)	the following obligations and restrictions shall cease to apply:

(A)	the requirement to make mandatory prepayments under Clause 12.2 (Disposal) and Clause 12.3 (Excess Cash Flow);

(B)	the requirement to deliver an annual budget under paragraph (a) of Clause 25.2 (Budget) and an annual presentation under Clause 25.8 (Annual Presentation);

(C)	the requirement to test the financial covenant in Clause 26.2 (Financial Condition);

(D)	the restrictions under Clause 27.4 (Insurances);

(E)	the restrictions under Clause 27.6 (Pension Schemes);

(F)	the restrictions under Clause 27.8 (Mergers);

(G)	the restrictions under Clause 27.10 (Disposals);

(H)	the restrictions under Clause 27.11 (Arm’s Length Transactions);

(I)	the restrictions under Clause 27.13 (Indebtedness);

(J)	the restrictions under Clause 27.14 (Guarantees);

(K)	the restrictions under Clause 27.15 (Loans);

(L)	the restrictions under Clause 27.16 (Joint Ventures);

(M)	the restrictions under Clause 27.17 (Acquisitions and Investments);

(N)	the restrictions under Clause 27.20 (Distributions out of Restricted Group) together with any other restriction under this Agreement or any other Finance Document on the distribution of dividends, return of share capital or other type of shareholder, Investor or an Affiliate of an Investor or other remuneration or payment; and

(O)	the restrictions under Clause 27.27 (Junior Debt Payments);

(ii)	the amount of each basket set by reference to a monetary amount for which a specific amount is set out in this Agreement and any definitions used therein (including all “annual”, “life of Facilities” and “at any time” and “aggregate” baskets) shall be increased by fifty per cent;

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(iii)	costs incurred in connection with the preparation for, in anticipation of and as part of the execution of a Listing shall be treated as Acquisition Costs for the purposes of this Agreement; and

(iv)	this Agreement will be reviewed in good faith by counsel to the Company in the relevant jurisdiction of the Listing and the Lenders shall consider in good faith all amendments proposed by the Company to ensure that it is consistent with compliance with the obligations incumbent on a listed company in such jurisdiction and, in particular, any obligation or undertaking under the Finance Documents which would not comply with applicable law, regulation or stock exchange requirements following the Listing shall cease to apply.

(b)	For the purposes of this Clause 27.26, the Release Condition means satisfaction of either of the following conditions:

(i)	a Listing has occurred which does not constitute a Change of Control and the Consolidated Net Leverage Ratio for the Relevant Period ending on the most recent Quarter Date for which a Compliance Certificate has been delivered to the Agent (adjusted as if the proceeds of that Listing that have been or will be applied in prepayment of the Facilities had been applied in prepayment of the Facilities on the last day of that Relevant Period) is equal to or less than 4.00:1.00 (the Qualifying IPO Condition); or

(ii)	the long-term corporate credit rating of the Parent or the Group is equal to or better than Baa3 according to Moody’s Investor Services Limited or BBB- according to Standard & Poor’s Rating Services (the Ratings Condition).

27.27	Junior Debt Payments

The Parent shall not (and shall ensure that no member of the Group will) repay, prepay, purchase, defease, redeem or repurchase or otherwise retire for value or make any payment in respect of any Permitted Alternative Debt that is included in the definition of Second Lien Lender Liabilities or Second Lien Notes Liabilities (as each such term is defined in the Intercreditor Agreement) or Topco Group Liabilities or is otherwise subordinated to the Facilities under the terms of the Intercreditor Agreement (a Junior Debt Payment) other than any repayment, prepayment, purchase, defeasance, redemption, repurchase, retirement for value or payment which is a Permitted Junior Debt Payment, a Permitted Payment or which is otherwise permitted or not prohibited by the Intercreditor Agreement.

27.28	Unrestricted Subsidiaries

Notwithstanding anything to the contrary in the Finance Documents:

(a)	no Unrestricted Subsidiary shall be a member of the Group and consequently no Unrestricted Subsidiary shall be entitled to benefit from any basket or exception in the Finance Documents relating to transactions between members of the Group or be subject to the mandatory prepayment, representations and warranties, affirmative and negative covenants, financial covenant, Events of Default or other provisions of this Agreement or the other Finance Documents and the disposal of Investments in Unrestricted Subsidiaries shall not be restricted pursuant to this Agreement or any other Finance Document; and

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(b)	following the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, in addition and without prejudice to the other baskets and exceptions in the Finance Documents relating to transactions with persons that are not members of the Group, members of the Group shall be permitted to make any Investment in any Unrestricted Subsidiary provided that:

(i)	the maximum aggregate outstanding principal amount invested pursuant to this sub-paragraph (b) shall not at any time exceed the Unrestricted Subsidiary Investment Basket or shall otherwise constitute a Permitted Transaction;

(ii)	for the purpose of this paragraph, Investment shall include any acquisition of an ownership interest in, transfer of assets or loan to or grant of a guarantee or security in respect of obligations of, an Unrestricted Subsidiary, in each case without double counting, but, for the avoidance of doubt, shall not include transactions entered into or made on arm’s length terms in the ordinary course of business and shall exclude capitalised interest; and

(iii)	any reference to an “Investment” in this paragraph (b) shall be a reference to that Investment as renewed, extended or otherwise replaced from time to time, however any increase in that Investment must be otherwise permitted under this paragraph (b) or another provision of the Finance Documents;

(c)	in the event that a person ceases to be an Unrestricted Subsidiary:

(i)	any amounts which would prior to such cessation have utilised any capacity under the Unrestricted Subsidiary Investment Basket as a result of such person being an Unrestricted Subsidiary shall be ignored for such purpose; and

(ii)	any Investment made by (or other transaction or arrangement, including the incurrence of Financial Indebtedness and the granting of guarantees and security, entered into by or subsisting in connection with) an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary ceases to be an Unrestricted Subsidiary shall notwithstanding any other provision of this Agreement be permitted under the provisions of this Agreement so long as the relevant Investment, transaction or arrangement was not made or entered into in contemplation of the designation of such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary and becoming a member of the Group.

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27.29	Treasury Transactions

No Obligor shall (and shall ensure that no member of the Group will) enter into any Treasury Transaction, other than a Treasury Transaction:

(a)	which is for the purpose of hedging interest rate risks, cross currency risks or other risks in relation to the Facilities, any Ancillary Facility or Fronted Ancillary Facility, any Additional Facility, any Permitted Acquired Indebtedness, any Refinancing Debt, any Permitted Alternative Debt or any other Permitted Financial Indebtedness;

(b)	which is a spot or forward delivery foreign exchange contract entered into in the ordinary course of business;

(c)	which is not for speculative purposes; or

(d)	to which the Majority Lenders have given their consent.

27.30	Corporate rating

The Parent shall, for so long as such ratings continue to be generally available to the Group, use reasonable endeavours to obtain and maintain a corporate credit rating and a rating in respect of Facility B from at least two of two of Moody’s Investors Service Limited, Standard & Poor’s Rating Services and Fitch Ratings Limited provided that there shall be no obligation to obtain or maintain any specific rating and a failure to obtain or maintain a rating shall not be a Default or an Event of Default.

27.31	Condition Subsequent

(a)	Within 10 Business Days after the Closing Date, the Company shall, subject to the Agreed Security Principles (but for these purposes without regard to any of the Agreed Security Principles that has the effect of limiting security to share security over Obligors or wholly-owned Subsidiaries) effect share security over the Target Shares held by it by ensuring that all and any book-entries representing such Target Shares are registered in its book-entry account covered by the Transaction Security.

(b)	The Company shall use commercially reasonable endeavours to procure that reliance on the Tax Structure Memorandum is given to the Mandated Lead Arrangers (or the Agent on behalf of the relevant Lenders) within 30 Business Days of the Closing Date.

(c)	The Company shall use commercially reasonable endeavours to procure the prepayment, redemption, discharge or defeasance (including by way of a Target Indebtedness Escrow Arrangement) of the Specified Target Indebtedness as soon as reasonably practicable after the date on which the Target is delisted from the NASDAQ Helsinki.

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27.32	Specified Target Indebtedness

Other than to make payments in respect of the relevant Specified Target Indebtedness to which the relevant Target Indebtedness Escrow Arrangement relates, the Company shall not (and shall ensure that no member of the Group will) withdraw funds from a Target Indebtedness Escrow Arrangement until the date on which the relevant Specified Target Indebtedness to which that Target Indebtedness Escrow Arrangement relates has been fully discharged.

27.33	Offer Undertakings

(a)	Subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, the Company will provide to the Agent such information as it reasonably requests regarding the status and progress of the Acquisition, including the current level of acceptances for any Offer. The Agent may share such information with the Mandated Lead Arrangers, but neither the Agent nor the Mandated Lead Arrangers may share such information with any other person, including any actual or potential Lender, without the Company’s prior consent.

(b)	Unless otherwise agreed by all of the Mandated Lead Arrangers, the Company shall not reduce the Minimum Acceptance Threshold.

(c)	The Company may only increase the price per Target Share under the Offer or any Subsequent Offer (by reference to the price specified in the Combination Agreement) if the increased consideration for the Target Shares is funded by equity in and/or Shareholder Loans advanced to the Parent.

(d)	The Company shall comply in all material respects with the Acquisition Documents and all relevant authorisations, laws and regulations to which it is subject and the rules and regulations of all competent regulatory authorities with jurisdiction over the Acquisition unless failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)	The Company shall not, following the Closing Date, agree to any amendments or modifications to the Combination Agreement which would materially and adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents without the prior consent of the Majority Lenders.

(f)	The Company shall procure (except to the extent prevented by law, regulation, any regulatory authority, a court or the rules or requirements of the NASDAQ Helsinki) that the Target is delisted from the NASDAQ Helsinki within 25 Business Days of the Control Date.

(g)	The Company shall not make any public statement which would be materially prejudicial to the interests of the Lenders and refers to the Finance Documents and the financing of the Offer without the consent of the Majority Lenders (not to be unreasonably withheld or delayed) unless required to do so by law, regulation or any regulatory authority or stock exchange or by the Acquisition Documents.

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(h)	Subject to applicable law, applicable regulation (including the Helsinki Takeover Code that entered into force on January 1, 2014), the requirements and directions of any regulator and the rules, regulations and/or requirements of any stock exchange, the Company will use its reasonable endeavours to initiate the Squeeze-Out Procedure as soon as reasonably practicable after the Closing Date.

27.34	Control Date

(a)	Notwithstanding any other term of, or anything to the contrary in, any Finance Document (but subject to paragraph (b) below), unless otherwise elected by the Parent, prior to the Control Date none of the restrictions or other obligations in the Finance Documents shall apply to any member of the Target Group (including this Clause 27 and any obligation to procure or ensure acts or omissions by, or circumstances in relation to, the Target Group). For the avoidance of doubt and notwithstanding anything to the contrary in Clause 28 (Events of Default), prior to the Control Date no procurement obligation or any other matter or circumstance relating to the Target Group or any member of the Target Group shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

(b)	Between the Closing Date and the Control Date, to extent any undertaking in the Finance Documents are expressed to apply to any member of the Target Group (including this Clause 27 and any obligation to procure or ensure acts or omissions by, or circumstances in relation to, the Target Group), the Company shall use commercially reasonable endeavours to procure compliance by members of the Target Group with such undertakings to the extent it can do so by the exercising its voting rights with respect to the shares it holds in the Target provided that this paragraph (b) shall be subject to the applicable limitations and restrictions on the influence that the Company may have as a shareholder in the Target (including under Finnish law and any applicable regulation) including (but not limited to):

(i)	the rights and interests of minority shareholders of the Target; and

(ii)	the corporate governance rules applicable to the Target Group,

provided further that, for the avoidance of doubt, this paragraph (b) shall not be construed so as to:

(A)	require the Parent, the Company or any of their Affiliates or connected parties to purchase any Target Shares or otherwise make any expenditure or incur any liabilities;

(B)	oblige the Company to appoint board members (or change board members) that will act in compliance with the covenants created under this Agreement;

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(C)	require the Company to issue instructions to the board or require special agenda items at any general meeting of any member of the Target Group;

(D)	call or otherwise require a general meeting of any member of the Target Group; or

(E)	restrict any decision or other actions taken by any person on the board (or equivalent body) of any member of the Target Group in such capacity, irrespective of any affiliation to the Company

(c)	In circumstances where there is any doubt as to whether an act or omission is possible in light of any limitations or restrictions on the influence the Company may have as a shareholder in the Target (including under Finnish law), neither the Parent nor the Company shall have any obligation as regards the relevant act or omission.

27.35	Federal Reserve Regulations

Each Borrower will use the Facilities without violating the Margin Regulations.

27.36	Compliance with US Regulations

No Obligor shall become an “investment company” as defined in the 1940 Act.

27.37	Use of proceeds in Switzerland

No proceeds borrowed under a Facility shall be used (and no Obligor shall (and the Parent shall procure that no member of the Group will) use such proceeds) in a manner which would constitute a "use of proceeds in Switzerland" as interpreted by the Swiss tax authorities for the purposes of Swiss Withholding Tax qualifying as a Swiss financing for Swiss Withholding Tax purposes.

28.	Events of Default

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.15 (Acceleration), Clause 28.16 (Clean-Up Period) and Clause 28.17 (Excluded Matters)) shall constitute an Event of Default.

28.1	Payment Default

An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal and interest, such non-payment is made within 3 (three) Business Days of its due date; or

(b)	in the case of any other amount, payment is made within 5 (five) Business Days of its due date.

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28.2	Financial covenant

(a)	In relation to the Original Revolving Facility and any Springing Covenant Revolving Facility only, the Company fails to comply with its obligations under Clause 26.2 (Financial Condition) and the noncompliance is not cured pursuant to the provisions of Clause 26.4 (Equity Cure Rights) or deemed cured pursuant to the provisions of paragraph (b) below provided that, notwithstanding any other term of the Finance Documents:

(i)	none of the requirements of Clause 26.2 (Financial Condition) shall be required to be satisfied for any purpose unless the Test Condition is met at 5pm on any relevant Test Date; and

(ii)	subject to paragraph (c) of Clause 28.6 (Cross-Acceleration) in relation to Facility B and any other Additional Facility, failure by the Company to comply with any of its obligations under Clause 26.2 (Financial Condition) shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

(b)	If the financial covenant set out in Clause 26.2 (Financial Condition) has been breached and no notice of acceleration has been served in accordance with paragraph (b)(ii) of Clause 26.14 (Acceleration), but (i) the financial covenant is complied with when tested on the next Test Date (the Relevant Period ending on such Test Date being the Second Period); or (ii) the Test Condition at any time ceases to be met, then the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless a Declared Default or a Revolving Facility Declared Default has arisen before: (x) delivery of the Compliance Certificate in respect of the Second Period; or (y) the date on which the Test Condition ceased to be met, as applicable.

28.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Payment Default), Clause 28.2 (Financial covenant) or Clause 27.30 (Corporate rating)).

(b)	No Event of Default will occur under paragraph (a) above if such failure to comply is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of (i) the Company becoming aware of the failure to comply and (ii) the giving of written notice by the Agent in respect of such failure.

28.4	Misrepresentation

(a)	Any representation, warranty or written statement made or deemed to be made by any Obligor in any of the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any of the Finance Documents is or proves to be incorrect or misleading in any material respect (or, where such representation is already qualified by materiality, in any respect) when made or deemed to be made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing.

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(b)	No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation, if capable of remedy, are remedied within 20 (twenty) Business Days of the earlier of (i) the Company becoming aware of such misrepresentation and (ii) the giving of written notice by the Agent in respect of such misrepresentation.

28.5	Invalidity, Unlawfulness and Repudiation

(a)	Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable for any reason or shall be repudiated or the validity or enforceability of any material provision of any Finance Document shall at any time be contested by any Obligor and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and (save in the case of repudiation or contesting validity or enforceability) the circumstances giving rise to such invalidity or unenforceability is either not capable of remedy or, if capable of remedy, the relevant member(s) of the Group fail to actively pursue such remedy or such circumstances are in any event not remedied within 20 Business Days of such circumstances arising.

(b)	At any time it is or becomes unlawful for any Obligor or any other member of the Group in a Relevant Jurisdiction to perform any of its material obligations under any of the Finance Documents or any Transaction Security created or expressed to be created by the Transaction Security Documents ceases to be effective and this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and, if capable of remedy, such circumstances are not remedied within 20 Business Days of such circumstances arising.

(c)	Any obligation or obligations of any Obligor or any other member of the Group under any Finance Document is or are not or cease to be (subject to the Legal Reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents and if capable of remedy, the relevant member(s) of the Group fail to actively pursue such remedy or such circumstances are in any event not remedied within 20 Business Days of such circumstances arising.

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28.6	Cross-Acceleration

(a)	Any Financial Indebtedness of any Material Subsidiary is not paid when due (after the expiry of any originally applicable grace period).

(b)	Any Financial Indebtedness of any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity or is placed upon demand, in each case, as a result of an event of default (however described).

(c)	In relation to Facility B and any Additional Facility (if any) which does not have the benefit of the financial covenant set out in Clause 26.2 (Financial Condition) only, a Revolving Facility Declared Default is continuing.

(d)	No Event of Default will occur under this Clause 28.6 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above does not exceed €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA.

(e)	No Event of Default will occur under this Clause 28.6 in respect of the circumstances within paragraphs (a) and (b) above if: (A) the relevant Financial Indebtedness is Financial Indebtedness under the Specified Target Indebtedness; or (B) the relevant event of default or other event of circumstance occurs directly or indirectly as a consequence of a default (however described) under or in respect of any Specified Target Indebtedness, provided that, with effect from the date that is two (2) months after the Closing Date, an Event of Default will occur under this Clause 28.6 in respect of such circumstances if the relevant Financial Indebtedness in aggregate exceeds €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA and is not repaid (or has otherwise ceased to be due and payable) within 20 Business Days of the Company becoming aware of the relevant circumstance.

(f)	No Financial Indebtedness:

(i)	owed by one member of the Group to another member of the Group;

(ii)	owed under any Subordinated Indebtedness;

(iii)	covered (or the extent supported) by a Letter of Credit, bank guarantee, letter of credit or other similar instrument issued under an Ancillary Facility or a Fronted Ancillary Facility or otherwise pursuant to a Finance Document; or

(iv)	which has ceased to be due and payable or on demand or in respect of which the relevant creditor is no longer entitled to declare it due and payable,

will be taken into account when calculating whether an Event of Default has occurred under paragraphs (a), (b) or (c) above.

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28.7	Insolvency

(a)	An Obligor or a Material Subsidiary (each a Relevant Entity):

(i)	is unable or admits in writing its inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets); or

(ii)	ceases or suspends making payment on any of its debts or publicly announces an intention to do so.

(b)	A moratorium is declared in respect of the Financial Indebtedness of any Relevant Entity.

28.8	Insolvency Proceedings

(a)	Any formal corporate action or legal proceeding is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Relevant Entity;

(ii)	a composition, compromise, assignment or arrangement with any class of creditors generally (other than any Finance Party or anyone else party to the Intercreditor Agreement as a Secured Creditor) of any Relevant Entity for reasons of financial difficulty on the part of any Relevant Entity;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of, or all or any material part of the business or material assets of, any Relevant Entity having an aggregate value in excess of €48,000,000 or, if higher, an amount equal to 15 per cent. of LTM EBITDA;

(iv)	the enforcement of any Security over all or any part of the business or assets of any Relevant Entity having an aggregate value in excess of €48,000,000 or, if higher, an amount equal to 15 per cent. of LTM EBITDA; or

(v)	any analogous procedure or step taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings or actions which are:

(A)	controverted within 30 (thirty) days; or

(B)	discharged, stayed, dismissed or otherwise remedied within 60 (sixty) days,

of the Relevant Entity becoming aware of those proceedings or actions; or

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Lenders) will be withdrawn before it is heard or will be unsuccessful;

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(iii)	any step or procedure contemplated in relation to a merger that is permitted under Clause 27.8 (Mergers) or any Permitted Transaction;

(iv)	any step or other matter set out in or contemplated by the Tax Structure Memorandum or arising in connection with a Permitted Reorganisation; or

(v)	any US Obligor.

28.9	US Insolvency Proceedings

(a)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of any US Obligor, or of a substantial part of the property or assets of any US Obligor, under US Bankruptcy Law;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any US Obligor or for a substantial part of the property or assets of any US Obligor, in each case, having an aggregate value in excess of €48,000,000 or, if higher, an amount equal to 15 per cent. of LTM EBITDA; or

(iii)	the winding-up or liquidation of any US Obligor,

and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(b)	Any US Obligor shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (a) above;

(iii)	consent to the entry of an order for relief against it in an involuntary case under US Bankruptcy Law;

(iv)	make a general assignment for the benefit of its creditors;

(v)	apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any US Obligor or for a substantial part of the property or assets of any US Obligor, in each case, having an aggregate value in excess of €48,000,000 or, if higher, an amount equal to 15 per cent. of LTM EBITDA; or

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(vi)	take any comparable action to that described in sub-paragraphs (i) to (v) (inclusive) of this paragraph (b) under any foreign laws relating to insolvency.

28.10	Attachment or process

A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against assets of, any Obligor or Material Subsidiary in any Relevant Jurisdiction in which the Group conducts a material part of its principal business and has material assets, in each case, where the relevant event or circumstance:

(a)	is in respect of assets with an aggregate value in excess of €48,000,000 or, if higher, an amount equal to 15 per cent of LTM EBITDA; and

(b)	is not discharged, stayed, dismissed or otherwise remedied within 20 (twenty) Business Days of the Board of Directors of the Company receiving written notice from the Agent of the relevant matter and that it constitutes an Event of Default.

28.11	Expropriation

The authority or ability of any Obligor or Material Subsidiary to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by any governmental, regulatory or other authority in each case to an extent which would have a Material Adverse Effect.

28.12	Similar events elsewhere

There occurs in relation to any Relevant Entity or any of their respective material assets in any other applicable jurisdiction in which any Relevant Entity is incorporated or carries on business or the Group conducts a material part of its principal business or has material assets in, or to the jurisdiction of whose courts it or any of its assets is subject, any event which corresponds in that jurisdiction with any of those mentioned in Clauses 28.7 (Insolvency) to 28.8 (Insolvency Proceedings) (each inclusive) (in each case subject to equivalent qualifications, materiality and exceptions) set out therein.

28.13	Litigation

Any litigation, arbitration, or administrative or regulatory proceeding is commenced by or against a Relevant Entity or any of its assets which is reasonably likely to be adversely determined against that Relevant Entity and which would, if adversely determined, have a Material Adverse Effect.

28.14	Intercreditor Agreement

(a)	Any member of the Group or any other Subordinated Creditor (as defined in the Intercreditor Agreement) fails to comply in any material respect with the provisions of, or does not perform its material obligations under, the Intercreditor Agreement.

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(b)	No Event of Default will occur under paragraph (a) above if such failure is capable of remedy, and is remedied within 20 (twenty) Business Days from the earlier of (i) the Company becoming aware of the failure to comply and (ii) the giving of written notice by the Agent in respect of such failure.

28.15	Acceleration

(a)	Subject to Clause 4.5 (Utilisations during the Certain Funds Period), Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), Clause 27.34 (Control Date) and Clause 28.16 (Clean-Up Period), at any time after the occurrence of an Event of Default which is continuing (other than an Event of Default which is continuing under Clause 28.2 (Financial covenant) unless such Event of Default has given rise to an Event of Default under paragraph (c) of Clause 28.6 (Cross-Acceleration)), the Agent may, but only if so directed by the Majority Lenders, by written notice to the Company (but, in respect of any French Obligor, subject to the mandatory provisions of articles L. 620-1 to L. 670-8 of the French Commercial Code):

(i)	terminate all or part of the availability of the Facilities and cancel the relevant Commitments whereupon the relevant part of the Facilities shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement (and no further Letters of Credit may be requested under this Agreement) in respect of the part of the Commitments so cancelled;

(ii)	declare all or part of the Utilisations, together with accrued interest thereon and any other sum then payable under any of the Finance Documents to be immediately due and payable whereupon such amounts shall become so due and payable;

(iii)	declare all or part of the Utilisations to be payable on demand whereupon the same shall become payable on demand;

(iv)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable;

(v)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit is payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

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(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities or Fronted Ancillary Facilities be immediately due and payable, at which time they shall become immediately due and payable;

(vii)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities or Fronted Ancillary Facilities be payable on demand, at which time they shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	Subject to Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), Clause 27.34 (Control Date) and Clause 28.16 (Clean-Up Period), at any time after the occurrence of an Event of Default which is continuing under Clause 28.2 (Financial covenant), the Agent may, but only if so directed by the Majority Revolving Facility Lenders, by written notice to the Company (but, in respect of any French Obligor, subject to the mandatory provisions of articles L. 620-1 to L. 670-8 of the French Commercial Code):

(i)	terminate all or part of the availability of the Original Revolving Facility and any Springing Covenant Revolving Facility and cancel the relevant Revolving Facility Commitments in respect of the Original Revolving Facility and any Springing Covenant Revolving Facility whereupon the relevant part of the Original Revolving Facility and any Springing Covenant Revolving Facility shall cease to be available for utilisation, the relevant part of the undrawn portion of the Revolving Facility Commitments of each of the Revolving Facility Lenders in respect of the Original Revolving Facility and any Springing Covenant Revolving Facility shall be cancelled and no Revolving Facility Lender shall be under any further obligation to make Revolving Facility Utilisations under the Original Revolving Facility and any Springing Covenant Revolving Facility (and no further Letters of Credit may be requested under the Original Revolving Facility or any Springing Covenant Revolving Facility) in respect of the part of the Commitments so cancelled;

(ii)	declare all or part of the Revolving Facility Utilisations under the Original Revolving Facility and any Springing Covenant Revolving Facility, together with accrued interest thereon and any other sum then payable under any of the Finance Documents in respect of the Original Revolving Facility and any Springing Covenant Revolving Facility to be immediately due and payable whereupon such amounts shall become so due and payable;

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(iii)	declare all or part of the Revolving Facility Utilisations under the Original Revolving Facility and any Springing Covenant Revolving Facility to be payable on demand whereupon the same shall become payable on demand;

(iv)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit under the Original Revolving Facility and any Springing Covenant Revolving Facility is immediately due and payable, at which time it shall become immediately due and payable;

(v)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit under the Original Revolving Facility and any Springing Covenant Revolving Facility is payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities or Fronted Ancillary Facilities in each case under the Original Revolving Facility and any Springing Covenant Revolving Facility be immediately due and payable, at which time they shall become immediately due and payable; and/or

(vii)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities or Fronted Ancillary Facilities in each case under the Original Revolving Facility and any Springing Covenant Revolving Facility be payable on demand, at which time they shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders.

(c)	If an Event of Default under Clause 28.7 (Insolvency), Clause 28.8 (Insolvency Proceedings) or Clause 28.9 (US Insolvency Proceedings) shall occur by reason of commencement of a proceeding under the US Bankruptcy Code in respect of a Borrower and/or a US Obligor (an Automatic Acceleration Event), then without notice to such Borrower, any such US Obligor or any other person or any other act by the Agent or any other person the Total Commitments shall automatically terminate and the principal of the Loans to such Borrower or such US Obligor, together with all accrued interest thereon, cash cover in respect of each Letter of Credit issued for the account of such Borrower or such US Obligor and all other amounts by such Borrower or such US Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

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28.16	Clean-Up Period

(a)	Notwithstanding any other term of the Finance Documents, for the period from the date of this Agreement until the date which falls one hundred and eighty (180) days after the Control Date (the Clean-Up Period), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the Target Group or any member of the Target Group, if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertakings, Default or Event of Default:

(i)	are capable of being remedied;

(ii)	would not have a Material Adverse Effect; and

(iii)	were not procured by the Board of Directors (or equivalent body) of the Parent or the Company after the Closing Date (provided that it had actual knowledge thereof and provided that knowledge of the relevant breach does not equate to procurement or approval), and provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(b)	Notwithstanding any other term of the Finance Documents, for the period from the date of an acquisition permitted under this Agreement (the Approved Acquisition) until the date which falls one hundred and twenty (120) days after the date of such Approved Acquisition (the Acquisition Clean-Up Period), any breach of a representation or warranty, breach of an undertaking, Default or Event of Default, will be deemed not to be a breach of representation or warranty, a breach of undertaking, a Default or an Event of Default (as the case may be) if it would have been (if it were not for this provision) a breach of representation or warranty, a breach of undertaking, a Default and/or an Event of Default by reason of any matter or circumstance relating to the entity or business subject of the Approved Acquisition if and for so long as the circumstances giving rise to the relevant breach of representation or warranty or breach of undertaking, Default or Event of Default:

(i)	are capable of being remedied;

(ii)	would not have a Material Adverse Effect; and

(iii)	were not procured by the Group (excluding the relevant target group) after the completion date of the Approved Acquisition (provided that it had actual knowledge thereof and provided that knowledge of the relevant breach does not equate to procurement or approval),

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and provided that if the relevant circumstances are continuing at the end of the Acquisition Clean-Up Period there shall be a breach of representation, breach of undertaking, Default and/or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(c)	The Parent, each Mandated Lead Arranger and each Lender will negotiate in good faith any amendments or variations to the Finance Documents to the extent reasonably requested prior to the end of the Clean-Up Period for the anticipated operational requirements and flexibility of the Group in respect of any representation, undertaking (including the financial reporting undertakings), Defaults and/or Events of Default, baskets and thresholds and any other terms and conditions of the Finance Documents.

28.17	Excluded Matters

(a)	Notwithstanding any other term of the Finance Documents:

(i)	none of the steps, transactions, reorganisations or events set out in or contemplated by the Tax Structure Memorandum (or the actions or intermediate steps necessary to implement any of those steps, actions or events);

(ii)	no Permitted Transaction;

(iii)	other than in the case of a payment default under an Ancillary Document constituting an Event of Default under Clause 28.1 (Payment Default), no breach of any representation, warranty, undertaking or other term of (or default or event of default under) a Hedging Agreement or an Ancillary Document; and

(iv)	no circumstance contemplated by Clause 27.34 (Control Date),

shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

(b)	No breach of any representation, warranty, mandatory prepayment obligation, undertaking or other term in any Finance Documents and no Default or Event of Default shall occur (or be deemed to have occurred) under any of the Finance Documents in connection with any indebtedness of the Target Group outstanding as at the Closing Date (including in connection with any breach, default or event of default occurring under or in respect of the terms of any such indebtedness of the Target Group) provided that after the Specified Target Indebtedness Longstop Date any such indebtedness that is Specified Target Indebtedness is subject to a Target Indebtedness Escrow Arrangement.

29.	Changes to the Lenders

29.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 29 or the other provisions of this Agreement.

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29.2	Assignments and Transfers by Lenders

Subject to this Clause 29 and to Clause 30 (Restriction on Debt Purchase Transactions), any Lender (an Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer (including by way of novation or assignment and assumption) any of its rights and obligations; or

(c)	enter into a sub-participation,

under or in respect of any Finance Document to or with:

(i)	another bank or financial institution or to any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Company,

(each a New Lender).

29.3	Conditions of assignment or transfer

(a)	On or prior to the last day of the Certain Funds Period the prior written consent of the Company (in its sole discretion) is required for any assignment, transfer or sub-participation in respect of any of the Facilities (other than an assignment, transfer or sub-participation to an Affiliate or Related Fund of an Original Lender).

(b)	After the last day of the Certain Funds Period:

(i)	the prior written consent of the Company (not to be unreasonably withheld or delayed and which will be deemed given if not expressly refused within 10 Business Days) is required for any assignment, transfer or sub-participation of Facility B unless such assignment, transfer, or sub-participation is:

(A)	to an Affiliate or Related Fund of the relevant Existing Lender or to another Lender or an Affiliate or Related Fund of another Lender;

(B)	to an entity included on the Approved List; or

(C)	made at a time when an Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) is continuing;

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(ii)	the prior written consent of the Company (in its sole discretion) is required for any assignment, transfer or sub-participation of a Revolving Facility or any Available Commitment under any other Facility unless such assignment, transfer, or sub-participation is:

(A)	to an Affiliate of the relevant Existing Lender or to another Revolving Facility Lender or an Affiliate of a Revolving Facility Lender;

(B)	to an entity included on the Approved List as an approved Revolving Facility Lender; or

(C)	made at a time when an Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) is continuing,

provided that:

(I)	in the case of an assignment, transfer or sub-participation to an assignee, transferee or sub-participant under sub-paragraphs (b)(ii)(A) and (b)(ii)(B) and in respect of any Available Commitment under any other Facility:

(aa)	the assignee, transferee or sub-participant has a long term credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd;

(bb)	if the assignee, transferee or sub participant is an Affiliate of an Existing Lender, that assignee, transferee or sub participant is of similar or better creditworthiness to that of the Existing Lender (provided that this sub-paragraph (bb) shall not apply in respect of an Affiliate of an Existing Lender which itself became a Lender in reliance on sub-paragraph (cc) below); or

(cc)	if the assignee, transferee or sub participant is an Affiliate of an Existing Lender, the Existing Lender remains responsible for the performance by its Affiliate of all of its obligations under the relevant Facility;

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(II)	in all cases no assignment, transfer or sub-participation shall be made to any of the following persons unless the prior written consent of the Company (in its sole discretion) is obtained:

(aa)	an Industry Competitor;

(bb)	a Loan to Own/Distressed/Equity Investor (unless an Event of Default under Clauses 28.1 (Payment Default), 28.7 (Insolvency) or 28.8 (Insolvency Proceedings) is continuing);

(cc)	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender; or

(dd)	any person incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction;

(III)	if the assignment, transfer or sub-participation is in respect of an Additional Facility, the restrictions (if any) specified in the relevant Additional Facility Notice establishing such Additional Facility Commitments are complied with; and

(IV)	if the transfer, assignment or sub-participation is in respect of a Replacement Facility, the restrictions (if any) specified in the relevant Refinancing Amendment establishing such Replacement Facility are complied with.

(c)	Notwithstanding anything to the contrary in this Clause 29.3:

(i)	Barclays Bank PLC may transfer and/or assign its rights and obligations under the Finance Documents to Barclays Bank Ireland PLC;

(ii)	Citibank N.A. Jersey Branch may transfer and/or assign its rights and obligations under the Finance Documents to Citibank N.A. and/or Citibank Europe plc; and

(iii)	Morgan Stanley Bank International Limited may transfer and/or assign its rights and obligations in respect of its Original Revolving Facility Commitment under the Finance Documents to Morgan Stanley Bank AG or Morgan Stanley & Co. International plc,

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(in each case, the relevant assignor or transferor being a Permitted Underwriter Transferor and the relevant assignee or transferee being a Permitted Underwriter Transferee) provided that:

(A)	in the case of the Permitted Underwriter Transferee referred to in paragraphs (i) and (ii) above, at the relevant time, the Permitted Underwriter Transferee is a regulated deposit taking financial institution with a long term corporate credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s Investors Services Limited, Standard and Poor’s Ratings Services or Fitch Ratings Ltd; and

(B)	in each case, the Permitted Underwriter Transferee shall assume and acquire the same rights and obligations against the other parties to this Agreement as if that Permitted Underwriter Transferee were an original party to this Agreement and, where applicable, paragraph (p) below or any other provision of the Finance Documents obliging the Permitted Underwriter Transferor to remain responsible for the performance of the obligations of the relevant Permitted Underwriter Transferee under the Finance Documents shall not apply in the context of such transfer.

(d)	The Company and the Agent may, each acting reasonably, by agreement amend or revise the Approved List from time to time. In addition to the foregoing, the Company may unilaterally remove up to five (5) names from the Approved List in each Financial Year by notice to the Agent with immediate effect, but there shall be no ability to remove existing Lenders or their Affiliates or Related Funds from the Approved List. Lenders shall be entitled to propose replacement names (through the Agent) which the Company agrees to consider in good faith.

(e)	Any assignment or transfer, and any sub-participation referred to in paragraphs (a) or (b) above, and the identity of the proposed New Lender (or, as the case may be, sub-participant) shall be notified separately to the Company:

(i)	if consent is required in respect of the assignment, transfer or sub-participation pursuant to this Clause 29.3, by the Existing Lender as part of such consent request; and

(ii)	by the Agent promptly upon completion,

and, for the avoidance of doubt in respect of paragraph (b) above, withholding consent where required shall not be unreasonable if information requested by the Company (acting reasonably) in respect of any proposed assignment, transfer or sub-participation and/or proposed New Lender (or, as the case may be, sub-participant) has not been made available to the Company.

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(f)	An assignment or transfer of part of a Lender’s Commitments shall, unless such assignment or transfer is of all of that Lender’s remaining Commitments in that Facility or is to an Affiliate or Related Fund of that Lender, be a minimum amount of:

(i)	(in each case, when aggregated with its Affiliates’ and Related Funds’ Facility B Commitments or such Additional Facility Commitments in respect of the relevant Additional Facility denominated in euro) in the case of Facility B Commitments and, unless set out to the contrary in the relevant Additional Facility Notice, any Additional Facility denominated in euro, €1,000,000 and must be in an amount such that the Lender’s remaining Facility B Commitments or such Additional Facility Commitments denominated in euro (as applicable) is in a minimum amount of €1,000,000;

(ii)	in the case of Original Revolving Facility Commitments, and unless set out to the contrary in the relevant Additional Facility Notice, any Additional Revolving Facility denominated in euro, €1,000,000 and must be in an amount such that the Lender’s remaining Original Revolving Facility Commitments or such Additional Revolving Facility Commitments denominated in euro as applicable (when aggregated with its Affiliates’ and Related Funds’ Original Revolving Facility Commitments or such Additional Revolving Facility Commitments in respect of the relevant Additional Revolving Facility denominated in euro (as applicable)) is in a minimum amount of €1,000,000; and

(iii)	(in each case, when aggregated with its Affiliates’ and Related Funds’ Additional Facility Commitments) in the case of any other Facility, such minimum amount (and integral multiple, if any) set out in the relevant Additional Facility Notice and must be in an amount such that the Base Currency Amount of that Lender’s remaining Additional Facility Commitments is in any minimum amount set out in the relevant Additional Facility Notice.

(g)	An assignment or transfer under Clause 29 (Changes to the Lenders) will only be effective upon:

(i)	receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties as it would have been under had it been an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

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(h)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement if the procedure set out in Clause 29.7 (Procedure for transfers) is complied with.

(i)	Any assignment or transfer under a Revolving Facility must result in an assignment or transfer of a rateable amount of a Lender’s participation in Utilisations and Available Commitments thereunder.

(j)	The consent of the Issuing Bank is required for an assignment or transfer of any Lender’s rights or obligations under the Revolving Facility in respect of which it is the Issuing Bank.

(k)	The Company and each other Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(l)	If:

(i)	a Lender assigns, sub-participates transfers, novates, creates a trust over or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, sub-participation, transfer, novation, trust or other change occurs, the Company or another Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Taxes) or Clause 19 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, sub-participation, transfer, novation, trust or other change had not occurred.

(m)	Notwithstanding the terms of any other Finance Document, but subject to Clause 18.6 (Stamp taxes), the Parent and each other Obligor shall not bear or otherwise be liable for any stamp or transfer taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment, sub-participation, transfer, novation, trust or other change.

(n)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

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(o)	If any assignment, transfer or sub-participation occurs in breach of the provisions of this Clause 29 the intended New Lender (or, as the case may be, sub-participant) shall not be entitled to any information under the Finance Documents or to vote on any matter relating to the Finance Documents.

(p)	Notwithstanding the other terms of this Agreement, if an Original Lender (or a New Lender to whom an Original Lender has transferred a Commitment or any subsequent transferee) transfers any or all of its Commitments to a New Lender (including an Affiliate or Related Fund) on or prior to the last day of the Certain Funds Period (the Pre-Closing Transferred Commitments):

(i)	for the duration of the Certain Funds Period, that Original Lender shall retain exclusive control over all rights and obligations in relation to such Pre-Closing Transferred Commitments, including all rights in relation to waivers, consents, modifications and amendments and confirmations (notwithstanding the transfer of such Pre-Closing Transferred Commitments); and

(ii)	if:

(A)	such New Lender (or any subsequent transferee) is obliged to comply with Clause 5.4 (Prefunding) and/or Clause 5.5 (Lenders’ participation) pursuant to Clause 4.5 (Utilisations during the Certain Funds Period) in relation to a Utilisation requested by the Company in a Utilisation Request; and

(B)	such New Lender (or any subsequent transferee) has failed to make its participation in such Utilisation available on the Utilisation Date specified in such Utilisation Request (or has confirmed that it will not do so), such Original Lender shall remain obligated to fund and, subject to Clause 4.5 (Utilisations during the Certain Funds Period), will fund the Pre-Closing Transferred Commitments in respect of that Utilisation on the Utilisation Date specified in such Utilisation Request (or, if Clause 5.4 (Prefunding) applies, on the Business Day prior to such Utilisation Date) in accordance with Clause 5.4 (Prefunding) and/or Clause 5.5 (Lenders’ participation) as if it remained the Lender in respect of such Pre-Closing Transferred Commitments.

(q)	Notwithstanding anything to the contrary, there shall be no restriction on sub-participations provided that the relevant existing Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant sub-participation agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

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(r)	Notwithstanding any other term of this Agreement, a transfer or assignment under this Clause 29 may only be made to a person who is:

(i)	until the publication of an interpretation of “public” as referred to in the CRR by the competent authority or authorities, an entity which:

(A)	assumes rights and/or obligations vis-a-vis a Borrower incorporated in the Netherlands, the value of which is at least EUR 100,000 (or its equivalent in another currency);

(B)	provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency); or

(C)	otherwise qualifies as not forming part of the public; and

(ii)	as soon as the interpretation of the term “public” as referred to in the CRR has been published by the competent authority or authorities, an entity which is not considered to form part of the public on the basis of such interpretation.

29.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

29.5	Assignment or transfer fee

Unless the Agent agrees otherwise and excluding an assignment or transfer made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 29, pay to the Agent (for its own account) a fee of €3,000 (plus VAT if applicable).

29.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

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(ii)	the financial condition of the Parent or any Obligor or any other member of the Group;

(iii)	the performance and observance by the Parent or any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Parent and each other Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Parent and each other Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Parent or any Obligor of its obligations under the Transaction Documents or otherwise.

29.7	Procedure for transfers

(a)	Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) and Clause 41.5 (Replacement of Lender), a transfer by novation is effected in accordance with paragraph (e) below of this Clause 29.7 when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

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(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it in accordance with the provisions of this Clause once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	Subject to paragraph (p) of Clause 29.3 (Conditions of assignment or transfer) above, on the Transfer Date:

(i)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Parent or the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 29.7 as discharged rights and obligations);

(ii)	the Parent and each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as the Parent or that Obligor or other member of the Group and that New Lender have assumed and/or acquired the same in place of the Parent, that Obligor and such Existing Lender;

(iii)	the Agent, the Mandated Lead Arrangers, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Mandated Lead Arrangers and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents; and

(iv)	such New Lender shall become a party hereto as a Lender.

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29.8	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) and Clause 41.5 (Replacement of Lender), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it in accordance with the provisions of this Clause once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to paragraph (p) of Clause 29.3 (Conditions of assignment or transfer) above, on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

29.9	The Register

(a)	The Agent, acting for this purpose as the agent of the Company and the Obligors, shall maintain at its address referred to in Clause 37.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 29.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 29.8 (Procedure for assignment) each Increase Confirmation, each Additional Facility Notice and each Refinancing Amendment delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

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(b)	The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Company, the Agents and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Company with a copy of the Register promptly on request by the Company or a Borrower.

(c)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 29 without any further consent of, or consultation with, such Party.

(d)	The Agent shall, upon request by an Existing Lender (as defined in Clause 29.2 (Assignments and Transfers by Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

29.10	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice, Additional Facility Lender Accession Notice to the Company or Refinancing Amendment

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, an Increase Confirmation or Refinancing Amendment, send to the Company, a copy of that Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or Refinancing Amendment. The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate, Assignment Agreement, Additional Facility Notice, Additional Facility Lender Accession Notice, Increase Confirmation or Refinancing Amendment, a copy of such document to the Company within 5 (five) Business Days of receipt of such request.

29.11	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from the Parent or any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

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except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents;

(ii)	require any payments to be made by the Parent or an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents; or

(iii)	permit any assignment, transfer or sub-participation of any rights, obligations, liabilities, Commitments or participations under the Finance Documents other than in accordance with Clause 29.3 (Conditions of assignment or transfer).

29.12	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty may, at the same time, also become a Party to this Agreement as a Hedge Counterparty in accordance with clause 19.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

29.13	Accession of Additional Facility Lender

Any person which provides Additional Facility Commitments or an Additional Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party to this Agreement as a Lender by executing an Additional Facility Lender Accession Notice.

29.14	French law provisions

(a)	If applicable, each Obligor which has granted Transaction Security under any French Transaction Security Document and each French Guarantor expressly agrees and confirms that any Transaction Security created under any French Transaction Security Document and/or, as the case may be, the obligations of each French Guarantor under this Agreement shall be maintained and will continue in full force and effect in favour of any New Lender and each other Finance Parties following any transfer or assignment under this Clause 29.

(b)	A New Lender may, with respect to a transfer of rights and obligations, or an assignment of rights, by an Existing Lender under this Agreement, if it considers it necessary to make such transfer or assignment effective as against the French Obligors, arrange for the Transfer Certificate or the Assignment Agreement to be notified to the French Obligors by registered letter with acknowledgment of receipt, or acknowledged by the French Obligors, in accordance with articles 1216 or 1324 of the French Civil Code (as applicable).

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30.	Restriction on Debt Purchase Transactions

30.1	Permitted Debt Purchase Transactions

(a)	No member of the Group nor any Unrestricted Subsidiary shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	A member of the Group or an Unrestricted Subsidiary (each a Purchaser) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	such purchase is made at a time when no Default is continuing; and

(iv)	the consideration for such purchase is funded from Acceptable Funding Sources (or, in the case of an Unrestricted Subsidiary, any other source available to it).

(c)	Any Debt Purchase Transaction entered into by an Unrestricted Subsidiary or a member of the Group shall be entered into initially pursuant to a solicitation process (a Solicitation Process) which is carried out as follows.

(i)	Prior to 11am on a given Business Day (the Solicitation day), the relevant Purchaser or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the relevant Term Facilities to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11am on the second Business Day following such Solicitation day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11am on the third Business Day following such Solicitation day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation day. In any event by 11am on the fourth Business Day following such Solicitation day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests such disclosure.

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(ii)	If it chooses to accept any offers made pursuant to a Solicitation Process the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts.

(d)	Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (c) above may also be entered into pursuant to a bilateral process (a Bilateral Process) which is carried out as follows.

(i)	A Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 (thirty) days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30-day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser.

(ii)	Any purchase of participations in the Term Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in paragraph (ii).

(iii)	A Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

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(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Lender which is a member of the Group, for so long as it remains a member of the Group):

(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be extinguished if the purchaser is the relevant Borrower;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	for the purpose of testing compliance with the financial covenant in Clause 26 (Financial Covenant), any impact of any Debt Purchase Transaction on Consolidated EBITDA shall be ignored:

(iv)	the Parent, the Obligor or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(v)	no member of the Group shall be deemed to be in breach of any provision of Clauses 27.21 (Holding Company)), Clause 27.13 (Indebtedness) or 27.15 (Loans) solely by reason of such Debt Purchase Transaction;

(vi)	Clause 34 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement;

(viii)	unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, neither the Parent or an Obligor or Purchaser will be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(ix)	any enforcement proceeds or other amount received by the Parent, an Unrestricted Subsidiary or a member of the Group as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Parent or the Obligors have failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a shortfall)) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within 10 (ten) Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 14 (Application of proceeds) of the Intercreditor Agreement;

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(x)	any amount that is due to the Parent or an Obligor or Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 35.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 35.6 (Partial payments);

(xi)	neither the Parent, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction shall be permitted at any time to sell or transfer the subject matter of such Debt Purchase Transaction; and

(xii)	neither the Parent, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction or Purchaser shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 18 (Taxes) and Clause 19 (Increased Costs).

(g)	Each Obligor or other Purchaser that becomes a Lender pursuant to this Clause 30 and each Purchaser or Sponsor Affiliate that provides a Facility or has a Commitment transferred to it or a Commitment is assumed by it in accordance with this Agreement (including, without limitation, any Additional Facility) irrevocably acknowledges and agrees that (in the case of a Sponsor Affiliate, for so long as it remains a Sponsor Affiliate):

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders;

(iii)	in ascertaining the Majority Lenders, the Majority Facility B Lenders, the Majority Revolving Facility Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser shall be deemed to be zero; and

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(iv)	subject to paragraph (iii) above, for the purposes of Clause 41.2 (All Lender Matters), such Purchaser shall be deemed not to be a Lender,

provided that, in each case, such consent, waiver, amendment or other vote:

(A)	does not result or is not intended to result in any Commitment of that Obligor, Purchaser or Sponsor Affiliate under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(B)	is not materially detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Obligor, Purchaser or Sponsor Affiliate solely in its capacity as a Finance Party (and, for the avoidance of doubt, excluding its interests as a holder of equity in the Company (whether directly or indirectly)), and each Obligor, Purchaser or Sponsor Affiliate (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(h)	Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group, Unrestricted Subsidiary or a Sponsor Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(i)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, Unrestricted Subsidiary or a Sponsor Affiliate, such notification to be substantially in the form set out in Part II of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

31.	Changes to the Obligors

31.1	Assignment and transfers by Obligors

Neither the Parent, the Company nor any other Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than, in the case of an Obligor (with the exception of the Parent and the Company), pursuant to a Permitted Transaction.

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31.2	Additional Borrowers

(a)	Subject to compliance with Clause 25.9 (“Know your customer” checks), the Parent may request that (i) any of its wholly-owned Subsidiaries and (ii) between the Closing Date and the Control Date the Target or any of its wholly-owned Subsidiaries becomes an Additional Borrower under a Facility. That Subsidiary shall become a Borrower under a Facility (as the case may be) if:

(i)	it is:

(A)	incorporated in the same jurisdiction as an existing Borrower under that Facility;

(B)	in the case of Facility B for the purpose of Clause 5.8 (Debt Push Down), incorporated or organised in a jurisdiction in the United Kingdom, Finland, Canada (or any province or territory thereof), France, Germany, the Netherlands, Sweden or any other jurisdiction approved by the Facility B Lenders;

(C)	in the case of the Original Revolving Facility only, incorporated in Finland, the United States, Canada, France, Germany, the Netherlands, the United Kingdom, Sweden or any other jurisdiction approved by the Lenders under the Original Revolving Facility;

(D)	in the case of a member of the Group which will borrow under an Ancillary Facility only, approved by the relevant Ancillary Lender (acting reasonably);

(E)	in the case of a member of the Group which will borrow under an Additional Facility only, approved by the relevant Additional Facility Lenders (acting reasonably) participating in the applicable Additional Facility; or

(F)	otherwise approved by all of the Lenders other than any Defaulting Lender (each acting reasonably) with a Commitment under the applicable Facility in respect of which it will become a Borrower;

(ii)	the Company or the relevant Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	subject to the sub-paragraph (iv) below the Subsidiary is (or becomes), subject to the Agreed Security Principles, a Guarantor prior to or contemporaneously with becoming a Borrower;

(iv)	in the case of a member of the Target Group that accedes between the Closing Date and the Control Date, until the Control Date its obligations as Guarantor shall not apply to any liabilities of the Company or the Parent (other than (subject to the Agreed Security Principles) to the extent on-lent or contributed to the Target or its Subsidiaries) and the Transaction Security Documents required to be delivered by or in respect of it as set out in Part II of Schedule 2 (Conditions Precedent) shall not secure any such liabilities; and

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(v)	the Agent has received all of the documents and other evidence set out in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory) to it (acting reasonably) all of the documents and other evidence set out in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) of Clause 31.2 (Additional Borrowers) in respect of an Additional Borrower, such Additional Borrower, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Additional Borrower been an original Party to this Agreement and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement and thereto as a Borrower and as a Guarantor and to the Intercreditor Agreement as a Debtor.

31.3	Additional Guarantors

(a)	Subject to compliance Clause 25.9 (“Know your customer” checks), the Parent may request that any of its Subsidiaries becomes a Guarantor. That Subsidiary shall become a Guarantor if:

(i)	the Parent and the relevant Subsidiary deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence set out in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting on the instructions of the Majority Lenders acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably) all of the documents and other evidence set out in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Guarantor, such Additional Guarantor, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original Party to this Agreement as a Guarantor and the Intercreditor Agreement as a Debtor and such Subsidiary shall become a Party to this Agreement as a Guarantor and to the Intercreditor Agreement as a Debtor.

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31.4	Resignation of an Obligor

(a)	In this Clause 31.4, Third Party Disposal means the direct or indirect disposal of an Obligor to a person which is not a member of the Group and which is permitted by the terms of this Agreement (and the Company has confirmed in writing this is the case) or made with the approval of the Majority Lenders.

(b)	The Parent may request that an Obligor (other than the Parent or the Company) ceases to be a Borrower and/or a Guarantor by delivering a Resignation Letter to the Agent if:

(i)	that Obligor (or any direct or indirect Holding Company of that Obligor) is the subject of a Third Party Disposal, or that Obligor is only a Borrower (and not a Guarantor), or that Obligor or any member of the Group which is its direct or indirect Holding Company is the subject of (or is participating in) a Permitted Transaction or another transaction permitted by this Agreement (a Permitted Activity) pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Activity pursuant to which it is being liquidated, wound up, merged or dissolved (or pursuant to which it will otherwise cease to exist) or the resignation is required to give effect to any step, reorganisation or action described in or pursuant to the provisions of Clause 28.17 (Excluded Matters);

(ii)	the Parent confirms to the Agent that the relevant Guarantor is not a Material Subsidiary within paragraphs (b)(ii) or (b)(iii) of that definition and that the Guarantor Coverage Test based on the most recent Annual Financial Statements (or, at the option of the Parent, such other financial statements for the most recently completed Relevant Period prior to such date for which the Parent has sufficient available information to be able to determine the Guarantor Coverage Test provided that such information is provided to the Agent) calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation or accession of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective will continue to be satisfied;

(iii)	that Obligor is not required to be a Guarantor in accordance with the Agreed Security Principles; or

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(iv)	the Super Majority Lenders have consented to the resignation of that Obligor.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	in the case of a Borrower, no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligation as a Borrower under any Finance Document and in the case of a Guarantor no payment is due and payable from that Guarantor under Clause 23 (Guarantees and Indemnity);

(iii)	in the case of a Borrower which is also a Guarantor (unless it is simultaneously resigning as a Guarantor in accordance with this Clause 31.4), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements) or such release is contemplated under the Intercreditor Agreement whether or not requiring a consent thereunder; and

(iv)	the Parent has confirmed to the Agent that any Disposal Proceeds will be applied in accordance with Clause 12.2 (Disposal) (in each case if and to the extent required by that Clause).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable). For the avoidance of doubt, if an Obligor ceases to be a member of the Group pursuant to a transaction not prohibited by this Agreement, that Obligor shall automatically cease to be an Obligor for all purposes and shall have no further rights or obligations under the Finance Documents as an Obligor, except that, where the Borrower or Guarantor is the subject of a Third Party Disposal, the resignation shall not take effect (and the Borrower and Guarantor will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal or other Permitted Activity takes effect.

31.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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31.6	Designation of Subsidiaries

(a)	The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary for the purposes of the Finance Documents by delivery of a certificate in writing (signed an authorised signatory of the Company) to the Agent (an Unrestricted Subsidiary Notice) certifying that:

(i)	such person is not the Parent, the Company or (subject to the operation of Clause 31.4 (Resignation of an Obligor)) any other Obligor or a Holding Company of an Obligor;

(ii)	the Company has confirmed in the Unrestricted Subsidiary Notice that:

(A)	the Restricted Subsidiary to be designated as an Unrestricted Subsidiary does not own any equity interest in a Restricted Subsidiary (unless such Restricted Subsidiary is also simultaneously designated as an Unrestricted Subsidiary);

(B)	the amount referred to in paragraph (d) below does not exceed the available Unrestricted Subsidiary Investment Basket (save to the extent of any other permission referred to in Clause 27.28 (Unrestricted Subsidiaries)); and

(C)	no Event of Default is continuing or would result from such designation (including in respect of Clause 27.28 (Unrestricted Subsidiaries)),

and such Subsidiary shall become an Unrestricted Subsidiary from the date of receipt by the Agent of the Unrestricted Subsidiary Notice (or such later date as may be set out in that notice).

(b)	If a Subsidiary has been designated an Unrestricted Subsidiary, the Company shall be entitled to re-designate such Unrestricted Subsidiary as a Restricted Subsidiary if the Company delivers a certificate in writing (signed by two directors or other authorised signatories of the Company) to the Agent (a Restricted Subsidiary Notice) to the effect that such Subsidiary shall cease to be an Unrestricted Subsidiary for the purposes of the Finance Documents and, provided that the Company has certified in the Restricted Subsidiary Notice that:

(i)	any Financial Indebtedness owing by such Unrestricted Subsidiary at the time of such re-designation is not prohibited under this Agreement; and

(ii)	no Event of Default is continuing or would result from such designation (including in respect of Clause 27.28 (Unrestricted Subsidiaries),

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and such Subsidiary shall become a Restricted Subsidiary from the date of receipt by the Agent of the Restricted Subsidiary Notice (or such later date as may be set out in that notice).

(c)	Any reference to an Unrestricted Subsidiary shall be deemed to include its Subsidiaries from time to time.

(d)	Any Unrestricted Subsidiary Notice or Restricted Subsidiary Notice shall confirm the amount of the Investment (as reasonably estimated and certified by an authorised signatory) in that Unrestricted Subsidiary on the date of such notice. The amount of such Investment shall be equal to the portion of the fair market value of the net assets of such Restricted Subsidiary that is being designated as an Unrestricted Subsidiary or of such Unrestricted Subsidiary that is being designated as a Restricted Subsidiary in each case attributable to the Parent’s equity interest therein as reasonably estimated by the Parent (calculated on a consolidated basis for such Restricted Subsidiary or Unrestricted Subsidiary and without double counting and without any separate notice of designation needed to be provided where the relevant Restricted Subsidiary or Unrestricted Subsidiary also owns equity interests in other Restricted Subsidiaries or Unrestricted Subsidiaries at the relevant time).

(e)	Save to the extent of any amount referable to any other permission referred to in Clause 27.28 (Unrestricted Subsidiaries) at any time a Restricted Subsidiary becomes an Unrestricted Subsidiary the Unrestricted Subsidiary Investment Basket shall be deemed utilised in an amount equal to the relevant amount specified in respect of that Unrestricted Subsidiary which shall constitute an Investment by a member of the Group in an Unrestricted Subsidiary for the purposes of Clause 27.28 (Unrestricted Subsidiaries).

32.	Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and Others

32.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent and attorney-in-fact under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party acknowledges and agrees that the Agent may enter in its name and on its behalf (and expressly authorises the Agent to enter) into contractual arrangements pursuant to or in connection with the Finance Documents to which the Agent is also a party (in its capacity as Agent or otherwise). To this end, each other Finance Party relieves the Agent from the restrictions of section 181 of the German Civil Code and any equivalent restriction under any other applicable law.

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(d)	Each other Finance Party and Secured Party confirms that each of the Mandated Lead Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by any person in connection with the Transaction Documents or the transactions contemplated in the Transaction Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

(e)	At the request of the Agent, a Finance Party that cannot authorise or empower, or that has not authorised or empowered the Agent to act on its behalf, irrevocably undertakes to the Agent and the other Finance Parties to appear and execute with the Agent to enable the Agent to exercise any right, power, authority or discretion or instrument.

32.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 29.9 (The Register) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Company, within 5 (five) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and electronic mail address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

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(g)	The Agent shall provide to the Company, within 1 (one) Business Day of a request by the Company, details of any responses received from Lenders to any amendment or other consent request made by the Company and each Lender hereby consents to the disclosure of such information by the Agent to the Company.

(h)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(i)	Upon the Agent becoming an Impaired Agent, the Company shall provide a copy of the list of all the Lenders to each Finance Party.

(j)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party and no others shall be implied.

32.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, any Mandated Lead Arranger, any Underwriter and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and its Holding Companies.

32.6	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

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(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

(C)	as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default) arising under Clause 28.1 (Payment Default);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders (or any relevant group of Lenders) has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be,

with a Sponsor Affiliate or a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts. To the extent however that the Agent seeks to rely on the indemnity contained in Clause 20.3 (Indemnity to the Agent) to cover the cost of such lawyers, accountants, tax advisers, surveyors or other professional advisers or experts, the Company shall have the right to agree fee arrangements with the Agent and the relevant lawyers, accountants, tax advisers, surveyors or other professional advisers or experts prior to the Agent engaging any such parties, unless an Event of Default is continuing, in which case the Agent may proceed to engage any such parties provided that the Agent shall consult with the Company on any fee arrangements as soon as reasonably practicable without limiting the right of the Agent to take such action.

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(d)	Without prejudice to the generality of paragraph (c) above, and paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its personnel and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

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32.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or those Lenders indicated by any such contrary indication.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

(f)	If and to the extent required by this Agreement, the Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

32.8	Responsibility for documentation

None of the Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Issuing Bank, an Ancillary Lender, a Fronted Ancillary Lender, a Fronting Ancillary Lender, the Parent, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

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(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 35.11 (Disruption to Payment Systems etc.) and any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank, any Ancillary Lender, any Fronted Ancillary Lender or Fronting Ancillary Lender), none of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct; or

(ii)	without prejudice to the generality of paragraph (i) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

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(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action;

(iii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, unless as a result any damages, costs or losses are directly caused by the Agent’s gross negligence or wilful misconduct.

(b)	No Party (other than the Agent, the Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender may rely on this Clause subject to Clause 1.15 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

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(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding) indemnify the Agent, within 3 (three) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by the Parent or an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities or Fronted Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities and Fronted Ancillary Facilities then outstanding.

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or Germany or any other jurisdiction agreed by the Company as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 (thirty) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Company).

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(c)	The Company may, on no less than 30 days' prior notice to the Agent, require the Lenders to replace the Agent and appoint a replacement Agent if any amount payable under a Finance Document by a French Obligor becomes not deductible from that French Obligor's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

(d)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 (twenty) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom) or any other jurisdiction agreed by the Company).

(e)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (d) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(f)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(g)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(h)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) in respect of the period in which it was appointed Agent and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

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(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.9 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may by giving 30 (thirty) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom or any other jurisdiction agreed by the Company).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Company) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of (solely in respect of the period in which it was Agent) Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

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32.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

(b)	unless it has received not less than 5 (five) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of the Parent or any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender confirms to the Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and its Holding Companies;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

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32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Mandated Lead Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.20	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation supplied to the Agent by a Reference Bank, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation supplied to the Agent by a Reference Bank and any officer, employee or agent of each Reference Bank may rely on this Clause 32.20 subject to Clause 1.15 (Third Party Rights) and the provisions of the Third Parties Act.

32.21	Withholding

To the extent required by any applicable laws, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Each Lender shall indemnify and hold harmless the Agent against, and shall make payable in respect thereof within 10 (ten) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the US Internal Revenue Service or any other governmental authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Finance Document against any amount due the Agent under this Clause 32.21. The agreements in this Clause 32.21 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.

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32.22	Quebec Security

For the purposes of the grant of Security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Obligor, the Security Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders (in such capacity, the Hypothecary Representative) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Security Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Lender or successor Security Agent shall be deemed to have consented to and ratified the foregoing appointment of the Security Agent as the Hypothecary Representative on behalf of all Lenders, including such person and any Affiliate of such person designated above as a Lender. For greater certainty, the Security Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Security Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Security Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Security Agent, such successor Security Agent shall also act as the Hypothecary Representative, as contemplated above.

33.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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34.	Sharing among the Finance Parties

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Parent or an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Parent or the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 35.6 (Partial payments) towards the obligations of the Parent or that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Parent or an Obligor, as between the Parent or the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Parent or that Obligor.

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34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the Parent and the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Parent or that Obligor.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Parent or the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender at any time prior to service of notice under Clause 28.15 (Acceleration).

(b)	Following service of notice under Clause 28.15 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders, Fronted Ancillary Lenders or Fronting Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Gross Outstandings for an Ancillary Facility or Fronted Ancillary Facility that is provided by way of a multi-account overdraft to or towards an amount equal to its Net Outstandings.

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35.	Payment Mechanics

35.1	Payments to the Agent

(a)	On each date on which the Parent or an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, the Parent or that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Agent), other than a Non-Cooperative Jurisdiction, as the Agent specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to the Parent or an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 (five) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London) other than a Non-Cooperative Jurisdiction.

35.3	Distributions to the Parent or an Obligor

The Agent may (with the consent of the Company or the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for the Parent or that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Parent or that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall, within 60 Business Days of demand, refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand (or in the case of the Borrower, within 60 Business Days of demand) pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Parent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent, as the case may be, in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Parent or the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent, as the case may be, in accordance with Clause 32.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

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35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Parent or an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of the Parent or that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents, and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company or an Obligor.

35.7	Set-off by the Company or Obligors

All payments to be made by the Company or an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Parent or an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

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(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d).

36.	Set-Off

(a)	Subject to Clause 4.5 (Utilisations during the Certain Funds Period) and Clause 4.6 (Utilisations of Revolving Facility/Additional Facility during the Agreed Certain Funds Period), a Finance Party may, at any time while a Declared Default is continuing, set-off any matured obligation due from the Company or an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company or that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender or Fronting Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility in accordance with its terms.

37.	Notices

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

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37.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, the Issuing Bank, each Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender or any Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 (five) Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 (five) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to the Company or an Obligor shall be sent through the Agent and notwithstanding any other term of the Finance Documents, all notices and communications from the Company or an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

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37.4	Notification of postal address and electronic mail address

Promptly upon receipt of notification of an address or electronic mail address or change of address or electronic mail address pursuant to Clause 37.2 (Addresses) or changing its own address or electronic mail address, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

(a)	Any communication to be made under or in connection with the Finance Documents may be made by electronic mail (including unencrypted electronic mail) or other electronic means if the Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed to be given by each person which is a Party unless otherwise notified to the contrary by the Agent or the Security Agent and the Company);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.6.

(d)	Each of the Parties agrees that it will comply with the Stamp Duty Guidelines.

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37.7	Use of websites

(a)	The Company may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	the Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 (ten) Business Days.

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37.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	Calculations and Certificates

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred and sixty) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39.	Partial Invalidity

(a)	If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(b)	Without limiting the generality of the foregoing, if, at any time, any obligations of any Obligor under Clause 23 (Guarantees and Indemnity) in respect of any other Obligor’s obligations under any Finance Document in respect of a Swap Obligation are or become illegal, invalid or unenforceable in any respect under any law of any jurisdiction by reason of any Obligor not being a Qualified ECP Guarantor, neither the legality, validity or enforceability of the other obligations of such Obligor or any other Obligor in respect of its obligations under Clause 23 (Guarantees and Indemnity) or in respect of any other obligation under any Finance Document under the laws of such or any other jurisdiction will in any way be affected or impaired.

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40.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	Amendments and Waivers

41.1	Required consents

(a)	This Clause 41 is subject to the terms of the Intercreditor Agreement.

(b)	Subject to the other provisions of this Clause 41, any term of the Finance Documents may (other than the Fee Letters which may be amended or waived in accordance with their terms) be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(c)	The Agent may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 41 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 41, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with and execute at the same time as, the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent, including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document. Each Finance Party hereby irrevocably empowers the Agent to execute and notarise, on behalf of the Lenders, any document required to give effect to the agreed waiver or amendment and each Finance Party shall grant any documents or carry out actions necessary or convenient for the validity of such irrevocable power of attorney in favour of the Agent.

(d)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is unconditionally received in accordance with this Clause 41 (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 41 (or on such later date as may be agreed by the Agent and Company).

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(e)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all or any of the Obligors.

41.2	All Lender Matters

(a)	Subject to Clause 41.4 (Other exceptions) and Clause 41.8 (Implementation of Additional Facilities, Permitted Structural Adjustment and Replacement Facilities), and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders”, “Super Majority Lenders” and “Structural Adjustment” in Clause 1.1 (Definitions)

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)	the specified waterfall order of priority ranking set out in the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Permitted Structural Adjustment or the introduction of an Additional Facility or any Permitted Alternative Debt or Refinancing Debt shall not be deemed to adversely affect the interests of the Lenders);

(iv)	the manner in which the proceeds of enforcement of the Transaction Security are distributed which would adversely affect the interests of the Lenders under this Agreement;

(v)	Clause 2.4 (Finance Parties’ rights and obligations);

(vi)	Clause 29 (Changes to the Lenders) to the extent further restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents;

(vii)	Clause 34 (Sharing among the Finance Parties);

(viii)	this Clause 41;

(ix)	Clauses 44 (Governing Law) and 45 (Enforcement);

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(x)	a change to the Borrowers or Guarantors other than in accordance with the terms of the Finance Documents;

(xi)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking senior to the Facilities,

shall not be made without the prior consent of all the Lenders provided that:

(A)	any amendment to Clause 29 (Changes to the Lenders) in accordance with paragraph (vi) above shall only require the consent of each Lender who will be subject to any such additional restrictions; and

(B)	a change to a Borrower under any Facility within the scope of paragraph (x) above shall only require the consent of the Lenders under that Facility,

unless, in each case, any amendment, waiver, consent or release is in connection with or required to implement or reflect any Permitted Structural Adjustment, an Additional Facility or Additional Facility Commitments, any Permitted Alternative Debt or Refinancing Debt.

41.3	Super Majority Lender Matters

Subject to Clause 41.4 (Other exceptions) and Clause 41.8 (Implementation of Additional Facilities, Permitted Structural Adjustment and Replacement Facilities), and other than as expressly permitted by the provisions of this Agreement (including this Clause 41) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Documents) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 23 (Guarantees and Indemnity); or

(ii)	the Charged Property,

(b)	the release of any:

(i)	guarantee and indemnity granted under Clause 23 (Guarantees and Indemnity); or

(ii)	Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders unless:

(A)	that release is conditional upon or to become effective on or following repayment and cancellation in full of all amounts due and owing under the Facilities;

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(B)	the Company certifies that such release is required or desirable to effect or implement a disposal, the incurrence of any indebtedness (including any Additional Facility) and grant of any Security in connection therewith, a Permitted Transaction or such other action, in each case, permitted under and in accordance with the terms of the Finance Documents (including, in the case of such a disposal of shares in an Obligor), the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, financing, a Permitted Transaction or such other action is not consummated, subject to the Agreed Security Principles, a new guarantee and (if applicable) new Transaction Security in respect of the obligations of a member of the Group under any of the Finance Documents on substantially the same terms as those released is granted over substantially the same or equivalent assets which were released from such Transaction Security;

(C)	such release is pursuant to (or made in connection with) a resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 31.4 (Resignation of an Obligor);

(D)	such release is pursuant to (or made in connection with) a designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Agreement;

(E)	that release is required or desirable to effect or implement an Additional Facility, a New Debt Financing, Refinancing Debt or a Permitted Structural Adjustment (or otherwise permitted by or not prohibited (or otherwise approved) by this Agreement and any other Finance Document); or

(F)	such action is otherwise permitted by or contemplated (or otherwise approved) under the provisions of clause 2.7 (Additional and/or Refinancing Debt), clause 13.1 (Non-Distressed Disposals) or clause 16 (New Debt Financings) of the Intercreditor Agreement,

and, in each case, the Company confirms that such transaction is permitted under this Agreement and as a result no consent, sanction, authority or further confirmation from any Secured Party for that release shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 41.3 and pursuant to and in accordance with the other provisions of this Agreement, the Intercreditor Agreement and the other Finance Documents.

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41.4	Other exceptions

(a)	A Structural Adjustment shall only require the prior consent of the Company and each Lender that is participating in that Structural Adjustment and shall not require the consent of any other Finance Party provided that any Structural Adjustment which has the effect of (i) increasing the Total Commitments (save to the extent that such increase in Total Commitments would have otherwise been permitted if incurred as an Additional Facility and provided further that such additional Commitments shall be deemed to have utilised a corresponding amount of the Permitted Indebtedness Cap) or (ii) reducing the maturity of a Facility shall also require the consent of the Majority Lenders.

(b)	Any Permitted Structural Adjustment may be effected pursuant to an amendment to this Agreement (a Structural Adjustment Amendment Agreement) executed and delivered by the Company and each consenting Lender in respect of the Permitted Structural Adjustment (the Consenting Lenders). The Company shall promptly notify the Agent and the Agent shall promptly notify each Lender as to the effectiveness of any Structural Adjustment Amendment Agreement. Each Structural Adjustment Amendment Agreement may, without the consent of any Lender other than the applicable Consenting Lenders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the opinion of the Consenting Lenders and the Company, to give effect to the provisions of this paragraph (b) including any amendments necessary to treat the applicable Loans and/or Commitments of the Consenting Lenders as a new “class” of loans and/or commitments hereunder.

(c)	Notwithstanding any other provision of this Clause 41, this Agreement may be amended with the written consent of the Company and the Replacement Facility Lenders providing the relevant Replacement Term Facility Loans and/or Replacement Revolving Facility Loans (as defined below) as required to permit the refinancing or replacement of all or any portion of the outstanding Term Loans or any Revolving Facility Loans with one or more replacement term facility loans or revolving facility loans hereunder (Replacement Term Facility Loans and/or Replacement Revolving Facility Loans (as applicable)) pursuant to a Refinancing Amendment, provided that such Replacement Term Facility Loans and/or Replacement Revolving Facility Loans (as applicable) satisfy the conditions included in the definition of Refinancing Debt.

(d)	Notwithstanding any other provision of this Clause 41, an amendment or waiver of Clause 26.2 (Financial Condition) or any definition referred to therein solely for the purposes of such Clause may be and shall only be made with the consent of the Majority Revolving Facility Lenders.

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(e)	No consent from any Lenders shall be required in connection with the implementation of (and any related amendment or waiver as part of the implementation of) an Additional Facility pursuant to Clause 2.2 (Additional Facility) or any Permitted Alternative Debt and any Additional Facility Notice or Permitted Alternative Debt Notice (other than the consent of the relevant Additional Facility Lender(s) or person(s) providing the Additional Facility or Permitted Alternative Debt).

(f)	Any amendment or waiver which relates adversely to the specific rights or obligations of the Agent, any Mandated Lead Arrangers, any Issuing Bank, any Ancillary Lender, a Fronted Ancillary Lender or Fronting Ancillary Lender, a Hedge Counterparty, a Reference Bank or the Security Agent (in each case in such capacity) respectively may not be effected without the consent of the Agent, the Mandated Lead Arrangers, the relevant Issuing Bank, the relevant Ancillary Lender, the relevant Fronted Ancillary Lender or Fronting Ancillary Lender, Hedge Counterparty, Reference Bank or the Security Agent (as the case may be). For the avoidance of doubt, this paragraph (f) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under another provision of the Finance Documents.

(g)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (g) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (g) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (f) above.

(h)	Each individual Lender may (with the consent of the Company) waive its right to a prepayment (including, without any limitation, by way of amendment or waiver to any of the provisions) under Clause 12 (Mandatory Prepayment) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(i)	Save as expressly provided in Clause 41.2 (All Lender Matters), any amendment to Clause 12 (Mandatory Prepayment) may be approved with the consent of the Majority Lenders.

(j)	Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

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(k)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

(l)	Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities and Fronted Ancillary Facilities) and the provisions of the Intercreditor Agreement, no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender unless such amendment or waiver would require an amendment or waiver of this Agreement (including, for the avoidance of doubt Clause 9 (Ancillary Facilities)), in such case the other provisions of this Clause shall apply.

(m)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of (i) any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent; (ii) any Excluded Lender, on and from the Exclusion Date; and (iii) any other Non-Consenting Lender and its applicable participation, (without prejudice to paragraph (ii) above), on and from the date such Lender is replaced in accordance with the provisions of Clause 41.5 (Replacement of Lender), a consent or agreement to such request shall be treated and deemed as having been made by such Non-Consenting Lender and received by the Agent, and (unless otherwise agreed by the Company or stipulated by the relevant Lender), subject to paragraph (n) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party, Excluded Lender and Non-Consenting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(n)	Any Finance Party (not being an Excluded Lender) or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent).

(o)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(p)	Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 2.2 (Additional Facility), Clause 2.3 (Increase), Clause 41.5 (Replacement of Lender), Clause 41.8 (Implementation of Additional Facilities, Permitted Structural Adjustment and Replacement Facilities) or the Intercreditor Agreement shall be binding on all Parties without further consent of any Party.

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(q)	Any term of the Finance Documents (other than any Hedging Agreement or any Ancillary Document) may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions; resolve ambiguities or inconsistencies; reflect changes of a minor, technical or administrative nature or manifest error; is otherwise only for the benefit of all or any of the Lenders; or is consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release.

(r)	Any amendment, waiver, consent or release made or effected in accordance with any of paragraphs of this Clause 41.4, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and the Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 41.

(s)	Without prejudice to any matters otherwise requiring the consent of the Lenders or the Super Majority Lenders, any Declared Default, a Revolving Facility Declared Default, a Default or an Event of Default applicable to all Lenders may be revoked or, as the case may be, waived with the consent of the Majority Lenders or, if applicable, the Majority Revolving Facility Lenders. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 28.15 (Acceleration) may be revoked with the consent of the Majority Lenders or, if applicable, the Majority Revolving Facility Lenders.

(t)	Notwithstanding anything to the contrary in the Finance Documents, any redesignation or transfer of all or any part of a Commitment and/or a participation in any Utilisation to a new tranche or facility established as an Additional Facility or pursuant to a Structural Adjustment or any other term of any of the Finance Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender holding that Commitment and/or, as the case may be, participation (or part thereof) and the Obligors’ Agent (without any requirement for any consent or approval from any other person).

(u)	To the extent disenfranchised in accordance with paragraph (g) of Clause 30.1 (Permitted Debt Purchase Transactions) the Commitment and/or participation of any member of the Group, any Unrestricted Subsidiary or any Sponsor Affiliate shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility or Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity, Majority Lenders and Super Majority Lenders) of Total Commitments and/or participations has been obtained to approve that request.

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41.5	Replacement of Lender

(a)	If at any time:

(i)	any Finance Party becomes or is a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 18.2 (Tax Gross Up), Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs) to any Finance Party; or

(iii)	any Finance Party invokes the benefit of Clause 16.2 (Market disruption); or

(iv)	any Finance Party (including for the purpose of this Clause 41.5 a Substitute Affiliate Lender as defined in Clause 2.7 (Designated Affiliates)) becomes or is a Non-Acceptable L/C Lender or a Defaulting Lender,

then the Company may, on no less than 5 (five) Business Days’ prior written notice (a Replacement Notice) to the Agent and such Finance Party (a Replaced Lender):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 29.2 (Assignments and Transfers by Lenders) (a Replacement Lender) selected by the Company which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation; and/or

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(B)	prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, provided that, where a prepayment is made to a Non-Consenting Lender, such prepayment is funded directly or indirectly from the Available Amount (or such other source as approved by the Majority Lenders) all or any part of such Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or part of the undrawn Commitments or Ancillary Commitments, Fronted Ancillary Commitments and Fronting Ancillary Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 29.7 (Procedure for transfers), and/or an Assignment Agreement complying with Clause 29.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than 3 (three) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Company. Notwithstanding the requirements of Clause 29 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (b) within 3 (three) Business Days of delivery by the Company, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender) (notwithstanding failure to execute such documentation by the relevant Replaced Lender), and the Agent may (and is authorised and required by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 29.7 (Procedure for transfers) and Clause 29.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (b) and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of liability) shall apply in relation thereto.

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(c)	Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement, the replacement of a Lender pursuant to this Clause 41.5 shall be subject to the following conditions:

(i)	the Company must ensure that all (and not part only) of a Lenders rights and obligations under this Agreement are replaced, prepaid and/or cancelled in full in accordance with the provisions of sub-paragraphs (a)(A) to (C) above notwithstanding that the Company may exercise of its rights under such provisions in whole or in part;

(ii)	the Company shall have no right to replace the Agent or Security Agent in its capacity as such;

(iii)	the Company may only deliver a Replacement Notice (pursuant to paragraph (a)(i) above in respect of any Non-Consenting Lender), at any time prior to the date falling 90 (ninety) days after the Non-Consenting Lender notifies the Company and the Agent of its refusal to give a consent to any requested release, waiver or amendment; or (in the case of sub-paragraph (a)(ii) or (iii) above) within 90 (ninety) days of becoming entitled to do so; or (in the case of sub-paragraph (a)(iv) above) within 90 (ninety) days of the delivery of the Replacement Notice;

(iv)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(v)	in no event shall the Lender replaced under this Clause 41.5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(d)	If the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Finance Documents or other vote of the Lenders under the terms of this Agreement, where the requested consent, release, waiver or amendment is either a Structural Adjustment or one which requires Majority Lender consent (or more than Majority Lender consent, or the consent of the Majority Lenders or more than the Majority Lenders in respect of a particular Facility, tranche, Loan or Commitment) pursuant to this Agreement and has been agreed to by Lenders representing the Majority Lenders (or the Majority Lenders in respect of a particular Facility, tranche, Loan or Commitment) irrespective of whether the consent of the Majority Lenders is required, then any Lender who has not consented or agreed (or fails to reject) to such request by the end of the period of 10 (ten) Business Days (or any other period of time notified by the Company, with the prior agreement of the Agent if the period for this provision to operate is less than 10 (ten) Business Days of a request being made such Lender shall be deemed a Non-Consenting Lender.

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41.6	Excluded Commitments

If:

(a)	a Lender does not accept or reject a request from a member of the Group (or the Agent on behalf of that member of the Group) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Finance Documents or other vote of Lenders under the terms of the Finance Documents within 10 (ten) Business Days, or if such Lender is a Defaulting Lender, 5 (five) Business Days (or in each case such shorter period of time specified by that member of the Group and agreed by the Agent) of the date of such request being made (the last day of such period, the Exclusion Date); or

(b)	any Non-Consenting Lender fails to assist with any step required to implement the Company’s right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to and as contemplated by Clause 41.5 (Replacement of Lender) within 3 (three) Business Days of a request to do so by the Company (a Non-Consenting Defaulting Lender),

then, in each case:

(i)	that Lender (an Excluded Lender) shall be automatically excluded from participating in that vote, and its participations, Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Commitments or otherwise when ascertaining whether the approval of Majority Lenders, the Super Majority Lenders, all Lenders, or any other class of Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and

(ii)	for the purposes of paragraph (b) above only, its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Lenders has been obtained to approve the request.

41.7	Disenfranchisement of Defaulting Lenders

(a)	In ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Commitments and participations will be deemed to be zero.

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(b)	For the purposes of this Clause 41.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.8	Implementation of Additional Facilities, Permitted Structural Adjustment and Replacement Facilities

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Finance Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the Liabilities pursuant to any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause 41.8 or Clause 41.3 (Super Majority Lender Matters) or clause 16.2 (Transaction Security: New Debt Financings) of the Intercreditor Agreement) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility; or

(ii)	facilitate the establishment of any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 41 and provided that such Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility or confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document) is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Company confirms that is the case).

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(b)	The Agent and the Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action contemplated or permitted by this Clause 41.8 and provided it is permitted by Clause 41.3 (Super Majority Lender Matters) above and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Secured Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each of the Agent and the Security Agent.

(c)	Each Obligor confirms:

(i)	the authority of the Company to:

(A)	give effect to the terms of any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility; and

(B)	agree, implement and establish any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility) is intended to entitle the Lenders under any Additional Facility or Replacement Facility and the persons providing the New Debt Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 23 (Guarantees and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and is intended to extend to include all obligations arising under or in respect of any Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility as applicable.

(d)	Notwithstanding the foregoing, nothing in this Clause 41.8 shall oblige the Security Agent, the Agent or any other Secured Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Secured Party (provided that the incurrence of such Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility shall not be deemed to adversely affect the rights of any Secured Party) and nothing in this Clause 41.8 shall be construed as a commitment to advance or arrange any such Additional Facility, other New Debt Financing, Permitted Structural Adjustment or Replacement Facility. The Agent and the Security Agent are authorised and instructed by the Finance Parties to execute any document or take any other action set out in this Clause 41 on behalf of the Finance Parties.

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41.9	Replacement of Screen Rate

Subject to paragraph (f) of Clause 41.4 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark; and

(b)

(i)	aligning any provision of any Finance Document to use that Replacement Benchmark;

(ii)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

For the purposes of this Clause 41.9:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

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Replacement Benchmark means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the reasonable opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the reasonable opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

Screen Rate Replacement Event means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

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(c)	in the opinion of the Majority Lenders and the Company, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

42.	Confidentiality

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

(a)	Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Monetary and Financial Code, disclose:

(i)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Parent or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

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(C)	appointed by any Finance Party or by a person to whom paragraph (ii)(A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.15 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(A) or (B) above;

(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.11 (Security over Lenders’ rights);

(G)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(H)	who is a Party; or

(I)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(I)	in relation to paragraphs (ii)(A) or (B) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(II)	in relation to paragraph (ii)(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

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(III)	in relation to paragraphs (ii)(E), (ii)(F) and (ii)(G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company within 10 (ten) Business Days of request by the Company;

(iii)	to any person appointed by that Finance Party or by a person to whom paragraph (ii)(A) or (ii)(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company within 10 (ten) Business Days of request by the Company; and

(iv)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Parent or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(b)	The Company will consent to any reasonable request by the Mandated Lead Arrangers or the Underwriters to publicise the Facilities after the Closing Date.

(c)	For the purposes only of and under the conditions set forth in this Clause 42.2 each Austrian Guarantor hereby waives any rights it may have in respect of banking secrecy pursuant to section 38 Austrian Banking Act 1993 (Bankwesengesetz 1993) from time to time.

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42.3	Disclosure to numbering service providers

(a)	Any Finance Party may, subject (where applicable) to the provisions of article L. 511-33 of the French Monetary and Financial Code, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities, the Parent and/or one or more Obligors the following information:

(i)	names of the Parent and Obligors;

(ii)	country of domicile of the Parent and Obligors;

(iii)	place of incorporation of the Parent and Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent, the Mandated Lead Arrangers and the Underwriters;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities, the Parent and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities, the Parent and/or one or more Obligors; and

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(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities, the Parent and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

Subject to the provisions of article L. 511-33 of the French Monetary and Financial Code, this Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (ii)(E) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Parent and the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.8	Electronic Communication

For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

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43.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

44.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

45.	Enforcement

45.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 45.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

(d)	Notwithstanding the foregoing, paragraph (c) above shall not apply in relation to any proceedings commenced by the Finance Parties or Secured Parties against any French Obligor (including where the French Obligor is a joint defendant with the Obligors) and any such proceedings shall be commenced in the English courts pursuant to paragraph (b) above.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints TMF Global Services (UK) Ltd. (the Process Agent) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Company or relevant Obligor of the process will not invalidate the proceedings concerned.

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(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf all the Obligors) must promptly (and in any event within 10 (ten) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

46.	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability

In this Clause 46:

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

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EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

47.	USA PATRIOT ACT; Beneficial Ownership Regulation

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, such Lender may be required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

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Signature Pages to the Senior Facilities Agreement

[Intentionally Omitted]

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SIGNATURES

The Company and Obligors’ Agent

EXECUTED AS A DEED	)
for and on behalf of	)	Signature:	/s/ Andrew Chih-Chun Huang
AMER SPORTS HOLDING OY	)
	)	Name:	Andrew Chih-Chun Huang

[Babylon – 2023 Amendment and Restatement Agreement]

The Agent

For and on behalf of

J.P. MORGAN SE

as Agent on behalf of the other Finance Parties, acting pursuant to clause 41.9 (Replacement of Screen Rate) of the Senior Facilities Agreement

By:	/s/ Karolina Glinka

Name:	Karolina Glinka

Title:	Vice President

[Babylon – 2023 Amendment and Restatement Agreement]

The Security Agent

For and on behalf of

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent on behalf of the other Secured Parties

By:	/s/ Antony Girling

Name:	Antony Girling

Title:	Vice President

[Babylon – 2023 Amendment and Restatement Agreement]